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As filed with the Securities and Exchange Commission on March 19, 2020

Registration No. 333-222630

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 21
to
Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Black Creek Diversified Property Fund Inc.

(Exact name of registrant as specified in its charter)

518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
(303) 228-2200
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Jeffrey W. Taylor
Managing Director, Co-President
Black Creek Diversified Property Fund Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
(303) 228-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert H. Bergdolt, Esq.
Christopher R. Stambaugh, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

        This Post-Effective Amendment No. 21 consists of the following:

  1.
  Supplement No. 1, dated March 19, 2020, to the Registrant's prospectus dated September 5, 2019, included herewith.

  2.
  The Registrant's base prospectus, dated September 5, 2019.

  3.
  Part II, included herewith.

  4.
  Signature, included herewith.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222630

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 1 DATED MARCH 19, 2020
TO THE PROSPECTUS DATED SEPTEMBER 5, 2019

        This prospectus supplement (this "Supplement") is part of and should be read in conjunction with the prospectus of Black Creek Diversified Property Fund Inc., dated September 5, 2019 (the "Prospectus"). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

        The purpose of this Supplement is to disclose:

  •
  the transaction price for each class of our common stock as of April 1, 2020;

  •
  the calculation of our February 29, 2020 net asset value ("NAV") per share, as determined in accordance with our valuation procedures, for each of our share classes;

  •
  the status of this offering;

  •
  updated information with respect to our real properties;

  •
  updated selected financial data;

  •
  updated information regarding distributions;

  •
  updated information regarding redemptions;

  •
  updated information regarding fees and expenses payable to our Advisor, our Dealer Manager and their affiliates;

  •
  updated historical fund-level expenses;

  •
  updated certain historical NAV information;

  •
  updated experts information;

  •
  changes to executive officers and to the Advisor's management team;

  •
  changes to our valuation procedures, including an estimated impact to our NAV per share when changes effective;

  •
  updated security ownership table;

  •
  an increase to the maximum size of our DST Program;

  •
  an increase to the compensation of our independent directors following a review by an independent compensation consultant;

  •
  changes to our operating partnership agreement;

  •
  updated risk factors; and

  •
  updated information incorporated by reference.

•    APRIL 1, 2020 TRANSACTION PRICE

        The transaction price for each share class of our common stock for subscriptions accepted (and distribution reinvestment plan issuances) as of April 1, 2020 (and redemptions as of March 31, 2020) is as follows:

Share Class	Transaction Price (per share)
Class T	$7.5261
Class S	$7.5261
Class D	$7.5261
Class I	$7.5261
Class E	$7.5261

        The transaction price for each of our share classes is equal to such class's NAV per share as of February 29, 2020. A calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

•    FEBRUARY 29, 2020 NAV PER SHARE

        Our board of directors, including a majority of our independent directors has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.blackcreekdiversified.com and is also available on our toll-free, automated telephone line at (888) 310-9352. Please see "Net Asset Value Calculation and Valuation Procedures" in our Prospectus for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the Independent Valuation Firm. All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. Generally, all of our real properties are appraised once each calendar year by third party appraisal firms in accordance with our valuation guidelines and such appraisals are reviewed by the Independent Valuation Firm.

        As used below, "Fund Interests" means our outstanding shares of common stock, along with the partnership units in our operating partnership ("OP Units") held by third parties, and "Aggregate Fund NAV" means the NAV of all of the Fund Interests.

        The following table sets forth the components of total NAV as of February 29, 2020 and January 31, 2020:

	As of
(in thousands)	February 29, 2020	January 31, 2020
Investments in office properties	$730,400	$728,700
Investments in retail properties	910,550	906,050
Investments in multi-family properties	305,050	305,000
Investments in industrial properties	258,300	234,450
Investments in debt assets	30,613	22,524
Cash and cash equivalents	87,184	71,024
Restricted cash	10,413	10,672
Other assets	30,009	29,732
Line of credit, term loans and mortgage notes	(861,652)	(852,634)
Financing obligations associated with our DST Program	(303,276)	(274,432)
Other liabilities	(31,475)	(33,152)
Accrued performance-based fee	(992)	(489)
Accrued advisory fees	(1,332)	(1,327)

Aggregate Fund NAV	$1,163,792	$1,146,118

Total Fund Interests outstanding	154,635	152,620

        The following table sets forth the NAV per Fund Interest as of February 29, 2020 and January 31, 2020:

(in thousands, except per Fund Interest data)	Total	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	OP Units
As of February 29, 2020
Monthly NAV	$1,163,792	$49,016	$164,704	$27,510	$338,080	$492,389	$92,093
Fund Interests outstanding	154,635	6,513	21,884	3,655	44,921	65,425	12,237

NAV Per Fund Interest	$7.5261	$7.5261	$7.5261	$7.5261	$7.5261	$7.5261	$7.5261
As of January 31, 2020
Monthly NAV	$1,146,118	$46,037	$162,022	$27,211	$333,480	$496,613	$80,755
Fund Interests outstanding	152,620	6,130	21,575	3,624	44,407	66,130	10,754

NAV Per Fund Interest	$7.5096	$7.5096	$7.5096	$7.5096	$7.5096	$7.5096	$7.5096

        Under GAAP, we record liabilities for ongoing distribution fees (i) that we currently owe the Dealer Manager under the terms of our Dealer Manager agreement and (ii) for an estimate that we may pay to the Dealer Manager in future periods for shares of our common stock. As of February 29, 2020, we estimated approximately $15.3 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

        The valuation for our real properties as of February 29, 2020 was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. Certain key assumptions that were used by the Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property type.

	Office	Retail	Multi-family	Industrial	Weighted- Average Basis
Exit capitalization rate	6.31%	6.38%	5.36%	5.92%	6.18%
Discount rate / internal rate of return ("IRR")	6.93%	6.85%	6.64%	6.80%	6.85%
Annual market rent growth rate	3.01%	2.95%	3.00%	2.89%	2.98%
Average holding period (years)	10.0	10.0	10.0	10.0	10.0

        A change in the exit capitalization and discount rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

Input	Hypothetical Change	Office	Retail	Multi-family	Industrial	Weighted- Average Values
Exit capitalization rate (weighted-average)	0.25% decrease	2.98%	2.43%	3.05%	2.91%	2.76%
	0.25% increase	(2.75)%	(2.25)%	(2.77)%	(2.67)%	(2.54)%
Discount rate (weighted-average)	0.25% decrease	2.10%	1.91%	1.95%	1.96%	1.99%
	0.25% increase	(2.05)%	(1.87)%	(1.91)%	(1.91)%	(1.94)%

•    STATUS OF THIS OFFERING

        As of March 1, 2020, we had raised gross proceeds of approximately $280.6 million from the sale of approximately 37.5 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $17.5 million. As of March 1, 2020, approximately $2.72 billion in shares remained available for sale pursuant to this offering, including approximately $482.5 million in shares available for sale through our distribution reinvestment plan.

•    REAL PROPERTIES

        As of December 31, 2019, our real estate portfolio consisted of 48 properties totaling approximately 8.8 million square feet located in 21 markets throughout the U.S. Our real estate portfolio includes nine DST Properties.

        As used herein, the term "commercial" refers to our office, retail and industrial properties or tenants, as applicable.

        Portfolio Overview.    We currently operate in four reportable segments: office, retail, multi-family and industrial. The following table summarizes our real estate portfolio by segment as of December 31, 2019:

($ and square feet in thousands, except for per square foot data)	Number of Markets(1)	Number of Properties	Rentable Square Feet	% of Total Rentable Square Feet	Average Effective Annual Base Rent per Square Foot(2)	% Leased	Aggregate Fair Value	% of Aggregate Fair Value
Office properties	8	9	2,054	23.3%	$32.47	84.6%	$727,450	34.2%
Retail properties	7	26	2,942	33.4	19.12	93.9	866,400	40.6
Multi-family properties	3	3	886	10.1	25.38	92.2	301,850	14.2
Industrial properties	9	10	2,915	33.2	4.82	100.0	234,450	11.0

Total real estate portfolio	21	48	8,797	100.0%	$17.48	93.6%	$2,130,150	100.0%

(1)
Reflects the number of unique markets by segment and in total. As such, the total number of markets does not equal the sum of the number of markets by segment as certain segments are located in the same market.

(2)
Amount calculated as total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis) per the terms of the lease, divided by total lease square footage as of December 31, 2019.

        Acquisitions.    During the year ended December 31, 2019, we acquired five industrial properties comprising 1.3 million square feet for an aggregate purchase price of approximately $101.7 million.

        As of the date of this Supplement, and subsequent to December 31, 2019, we acquired (excluding properties related to our DST Program) one retail property located in Birmingham, Alabama, one industrial property located in Fort Worth, Texas, and one industrial property located in San Antonio, Texas for a total aggregate purchase price of approximately $62.9 million.

        As of the date of this Supplement, and subsequent to December 31, 2019, we entered into a contract to acquire an industrial property located in Sterling, Virginia with a purchase price of approximately $5.0 million. In addition, we entered into a contract to acquire an industrial property located in Denver, Colorado with a purchase price of approximately $12.3 million. There can be no assurance that we will complete the acquisitions of the properties under contract.

        Dispositions.    During the year ended December 31, 2019, we sold five office properties, two retail properties and two outparcels for net proceeds of approximately $341.7 million, which is net of the property-related debt of approximately $98.6 million made in conjunction with the 655 Montgomery disposition. We recorded a net gain on sale of approximately $160.5 million.

        As of the date of this Supplement, and subsequent to December 31, 2019, we have not disposed of any properties.

        Market Diversification.    The following table summarizes certain operating metrics of our portfolio by market and by segment as of December 31, 2019:

($ and square feet in thousands)	Number of Properties	Investment in Real Estate Properties	% of Gross Investment Amount	Rentable Square Feet	% of Total Rentable Square Feet	% Leased(1)
Office properties:
Metro New York	1	$243,144	11.7%	594	6.7%	79.6%
Denver, CO	1	87,886	4.3	262	3.0	77.1
South Florida	2	85,682	4.2	363	4.1	75.1
Austin, TX	1	75,328	3.7	273	3.1	98.8
Washington, DC	1	72,044	3.5	126	1.4	99.1
Philadelphia, PA	1	48,450	2.4	174	2.0	80.7
Dallas, TX	1	41,026	2.0	155	1.8	95.5
Minneapolis/St Paul, MN	1	29,528	1.4	107	1.2	100.0

Total office properties	9	683,088	33.2	2,054	23.3	84.6

Retail properties:
Greater Boston	19	493,908	24.0	1,872	21.3	91.8
South Florida	2	108,009	5.2	206	2.3	97.3
Washington, DC	1	63,174	3.1	233	2.6	100.0
Metro New York	1	63,174	3.1	226	2.6	93.9
Raleigh, NC	1	43,067	2.1	130	1.5	100.0
San Antonio, TX	1	39,188	1.9	174	2.0	99.3
Tulsa, OK	1	34,290	1.7	101	1.1	94.7

Total retail properties	26	844,810	41.1	2,942	33.4	93.9

Multi-family properties:
Atlanta, GA	1	117,170	5.7	356	4.0	95.5
Washington, DC	1	95,818	4.7	288	3.3	92.8
Orlando, FL	1	84,549	4.1	242	2.8	86.5

Total multi-family properties (985 units)	3	297,537	14.5	886	10.1	92.2

Industrial properties:
Indianapolis, IN	1	44,156	2.1	621	7.1	100.0
Houston, TX	1	39,061	1.9	352	4.0	100.0
Central Kentucky	1	30,979	1.5	727	8.3	100.0
San Antonio, TX	2	30,634	1.5	372	4.2	100.0
Las Vegas, NV	1	24,671	1.2	248	2.8	100.0
Philadelphia, PA	1	18,886	0.9	171	1.9	100.0
Cincinnati	1	18,759	0.9	218	2.5	100.0
East Bay, CA	1	16,201	0.8	96	1.1	100.0
Chicago, IL	1	8,568	0.4	110	1.3	100.0

Total industrial properties	10	231,915	11.2	2,915	33.2	100.0

Total real estate portfolio	48	$2,057,350	100.0%	$8,797	100.0%	93.6%

(1)
Percentage leased is based on executed leases as of December 31, 2019.

        Lease Terms.    Commercial lease terms typically range from one to 10 years, and often include renewal options. Most of our commercial leases include fixed rental increases or Consumer Price

Index-based rental increases and are not based on the income or profits of any person. The majority of our multi-family leases expire within 12 months.

        Lease Expirations.    As of December 31, 2019, the weighted-average remaining term of our total leased commercial portfolio was approximately 4.8 years based on annualized base rent and 4.7 years based on leased square footage, excluding renewal options. The following table summarizes the lease expirations at our commercial properties for leases in place as of December 31, 2019, without giving effect to the exercise of renewal options or termination rights, if any. The table excludes our multi-family properties as substantially all leases at such properties expire within 12 months.

($ and square feet in thousands)	Number of Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent(1)	Leased Square Feet	% of Total Leased Square Feet
2020	80	$10,849	9.1%	460	6.3%
2021	74	16,923	14.2	1,523	20.8
2022	81	16,374	13.8	940	12.9
2023	68	17,509	14.7	821	11.2
2024	60	11,929	10.0	792	10.8
2025	42	11,860	10.0	706	9.7
2026	27	5,088	4.3	320	4.4
2027	20	6,157	5.2	473	6.5
2028	23	3,978	3.3	199	2.7
2029	17	4,762	4.0	556	7.6
Thereafter	22	13,568	11.4	517	7.1

Total leased	514	$118,997	100.0%	7,307	100.0%

(1)
Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2019, multiplied by 12.

        Tenant Diversification.    We believe that the tenant base that occupies our real estate portfolio is generally stable and well-diversified. As of December 31, 2019, there were no tenants that represented more than 10.0% of total annualized base rent and only one tenant that represented more than 10.0%

of total leased square feet. The following table reflects our 10 largest tenants, based on annualized base rent, as of December 31, 2019:

($ and square feet in thousands)	Number of Locations(1)	Annualized Base Rent(2)	% of Total Annualized Base Rent(2)	Leased Square Feet	% of Total Leased Square Feet
Stop & Shop	12	$13,470	9.4%	777	9.4%
Mizuho Bank Ltd.	1	4,611	3.2	116	1.4
Amazon.com	2	3,795	2.6	975	11.8
I.A.M. National Pension Fund	1	3,402	2.4	63	0.8
Citco Fund Services	1	3,021	2.1	70	0.9
Home Depot	1	2,716	1.9	102	1.2
Alliant Techsystems	1	2,588	1.8	107	1.3
Deloitte LLP	1	2,478	1.7	59	0.7
Shaw's Supermarket	2	2,376	1.7	135	1.6
TJX Companies	4	2,259	1.6	206	2.5

Total	26	$40,716	28.4%	2,610	31.6%

(1)
Reflects the number of properties for which the tenant has at least one lease in-place.

(2)
Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2019, multiplied by 12.

        The majority of our tenants do not have a public corporate credit rating. We evaluate creditworthiness and financial strength of prospective commercial tenants based on financial, operating and business plan information that such prospective tenants provide to us, as well as other market, industry, and economic information that is generally publicly available. As a result of this assessment, we may require that the tenants enhance their credit by providing us with security deposits, letters of credit from established financial institutions, or personal or corporate guarantees. Tenant creditworthiness often influences the amount of upfront tenant improvements, lease incentives, concessions or other leasing costs. We evaluate creditworthiness of our multi-family tenants based on standard market practice, which includes credit checks.

        Industry Diversification.    We intend to maintain a well-diversified mix of tenants to limit our exposure to any single tenant or industry. Our diversified investment strategy inherently provides for tenant diversity, and we continue to monitor our exposure relative to our larger tenant industry sectors. The following table reflects the 10 largest industry concentrations within our portfolio, based on annualized base rent, as of December 31, 2019 and assumes that our multi-family investments are not concentrated within any specific industry:

($ and square feet in thousands)	Number of Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent	Leased Square Feet	% of Total Leased Square Feet
Financial	42	$21,300	14.8%	537	6.5%
Supermarket	24	20,667	14.4	1,290	15.7
Professional Services	78	12,325	8.6	412	5.0
Food & Beverage	69	6,365	4.4	194	2.4
Software / Technology	15	5,754	4.0	136	1.7
Healthcare Services	50	5,013	3.5	174	2.1
Transportation / Logistics	9	4,915	3.4	1,001	12.2
Computer / Electronics	17	4,132	2.9	183	2.2
eCommerce / Fulfillment	2	3,795	2.6	975	11.8
Apparel / Clothing	15	3,443	2.4	215	2.6

Total	321	$87,709	61.0%	5,117	62.2%

(1)
Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2019, multiplied by 12.

        Debt Obligations.    Our indebtedness is currently comprised of borrowings under our line of credit, term loans and mortgage notes. As of December 31, 2019, we had approximately $852.9 million of indebtedness with a weighted-average interest rate of 3.36%, which includes the effects of the interest rate swap agreements. The weighted-average remaining term of our debt as of December 31, 2019 was 3.4 years, excluding the impact of certain extension options. The total gross book value of properties encumbered by our debt as of December 31, 2019 was approximately $535.2 million.

        LIBOR is expected to be discontinued after 2021. As of December 31, 2019, our line of credit, term loans and a $51.0 million mortgage note are our only indebtedness with initial maturity dates beyond 2021 that have exposure to LIBOR. The agreements governing the line of credit, term loans and a mortgage note provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

•    SELECTED FINANCIAL DATA

        The following table presents selected financial data relating to our historical financial condition and results of operations for each of the five years ended December 31, 2019. The selected historical consolidated financial information presented below has been derived from our consolidated financial statements. Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, you should read it in conjunction with our historical financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2019, which is included in our Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated herein by reference.

	For the Year Ended December 31,
(in thousands, except per share data, building count and number of tenants)	2019(1)	2018(1)	2017(1)	2016(1)	2015(1)
Operating data:
Total revenues	$184,668	$190,325	$197,346	$216,170	$225,200
Total operating expenses	$(144,913)	$(157,147)	$(158,238)	$(173,343)	$(181,275)
Total other income (expenses)	$113,522	$(34,516)	$40,290	$12,221	$87,734
Net income (loss)	$153,277	$(1,338)	$79,398	$55,048	$131,659
Net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216	$49,976	$124,255
Net income (loss) attributable to common stockholders per common share—basic and diluted	$1.04	$(0.01)	$0.51	$0.31	$0.70
Weighted-average shares outstanding—basic	136,925	128,740	142,349	159,648	175,938
Weighted-average shares outstanding—diluted	147,316	139,674	154,156	172,046	188,789
Distributions:
Total distributions declared on common stock	$49,956	$47,765	$50,858	$57,040	$62,900
Distributions declared per share of common stock	$0.3750	$0.3750	$0.3600	$0.3600	$0.3600
NAREIT FFO(2):
Reconciliation of net income (loss) to NAREIT FFO:
Net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216	$49,976	$124,255
Total NAREIT FFO adjustments(3)	$(95,921)	$53,859	$(11,779)	$34,320	$(42,085)
NAREIT FFO attributable to OP Units	$3,563	$4,456	$4,995	$6,546	$6,001

NAREIT FFO	$50,193	$57,078	$65,432	$90,842	$88,171

Cash flow data:
Net cash provided by operating activities	$49,348	$67,516	$58,920	$87,371	$103,110
Net cash (used in) provided by investing activities	$(92,911)	$(17,985)	$106,455	$113,202	$71,742
Net cash provided by (used in) financing activities	$134,307	$(51,509)	$(167,505)	$(213,590)	$(182,602)

	As of December 31,
	2019(1)	2018(1)	2017(1)	2016(1)	2015(1)
Balance sheet data:
Net investment in real estate properties	$1,612,632	$1,507,112	$1,540,270	$1,711,411	$1,874,217
Cash and cash equivalents	$97,772	$10,008	$10,475	$13,864	$15,769
Total assets	$1,778,265	$1,581,102	$1,608,106	$1,783,728	$1,960,891
Debt, net	$846,567	$1,001,298	$1,012,108	$1,048,801	$1,097,769
Financing obligations, net	$258,814	$52,336	$10,487	$2,343	$—
Total liabilities	$1,227,977	$1,170,089	$1,115,380	$1,175,637	$1,234,940
Total stockholders' equity	$468,631	$333,718	$405,869	$516,343	$628,805
Shares outstanding	140,480	130,852	132,466	150,636	164,124
Portfolio data:
Total number of properties	48	47	48	55	60
Total rentable square feet	8,797	7,677	7,560	8,971	10,133
Total number of commercial tenants	444	490	471	520	550

(1)
We have been focused on selling certain non-strategic office and retail assets in order to help us increase our current allocation to multi-family and industrial real estate assets and liquidity to pursue new investment opportunities. As such, our year-over-year financial data is not directly comparable.

(2)
Refer to the section of this Supplement titled "Additional Measures of Performance" for the definition of NAREIT FFO, as well as a detailed reconciliation of our net income (loss) to NAREIT FFO.

(3)
Included in our NAREIT-defined adjustments are real estate-related depreciation and amortization, impairment of depreciable real estate, gains on sales of assets and noncontrolling interests' share of net income (loss) and NAREIT FFO.

Additional Measures of Performance

Net Income and NOI

        We define NOI as GAAP rental revenues less GAAP rental expenses. We consider NOI to be an appropriate supplemental performance measure and believe NOI provides useful information to our investors regarding our results of operations because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, impairment charges, interest expense, gains on sale of properties, other income and expense, gains and losses on the extinguishment of debt and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. For a reconciliation of our GAAP net income (loss) to NOI for the years ended December 31, 2019, 2018, and 2017, refer to the "Results of Operations" section in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2019, which is included in our Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated herein by reference.

Funds From Operations ("FFO")

        We believe that FFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, this supplemental, non-GAAP measure should not be considered as an alternative to net income (loss) or to cash flows from operating activities as an indication of our performance and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat certain accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

        FFO.    As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. By excluding gains or losses on the sale of assets, we believe FFO provides a helpful additional measure of our consolidated operating performance on a comparative basis. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

        The following unaudited table presents a reconciliation of GAAP net income (loss) to NAREIT FFO:

	For the Year Ended December 31,
(in thousands, except per share data)	2019	2018	2017
GAAP net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216

GAAP net income (loss) per common share—basic and diluted	$1.04	$(0.01)	$0.51

Reconciliation of GAAP net income (loss) to NAREIT FFO:
GAAP net income (loss) attributable to common stockholders	$142,551	$(1,237)	$72,216
Real estate-related depreciation and amortization	57,342	57,866	68,070
Impairment of real estate property	113	14,648	1,116
Gain on sale of real estate property	(160,537)	(14,093)	(83,057)
Noncontrolling interests' share of net income (loss)	10,726	(101)	7,182
Noncontrolling interests' share of NAREIT FFO	(3,565)	(4,461)	(5,090)

NAREIT FFO attributable to common stockholders—basic	46,630	52,622	60,437
NAREIT FFO attributable to OP Units	3,563	4,456	4,995

NAREIT FFO	$50,193	$57,078	$65,432

Weighted-average shares outstanding—basic	136,925	128,740	142,349

Weighted-average shares outstanding—diluted	147,316	139,674	154,156

NAREIT FFO per common share—basic and diluted	$0.34	$0.41	$0.42

•    DISTRIBUTIONS

        From January 31, 2019 through December 31, 2019, our board of directors authorized a monthly distribution rate of $0.03125 per share of common stock, subject to adjustment for class-specific fees. Our board of directors reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distributions were paid, or will be paid, on or about the last business day of each respective month to stockholders of record as of the close of business on the last business day of each respective month.

        The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan) for the periods indicated below:

	Amount							Source of Distributions Paid in Cash
(in thousands, except per share data)	Declared per Common Share(1)	Paid in Cash(2)		Reinvested in Shares		Total Distributions	Total Cash Flows from Operating Activities	Cash Flows from Operating Activities(3)		Borrowings
2019
March 31	$0.09375	$8,442	62.8%	$4,997	37.2%	$13,439	$5,624	$5,624	66.6%	$2,818	33.4%
June 30	0.09375	8,615	62.5	5,180	37.5	13,795	14,819	8,615	100.0	—	—
September 30	0.09375	8,653	62.1	5,270	37.9	13,923	15,210	8,653	100.0	—	—
December 31	0.09375	8,808	62.5	5,294	37.5	14,102	13,695	8,808	100.0	—	—

Total	$0.37500	$34,518	62.5%	$20,741	37.5%	$55,259	$49,348	$31,700	91.8%	$2,818	8.2%

2018
March 31	$0.09375	$8,367	63.6%	$4,789	36.4%	$13,156	$9,282	$8,367	100.0%	$—	—%
June 30	0.09375	8,358	64.0	4,710	36.0	13,068	28,734	8,358	100.0	—	—
September 30	0.09375	8,331	63.7	4,738	36.3	13,069	14,563	8,331	100.0	—	—
December 31	0.09375	8,382	63.5	4,814	36.5	13,196	14,937	8,382	100.0	—	—

Total	$0.37500	$33,438	63.7%	$19,051	36.3%	$52,489	$67,516	$33,438	100.0%	$—	—%

(1)
Amount reflects the total quarterly distribution rate, subject to adjustment for class-specific fees. Distributions were declared and paid as of monthly record dates. These monthly distributions have been aggregated and presented on a quarterly basis.

(2)
Includes other cash distributions consisting of: (i) distributions paid to OP Unit holders; (ii) regular distributions made to our former joint venture partners; and (iii) ongoing distribution fees paid to the Dealer Manager with respect to Class T, Class S and Class D shares.

        For the years ended December 31, 2019 and 2018, our FFO was $50.2 million, or 90.8% of our total distributions, and $57.1 million, or 108.7% of our total distributions, respectively. FFO is a non-GAAP operating metric and should not be used as a liquidity measure. However, management believes the relationship between FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. Refer to "Additional Measures of Performance" above for the definition of FFO, as well as a detailed reconciliation of our GAAP net income (loss) to FFO.

•
REDEMPTIONS

        Below is a summary of redemptions and repurchases pursuant to our share redemption program for the twelve months ended December 31, 2019 and 2018. Our board of directors may modify, suspend or terminate our current share redemption programs if it deems such action to be in the best interest of our stockholders.

	For the Year Ended December 31,
(in thousands, except for per share data)	2019	2018
Number of shares requested for redemption or repurchase	16,413	22,883
Number of shares redeemed or repurchased	16,413	22,883
% of shares requested that were redeemed or repurchased	100.0%	100.0%
Average redemption or repurchase price per share	$7.35	$7.47

        We funded these redemptions from borrowings under our revolving line of credit. We generally repay funds borrowed from our revolving line of credit from a variety of sources including: operating cash flows in excess of our distributions; proceeds from our public offerings; proceeds from the disposition of properties; and other longer-term borrowings.

•
FEES AND EXPENSES PAYABLE TO OUR ADVISOR, OUR DEALER MANAGER AND THEIR AFFILIATES

        The following table summarizes the fees and expenses incurred by us for services provided by the Advisor and its affiliates, and by the Dealer Manager and any related amounts payable. Refer to the section of the Prospectus entitled "The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements" for more information regarding these fees and expenses.

(in thousands)	For the Year Ended December 31, 2019	Payable as of December 31, 2019
Upfront selling commissions(1)	$2,094	$—
Ongoing distribution fees(1)(2)	1,387	147
Advisory fees—fixed component	11,879	1,245
Advisory fees—performance component	3,776	3,776
Other expense reimbursements—Advisor(3)(4)	10,601	2,240
Other expense reimbursements—Dealer Manager	527	—
DST Program advisory fees(5)	1,758	—
DST Program selling commissions(1)	2,668	—
DST Program dealer manager fees(1)	451	—
DST Program other reimbursements—Dealer Manager	881	—
DST Program facilitation and loan origination fees	2,988	—

Total	$39,010	$7,408

(1)
All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.

(2)
The distribution fees accrue daily and are payable monthly in arrears. Additionally, we accrue for future estimated amounts payable related to ongoing distribution fees. The future estimated amount payable of approximately $14.5 million as of December 31, 2019 is included in other liabilities on the consolidated balance sheets.

(3)
Amounts include approximately $8.5 million for the year ended December 31, 2019, related to the reimbursement of a portion of the salary, bonus and benefits for employees of the Advisor, including our named executive officers, for services provided to us for which the Advisor does not otherwise receive a separate fee. A portion of compensation received by certain employees of the Advisor and its affiliates may be in the form of a restricted stock grant awarded by us. We show these as reimbursements to the Advisor to the same extent that we recognize the related share-based compensation on our consolidated statements of operations. The balance of such reimbursements is made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs, which are included in general and administrative expenses on the consolidated statements of income.

(4)
Includes costs reimbursed to the Advisor related to the DST Program.

(5)
Amount for the year ended December 31, 2019 included in advisory fees, related party on the consolidated statements of operations.

•    HISTORICAL FUND-LEVEL EXPENSES

        During the years ended December 31, 2019 and 2018, we incurred certain fund-level expenses at an annualized rate equal to approximately 2.91% and 2.74%, respectively, of our average NAV over the respective periods. Such fund-level expenses comprised (i) an advisory fee equal to an annualized 1.61% and 1.35%, respectively, of our average NAV over the respective periods, which included a performance fee of 0.35% for the year ended December 31, 2019 and 0.21% performance fee accrued for the year ended December 31, 2018, (ii) general and administrative expenses equal to an annualized 0.83% and 0.84%, respectively, of our average NAV over the respective periods and (iii) organizational and offering costs equal to an annualized 0.46% and 0.55%, respectively, of our average NAV over the respective periods. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $29 and $27 in these fund-level expenses during 2019 and 2018, respectively. For these purposes, organizational and offering costs do not include costs associated with raising capital under our DST Program. We defer these costs and amortize them to interest expense over the expected term of the master lease with third-party investors.

        The information above should not be considered a representation of future fund-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. For example, in connection with the Restructuring on September 1, 2017, we revised certain fees and expense reimbursements payable to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees. Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses). See "The Advisor and the Advisory Agreement-Summary of Fees, Commissions and Reimbursements" in the Prospectus for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates.

•    CERTAIN HISTORICAL NAV INFORMATION

        The following table shows our NAV per share at the end of each quarter during 2019:

Date	Class T	Class S	Class D	Class I	Class E
March 31, 2019	$7.31	$7.31	$7.31	$7.31	$7.31
June 30, 2019	$7.30	$7.30	$7.30	$7.30	$7.30
September 30, 2019	$7.35	$7.35	$7.35	$7.35	$7.35
December 31, 2019	$7.49	$7.49	$7.49	$7.49	$7.49

        Our share sales and redemptions are made based on the applicable NAV per share carried out to four decimal places. Our most recent NAV per share for each class is (i) posted on our website, www.blackcreekdiversified.com, and (ii) made available on our toll-free, automated telephone line, (888) 310-9352. In addition, we will disclose in a prospectus or prospectus supplement filed with the Commission the principal valuation components of our monthly NAV calculations.

•    EXPERTS

        The consolidated financial statements and related financial statement schedule of Black Creek Diversified Property Fund Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The statements included in this Supplement in the heading "February 29, 2020 NAV Per Share," relating to the description of the role of Altus Group U.S., Inc. as the Independent Valuation Firm, in the valuation process have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations.

•    CHANGES TO EXECUTIVE OFFICERS AND TO THE ADVISOR'S MANAGEMENT TEAM

        The following disclosure updates the sections of the Prospectus entitled "Management—Directors and Executive Officers" and "The Advisor Agreement and the Advisor-The Advisor" and all similar disclosure in the prospectus.

  Changes to Executive Officers

        On December 10, 2019, Dwight L. Merriman III, our then-current Managing Director, Chief Executive Officer, was named Chief Executive Officer of Industrial for Black Creek Group, LLC, an affiliate of our sponsor. In this role, Mr. Merriman will oversee the acquisition, asset management and portfolio management activities for all industrial investments across Black Creek Group sponsored funds, including us. As a result, on December 10, 2019, Mr. Merriman announced that he would step down as our Managing Director, Chief Executive Officer, effective as of January 1, 2020. In connection with this announcement, on December 10, 2019, the board of directors appointed Jeffrey W. Taylor as our Managing Director, Co-President, and as our principal executive officer, effective immediately.

        Further, effective December 10, 2019, the board of directors approved the modification of the position of Mr. Rajat Dhanda to Managing Director, Co-President. In addition, the board of directors approved the modification of the position of Ms. Lainie P. Minnick to include the title of Senior Portfolio Manager, in addition to her existing role as Managing Director, Chief Financial Officer and Treasurer. Finally, Gregory M. Moran's position was changed from Managing Director, Retail and Chief Investment Officer to Managing Director and Chief Investment Officer. Revised biographical summaries for Messrs. Taylor, Dhanda and Moran and for Ms. Minnick are provided below.

  Changes to Advisor's Management Team

        At the same time that our board of directors made the officer changes described above, the Advisor made certain changes to the key members of its management team and their roles. Going forward, the key members of the Advisor's management team include, in alphabetical order, Michael Blum, Rajat Dhanda, David M. Fazekas, Andrea L. Karp, Richard D. Kincaid, Dwight L. Merriman III, Lainie P. Minnick, Gregory M. Moran, James R. Mulvihill, Taylor M. Paul, Scott W. Recknor, Jeffrey W. Taylor, J.R. Wetzel, Joshua J. Widoff and Evan H. Zucker. The positions of these individuals and their biographical summaries are shown below, in alphabetical order.

        Michael J. Blum, age 35, has served as our Vice President—Portfolio Manager since February 2019. Mr. Blum is responsible for the oversight of portfolio performance and overall fund strategy and was previously in an Acquisitions role since joining the Company in 2012. From 2007 through 2012, Mr. Blum was at Madison Capital Management, an alternative investment management firm where he focused on distressed corporate and real estate investments across all levels of the capital structure. Previously, Mr. Blum served as an Investment Banking Analyst in the financial institutions and real estate group at A.G. Edwards, with transactional experience raising more than $7.5 billion in IPOs and follow-on offerings for publicly traded clients as well as financial advisory work. Mr. Blum received a Bachelor Science in Business Administration from the Washington University in St. Louis Olin School of Business.

        Rajat Dhanda, age 51, has served as our Managing Director, Co-President since December 2019 and as Managing Director, President since April 2017. Mr. Dhanda is also a member of the Advisor's Investment Committee. He currently serves as Chief Executive Officer of Black Creek Group, U.S.,

responsible for the oversight of distribution, marketing, product development, operations and legal functions. Mr. Dhanda has also served as the Managing Director, Co-President of BCI IV since December 2019 and as Managing Director, President of BCI IV since May 2017. Prior to joining Black Creek Group, Mr. Dhanda spent 26 years at Morgan Stanley, leading key divisions of their institutional and Wealth Management platforms, while also serving on the firm's Management and Risk Committee for his last eight years. Most recently, he was head of Investment Products and Services in Wealth Management, responsible for all of the products distributed by Morgan Stanley's financial advisors. In this capacity, he worked closely with the firm's financial advisors and third party asset managers to design and distribute products offering a breadth of investment solutions. In addition, as a member of the division's Executive and Operating Committees, Mr. Dhanda worked to develop strategies for the changing regulatory environment and the opportunities that technology and data offer today in the wealth management channels. Mr. Dhanda holds a BA in both Business Economics as well as Organizational Behavior & Management from Brown University.

        David M. Fazekas, age 46, has served as Managing Director—Eastern Region of IPT and a senior member of the IPT Advisor since January 2013. He has also served as Managing Director—Eastern Region of BCI IV since November 2014 and of DC Industrial Liquidating Trust from November 2015 to December 2017 upon liquidation. Mr. Fazekas also served as the Managing Director—Eastern Region of IIT from March 2011 until November 2015. From 2008 through September 2010, Mr. Fazekas served as the Senior Vice President and Project Principal for Panattoni Development Company Inc., a leading development company that leases and owns industrial, office and retail properties in more than 175 cities throughout the U.S., Canada and Europe. From 2007 to 2008, he was the Director of Acquisitions for ZAIS Group LLC, which during his tenure managed over $11 billion of assets across a wide spectrum of investment platforms. Prior to ZAIS, Mr. Fazekas spent six years as the Director of Real Estate Acquisitions for RREEF Deutsche Bank, one of the largest real estate investment advisors in the world. Early in his career, he served as the Vice President of Acquisitions for Delma Properties, Inc. Mr. Fazekas holds a Bachelor's degree in business and economics from Rutgers University and a Master's degree in real estate from New York University. He also is a member of the National Association of Industrial and Office Properties (NAIOP).

        Andrea L. Karp, age 48, has responsibilities for due diligence and dispositions at the Advisor and has served as our Managing Director, Head of Due Diligence since May 2017. Ms. Karp previously served as our Senior Vice President of Real Estate from August 2012 to May 2017. Ms. Karp has served as Managing Director and Head of Real Estate Due Diligence and Dispositions of DPF since April 2017 and previously served as Senior Vice President of Real Estate at DPF from May 2007 to April 2017. Ms. Karp also served as Senior Vice President of Real Estate of IIT from August 2010 to November 2015 and has served as Senior Vice President of Real Estate for DPF since May 2007. From 2006 to 2007, Ms. Karp was Vice President of Fremont Investment & Loan, a California-based bank where she was responsible for originating commercial loans. From 1997 through 2006, Ms. Karp served as First Vice President of ProLogis. In this capacity, Ms. Karp was responsible for overseeing the Asset Services team, which handled all due diligence and underwriting activities of corporate mergers, joint ventures, financings, acquisitions and dispositions with activity levels in excess of $6 billion per year. Ms. Karp holds a Bachelor's Degree in Economics from the University of Colorado.

        Richard D. Kincaid, age 58, has served as our Chairman of the Board of Directors since September 2012. Prior to joining our board of directors, Mr. Kincaid was a Trustee and the President of Equity Office Properties Trust from November 2002, and the Chief Executive Officer from April 2003, until Equity Office Properties Trust was acquired by the Blackstone Group in February 2007. From March 1997 until November 2002, Mr. Kincaid was Executive Vice President of Equity Office Properties Trust and was Chief Operating Officer from September 2001 until November 2002. He also was Chief Financial Officer of Equity Office Properties Trust from March 1997 until August 2002, and Senior Vice President from October 1996 until March 1997.

        Prior to joining Equity Office Properties Trust in 1995, Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc., where he oversaw debt financing activities for the public and private owners of real estate controlled by Mr. Samuel Zell. During his tenure at Equity Group Investments and Equity Office Properties Trust, Mr. Kincaid supervised more than $11 billion in financing transactions, including property level loans encumbering office buildings, apartments, and retail properties, as well as unsecured debt, convertible debt securities, and preferred stock. Prior to joining Equity Group Investments in 1990, Mr. Kincaid held positions with Barclays Bank PLC and The First National Bank of Chicago. Richard Kincaid is currently the President and Founder of the BeCause Foundation. The BeCause Foundation is a nonprofit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film. Mr. Kincaid is also an active private investor in early stage companies. Mr. Kincaid is Chairman of the Board of Directors of Rayonier Inc. (NYSE: RYN), an international REIT that specializes in timber and specialty fibers. He also served on the board of directors Vail Resorts (NYSE: MTN), a mountain resort operator, from July 2006 until April 2015, and Strategic Hotels and Resorts (NYSE: BEE), an owner of upscale and luxury hotels in North America and Europe, from January 2009 until December 2015. Mr. Kincaid received his Master's Degree in Business Administration from the University of Texas, and his Bachelor's Degree from Wichita State University.

        We believe that Mr. Kincaid's qualifications to serve on our board of directors include his significant leadership experience as a Trustee, the President and the Chief Executive Officer of Equity Office Properties Trust and his director positions with other public companies. He also has demonstrated strategic insight with respect to large, growing real estate companies, as he developed the financial, technology and integration strategies for Equity Office Properties Trust during its tremendous growth, which included nearly $17 billion in acquisitions. We believe that his leadership and experience are valuable additions to our board in connection with our ongoing offering and perpetual-life REIT.

        Dwight L. Merriman III, age 58, currently serves as the Chief Executive Officer of Industrial for Black Creek Group. In this role, Mr. Merriman oversees the acquisition, asset management and portfolio management activities for all industrial investments across Black Creek Group sponsored funds, including us. He served as our Managing Director, Chief Executive Officer from April 2017 to January 1, 2020, when he has announced he will step down. Mr. Merriman has served as Managing Director, Chief Executive Officer of IPT, as a member of the board of directors of IPT, and member of the board of managers of Industrial Property Advisors LLC, the advisor to IPT, since January 2013; and Managing Director, Chief Executive Officer of BCI IV from April 2017 to January 1, 2020, when he has announced he will step down, a member of the board of directors of BCI IV, and as a member of the board of managers of BCI IV Advisors LLC, the advisor to BCI IV, since November 2014. Mr. Merriman also served as a member of the board of directors and as the Chief Executive Officer of IIT, from February 2011 until November 2015, and has served as a member of the board of managers of Industrial Income Advisors LLC since March 2010. Mr. Merriman also served as the Chief Executive Officer and as a member of the board of trustees of DC Industrial Liquidating Trust ("DC Liquidating Trust") from November 2015 to December 2017.

        Mr. Merriman has over 30 years of real estate investment and development experience. Mr. Merriman served from September 2007 through March 2010 as a Managing Director and the Chief Investment Officer of Stockbridge Capital Group LLC ("Stockbridge"), a real estate investment management company based in San Francisco, California, which had more than $3 billion in real estate under management. While with Stockbridge, Mr. Merriman served as a member of its investment and management committees, and was responsible for coordinating the investment activities of the company. From May 2000 to September 2007, Mr. Merriman was a Managing Director of RREEF Funds ("RREEF") a real estate investment management company, in charge of RREEF's development and value-added investment opportunities in North America. While at RREEF, he served on the investment committee and was involved in approving approximately $5 billion in commercial real estate transactions, and he started CalSmart, a $1.2 billion value-added real estate investment fund with the California Public Employees' Retirement System. Prior to joining RREEF in 2000, Mr. Merriman served for approximately five years as a Managing Director at CarrAmerica Realty Corporation, where he was responsible for the company's acquisition, development and operations activities in Southern California and Utah. Prior to that, he spent 11 years with the Los Angeles development firm of Overton, Moore & Associates, where he was responsible for developing industrial and office property throughout Southern California. Mr. Merriman received a B.S. in Business Administration from the University of Southern California and an M.B.A. from the Anderson School at the University of California at Los Angeles. Mr. Merriman is a member of the Urban Land Institute.

        Lainie P. Minnick, age 47, has served as our Managing Director, Senior Portfolio Manager, Chief Financial Officer and Treasurer and since December 2019 and as our Managing Director, Chief Financial Officer and Treasurer since April 2018. In such capacity, Ms. Minnick oversees portfolio performance and overall strategy, debt capital markets initiatives, financial reporting and forecasting, treasury management, the application of our NAV policies and procedures, accounting, tax compliance and other related areas of responsibilities. Ms. Minnick has also served as Managing Director, Head of Debt Capital Markets for our company, BCI IV and IPT since April 2017. Ms. Minnick previously served as our Senior Vice President of Finance from March 2010 to April 2017; as Senior Vice President of Finance for BCI IV from February 2016 to April 2017; as Treasurer for BCI IV since February 2016; as Senior Vice President of Finance for IPT from March 2013 to April 2017; and as Treasurer for IPT since March 2014. Ms. Minnick also served as Senior Vice President of Finance for Industrial Income Trust Inc. from August 2010 to November 2015, and as Treasurer from March 2014 to November 2015, when the entity was sold. Since joining Black Creek in February 2007, Ms. Minnick has overseen the execution of over $12.0 billion of financings and associated interest rate hedging strategies for Black Creek affiliates, collectively. Prior to joining Black Creek in 2007, Ms. Minnick was a Project Executive for Urban Villages, Inc., a Denver-based real estate development firm. From 1999 through 2004, Ms. Minnick worked for Goldman Sachs, most recently as a Vice President working exclusively with the Whitehall Funds, a series of global real estate opportunity funds. Based in both New York and London, Ms. Minnick was responsible for executing real estate related financing transactions throughout the U.S. and Europe. Prior to joining Goldman Sachs, Ms. Minnick worked for the Archon Group, a subsidiary of Goldman Sachs, where she was responsible for real estate related portfolio management and loan asset management efforts. Ms. Minnick holds a Bachelor's Degree in Business Administration from Southern Methodist University and a Master's Degree in Business Administration from the Wharton School at the University of Pennsylvania.

        Gregory M. Moran, age 47, has served as our Chief Investment Officer since September 2017 and our Managing Director since December 2019 and previously served as our Managing Director, Retail from April 2017 to December 2019 and our Executive Vice President from July 2013 to April 2017. Mr. Moran also has served as a Vice President of Investments of Dividend Capital Group LLC and Black Creek Diversified Property Advisors Group LLC (f/k/a Dividend Capital Total Advisors Group LLC) since August 2005. Mr. Moran has been an active participant in the institutional real estate community since 1998. From December 2001 through July 2005, Mr. Moran was a Portfolio Manager in the Real Estate Investment Group for the Public Employees' Retirement Association of Colorado where he was directly involved in the ongoing management of a global real estate investment portfolio with over $2 billion of invested equity. Mr. Moran was responsible for sourcing and underwriting new investment opportunities, ongoing asset management of existing portfolio investments and relationship management for over a dozen joint venture partners and advisors of the fund. From September 1998 through December 2001, Mr. Moran worked in the Capital Markets Group at Sonnenblick Goldman Company, most recently as a Vice President. During this time, Mr. Moran was responsible for raising and structuring debt and equity investments in commercial real estate projects on behalf of public and private real estate investment companies. Mr. Moran received his Bachelor's Degree in Business Administration and Master's Degree in Professional Accounting from the University of Texas at Austin—McCombs School of Business. He is also a FA Charterholder, and a member of the CFA Institute, Urban Land Institute and Pension Real Estate Association.

        James R. Mulvihill, age 55, has served as a director of our board of directors since October 2018. Mr. Mulvihill is also a manager of the Advisor, a manager of Industrial Income Advisors LLC, the advisor to IIT, and a manager of the IPT Advisor. Mr. Mulvihill is a principal of both Dividend Capital Group, LLC and Black Creek Group, LLC, a Denver based real estate investment firm which he co-founded in 1993. As of June 30, 2019, Mr. Mulvihill has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate-related assets with an aggregate value in excess of approximately $19.5 billion. Mr. Mulvihill also was a co-founder and formerly served as a director of DCT Industrial Trust, formerly known as Dividend Capital Trust, a NYSE-listed industrial REIT (NYSE: DCT). He is also a co-founder and former Chairman of the Board of CPA, one of the largest owners and developers of industrial properties in Mexico. In 1993, Mr. Mulvihill co-founded American Real Estate Investment Corp. (formerly known as Keystone Property Trust, NYSE: KTR) which was an industrial, office and logistics REIT and was acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Mulvihill served as its Chairman and as a director from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 2001. Prior to 1991, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer's Hanover and subsequently Chemical Bank, where his responsibilities included real estate syndication efforts, structured debt underwritings and leveraged buyout real estate financings. Mr. Mulvihill holds a Bachelor's Degree in Political Science from Stanford University.

        We believe that Mr. Mulvihill's qualifications to serve on our board of directors are demonstrated by his extensive experience in real estate investments, including his over 25 years of experience with Black Creek Group LLC as a co-founder of the company, his position as a principal of Dividend Capital Group LLC, his leadership experience as an executive officer of, and an advisor to, non-traded REITs and other real estate investment companies, and his experience in real estate investment banking.

        Taylor M. Paul, age 40, serves as our Senior Vice President and Chief Accounting Officer. He has held various positions of growing responsibilities with us and our Advisor since our inception in 2006, including as our Vice President and Controller from 2011 to 2015 and as our Senior Vice President and Controller from 2015 to 2018. Mr. Paul's responsibilities have included financial reporting, corporate and property accounting, financial planning and analysis and treasury management. In his current role, Mr. Paul oversees all aspects of our accounting and budgeting functions and certain treasury management and compliance functions. Prior to joining us, Mr. Paul was with KPMG LLP from 2003 to 2006 where he primarily worked in the firm's real estate practice for various clients which most notably included an S&P 500 international real estate investment trust. Mr. Paul holds a Bachelor's Degree in Accounting and Spanish from Southwestern University in Georgetown, Texas and holds an active CPA license in the state of Colorado.

        Scott W. Recknor, age 52, has served as our Managing Director, Head of Asset Management since September 2017. Mr. Recknor also serves as Managing Director, Head of Asset Management of BCI IV and Managing Director, Head of Asset Management of IPT. He also served as Senior Vice President, Asset Management of IIT upon joining Black Creek Group from November 2010 until November 2015. From 2005 through October 2010, Mr. Recknor served as a Vice President for AMB Property Corporation (now ProLogis), a leading global owner, operator and developer of industrial real estate, where he was responsible for leasing, capital expenditures, budgeting and re-forecasting and property management oversight in the greater Los Angeles area. From 2001 through 2004, Mr. Recknor was a District Manager for RREEF (Real Estate Investment Managers) where he managed three offices responsible for the leasing, property management, capital expenditure and budgeting and re-forecasting for a number of separate pension fund accounts. Prior to RREEF, Mr. Recknor was the

West Region Real Estate Manager for the Goodyear Tire & Rubber Company where he was responsible for all operating aspects of Goodyear's West Region real estate portfolio in six states (California, Hawaii, Nevada, Arizona, New Mexico and Texas). Prior to the Goodyear Tire & Rubber Company, Mr. Recknor was a real estate broker with The Seeley Company (now Colliers International) in the Los Angeles area. Mr. Recknor graduated from the University of California (Irvine) and has previously served on the Board of Directors for NAIOP (SoCal) and has been an affiliate member of SIOR (Los Angeles).

        Jeffrey W. Taylor, age 47, has served as Managing Director, Co-President since December 10, 2019. Mr. Taylor has had a long tenure at the Company and is familiar with its day-to-day operations, having served as our Managing Director of Shareholder Operations since April 2017 and previously served as our Senior Vice President of Shareholder Operations from September 2012 to April 2017. Mr. Taylor has also served as Managing Director, Chief Operating Officer of Black Creek Group since 2017and Senior Vice President of Operations of Black Creek Group since 2009. In those roles, he has responsibilities for shareholder operations, product management and development, coordination of risk management programs and certain business operations. Mr. Taylor has also served as Managing Director, Co-President of Black Creek Industrial REIT IV Inc. ("BCI IV") since December 9, 2019 and as Managing Director of Shareholder Operations of BCI IV since May 2017 and as Senior Vice President Shareholder Operations of BCI IV from February 2016 to May 2017 and has served as Managing Director of Shareholder Operations of Industrial Property Trust Inc. ("IPT") since May 2017 and as Senior Vice President Shareholder Operations of IPT from December 2013 to May 2017. He has also served as President of BCG Advisors LLC since March 2012. BCG Advisors LLC is a registered investment advisor which has been engaged by Black Creek Diversified Property Advisors LLC (the "Advisor") and us to provide non-discretionary advice and recommendations with respect to our investment in securities. Mr. Taylor's background includes investment management, risk management, product management, operating company analysis and strategic planning within financial services companies. Prior to joining us and Black Creek Group, Mr. Taylor served in various positions with INVESCO Funds Group, most notably in management roles within the investment division and the distribution company as well as positions within the transfer agency. Mr. Taylor holds a Bachelor's degree from Pennsylvania State University and a Master's in Business Administration from the University of Colorado at Denver. In addition, Mr. Taylor is a CFA Charterholder.

        J.R. Wetzel, age 61, has served as Managing Director—Western Region of IPT and a senior member of the IPT Advisor since January 2013. He has also served as Managing Director—Western Region of BCI IV since November 2014 and of DC Industrial Liquidating Trust from November 2015 to December 2017 when the trust was liquidated. Mr. Wetzel also served as the Managing Director—Western Region of IIT from March 2011 until November 2015. From November 2000 to February 2011, Mr. Wetzel served as Managing Partner of PGP Partners Inc., a company he founded during his tenure at PGP Partners. While at PGP Partners, Mr. Wetzel was responsible for the acquisition and development of more than $250 million of commercial real estate assets in California and Las Vegas. Prior to forming PGP Partners, from 1997 through 2000, Mr. Wetzel served as the Chief Operating Officer for Pacific Gulf Properties, a publicly traded REIT, where he was responsible for establishing target markets, including Seattle, Portland, Northern California, Los Angeles, Orange County, San Diego, Phoenix and Las Vegas, for acquisitions and development of industrial and office projects. In 2000, he was instrumental in directing the sale of Pacific Gulf Properties' industrial portfolio, totaling 13.5 million square feet, to RREEF, one of the world's largest pension fund managers, and CalWest for a purchase price of $925 million. Prior to joining Pacific Gulf Properties in 1997, Mr. Wetzel served as the Vice President of Acquisitions and Development for Industrial Development International ("IDI"), where he was instrumental in completing more than five million square feet of build-to-suits and speculative industrial projects for nationally and internationally recognized customers. Prior to joining IDI, Mr. Wetzel spent 11 years at Insignia/O'Donnell and was responsible for a portfolio of approximately 19 million square feet of industrial and office product throughout the western U.S.

Mr. Wetzel received his B.A. in Economics from Claremont Men's College and an M.B.A. in Real Estate Finance from the University of Southern California.

        Joshua J. Widoff, age 49, has served as our Managing Director since April 2017 and our Chief Legal Officer and Secretary since June 2018. Previously, Mr. Widoff served as General Counsel and Secretary from September 2007 through June 2018, as Executive Vice President from October 2010 to April 2017 and as Senior Vice President from September 2007 to October 2010. Mr. Widoff has served as Managing Director of IPT since April 2017 and as Chief Legal Officer and Secretary of IPT since June 2018. Previously, Mr. Widoff served as General Counsel and Secretary of IPT from September 2012 to June 2018, and he previously served as an Executive Vice President of IPT from September 2012 to April 2017. Mr. Widoff has served as Managing Director of BCI IV since April 2017 and as Chief Legal Officer and Secretary of BCI IV since June 2018. He previously served as Executive Vice President and Secretary of BCI IV since November 2014 and General Counsel of BCI IV from November 2014 to June 2018. Mr. Widoff has served as Chief Legal Officer for Black Creek Diversified Property Advisors LLC (the Company's external advisor), Industrial Property Advisors LLC (the external advisor to IPT) and BCI IV Advisors LLC (the external advisor to BCI IV), since June 2018. Mr. Widoff served as Managing Director, Executive Vice President, and General Counsel of DC Liquidating Trust from November 2015 through April 2017. Mr. Widoff also served as the Senior Vice President, General Counsel and Secretary from May 2009 until December 2013, and as the Executive Vice President, General Counsel and Secretary of IIT from December 2013 until the sale of IIT in November 2015. He has also served as a Managing Director and Chief Legal Officer of Black Creek Group LLC, since June 2019, and previously as Executive Vice President of Black Creek Group since September 2007, and as Executive Vice President of Dividend Capital Group LLC since October 2010. Prior to joining us in September 2007, Mr. Widoff was a partner from October 2002 to July 2007 at the law firm of Brownstein Hyatt Farber Schreck, P.C., where he was active in the management of the firm, serving as chairman of both the firm's Associate and Recruiting Committees and overseeing an integrated team of attorneys and paralegals servicing clients primarily in the commercial real estate business. During more than a dozen years of private practice, he managed transactions involving the acquisition, development, leasing, financing and disposition of various real estate assets, including vacant land, apartment and office buildings, hotels, casinos, industrial/warehouse facilities and shopping centers. He also participated in asset and stock acquisition transactions, convertible debt financings, private offerings and complex joint venture negotiations. Mr. Widoff served as general business counsel on a variety of contract and operational issues to a wide range of clients in diverse businesses. Mr. Widoff currently serves as Chair and Commissioner for the Denver Urban Renewal Authority. Mr. Widoff received his Bachelor's Degree from Trinity University in Texas and his Juris Doctor Degree from the University of Colorado School of Law.

        Evan H. Zucker, age 54, has served as a manager of the Advisor since April 2005. Mr. Zucker also has served as a manager of Industrial Property Advisors LLC, the advisor of IPT since January 2013, and as a manager of BCI IV Advisors LLC, the advisor of BCI IV since November 2014. Mr. Zucker has served as the Chairman of the board of directors and as a director of IPT since January 2013. Mr. Zucker also has served as the Chairman of the board of directors and as a director of BCI IV since November 2014. Mr. Zucker previously served as the President of IIT from October 2009 until his election to the board of directors of IIT as Chairman in March 2010. He served as Chairman of the board of directors and as a director of IIT until November 2015 when IIT was sold. Mr. Zucker is a principal of both Dividend Capital Group, LLC and Black Creek Group, LLC, a Denver based real estate investment firm which he co-founded in 1993. As of June 30, 2019, Mr. Zucker has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate-related assets with an aggregate value in excess of approximately $19.5 billion. From its inception until October 2006, Mr. Zucker was the Chief Executive Officer, President, Secretary and a director of DCT Industrial Trust (NYSE: DCT), which listed on the NYSE in December 2006. In 1993, Mr. Zucker co-founded American Real Estate Investment Corp., which subsequently became Keystone Property Trust (NYSE: KTR), an industrial, office and logistics REIT that was later acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Zucker served as the President and as a director of American Real Estate Investment Corp. from 1993 to 1997 and as a director of Keystone Property Trust from 1997 to 1999. Mr. Zucker graduated from Stanford University with a Bachelor's Degree in Economics.

•
CHANGES TO VALUATION PROCEDURES

        Our board of directors also approved amendments to our valuation procedures, effective as of December 31, 2019, to revise the way we value property-level mortgages, corporate-level credit facilities and associated interest rate hedges when the loans, including associated interest rate hedges, are intended to be held to maturity. The changes took effect with respect to our NAV as of December 31, 2019. The impact from these changes was an approximately 1.2% (or $0.09) increase to the NAV per share, not taking into account all of the other items that impact our monthly NAV. Our board of directors also approved amendments to our valuation procedures in order to provide that certain classes or series of OP Units may not be economically equivalent to a class of shares of our common stock. The NAV of these classes or series of OP Units shall initially be set at a specified value, and thereafter adjusted as if they were a separate class of shares, taking into account their specific economic terms (specifically, their specific dividends and ongoing distribution fees). The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding OP Unit on such day.

        The following revisions to the Prospectus reflect the changes to our valuation procedures.

        Effective as of December 31, 2019, the following disclosure replaces the section of the Prospectus entitled "Net Asset Value Calculation and Valuation Procedures—Valuation of Real Estate—Related Assets—Valuation of Other Assets" and all similar disclosure in the prospectus.

  Valuation of Other Assets

        Other assets include, but may not be limited to, derivatives (other than interest rate hedges), credit rated government and corporate debt securities, publicly traded equity securities, cash and cash equivalents, and accounts receivable. Estimates of the fair values of other assets are determined using widely accepted methodologies and, where available, on the basis of publicly available information. Subject to the board of directors' approval, pricing sources may include third parties or the Advisor or its affiliates.

        Effective as of December 31, 2019, the following disclosure replaces the section of the Prospectus entitled "Net Asset Value Calculation and Valuation Procedures—Valuation of Liabilities" and all similar disclosure in the prospectus.

  Valuation of Liabilities, Excluding Property-Level Mortgages, Corporate-Level Credit Facilities and Interest Rate Hedges

        Except as noted below, we will include an estimate of the fair value of our liabilities as part of our NAV calculation. These liabilities will include, but may not be limited to, fees and reimbursements payable to the Advisor and its affiliates, accounts payable and accrued expenses, and other liabilities. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our liabilities which may include third parties or our Advisor or its affiliates.

        Under applicable GAAP, we record liabilities for distribution fees (i) that we currently owe Black Creek Capital Markets, LLC (the "Dealer Manager") under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our Dealer Manager in future periods. However, we do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

  Valuation of Liabilities—Property-Level Mortgages, Corporate-Level Credit Facilities and Interest Rate Hedges

        Our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, including those subject to interest rates hedges, shall be valued at par (i.e. at their respective outstanding balances). Because we often utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge shall be treated as one financial instrument which shall be valued at par if intended to be held to maturity. This policy of valuing at par shall apply regardless of whether any given interest rate hedge is considered as an asset or liability for GAAP purposes.

        Our property-level mortgages and corporate-level credit facilities that are not intended to be held to maturity (in conjunction with any associated interest rate hedges that are not intended to be held to maturity) shall be valued at fair value using widely accepted valuation methodologies.

        Estimated prepayment penalties shall not factor into the valuation of our debt until a loan or interest rate hedge is actually prepaid or terminated, unless an interest rate hedge is not definitively not intended to be held to maturity, in which case a hedge mark to market adjustment shall be made at such time.

        Debt that is not intended to be held to maturity shall mean any property-level mortgages that we definitively intend to prepay in association with any asset considered as held-for-sale from a GAAP perspective, other property-level mortgages or corporate-level credit facilities that we definitively intend to prepay, or any interest rate hedge that we definitively intend to terminate.

        In addition, for non-recourse mortgages and interest rate hedges, the combined value of each mortgage and associated interest rate hedge shall be limited to the value of the underlying asset(s), so as to not make the equity of said asset(s) less than zero.

        Costs and expenses incurred to secure such financings are amortized over the life of the applicable loan. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.

        Effective as of December 31, 2019, the following disclosure replaces the second paragraph in the section of the Prospectus entitled "Net Asset Value Calculation and Valuation Procedures—NAV and NAV per Share Calculation" and all similar disclosure in the prospectus.

        Each month, before taking into consideration accrued dividends or class-specific fee accruals, any change in the Aggregate Fund NAV from the prior month (whether an increase or decrease) is allocated among each class or series of Fund Interest (i.e., our outstanding shares, along with any classes of OP Units held by third parties) based on each class's or series's relative percentage of the previous Aggregate Fund NAV. Changes in the Aggregate Fund NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property portfolio, real estate-related assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, asset management fees and the distribution fee) and distributions to investors.

        Effective as of December 31, 2019, the following disclosure replaces the section of the Prospectus entitled "Net Asset Value Calculation and Valuation Procedures—NAV of our Operating Partnership and OP Units" and all similar disclosure in the prospectus.

  NAV of our Operating Partnership and OP Units

        Our valuation procedures include the following methodology to determine the monthly NAV of the Operating Partnership and the OP Units. Our Operating Partnership has certain classes or series of OP Units that are each economically equivalent to a corresponding class of shares. Accordingly, on the last day of each month, for such classes or series of OP Units, the NAV per OP Unit equals the NAV per share of the corresponding class. Certain other classes or series of OP Units may not be economically equivalent to a class of shares. The NAV of these classes or series of OP Units shall initially be set at a specified value, and thereafter adjusted as described above under "NAV and NAV per Share Calculation" as if they were a separate class of shares, taking into account their specific economic terms (specifically, their specific dividends and ongoing distribution fees). The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding OP Unit on such day.

•
SECURITY OWNERSHIP

        The following disclosure updates the section of the Prospectus entitled "Security Ownership of Certain Beneficial Owners and Management" and all similar disclosure in the prospectus.

        The following table shows, as of March 10, 2020, the amount of each class of our common stock beneficially owned (unless otherwise indicated) by (i) any person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of such class, (ii) our directors, (iii) our executive officers and (iv) all of our directors and executive officers as a group.

        Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Common Stock of Applicable Class
Black Creek Diversified Property Advisors LLC(2)	20,000	Class E shares	*
Advisor	105,217	Class I shares	*
Charles B. Duke (Independent Director)	18,077	Class I shares	*
Richard D. Kincaid (Chairman and Director)	78,113	Class I shares	*
James R. Mulvihill (Director)(2)	185,128	Class I shares	*
Daniel J. Sullivan (Independent Director)	19,462	Class I shares	*
John P. Woodberry (Independent Director)	18,077	Class I shares	*
Dwight L. Merriman III (Managing Director, Chief Executive Officer)	80,901	Class I shares	*
Jeffrey W. Taylor (Managing Director, Co-President)	26,526	Class I shares
Rajat Dhanda (Managing Director, Co-President)	33,397	Class S shares	*
Lainie P. Minnick (Managing Director, Senior Portfolio Manager, Chief Financial Officer and Treasurer)	4,640	Class I shares	*
Joshua J. Widoff (Managing Director, Chief Legal Officer and Secretary)	26,761	Class I shares	*
Gregory M. Moran (Managing Director, Retail and Chief Investment Officer)	10,457	Class I shares	*
Scott W. Recknor (Managing Director, Head of Asset Management)	—	Class I shares	*
Beneficial ownership of Common Stock by all directors and executive officers as a group (12 persons)(2)	20,000	Class E shares	*
	33,397	Class S shares
	573,359	Class I shares
	626,756	Total Shares	*

*
Less than 1%.

(1)
Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, is treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but is not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Our Advisor and the parent of our Advisor are presently each directly or indirectly controlled by one or more of the following and/or their affiliates: estate of John A. Blumberg, James R. Mulvihill, and Evan H. Zucker. With respect to Mr. Mulvihill, the number of Class E shares listed consists solely of 20,000 Class E shares held by the Advisor. The disclosure shall not be construed as an admission that Mr. Mulvihill is, for any purpose, the beneficial owner of such shares. The Advisor may not sell these 20,000 Class E shares while it remains our advisor, but may transfer the shares to one of its affiliates.

•
INCREASE TO SIZE OF DST PROGRAM

        The following supplements the disclosure in the section in the Prospectus entitled "Investment Strategy, Objectives and Policies—DST Program" and all similar language in the Prospectus:

        On December 23, 2019, BC Exchange amended and restated its dealer manager agreement with the Dealer Manager for the DST Program to increase the maximum amount of interests that can be sold in private placements to $1 billion.

•
INCREASE TO COMPENSATION OF INDEPENDENT DIRECTORS

        The following supplements the disclosure in the section in the Prospectus entitled "Management—Compensation of Directors" and all similar language in the Prospectus:

  Increase to Compensation of Independent Directors

        On December 4, 2019, our board of directors hired an independent compensation consultant to conduct a comprehensive review and assessment of our independent director compensation. Based upon that review, on December 10, 2019, our board of directors, including all of our independent directors, approved a one-time catch-up payment of $150,000 for each independent director, to be made effective December 31, 2019. Of that amount, $75,000 is comprised of cash and $75,000 is comprised of RSUs with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of October 31, 2019, which vest and settle immediately.

        In addition, the following changes for compensation beginning January 1, 2020, were approved. Going forward, we will pay each of our independent directors an annual retainer of $40,000 ($10,000 per quarter) plus $2,000 for each regular board of directors meeting attended in person, $1,000 for each regular board of directors meeting attended by telephone, and $2,000 for each committee meeting and each special board of directors meeting attended in person or by telephone. We will also pay the chairman of the Audit Committee an annual retainer of $10,000 ($2,500 per quarter). In addition, at each annual meeting of stockholders the independent directors automatically will, upon election, receive an Annual Award of $50,000 in RSUs with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share in effect as of the end of the day of the annual meeting. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending board meetings. If a director is also one of our officers, we will not pay additional compensation for services rendered as a director.

•
CHANGES TO OPERATING PARTNERSHIP AGREEMENT

        The following supersedes and replaces the sixth paragraph section in the Prospectus entitled "The Operating Partnership Agreement—Operations" and all similar language in the Prospectus:

        Distributions on the Special Units for the performance component of the advisory fee will be payable in cash or distributable as Class I OP Units, at the election of the holders of Special Units (the "Special Unitholders"). If the Special Unitholders elect to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Special Unitholders will be determined by dividing the amount of the performance component of the advisory fee payable by the NAV per Class I OP Unit. The Special Unitholders, the Advisor and any person to whom they transfer OP Units or Special Units (collectively with the Sponsor and the Advisor, the "Sponsor Parties") may request the Operating Partnership to repurchase their OP Units. Any such repurchase requests will not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") or to our stockholders under our share redemption program; provided, however, that in the event the Sponsor Parties hold OP Units paid or distributed with respect to the annual performance allocation or fee due under the Operating Partnership Agreement and/or Advisory Agreement from any prior calendar year, and requests the Operating Partnership to redeem all or a portion of such OP Units (the "Partnership Unit Balance"), the Operating Partnership will be required to redeem such Partnership Unit Balance only if we, based on reasonable projections, (i) have determined that, after redeeming such Partnership Unit Balance, expect to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of our shares which can be redeemed under our then current share redemption program for the next ninety days (the "Minimum Liquidity Requirement") and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the share redemption program as of the most recent quarter end and the most recent month end (the "Redemption Period") have been honored (collectively, with the Minimum Liquidity Requirement, the "Redemption Requirements"). In the event that we deem that the Redemption Requirements have not been met, then the Sponsor Parties may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to our common stockholders requesting redemption of shares under the share redemption program, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the share redemption program during the Redemption Period, the Sponsor Parties may only redeem an amount that causes the Minimum Liquidity Requirement to still be met. Redemption requests from multiple Sponsor Parties, if applicable, will be honored on a pro rata basis, if redemptions are limited pursuant to the foregoing. The above OP Unit redemption restriction shall not apply in the event that we terminate the Advisory Agreement. The Operating Partnership will redeem any OP Units of the Sponsor Parties for cash unless our board of directors determines that any such redemption for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such OP Units will be redeemed for our common shares.

        The following supersedes and replaces the sixth paragraph in the section in the Prospectus entitled "The Operating Partnership Agreement—Redemption Rights of OP Units other than those Paid to Sponsor or Advisor for Performance Allocation" and all similar language in the Prospectus:

  Redemption Rights of OP Units other than those Held by Sponsor Parties

        The redemption rights with respect to OP Units held by Sponsor Parties are described above. With respect to other OP Units, the holders of Series 1 Class E OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their Class E OP Units for, at our sole discretion, Class E shares of our common stock, cash or a combination of both. The holders of Series 2 Class E OP Units (none of which are owned by us) or Class I OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, Class I shares of our common stock, cash or a combination of both. The holders of Class S OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, Class S shares of our common stock, cash or a combination of both. The right of the holders of OP Units to cause us to redeem their OP Units is not subject to an annual percentage limitation on the number or dollar value of OP Units redeemed for cash or shares of our common stock. If we elect to redeem OP Units for shares of our common stock, we will generally deliver one share of our common stock for each such OP Unit redeemed (subject to any redemption fees withheld), and such shares may, subsequently, only be redeemed for cash in accordance with the terms of our share redemption program. If we elect to redeem OP Units for cash, the cash delivered will equal the then-current NAV per unit of the applicable class of OP Units (subject to any redemption fees withheld), which will equal the then-current NAV per share of our corresponding class of shares. In connection with the exercise of these redemption rights, a limited partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner owning shares in excess of the ownership limits in our charter.

        Subject to the foregoing, holders of OP Units (other than us) may exercise their redemption rights at any time after one year; provided, however, that a holder of OP Units may not deliver more than two redemption notices in a single calendar year and may not exercise a redemption right for less than 1,000 OP Units, unless such holder holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units.

        The following supersedes and replaces the section in the Prospectus entitled "The Operating Partnership Agreement—Transferability of Operating Partnership Interests" and all similar language in the Prospectus:

  Transferability of Operating Partnership Interests

        We may not (1) voluntarily withdraw as the general partner of the Operating Partnership, (2) engage in any merger, consolidation or other business combination or (3) transfer our general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the holders of OP Units receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership. We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the holders of OP Units. With certain exceptions, the holders of OP Units may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as general partner; provided, that each of the Sponsor Parties may transfer all or any portion of its respective OP Units, or any of its economic rights as a limited partner, to any of its respective affiliates or any trust, limited liability company, partnership, or other entity established by or at the direction of such Sponsor Party, without our consent.

•
RISK FACTORS

        The following risk factors supplement the risk factors and/or supersede and replace the similar risk factors contained in the Prospectus and all similar disclosure in the Prospectus:

Because we generally do not mark to market our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, or our associated interest rate hedges that are intended to be held to maturity, the realizable value of our company or our assets that are encumbered by debt may be higher or lower than the value used in the calculation of our NAV.

        In accordance with our valuation procedures, our property-level mortgages and corporate-level credit facilities that are intended to be held to maturity, including those subject to interest rates hedges, are valued at par (i.e. at their respective outstanding balances). Because we often utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge are treated as one financial instrument, which is valued at par for property-level mortgages or corporate-level credit facilities that are intended to be held to maturity. As a result, the realizable value of our company or our assets that are encumbered by debt used in the calculation of our NAV may be higher or lower than the value that would be derived if such debt instruments were marked to market. In some cases such difference may be significant. For example, we estimate the fair value of our debt (inclusive of associated interest rate hedges) that was intended to be held to maturity as of December 31, 2019 was $11.6 million higher than par for such debt in aggregate, meaning that if we used the fair value of our debt rather than par (and treated the associated hedge as part of the same financial instrument), our NAV would have been lower by approximately $11.6 million as of December 31, 2019.

We have paid and may continue to pay distributions from sources other than our cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources.

        Our total distributions declared for the years ended December 31, 2019, 2018 and 2017 were $55.3 million, $52.5 million and $55.7 million, respectively, which includes $20.7 million, $19.1 million and $19.7 million, respectively, of distributions reinvested in our shares pursuant to our distribution reinvestment plan. Our cash flow from operations for the years ended December 31, 2019, 2018, and 2017 was $49.3 million, $67.5 million and $58.9 million, respectively. Accordingly, in certain years, total distributions were not fully funded by cash flow from operations. In such cases, the shortfalls were funded from proceeds from our distribution reinvestment plan or borrowings. In addition, for years in which total distributions were fully funded from our operations, in some cases our distributions were not fully funded from our operations for individual quarters. In such cases, the shortfalls were funded from proceeds from our distribution reinvestment plan or borrowings. In the future, we may continue to fund our monthly regular distributions from sources other than cash flow from operations; however, our long-term strategy is to fund the payment of regular distributions to our stockholders entirely from our operations. If we are unsuccessful in investing the capital we raise from our public offerings or decide to invest our capital in lower yielding assets, we may be required to fund our distributions to our stockholders from a combination of our operating, investing and financing activities, which include net proceeds of our public offerings, dispositions and borrowings (including borrowings secured by our assets), or to reduce the level of our distributions. Using certain of these sources may result in a liability to us, which would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for new investments, repayment of debt, share redemptions and other corporate purposes, and potentially reduce stockholders' overall return and adversely impact and dilute the value of their investment in shares of our common stock. We may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds. Our ability to pay distributions solely from cash flows from operations has been impacted by the expiration of certain large leases in our portfolio and disposition of certain properties. All distributions result in a decrease to our NAV while cash flow generated from our operations results in an increase to NAV. We generally seek to fund our distributions solely from our cash flow from operations and as a result, any cash flow from operations in excess of our distributions results in a net increase to NAV (ignoring other factors). Conversely, if and when our distributions exceed our cash flow from operations, the net effect would be and has been a decrease to NAV (ignoring other factors). We have not established a limit on the amount of our distributions that may be paid from any of these sources.

A prolonged national or world-wide economic downturn or volatile capital market conditions could harm our operations, cash flows and financial condition and lower returns to our stockholders.

        If disruptions in the capital and credit markets occur, they could adversely affect our ability to obtain loans, credit facilities, debt financing and other financing, or, when available, to obtain such financing on reasonable terms, which could negatively impact our ability to implement our investment strategy.

        If these disruptions in the capital and credit markets should occur as a result of, among other factors, uncertainty, changing regulation, changes in trade agreements, reduced alternatives or additional failures of significant financial institutions, our access to liquidity could be significantly impacted. For example, customers and potential customers of our properties operate in industries including e-commerce, traditional retail, third-party logistics, warehousing and manufacturing, all of which may be adversely impacted by recently enacted and proposed changes to U.S. foreign trade policies, including tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries and other policies. Prolonged disruptions could result in us taking measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs could be arranged. Such measures could include deferring investments, reducing or eliminating the number of shares redeemed under our share redemption program and reducing or eliminating distributions we make to our stockholders.

        We believe the risks associated with our business are more severe during periods of economic downturn if these periods are accompanied by declining values in real estate. For example, a prolonged economic downturn could negatively impact our property investments as a result of increased customer delinquencies and/or defaults under our leases, generally lower demand for rentable space, potential oversupply of rentable space leading to increased concessions, and/or tenant improvement expenditures, or reduced rental rates to maintain occupancies. Our operations could be negatively affected to a greater extent if an economic downturn occurs, is prolonged or becomes more severe, which could significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our ability to make distributions to our stockholders.

        The recent global outbreak of COVID-19 (more commonly known as the Coronavirus) has disrupted economic markets and the prolonged economic impact is uncertain. Some economists and major investment banks have expressed concern that the continued spread of the virus globally could lead to a world-wide economic downturn. Customers and potential customers of the properties we own operate in industries which could be adversely affected by the disruption to business caused by the global outbreak of the Coronavirus. This could lead to impacts on our business similar to those described above. Many manufacturers of goods in China and other countries in Asia have seen a downturn in production due to the suspension of business and temporary closure of factories in an attempt to curb the spread of the illness. This may lead to a decline in imported goods from these countries, which may negatively impact the business of customers and potential customers of our properties. As the impact of the Coronavirus spreads to other parts of the world, similar impacts may occur with respect to affected countries.

Increases in interest rates could increase the amount of our debt service payments and therefore adversely impact our operating results.

        As of December 31, 2019, our variable rate debt represented approximately 35.4% of our total debt. To the extent we do not have derivative instruments to hedge exposure to changes in interest rates and/or do not have fixed rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to our stockholders. In addition, from time to time we may finance or refinance our investments, or obtain new interest rate hedges in a rising interest rate environment. Accordingly, increases in interest rates could increase our interest and/or hedging expense, which could have an adverse effect on our cash flow from operating activities and our ability to make distributions. In addition, if rising interest rates cause us to need additional capital to repay indebtedness in accordance with its terms or otherwise, we may need to liquidate one or more of our investments at times that may not permit realization of the maximum return on these investments.

Risks related to variable-rate indebtedness could increase the amount of our debt payments and therefore negatively impact our operating results.

        Our debt may be subject to the fluctuation of market interest rates such as LIBOR, and other benchmark rates. Should such interest rates increase, our variable rate debt service payments may also increase, reducing cash available for distributions. Furthermore, if we need to refinance existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times given the property may not support the same level of loan proceeds, which may not permit realization of the maximum return on such investments. Additionally, as it relates to any real estate assets that we may own, an increase in interest rates may negatively impact activity in the consumer market and reduce consumer purchases, which could adversely affect us.

        Furthermore, U.S. and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be "reference rates." Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the "FCA"), which regulates LIBOR, stated that it is the FCA's intention that it will no longer be necessary to persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such statement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. As a result, it is possible that LIBOR will be discontinued or modified by 2021.

        The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is recommending replacing U.S.-dollar LIBOR with the Secured Overnight Financing Rate ("SOFR"), a new index calculated by short-term repurchase agreements, backed by Treasury securities. Although there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether these alternative reference rates will attain market acceptance as replacements for LIBOR.

        At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of SOFR or other alternative reference rates may have on LIBOR or other benchmarks. The use of alternative reference rates or other reforms could cause the interest rates for our floating rate indebtedness to be materially higher than expected, which could impact our results of operations, cash flows and the market value of our debt-related investments.

The Tax Cuts and Jobs Act, which made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations, was signed into law by the President on December 22, 2017.

        The Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax rules for taxation of individuals and corporations. In the case of individuals, the tax brackets were adjusted, the top federal income rate was reduced to 37%, special rules reduce taxation of certain income earned through pass-through entities and reduce the top effective rate applicable to ordinary dividends from REITs to 29.6% (through a 20% deduction for ordinary REIT dividends received that are not "capital gain dividends" or "qualified dividend income," subject to complex limitations and potentially (pending IRS guidance) a minimum 45-day holding period with respect to shares of our common stock) and various deductions were eliminated or limited, including limiting the deduction for state and local taxes to $10,000 per year. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The top corporate income tax rate was reduced to 21%. There are only minor changes to the REIT rules (other than the 20% deduction applicable to individuals for ordinary REIT dividends received). The Tax Cuts and Jobs Act makes numerous other large and small changes to the tax rules that do not affect REITs directly but may affect our shareholders and may indirectly affect us. For example, the Tax Cuts and Jobs Act amended the rules for accrual of income so that income is taken into account no later than when it is taken into account on applicable financial statements, even if financial statements take such income into account before it would accrue under the original issue discount rules, market discount rules or other rules in the Internal Revenue Code. Such rule may cause us to recognize income before receiving any corresponding receipt of cash, which may make it more likely that we could be required to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which such income is recognized, although the precise application of this rule is unclear at this time. For taxable years after December 31, 2017, our business interest deductions may be limited to 30% of our adjusted taxable income (plus business interest income). This limitation does not apply to an "electing real property trade or business." In addition, the Tax Cuts and Jobs Act reduced the limit for individual's mortgage interest expense to interest on $750,000 of mortgages and does not permit deduction of interest on home equity loans (after grandfathering all existing mortgages). Such change and the reduction in deductions for state and local taxes (including property taxes) may potentially (and negatively) affect the markets in which we may invest.

        Stockholders are urged to consult with their tax advisors with respect to the Tax Cuts and Jobs Act and any other regulatory or administrative developments and proposals and their potential effect on investment in our common stock.

•
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following replaces and supersedes the section of the Prospectus titled "Incorporation of Certain Information by Reference."In this Prospectus, we "incorporate by reference" certain information we filed with the Commission, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2019, filed March 5, 2020;

  •
  our Definitive Proxy Statement on Schedule 14A;

  •
  our Current Report on Form 8-K, filed on January 15, 2020;

  •
  our Current Report on Form 8-K, filed on February 14, 2020; and

  •
  our Current Report on Form 8-K, filed on March 13, 2020.

        The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        You can obtain any of the documents incorporated by reference in this document from us, or from the Commission through the Commission's website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.blackcreekdiversified.com:

Black Creek Diversified Property Fund Inc.
Investor Relations
518 17th Street, Suite 1700
Denver, Colorado 80202
Telephone: (303) 228-2200

$3,000,000,000 Maximum Offering of Common Stock

Black Creek Diversified Property Fund

            Black Creek Diversified Property Fund Inc. is an externally managed net asset value ("NAV")-based perpetual life real estate investment trust, or REIT, that is primarily focused on investing in and operating a diverse portfolio of real property. As of June 30, 2019, we had total investments with an estimated fair value of approximately $1.9 billion (calculated in accordance with our valuation procedures). As of June 30, 2019, our real estate portfolio consisted of 47 properties, which includes six properties that are part of the DST Program (as defined herein), totaling approximately 7.7 million square feet located in 18 markets throughout the United States, with 445 tenants. We are managed by Black Creek Diversified Property Advisors LLC, or the "Advisor." We are not a mutual fund and do not intend to register as an investment company under the Investment Company Act of 1940, as amended.

            We are offering on a continuous basis up to $3,000,000,000 of shares of our common stock, consisting of up to $2,500,000,000 of shares in our primary offering and up to $500,000,000 of shares pursuant to our distribution reinvestment plan. We are currently offering to sell any combination of four classes of shares of our common stock, Class T shares, Class S shares, Class D shares and Class I shares. The share classes have different upfront selling commissions and dealer manager fees, and different ongoing distribution fees. We also have outstanding Class E shares, which are not being offered in this offering. As of August 6, 2019, we had outstanding 138,104,087 shares, comprised of 4,598,800 Class T shares, 18,864,283 Class S shares, 3,249,296 Class D shares, 41,321,371 Class I shares and 70,070,337 Class E shares.

            The per share purchase price will vary and will generally equal our most recently disclosed net asset value ("NAV") per share, as determined monthly, plus applicable upfront selling commissions and dealer manager fees. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Subject to certain exceptions, you must initially invest at least $2,500 in shares of our Class T, Class S and Class D of common stock and $1,000,000 in shares of our Class I common stock. This is a best efforts offering, which means that Black Creek Capital Markets, LLC, or the "Dealer Manager," the underwriter of this offering and an entity related to the Advisor, will use its best efforts but is not required to sell any specific amount of shares.

            Although we do not intend to list our shares of common stock for trading on an exchange or other trading market, in an effort to provide our stockholders with liquidity in respect of their investment in our shares, we have adopted a share redemption program whereby, subject to certain limitations, stockholders may request on a monthly basis that we redeem all or any portion of their shares. We may choose to redeem all, some or none of the shares that have been requested to be redeemed at the end of any particular month, in our discretion, not to exceed any limitations in the share redemption program. Subject to reduction for early redemption, the redemption price per share for each class of common stock would be equal to the then-current offering price before applicable selling commissions and dealer manager fees (the "transaction price"), as determined monthly, for such class.

            Investing in shares of our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 42. These risks include, among others:

  •
  There is no public trading market for shares of our common stock, and we do not anticipate that there will be a public trading market for our shares, so redemption of shares by us will likely be the only way to dispose of your shares. Our share redemption program will provide stockholders with the opportunity to request that we redeem their shares on a monthly basis, but we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, redemptions will be subject to available liquidity and other significant restrictions. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid.

  •
  A portion of the proceeds received in this offering is expected to be used to satisfy redemption requests, including requests from our existing stockholders which may be significant. Using the proceeds from this offering for redemptions will reduce the net proceeds available to retire debt or acquire additional properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.

  •
  The purchase and redemption price for shares of our common stock will generally be based on our most recently disclosed monthly NAV of each class of common stock (subject to material changes as described above) and will not be based on any public trading market. In addition to being a month old when share purchases and redemptions take place, our NAV does not currently represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. Furthermore, our board of directors may amend our NAV procedures from time to time.

  •
  Some of our executive officers, directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, our Dealer Manager, and/or other entities related to Black Creek Diversified Property Advisors Group LLC, our "Sponsor." As a result, they face conflicts of interest, including but not limited to conflicts arising from time constraints, allocation of investment and leasing opportunities and the fact that the fees the Advisor will receive for services rendered to us are based on our NAV, the procedures for which the Advisor assists our board of directors in developing, overseeing, implementing and coordinating.

  •
  If we fail to maintain our status as a REIT, it would adversely affect our results of operations and our ability to make distributions to our stockholders.

  •
  The amount of distributions we may make is uncertain. We have paid and may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds. The use of these sources for distributions would decrease the amount of cash we have available for new investments, share redemptions and other corporate purposes, and could reduce your overall return.

            Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful. The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our common stock is not permitted.

	Per Share(1)	Total Maximum Primary Offering(2)	Total Maximum Distribution Reinvestment Plan(2)	Total Maximum

Gross offering proceeds(3)(4)		$2,500,000,000	$500,000,000	$3,000,000,000

Public offering price, Class T shares	$7.5813

Public offering price, Class S shares	$7.5813

Public offering price, Class D shares	$7.3249

Public offering price, Class I shares	$7.3249

Upfront selling commissions and dealer manager fees(3)(4)		(28,180,000)	—	(28,180,000)

Proceeds to us, before expenses(4)		$2,471,820,000	$500,000,000	$2,971,820,000

(1)
The price per share presented is based on the NAV as of July 31, 2019. Shares of each class will be issued at a price per share generally equal to the most recently disclosed monthly NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees.

(2)
We reserve the right to reallocate the offering amount between the primary offering and our distribution reinvestment plan.

(3)
Table is based on certain assumptions regarding the amount of primary offering gross proceeds that come from sales of each class. The number of shares of each class sold and the relative proportions in which the classes of shares are sold are uncertain and may differ significantly from these assumptions. In addition to upfront selling commissions and dealer manager fees reflected in this table, subject to Financial Industry Regulatory Authority, Inc., or "FINRA", limitations on underwriting compensation, we pay our Dealer Manager certain ongoing distribution fees. See "Plan of Distribution."

(4)
The per share amount represents an average of all shares under the primary offering and distribution reinvestment plan based on the foregoing assumptions and the sale of the total maximum offering. There will be additional items of value paid by us in connection with this offering, which are viewed by FINRA as underwriting compensation. Payment of this additional underwriting compensation will reduce the proceeds to us, before expenses. See "Plan of Distribution."

The date of this prospectus is September 5, 2019

HOW TO SUBSCRIBE

        Investors who meet the suitability standards described herein may purchase shares of our common stock. See "Suitability Standards" below, for the suitability standards. Investors seeking to purchase shares of our common stock must proceed as follows:

  •
  Read this entire prospectus and any appendices and supplements accompanying this prospectus.

  •
  Complete the execution copy of the applicable subscription agreement. Specimen copies of the subscription agreements, including instructions for completing them, are included in this prospectus as Appendix A.

  •
  Deliver a check or submit an ACH or wire transfer for the full purchase price of the shares of our common stock being subscribed for along with the completed subscription agreement to the soliciting broker-dealer. Your check should be made payable, or wire transfer directed, to "Black Creek Diversified Property Fund Inc." and the completed subscription agreement, along with the check or wire transfer, should be delivered to Black Creek Diversified Property Fund Inc., PO Box 219079, Kansas City, Missouri 64121-9079 or sent overnight to Black Creek Diversified Property Fund Inc., c/o DST Systems, Inc., 430 West 7th Street, Suite 219079, Kansas City, Missouri 64105. After you have satisfied the applicable minimum purchase requirement of $2,500 for Class T, Class S or Class D shares, or of $1,000,000 (unless waived by us) for Class I shares, additional purchases must be in increments of $500, except for purchases made pursuant to our distribution reinvestment plan.

  •
  By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.

        Certain participating broker-dealers may require supplementary disclosure materials or additional forms or documentation. You should consult with your financial advisor when purchasing shares. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. See "Plan of Distribution" for additional information regarding subscriptions for shares of our common stock in this offering.

        A sale of the shares to a subscriber may not be completed until at least five business days after the subscriber receives our final prospectus. Subscriptions to purchase our common stock may be made on an ongoing basis, but investors may only purchase our common stock pursuant to accepted subscription orders as of the first calendar day of each month (based on the most recently disclosed transaction price), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month (unless waived by the Dealer Manager or otherwise agreed to between the Dealer Manager and the applicable participating broker-dealer).

        For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price will equal the NAV per share of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription will be effective on the first calendar day of November.

        Completed subscription requests will not be accepted by us before the later of (i) two business days before the first calendar day of each month and (ii) three business days after we make the transaction price (including any subsequent revised transaction price in the circumstances described below) publicly available by posting it on our website at www.blackcreekdiversified.com and filing a prospectus supplement with the Commission (or in certain cases after we have delivered notice of such price directly to subscribers as discussed below). Subscribers are not committed to purchase shares at

i

the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted as described in the previous sentence. As a result, you will have a minimum of three business days after the transaction price for that month has been disclosed to withdraw your request before you are committed to purchase the shares. Generally, you will not be provided with direct notice of the transaction price when it becomes available. Therefore, if you wish to know the transaction price prior to your subscription being accepted you must check our website or our filings with the Commission prior to the time your subscription is accepted.

        However, if the transaction price is not made available on or before the eighth business day before the first calendar day of the month (which is six business days before the earliest date we may accept subscriptions), or a previously disclosed transaction price for that month is changed, then we will provide notice of such transaction price (and the first day on which we may accept subscriptions) directly to subscribing investors when such transaction price is made available. In such cases, you will have at least three business days from delivery of such notice before your subscription is accepted.

        If for any reason we reject the subscription, or if the subscription request is canceled before it is accepted or withdrawn as described above, we will return the subscription funds, without interest (unless we reject your subscription because we fail to achieve the minimum offering) or deduction, within ten business days after such rejection, cancellation or withdrawal.

        An approved fiduciary must process and forward to us subscriptions made through individual retirement accounts, or "IRAs," Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the fiduciary. Shares of our common stock purchased by a fiduciary or custodial account will be registered in the name of the fiduciary account and not in the name of the beneficiary. If you place an order to buy shares and your payment is not received and collected, your purchase may be canceled and you could be liable for any losses or fees we have incurred.

        You have the option of placing a transfer on death (TOD), designation on your shares purchased in this offering. A TOD designation transfers the ownership of the shares to your designated beneficiary upon your death. This designation may only be made by individuals, not entities, who are the sole or joint owners with right to survivorship of the shares. If you would like to place a TOD designation on your shares, you must check the TOD box on the subscription agreement and you must complete and return our TOD form, which you may obtain from your financial advisor, in order to effect the designation.

 SUITABILITY STANDARDS

        The shares of common stock we are offering are suitable only for a person of adequate financial means, who desires a long-term investment and who will not need immediate liquidity from their investment. We do not expect to have a public market for shares of our common stock, which means that it may be difficult for you to sell your shares. On a limited basis, you may be able to have your shares redeemed through our share redemption program. You should not buy shares of our common stock if you need to sell them immediately or if you will need to sell them quickly in the future.

        The Sponsor, the Dealer Manager and each participating broker-dealer shall make every reasonable effort to determine that the purchase of shares of our common stock is a suitable and appropriate investment for each investor based on information concerning the investor's financial situation and investment objectives. In consideration of these factors, we have established suitability standards that require that a purchaser of shares of our common stock in this offering have either:

  •
  a net worth (excluding the value of an investor's home, home furnishings and automobiles) of at least $250,000; or

  •
  a gross annual income of at least $70,000 and a net worth (excluding the value of an investor's home, home furnishings and automobiles) of at least $70,000.

        The minimum purchase amount is $2,500 for Class T, Class S or Class D shares, and $1,000,000 (unless waived by us) for Class I shares, except as described below. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $500. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code."

        Purchases of shares of our common stock pursuant to our distribution reinvestment plan may be in amounts less than set forth above and are not required to be made in increments of $500.

        Several states have established suitability standards different from those we have outlined above. Shares of our common stock will be sold only to investors in these states who meet the special suitability standards set forth below.

        Alabama—In addition to our suitability requirements, Alabama investors must represent that they have a liquid net worth of at least ten times their investment in us and our affiliates.

        Idaho—In addition to our suitability requirements, Idaho investors (i) must have either $85,000 annual income and a net worth of $85,000, or a liquid net worth of $300,000, and (ii) must limit their investment in us to 10% of the investor's liquid net worth.

        Iowa—In addition to our suitability requirements, Iowa investors must have either (i) a net worth (excluding the value of an investor's home, home furnishings and automobiles) of at least $350,000 or (ii) a gross annual income of at least $100,000 and a net worth (excluding the value of an investor's home, home furnishings and automobiles) of at least $100,000. Additionally, Iowa investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts to 10% of such investor's liquid net worth. Investors who are accredited investors as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing 10% investment concentration limit.

        Kansas—In addition to our suitability requirements, the Kansas Securities Commissioner recommends that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded real estate investment trusts.

        Kentucky—In addition to our suitability requirements, Kentucky investors may not invest more than 10% of their liquid net worth in shares of our common stock or the shares of affiliated non-publicly traded real estate investment trusts.

        Maine—In addition to our suitability requirements, the Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor's liquid net worth.

        Massachusetts—In addition to our suitability requirements, Massachusetts investors may not invest more than 10% of their liquid net worth in us and other direct participation programs.

        Missouri—In addition to our suitability requirements, Missouri investors must limit their investment in us to 10% of their liquid net worth.

        Nebraska—In addition to our suitability requirements, Nebraska investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of such investor's net worth (exclusive of home, home furnishings, and automobiles). An investment by a Nebraska investor who is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.

        New Jersey—In addition to our suitability requirements, New Jersey investors must have either (i) a liquid net worth of $100,000 and a gross annual income of $70,000 or (ii) a liquid net worth of $350,000. Additionally, a New Jersey investor's total investment in this offering and similar direct participation investments shall not exceed 10% of his or her liquid net worth.

        New Mexico—In addition to our suitability requirements, New Mexico investors may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment trusts.

        North Dakota—In addition to our suitability requirements, North Dakota investors must have a net worth of at least ten times their investment in us.

        Ohio—In addition to our suitability requirements, Ohio investors may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles, minus total liabilities) comprised of cash, cash equivalents, and readily marketable securities.

        Oregon—In addition to our suitability requirements, Oregon investors must have a net worth of at least 10 times their investment in us and other Black Creek real estate programs.

        Pennsylvania—In addition to our suitability requirements, Pennsylvania investors may not invest more than 10% of their net worth (exclusive of home, home furnishings and automobiles) in us.

        Puerto Rico—In addition to our suitability requirements, Puerto Rico investors may not invest more than 10% of their liquid net worth in us, our affiliates, and in other non-traded REITs. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

        Tennessee—In addition to our suitability requirements, Tennessee investors must have either (i) a net worth (excluding the value of an investor's home, home furnishings and automobiles) of at least $500,000 or (ii) a gross annual income of at least $100,000 and a net worth (excluding the value of an investor's home, home furnishings and automobiles) of at least $100,000. Additionally, Tennessee investors may not invest more than 10% of their liquid net worth in us. In addition, it is recommended that a Tennessee investor's aggregate investment in direct participation program investments not exceed 10% of their liquid net worth.

        Vermont—Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. Non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of their liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities.

        For the purposes of these suitability standards, unless noted otherwise, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

        In the case of sales to fiduciary accounts, these suitability standards must be met either by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares of our common stock or by the beneficiary of the account. These suitability standards are intended to help ensure that, given the long-term nature of an investment in shares of our common stock, our investment objectives and the relative illiquidity of shares of our common stock, shares of our common stock are an appropriate investment for those of you who become stockholders. Each participating broker-dealer must make every reasonable effort to determine that the purchase of shares of our common stock is a suitable and appropriate investment for each stockholder based on information provided by the stockholder. Each participating broker-dealer is required to maintain for six years records of the information used to determine that an investment in shares of our common stock is suitable and appropriate for a stockholder.

Determination of Suitability

        In determining suitability, the Sponsor, the Dealer Manager and participating broker-dealers who sell shares on our behalf may rely on, among other things, relevant information provided by the prospective investors. Each prospective investor should be aware that participating broker-dealers are responsible for determining suitability and will be relying on the information provided by prospective investors in making this determination. In making this determination, participating broker-dealers have a responsibility to ascertain that each prospective investor:

  •
  meets the minimum income and net worth standards set forth under the "Suitability Standards" section of this prospectus;

  •
  can reasonably benefit from an investment in our shares based on the prospective investor's investment objectives and overall portfolio structure;

  •
  is able to bear the economic risk of the investment based on the prospective investor's net worth and overall financial situation; and

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  has apparent understanding of:

  •
  the fundamental risks of an investment in the shares;

  •
  the risk that the prospective investor may lose his or her entire investment;

  •
  the lack of liquidity of the shares;

  •
  the restrictions on transferability of the shares;

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  the tax consequences of an investment in the shares; and

  •
  the background of the Advisor.

        Participating broker-dealers are responsible for making the determinations set forth above based upon information relating to each prospective investor concerning his age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective investor, as well as other pertinent factors. Each participating broker-dealer is required to maintain records of the information used to determine that an investment in shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

v

 IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

        Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the prospectus. You should rely only on the information contained in this prospectus and incorporated herein by reference. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

        In addition to this prospectus, we may utilize certain sales material in connection with the offering of shares of our common stock, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, the past performance of the Advisor and its affiliates, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

        The offering of shares of our common stock is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares of our common stock.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "Commission," using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide a prospectus supplement that may add, update or change information contained in this prospectus, including the information incorporated by reference. Any statement that we make in this prospectus, including statements made in the information incorporated by reference, will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement. The registration statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus. You should read this prospectus, including the information incorporated by reference, and the related exhibits filed with the Commission and any prospectus supplement, together with additional information described below under "Additional Information." In this prospectus, we use the term "day" to refer to a calendar day, and we use the term "business day" to refer to each day that the New York Stock Exchange is open for trading.

        We will endeavor to take all reasonable actions to avoid interruptions in the continuous offering of our shares of common stock. There can be no assurance, for example, that we will not need to suspend our continuous offering while the Commission and, where required, state securities regulators, review such filings for additional offerings of our stock until such filings are declared effective, if at all.

        Pursuant to this prospectus, we will offer to the public all of the shares that we have registered. We intend to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the Commission and applicable state laws. From time to time, we intend to file new registration statements on Form S-11 with the Commission to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act. In certain states, the registration of our offering may continue for only one year following the initial clearance by applicable state authorities, after which we intend to renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state). We reserve the right to terminate this offering at any time.

        Our NAV per share, which commencing on the date of this prospectus will be updated as of the last calendar day of each month, will be (1) posted on our website, www.blackcreekdiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352. In addition, on a monthly basis, we will disclose in a prospectus or prospectus supplement the principal valuation components of our NAV. In order to avoid interruptions in the continuous offering of our shares of common stock, we will file an amendment to the registration statement with the Commission on or before such time as the most recent offering price per share for any of the classes of our shares being offered by this prospectus represents a 20% change from the per share price set forth in the registration statement filed with the Commission, as amended from time to time. There can be no assurance, however, that our continuous offering will not be suspended while the Commission reviews any such amendment, until it is declared effective, if at all.

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance or assumptions or forecasts related thereto) are forward looking statements. These statements are only predictions. We caution that forward looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward looking statements. Forward looking statements are typically identified by the use of terms such as "may," "will," "should," "expect," "could," "intend," "plan," "anticipate," "estimate," "believe," "continue," "predict," "potential" or the negative of such terms and other comparable terminology.

        The forward looking statements included or incorporated by reference herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

  •
  the impact of macroeconomic trends, such as the unemployment rate and availability of credit, which may have a negative effect on the following, among other things:

  •
  the fundamentals of our business, including overall market occupancy, tenant space utilization, and rental rates;

  •
  the financial condition of our tenants, some of which are financial, legal and other professional firms, our lenders, and institutions that hold our cash balances and short-term investments, which may expose us to increased risks of breach or default by these parties; and

  •
  the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

  •
  general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition and competition from other developers, owners and operators of real estate for real estate);

  •
  our ability to effectively raise and deploy proceeds from this offering;

  •
  risks associated with the demand for liquidity under our share redemption program and our ability to meet such demand;

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  risks associated with the availability and terms of debt and equity financing and the use of debt to fund acquisitions and developments, including the risk associated with interest rates impacting the cost and/or availability of financing;

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  the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of REITs);

  •
  conflicts of interest arising out of our relationships with the Sponsor, the "Advisor, and their affiliates;

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  changes in accounting principles, policies and guidelines applicable to REITs;

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  environmental, regulatory and/or safety requirements; and

  •
  the availability and cost of comprehensive insurance, including coverage for terrorist acts and earthquakes.

        Any of the assumptions underlying forward looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward looking statements included or incorporated by reference in this prospectus. All forward looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward looking statements included or incorporated by reference in this prospectus, including, without limitation, the risks described under "Risk Factors," the inclusion of such forward looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

x

PROSPECTUS SUMMARY

        This prospectus summary summarizes information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section. As used herein, "the Company," "we," "our" and "us" refer to Black Creek Diversified Property Fund Inc. and its operating partnership, Black Creek Diversified Property Operating Partnership LP and related subsidiaries, except where the context otherwise requires.

Black Creek Diversified Property Fund Inc.

        We are a NAV-based perpetual life REIT primarily focused on investing in and operating a diverse portfolio of real property. As of June 30, 2019, our real estate portfolio consisted of 47 properties, which includes six properties that are part of the DST Program (as defined herein), totaling approximately 7.7 million square feet located in 18 markets throughout the United States, with 445 tenants. We will continue to focus our investment activities on expanding a high-quality, diversified real estate portfolio throughout the United States. Although we generally target investments in four primary property categories (office, retail, industrial and multifamily), our charter and bylaws do not preclude us from investing in other types of commercial property, real estate-related debt, or real estate-related debt and equity securities. As of June 30, 2019, we had total investments with an estimated fair value of approximately $1.9 billion (calculated in accordance with our valuation procedures). Here and throughout this prospectus, when we refer to the "fair value" of our real properties, we are referring to the fair value calculated in accordance with our valuation procedures.

        We were formed as a Maryland corporation on April 11, 2005. We believe we have operated in such a manner as to qualify as a real estate investment trust, or "REIT," for federal income tax purposes. We intend to operate as a perpetual-life REIT, which means that we intend to offer shares continuously through ongoing primary offerings and through our distribution reinvestment plan.

        Our main office is located at 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202 and our main telephone number is (303) 228-2200.

Black Creek Group

        The Sponsor, which owns the Advisor, is presently directly or indirectly majority owned by the estate of John A. Blumberg, James R. Mulvihill and Evan H. Zucker and/or their affiliates, which we refer to as the "Principals," and the Sponsor and the Advisor are jointly controlled by the Principals. The Principals have been involved in sponsoring and/or operating a large number of real estate platform companies since 1993 and have engaged in these activities under the tradename of "Black Creek." We refer to that group of companies as Black Creek Group, or "BCG." Black Creek Group is an experienced real estate investment management firm that, through its affiliates and sponsored funds and companies, has acquired more than $19.5 billion of real estate assets through June 30, 2019. Over its more than 25-year history, Black Creek Group has sponsored 24 investment platforms, including 18 institutional and six retail funds, and managed a diverse spectrum of commercial real estate—including office, industrial retail and multifamily. Black Creek Group sponsored companies offer a range of investment solutions for both institutional and wealth management channels.

Share Restructuring

        On September 1, 2017 (the "Restructuring Date"), we amended our charter and restructured our outstanding share classes. The stockholder-approved charter amendment modified the number and terms of the classes of shares of our common stock that we have outstanding and are authorized to issue. More specifically, instead of having unclassified shares (which we have referred to as "Class E" shares since 2012), Class A shares, Class W shares and Class I shares, following the charter amendment we had formally designated Class E shares, Class T shares, Class S shares, Class D shares and a new version of Class I shares:

  •
  Each issued and outstanding unclassified (or "Class E") share was changed into one issued and outstanding share of our new formally designated Class E shares.

  •
  Each issued and outstanding Class A share was changed into one issued and outstanding Class T share.

  •
  Each issued and outstanding Class W share was changed into one issued and outstanding Class D share.

  •
  We changed the terms of our Class I shares, so that each issued and outstanding Class I share was effectively changed into one issued and outstanding share of our new version of Class I shares.

  •
  We created a new class of common stock called Class S shares.

        In addition, as described further below, on certain triggering events Class T, Class S and Class D shares will convert to a number of Class I shares based on the Applicable Conversion Rate (as defined below).

        Whenever we refer to our share classes in this prospectus with respect to dates prior to the Restructuring Date, we are referring to our shares under our prior share structure, and whenever we refer to our share classes in this prospectus with respect to dates on or after the Restructuring Date, we are referring to our shares under our new share structure.

Offering of Class T, Class S, Class D and Class I Shares of Common Stock

        We are offering Class T, Class S, Class D and Class I shares in this offering. The differences in our share classes relate to upfront selling commissions, upfront dealer manager fees and ongoing distribution fees. The table below summarizes the fees we expect to generally be payable to the Dealer Manager with respect to the Class T , Class S, Class D and Class I shares in our ongoing offering and does not include the other fees and expenses payable to the Advisor and its affiliates, which are allocable based on the respective NAV of our classes. The upfront selling commission and dealer manager fee are each a percentage of the transaction price, which will generally be the most recently disclosed monthly NAV per share for such class, of the shares sold in the primary offering. No upfront selling commissions or dealer manager fees are paid with respect to any shares sold under our distribution reinvestment plan. Subject to FINRA limitations on underwriting compensation and certain other limitations, the ongoing distribution fee for each class is an annual amount equal to the percentage of our aggregate NAV for such share class set forth below.

	Class T	Class S	Class D	Class I
Upfront Selling Commission	up to 3.00%*	up to 3.50%	None	None
Upfront Dealer Manager Fee	up to 1.50%*	None	None	None
Ongoing Distribution Fee	0.85%	0.85%	0.25%	None

*
The sum of upfront selling commissions and upfront dealer manager fees on Class T shares may not exceed 3.50% of the transaction price.

        The ongoing distribution fees listed above are allocated on a class-specific basis and borne by all holders of the applicable class. These class-specific fees may differ for each class, even when the NAV of each class is the same. We normally expect that the allocation of ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to our valuation procedures, the class-specific fee allocations may lower the net asset value of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class, including the Class E shares, could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. See "Net Asset Value Calculation and Valuation Procedures" and "Description of Capital Stock—Distributions" for more information.

        We will cease paying the distribution fees with respect to individual Class T, Class S and Class D shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T, Class S or Class D share held within a stockholder's account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (a) a listing of any shares of our common stock on a national securities exchange, (b) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (c) the end of the month in which the Dealer Manager in conjunction with our transfer agent determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan).

        In addition, after termination of a primary offering registered under the Securities Act, each Class T, Class S or Class D share sold in that primary offering, each Class T, Class S or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T, Class S or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the offerings covered by that registered statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering.

        As used above, the "Applicable Conversion Rate" means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, (b) with respect to Class S shares, a ratio whereby the numerator is the most recently disclosed monthly Class S NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, and (c) with respect to Class D shares, a ratio whereby the numerator is the most recently disclosed monthly Class D NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fee expenses to our Class T, Class S and Class D shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T, Class S and Class D shares.

        Assuming a constant net asset value per share and assuming applicable distribution fees are paid until the 8.75% of primary offering gross proceeds limit described in "Plan of Distribution—Distribution Fees—Class T, Class S and Class D Shares" is reached, we expect that a one-time $10,000 investment in shares of each class would be subject to the following upfront selling commissions, dealer manager fees and distribution fees:

	Upfront Selling Commissions	Dealer Manager Fees	Annual Distribution Fees	Maximum Distribution Fees Over Life of Investment (Length of Time)		Total (Length of Time)
Class T	$300	$50	$85	$556 (7 years	)	$906 (7 years	)
Class S	$350	$—	$85	$556 (7 years	)	$906 (7 years	)
Class D	$—	$—	$25	$875 (35 years	)	$875 (35 years	)
Class I	$—	$—	$—	$—		$—

        Our Class T shares, Class S shares, Class D shares and Class I shares are available for different categories of investors. Class T and Class S shares are available to the general public. Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law and direct clients to trade with a broker-dealer that offers Class D shares, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (5) other categories of investors that we name in an amendment or supplement to this prospectus. Class I shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Advisor's product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (8) by participating broker dealers, including their registered representatives and immediate family members, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (10) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. Before making your investment decision, please consult with your investment adviser regarding your account type and the classes of common stock you may be eligible to purchase.

        Certain participating broker-dealers may offer volume discounts, which would reduce upfront selling commissions and would therefore increase the length of time required for selling commissions, dealer manager fees and distribution fees to reach the 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of primary offering gross proceeds limit described in "Plan of Distribution—Distribution Fees—Class T, Class S and Class D Shares." See "Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees."

        If you are eligible to purchase all four classes of shares, then in most cases you should purchase Class I shares because Class I shares have no upfront selling commissions, dealer manager fees or distribution fees. Such fees are applicable to the other share classes and will reduce the NAV or distributions of the other share classes. If you are eligible to purchase Class T, Class S and Class D shares but not Class I shares, in most cases you should purchase Class D shares because Class D shares have no upfront selling commissions or dealer manager fees and lower annual distribution fees.

Transaction Price

        Each class of shares will be sold at the then-current transaction price, which will generally be the most recently disclosed monthly NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. Although the offering price for shares of our common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which your purchase is settled may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees differ with respect to each class.

Our UPREIT Structure

        An "Umbrella Partnership Real Estate Investment Trust," which we refer to as an "UPREIT," is a REIT that holds all or substantially all of its assets through a partnership in which the REIT holds an interest. We use this structure because a sale of property directly to the REIT in exchange for cash or REIT shares or a combination of cash and REIT shares, is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the disposition of his property may transfer the property to the partnership in exchange for units in the partnership and defer taxation of gain until the seller later sells the units in the partnership or exchanges them, normally on a one-for-one basis, for REIT shares. If the REIT shares are publicly traded, the former property or securities owner will achieve liquidity for his investment. We believe that using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

Our Operating Partnership

        We own all of our interests in our investments through our operating partnership, Black Creek Diversified Property Operating Partnership LP, a Delaware limited partnership (the "Operating Partnership"), or its subsidiaries. We are the sole general partner of our Operating Partnership. In addition, we have contributed 100% of the proceeds received from our public offerings of common stock to our Operating Partnership in exchange for partnership units ("OP Units") representing our interest as a limited partner of the Operating Partnership. Our Operating Partnership has classes of OP Units that correspond to our five classes of common stock: Class E OP Units (which are further separated into Series 1 and Series 2), Class T OP Units, Class S OP Units, Class D OP Units, and Class I OP Units. The OP Units of each class are economically equivalent to the same respective class of our common stock. We sometimes refer to our outstanding shares, along with the OP Units held by third parties, collectively as "Fund Interests" because they all represent interests held by investors in our Operating Partnership, through which we own all of our investments and conduct all of our operations. We sometimes refer to the NAV of all of the Fund Interests as the "Aggregate Fund NAV." In addition, the Sponsor has been issued partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the "Special Units." The Advisor is wholly-owned by the Sponsor. As described below, at the election of the Sponsor, the performance component of the advisory fee payable to the Advisor may be paid instead to the Sponsor as a performance participation allocation with respect to the Special Units.

        As of June 30, 2019, we held a 92.8% limited partnership interest in the Operating Partnership. As of June 30, 2019, our Operating Partnership had outstanding OP Units held by third-party investors representing approximately an 7.2% limited partnership interest, all of which were Series 1 Class E OP Units. These units were issued by the Operating Partnership in connection with its exercise of options to acquire certain fractional interests in real estate that were previously sold to such investors pursuant to private placements previously conducted by the Operating Partnership. The holders of OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both. As discussed further below under "Investment Strategy, Objectives and Policies—DST Program," we, through the Operating Partnership, launched a similar program of private placements in March 2016.

Net Asset Value Calculation and Valuation Procedures

        Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. One fundamental element of the valuation process, the valuation of our real property portfolio, is managed by Altus Group U.S., Inc., an independent valuation firm ("the Independent Valuation Firm") approved by our board of directors, including a majority of our independent directors. Altus Group is a multidisciplinary provider of independent, commercial real estate consulting and advisory services in multiple offices around the world, including Canada, the U.K., Australia, the United States and Asia Pacific. Altus Group is engaged in the business of valuing commercial real estate properties and is not affiliated with us or the Advisor.

        The real property portfolio valuation, which is the largest component of our NAV calculation, is provided to us by the Independent Valuation Firm each month. The foundation for this valuation is periodic appraisals. The overarching principle of these appraisals is to produce valuations that represent fair and accurate estimates of the unencumbered values of our real estate or the prices that would be received for our real properties in arm's-length transactions between market participants before considering underlying debt. The valuation of our real properties determined by the Independent Valuation Firm may not always reflect the value at which we would agree to buy or sell such assets and the value at which we would buy or sell such assets could materially differ from the Independent Valuation Firm's estimate of fair value. We obtain ongoing appraisals pursuant to schedules prepared by the Independent Valuation Firm and our Advisor that are designed to conduct appraisals on each of our properties throughout any given calendar year. In order to provide a smooth and orderly appraisal process, we seek to have approximately 1/12th of the portfolio appraised by a third party each month, although we may have more or less appraised in a month. In no event will a calendar year pass without having each and every property valued by appraisal unless such asset is bought or sold in such calendar year. However, each month, the Independent Valuation Firm adjusts a real property's valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-material events may also be made).

        Each calendar year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm provides the board of directors with periodic valuation reports. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Firm.

        While the methodologies contained in the valuation procedures are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a terrorist attack or an act of nature), our ability to implement and coordinate our NAV procedures may be impaired or delayed, including in circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents. Further, the NAV per share should not be viewed as being determinative of the value of our common stock that may be received in a sale to a third party or the value at which our stock would trade on a national exchange. We may suspend this offering and the share redemption program if our board of directors determines that the calculation of NAV may be materially incorrect or there is a condition that restricts the valuation of a material portion of our assets. See "Net Asset Value Calculation and Valuation Procedures" for more details regarding our valuation procedures.

NAV and NAV Per Share Calculation

        Our NAV per share is calculated as of the last calendar day of each month for each of our outstanding classes of stock and is available generally within 15 calendar days after the end of the applicable month. Our NAV per share is calculated by ALPS Fund Services Inc. ("ALPS" or the "NAV Accountant"), a third-party firm approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace ALPS, the Independent Valuation Firm, or any other party involved in our valuation procedures with another party, including our Advisor, if it is deemed appropriate to do so.

        Each month, before taking into consideration accrued dividends or class-specific fee accruals, any change in the Aggregate Fund NAV (whether an increase or decrease) from the prior month is allocated among each class of Fund Interest (i.e., our outstanding shares, along with any OP Units held by third parties) based on each class's relative percentage of the previous Aggregate Fund NAV. Changes in the Aggregate Fund NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property portfolio, real estate-related assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, asset management fees and the distribution fee) and distributions to investors.

        Our most significant source of net income is property income. We accrue estimated income and expenses on a monthly basis based on annual budgets as adjusted from time to time to reflect changes in the business throughout the year. For the first month following a property acquisition, we calculate and accrue portfolio income with respect to such property based on the performance of the property before the acquisition and the contractual arrangements in place at the time of the acquisition, as identified and reviewed through our due diligence and underwriting process in connection with the acquisition. For the purpose of calculating our NAV, all organization and offering costs reduce NAV as part of our estimated income and expense accrual. On a periodic basis, our income and expense accruals are adjusted based on information derived from actual operating results.

        Our liabilities are included as part of our NAV calculation and are valued at fair value generally in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Our liabilities include, without limitation, property-level mortgages, accrued distributions, the fees payable to the Advisor and the Dealer Manager, accounts payable, accrued company-level operating expenses, any company or portfolio-level financing arrangements and other liabilities.

        Following the calculation and allocation of changes in the Aggregate Fund NAV as described above, the NAV for each class is adjusted for accrued dividends and the distribution fee, to determine the monthly NAV. Because the purchase price of shares in the primary offering is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, which are effectively paid by purchasers of shares at the time of purchase, the upfront selling commissions and dealer manager fees have no effect on the NAV of any class.

        NAV per share for each class is calculated by dividing such class's NAV at the end of each month by the number of shares outstanding for that class on such day. See "Net Asset Value Calculation and Valuation Procedures" for more details regarding our NAV per share calculations.

Estimated Use of Proceeds

        After paying upfront selling commissions and dealer manager fees and organization and offering expenses, and assuming that we sell the maximum offering, we estimate net proceeds from this offering in an amount equal to $2.96 billion, or approximately 98.6%, of the gross proceeds from this offering, to be available to us. Upfront selling commissions and dealer manager fees, which are effectively paid by purchasers of shares in the primary offering at the time of purchase, because the purchase price of such shares is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, have no effect on the NAV of any class. Accordingly, if we fund additional underwriting compensation (as described below) and issuer organization and offering expenses entirely out of cash flow from operations (which would not reduce the net offering proceeds), then as a percentage of the NAV of the shares sold (measured as of the date of sale), approximately 99.1% of the proceeds will be available to us. We expect to use the net proceeds of this offering to make investments in accordance with our investment strategy and policies, to provide liquidity to our stockholders and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). We may use the proceeds of this offering to fund stockholder distributions, although we do not currently intend to do so. The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount of proceeds raised in this offering, the timing of our receipt of such proceeds and the best uses of the proceeds at such time. The foregoing figures are estimates based on numerous assumptions. The actual percentage of net proceeds available to use will depend on a number of factors, including the amount of capital we raise and the actual offering costs. For example, if we raise less than the maximum offering amount, we would expect the percentage of net offering proceeds available to us to be less (and may be substantially less) than that set forth above because many offering costs are fixed and do not depend on the amount of capital raised in the offering. See "Estimated Use of Proceeds."

Investment Objectives and Strategy

        Our primary investment objectives are:

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  providing current income to our stockholders in the form of consistent cash distributions;

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  preserving and protecting our stockholders' capital investments;

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  realizing capital appreciation in our share price from active investment management and asset management; and

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  providing portfolio diversification in the form of multi-asset class investing in direct real estate.

        There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. In most cases these limitations cannot be changed unless our charter is amended, which may require the approval of our stockholders.

        We will continue to focus our investment activities on expanding a high-quality, diversified real estate portfolio throughout the U.S. Although we generally target investments in four primary property categories (office, retail, industrial and multifamily), our charter and bylaws do not preclude us from investing in other types of commercial property, real estate-related debt, or real estate-related debt and equity securities.

        We believe that the real estate market is cyclical, with demand for property types peaking at different times. Although we do not invest for the short term, we are active portfolio managers and will seek to take advantage of opportunities to acquire or dispose of assets strategically at different points in the cycle. One reason we focus on multiple property types and markets is to increase our ability to take advantage of these market cycles. We believe that the broader the opportunity set in which to invest our capital, the more selective we can be in choosing strategic and accretive investments, which we believe may result in attractive total returns for you. Seeing more of the overall real estate market also may allow us to be consistent and meaningful investors throughout different cycles. When we believe one sector is overvalued, we patiently wait and focus on another sector that we believe is overlooked or has stronger fundamentals of relative value. We also believe that value generally is based on the investment's ability to produce cash flow and not what the next buyer will pay at any point in time. We generally focus on select, targeted markets that exhibit characteristics of being supply-constrained with strong demand from tenants seeking quality space.

        Our near-term, investment strategy is likely to prioritize new investments in the industrial and multifamily sectors due to attractive fundamental conditions. We have been focused on selling certain office and retail assets. The disposition of these properties has helped us increase our current allocation to industrial real estate assets and liquidity to pursue new investment opportunities. However, there can be no assurance that we will be successful in this investment strategy, including with respect to any particular asset class. To a lesser extent we may invest in other types of real estate including, but not limited to, hospitality, medical offices, student housing and unimproved land. We currently do not intend to invest in these other types of real estate.

        To provide diversification to our portfolio, we have invested and may continue to invest in real estate-related debt, which will generally include mortgage loans secured by real estate, mezzanine debt and other related investments. Any investments in real estate-related securities generally will focus on equity issued by public and private real estate companies and certain other securities, with the primary goal of such investments being the preservation of liquidity in support of our share redemption program.

        We generally employ a long-term hold strategy for strategic investments within our portfolio of real estate assets. The majority of our current portfolio consists of primarily "core" or "core-plus" properties that have significant operating histories and are substantially leased whereby a significant portion of the total investment return is expected to be derived from current income. In addition, we have invested in a relatively smaller proportion of "value added" opportunities that have arisen in circumstances where we have determined that a property may be situationally undervalued or where re-development, re-leasing and/or improved asset management may increase cash flows, and where the total investment return is generally expected to have a relatively larger component derived from capital appreciation.

Leverage

        We use financial leverage to provide additional funds to support our investment activities. We calculate our leverage for reporting purposes as the outstanding principal balance of our total borrowings divided by the fair value of our real property and debt-related investments. For purposes of determining the fair value of our real property, we include the fair value of the properties that are part of the DST Program due to the master lease structure, including our purchase option. Based on this methodology, our leverage was 43.4% as of June 30, 2019, as compared to 47.7% as of December 31, 2018. There are other methods of calculating our overall leverage ratio that may differ from this methodology, such as the methodology used in determining our compliance with corporate borrowing covenants. Our current leverage target is between 40-60%. Although we will generally work to maintain the targeted leverage ratio over the near term, we may change our targeted leverage ratio from time to time. In addition, we may vary from our target leverage ratio from time to time, and there are no assurances that we will maintain the targeted range disclosed above or achieve any other leverage ratio that we may target in the future. Our board of directors may from time to time modify our borrowing policy in light of then-current economic conditions, the relative costs of debt and equity capital, the fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. Our charter restricts the amount of indebtedness that we may incur to 300% of our net assets, which approximates 75% of the cost of our investments, but does not restrict the amount of indebtedness we may incur with respect to any single investment. Notwithstanding the foregoing, our aggregate indebtedness may exceed the limit set forth in our charter, but only if such excess is approved by a majority of our independent directors. See "Investment Strategy, Objectives and Policies—Borrowing Policies" for more details regarding our borrowing policies.

DST Program

        In March 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act of 1933, as amended, or the "Securities Act" through the sale of beneficial interests in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the "DST Program"). From 2006 through 2009, we, through our subsidiaries conducted similar private placement offerings of fractional interests in which we raised a total of $183.1 million in gross proceeds. These fractional interests were all subsequently acquired by the Operating Partnership in exchange for an aggregate of 17.7 million OP Units.

        Under the DST Program, each private placement will offer interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates ("DST Properties"). We anticipate that these interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Additionally, underlying interests of properties that are sold to investors pursuant to such private placements will be leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the Delaware statutory trusts from the investors at a later time in exchange for OP Units.

        Similar to our prior private placement offerings, we expect that the DST Program will give us the opportunity to expand and diversify our capital raising strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. We expect to use the net proceeds of these private placements to make investments in accordance with our investment strategy and policies, to provide liquidity to our investors and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount and timing of receipts of such proceeds and what we deem to be the best use of such proceeds at such time.

        In connection with the DST Program, in March 2016, Black Creek Exchange LLC ("BC Exchange"), a wholly owned subsidiary of our taxable REIT subsidiary that is wholly owned by the Operating Partnership, entered into a dealer manager agreement with our Dealer Manager, which was amended and restated as of August 13, 2018. Pursuant to the amended and restated dealer manager agreement, the Dealer Manager agreed to conduct the private placements of up to $500 million of interests. BC Exchange Manager LLC (the "DST Manager"), a wholly owned subsidiary of our Operating Partnership, acts, directly or through a wholly-owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to BC Exchange Advisor LLC ("DST Advisor"), an affiliate of the Advisor. As of June 30, 2019, we have sold $146.0 million of interests under the DST Program.

Summary Risk Factors

        An investment in shares of our common stock involves significant risks, including among others:

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  There is no public trading market for shares of our common stock, and it will therefore be difficult for you to sell your shares.

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  There are limits on the ownership, transferability and redemption of shares of our common stock which significantly limit the liquidity of an investment in shares of our common stock.

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  Since there is no public trading market for shares of our common stock, redemption of shares by us will likely be the only way to dispose of your shares. Our share redemption program provides stockholders with the opportunity to request that we redeem their shares on a monthly basis, but we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, redemptions will be subject to available liquidity, the 2% and 5% limits (defined below) and other significant restrictions. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid. See "Description of Capital Stock—Share Redemption Program" for more information.

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  A portion of the proceeds received in this offering is expected to be used to satisfy redemption requests, including requests from our existing stockholders which may be significant. Using the proceeds from this offering for redemptions will reduce the net proceeds available to retire debt or acquire additional properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.

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  In connection with this offering, we incur fees and expenses which will decrease the amount of cash we have available for operations and new investments. In the future we may conduct other offerings of common stock (whether existing or new classes), preferred stock, debt securities or of interests in our Operating Partnership. We may also amend the terms of this offering. We may structure or amend such offerings to attract institutional investors or other sources of capital. The costs of this offering and future offerings may negatively impact our ability to pay distributions and your overall return.

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  The purchase and redemption price for shares of our common stock will generally be based on our most recently disclosed monthly NAV (subject to material changes as described above) and will not be based on any public trading market. We generally expect our transaction price to be equal to our NAV as of a date approximately one month prior to the dates when share purchases and redemptions take place. For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price would equal the NAV per share of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription would be effective on the first calendar day of November. Conversely, if you wish to submit your shares for redemption in October, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of October. If accepted, your shares would be redeemed as of the last calendar day of October and, generally, the redemption price would equal the NAV per share of the applicable class as of the last calendar day of September, subject to reduction for early redemption. In each of these cases, the NAV that is ultimately determined as of the last day of October may be higher or lower than the NAV as of the last day of September used for determining the transaction price. Therefore, the price at which you purchase shares may be higher than the current NAV per share at the time of sale and the price at which you redeem shares may be lower than the current NAV per share at the time of redemption.

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  In addition to being a month old when share purchases and redemptions take place, our NAV does not currently represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. Our management's assessment of the market values of our properties may also differ from the appraised values of our properties. Further, it is possible that the annual appraisals of our properties may not be spread evenly throughout the year, and rapidly changing market conditions or material events may not be fully reflected in our monthly NAV. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.

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  Some of our executive officers, directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, our Dealer Manager and/or other entities related to our Sponsor. As a result, they face conflicts of interest, including but not limited to conflicts arising from time constraints, allocation of investment and leasing opportunities and the fact that the fees the Advisor receives for services rendered to us are based on our NAV, the procedures for which the Advisor assists our board of directors in developing, overseeing, implementing and coordinating.

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  We are subject to risks generally incident to the ownership of real property, including changes in global, national, regional or local economic, demographic, political, real estate or capital market conditions and other factors particular to the locations of our respective real property investments. We are unable to predict future changes in these market conditions. For example, an economic downturn or rise in interest rates could make it more difficult for us to lease properties or dispose of them. In addition, rising interest rates could make alternative interest-bearing and other investments more attractive and, therefore, potentially lower the relative value of our existing real estate investments.

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  Our use of leverage increases the risk of loss on our investments and places certain restrictions upon us which may limit us from realizing the most optimal value for such investments.

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  If we fail to maintain our status as a REIT, it would adversely affect our results of operations and our ability to make distributions to our stockholders.

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  You will not have the opportunity to evaluate future investments we will make with the proceeds raised in this offering prior to purchasing shares of our common stock.

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  The amount of distributions we may make is uncertain. We may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds. The use of these sources for distributions would decrease the amount of cash we have available for new investments, repayment of debt, share redemptions and other corporate purposes, and could potentially reduce your overall return and adversely impact and dilute the value of your investment in shares of our common stock.

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  Our NAV per share may suddenly change if the valuations of our properties materially change from prior valuations or the actual operating results materially differ from what we originally budgeted. For example, we regularly face lease expirations across our portfolio, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property generally will be expected to drop depending on the likelihood of a renewal or a new lease on similar terms.

Summary of Compensation to the Advisor and its Affiliates

        The Advisor and its affiliates receive fees and reimbursements for services related to this offering and for the investment and management of our assets, subject to the review and approval of our independent directors. In addition, the Sponsor has been issued partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the "Special Units." The Advisor is wholly-owned by the Sponsor. As described below, at the election of the Sponsor, the performance component of the advisory fee payable to the Advisor may be paid instead to the Sponsor as a performance participation allocation with respect to the Special Units.

        Set forth below is a summary of the fees and expenses we expect to pay these entities in connection with this offering or the operation of the Company. The estimated amount that we may pay with respect to such fees and expenses is also set forth below, assuming the maximum gross proceeds from the primary offering and distribution reinvestment plan. See "The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements" for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates. See "The Operating Partnership Agreement" for a more detailed description of the Special Units.

        The upfront selling commissions and dealer manager fees listed below are effectively paid by purchasers of shares in the primary offering at the time of purchase, because the purchase price of such shares is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, and therefore have no effect on the NAV of any class. The distribution fee listed below is allocated on a class-specific basis and may differ for each class, even when the NAV of each class is the same. Such class-specific fees are generally expected to affect distributions of the applicable classes rather than the NAV per share of such classes. The other fees and expenses below are not class-specific. Accordingly, they are allocated among all holders of Fund Interests ratably according to the NAV of their units or shares.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Upfront Selling Commissions and Dealer Manager Fees—the Dealer Manager	The Dealer Manager will be entitled to receive upfront selling commissions of up to 3.0%, and dealer manager fees of up to 1.5%, of the transaction price of each Class T share sold in the primary offering; provided, however, that the sum of upfront selling commissions and upfront dealer manager fees will not exceed 3.5% of the transaction price. The Dealer Manager will be entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

No upfront selling commissions or dealer manager fees will be paid with respect to purchases of Class D shares, Class I shares or shares of any class sold pursuant to our distribution reinvestment plan.

The amount of upfront selling commissions and dealer manager fees will depend on the number of shares sold, the class of shares sold and the transaction price of each share sold in the primary offering.

Upfront selling commissions will equal approximately $26.2 million and upfront dealer manager fees will equal approximately $2.0 million if we sell the maximum amount in our primary offering, assuming payment of the full upfront selling commissions and dealer manager fees (with a split for Class T shares of 3.0% and 0.5%, respectively), that 1/6 of the gross proceeds are from the sale of each of Class T and Class S shares, that the transaction prices of each of our Class T and Class S shares remain constant throughout the offering, and that there is no reallocation of shares between our primary offering and our distribution reinvestment plan.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Distribution Fees—the Dealer Manager	Subject to FINRA limitations on underwriting compensation, we will pay the Dealer Manager distribution fees:

•    with respect to our outstanding Class T shares, equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of an advisor distribution fee and a dealer distribution fee; we expect generally that the advisor distribution fee will equal 0.65% per annum and the dealer distribution fee will equal 0.20% per annum, of the aggregate NAV for each Class T share; however, with respect to certain Class T shares, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;

•    with respect to our outstanding Class S shares, equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares; and

•    with respect to our outstanding Class D shares, equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares.

We will not pay a distribution fee with respect to our outstanding Class E or Class I shares.

Actual amounts depend upon the number of shares of each class outstanding, our monthly NAV, and when shares are outstanding, and, therefore, cannot be determined at this time. The distribution fee with respect to shares sold in this offering will equal $10.8 million per annum if we sell the maximum offering amount, assuming 1/6 of gross proceeds in our primary offering and distribution reinvestment plan offering come from sales of Class T shares, 1/6 of gross proceeds in our primary offering and distribution reinvestment plan offering come from sales of Class S shares, 1/3 of gross proceeds in our primary offering and distribution reinvestment plan offering come from sales of Class D shares and 1/3 of gross proceeds in our primary offering and distribution reinvestment plan offering come from sales of Class I shares, that there is no reallocation of shares between our primary offering and our distribution reinvestment plan, and that the NAV per share remains the same throughout this offering.

The distribution fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fees to participating broker-dealers and servicing broker-dealers, and will rebate distribution fees to us to the extent a participating broker-dealer or servicing broker-dealer is not eligible to receive it unless the Dealer Manager has not recouped the total amount of distribution fees it advanced or the Dealer Manager is serving as the broker of record with respect to such shares. The distribution fees are calculated based on the NAV of all our outstanding Class T, Class S and Class D shares, including shares issued under our distribution reinvestment plan. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
We will cease paying the distribution fees with respect to individual Class T, Class S and Class D shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T, Class S or Class D share held within a stockholder's account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (a) a listing of any shares of our common stock on a national securities exchange, (b) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (c) the end of the month in which the Dealer Manager in conjunction with our transfer agent determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan).

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
In addition, after termination of a primary offering registered under the Securities Act, each Class T, Class S or Class D share sold in that primary offering, each Class T, Class S or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T, Class S or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the offerings covered by that registered statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering.

As used above, the "Applicable Conversion Rate" means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, (b) with respect to Class S shares, a ratio whereby the numerator is the most recently disclosed monthly Class S NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, and (c) with respect to Class D shares, a ratio whereby the numerator is the most recently disclosed monthly Class D NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fee expenses to our Class T, Class S and Class D shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T, Class S and Class D shares.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Additional Underwriting Compensation—the Dealer Manager or the Advisor	We pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain additional items of underwriting compensation described in "Plan of Distribution—Underwriting Compensation," including legal fees of the Dealer Manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, reimbursement of broker-dealers for technology costs and expenses associated with the facilitation of the marketing of our shares and ownership of our shares by their participating customers, and promotional items. In addition to this additional underwriting compensation, the Advisor may also pay the Dealer Manager additional amounts to fund certain of the Dealer Manager's costs and expenses related to the distribution of this offering, which will not be reimbursed by us, as described in "Plan of Distribution—Underwriting Compensation—Other Compensation." Also, the Dealer Manager may pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to shares sold in the primary offering, which will not be reimbursed by us, as described in "Plan of Distribution—Underwriting Compensation—Supplemental Fees and Commissions."	We estimate our additional underwriting compensation expenses to be approximately $2.6 million if we sell the maximum offering amount.
Issuer Organization and Offering Expense Reimbursement—the Advisor or its affiliates, including the Dealer Manager
We also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses (meaning organization and offering expenses other than underwriting compensation) as and when incurred. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including underwriting compensation) that we incur exceed 15% of our gross proceeds from the applicable offering.
We estimate our issuer organization and offering expenses (which excludes underwriting compensation expenses, including selling commissions, the dealer manager fee, the distribution fee, supplemental fees and commissions, the additional underwriting compensation described above and certain other amounts described in "Plan of Distribution—Underwriting Compensation—Other Compensation") to be approximately $12.8 million if we sell the maximum offering amount.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Advisory Fee—Fixed Component and Expense Reimbursement—the Advisor	In consideration for the asset management services it provides on our behalf, we pay the Advisor an advisory fee with a fixed component, payable monthly in arrears, that accrues monthly in an amount equal to 1/12th of 1.10% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by us or our affiliates for selling interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests. In calculating the fixed component of our advisory fee, we use our NAV before giving effect to monthly accruals for the fixed and performance components of the advisory fee, distribution fees payable to our Dealer Manager, or distributions payable on our outstanding shares or OP Units held by third parties.	Actual amounts depend upon our Aggregate Fund NAV, the changes in NAV and actual expenses incurred and, therefore, cannot be determined at this time.

Subject to certain limitations, we reimburse the Advisor or its affiliates for all of the costs they incur in connection with the services they provide to us under the Advisory Agreement, including, without limitation, our allocable share of the Advisor's overhead, which includes but is not limited to the Advisor's rent, utilities and personnel costs; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee, which services and fees are described in this table, and commencing as of September 1, 2017, we no longer reimburse the Advisor for compensation it pays to our named executive officers. See "The Advisor and the Advisory Agreement—The Advisory Agreement" for more details.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Advisory Fee—Performance Component—the Advisor and the Sponsor	In consideration for the asset management services the Advisor provides on our behalf, we also pay the Sponsor, in its capacity as holder of the Special Units, a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be paid to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor as a fee. If the Sponsor elects to have the Performance Component paid instead to the Advisor as a fee, the Sponsor has the discretion to make this election with respect to all or any portion of the performance component of the advisory fee for a particular year. This performance component of the advisory fee is calculated on the basis of the overall investment return provided to holders of Fund Interests (i.e., our outstanding shares and OP Units held by third parties) in any calendar year such that the Sponsor or the Advisor, as applicable, will receive the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year (the "Hurdle Amount"). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year. In no event will the performance component of the advisory fee be less than zero.	Actual amounts depend upon our Aggregate Fund NAV, the distributions we pay and the changes in NAV and, therefore, cannot be calculated at this time.

Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Sponsor or the Advisor, as applicable, will earn a performance component equal to 100% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
The "annual total return amount" referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific fees).

The "loss carryforward" referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward is zero as of the date of this prospectus.

Additionally, the Sponsor and the Advisor will provide us with a waiver of a portion of their fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Series 1 Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 a share or unit, the benefit of which will be shared among all holders of Fund Interests.

If the Sponsor does not elect on or before the first day of a calendar year to have the performance component of the advisory fee paid as a fee to the Advisor, then it will be paid as a distribution on the performance participation interest to the Sponsor, as the holder of the Special Units. In such case, the performance component of the advisory fee will be payable in cash or Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing an amount equal to the value of the performance component of the advisory fee by the NAV per Class I OP Unit as of the date of the distribution.

The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Any such repurchase requests will not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") or to our stockholders under our share redemption program; provided, however, that in the event the Sponsor or the Advisor hold OP Units paid or distributed with respect to the annual performance allocation or fee due under the Operating Partnership Agreement and/or Advisory Agreement from any prior calendar year, and requests the Operating Partnership to redeem all or a portion of such OP Units (the "Partnership Unit Balance"), the Operating Partnership will be required to redeem such Partnership Unit Balance only if we, based on reasonable projections, (i) have determined that, after redeeming such Partnership Unit Balance, we expect to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of our shares which can be redeemed under our then current share redemption program for the next ninety days (the "Minimum Liquidity Requirement") and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the share redemption program as of the most recent quarter end and the most recent month end (the "Redemption Period") have been honored (collectively, with the Minimum Liquidity Requirement, the "Redemption Requirements").In the event that we deem that the Redemption Requirements have not been met, then the Sponsor and the Advisor may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to our common stockholders requesting redemption of shares under the share redemption program, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the share redemption program during the Redemption Period, the Sponsor and the Advisor may only redeem an amount that causes the Minimum Liquidity Requirement to still be met.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
The above OP Unit redemption restriction shall not apply in the event that we terminate the Advisory Agreement. The Operating Partnership will redeem any OP Units of the Sponsor or the Advisor for cash unless our board of directors determines that any such redemption for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such OP Units will be redeemed for our common shares.

In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible by the Operating Partnership although it will reduce the cash available for distribution to holders of common OP Units and we believe that taxable income allocated to the Sponsor as holder of the Special Units should reduce the amount of taxable income allocable to the holders of common OP Units for the taxable period of the allocation. In addition, in the event the Operating Partnership commences a liquidation of its assets during any calendar year, the Sponsor will be distributed the performance participation allocation as its liquidation distribution, or the Advisor will receive payment of the performance component of the advisory fee, as applicable, prior to the distribution of the remaining liquidation proceeds to the holders of OP Units.

The Special Units do not receive Operating Partnership distributions or allocations except as described above. Holders of Special Units do not share in distributions paid to holders of common OP Units and are not allocated income or losses of the Operating Partnership except to the extent of taxable income allocated to them in their capacity as holders of the Special Units.

For a more comprehensive description of the performance component and related calculations, including an example of a calculation of the performance component, see "The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements" and "The Advisor and the Advisory Agreement—Performance Component Calculation Example" and "The Operating Partnership Agreement."

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Fees from Other Services—Affiliates of the Advisor	We retain certain of the Advisor's affiliates, from time to time, for services relating to our investments or our operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services (including but not limited to coordinating with brokers, lawyers, accountants and other advisors, assembling relevant information, conducting financial and market analyses, and coordinating closing procedures), construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance (including but not limited to budget preparation and preparation and maintenance of corporate models), treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor's affiliates for any such services will not reduce the advisory fees. Any such arrangements will be at market rates or reimbursement of costs incurred by the affiliate in providing the services.	Actual amounts depend on whether affiliates of the Advisor are actually engaged to perform such services.

        In lieu of cash, the Advisor may elect to receive the payment of its fees and the reimbursement of its expenses in shares of our common stock or OP Units, in any class of its choice. Any such shares or OP Units will be valued at the NAV per share or OP Unit applicable to such shares or OP Units on the issue date. Such shares shall not be subject to any early redemption deduction under our share redemption program.

Conflicts of Interest

        The Advisor and certain of its affiliates are subject to conflicts of interest in connection with the management of our business affairs, including the following:

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  The directors, officers and other employees of the Advisor or its affiliates must allocate their time between advising us and managing other real estate projects and business activities in which they may be involved.

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  The compensation payable by us to the Advisor and its affiliates may not be on terms that would result from arm's-length negotiations, is payable whether or not our stockholders receive distributions, and is based on our NAV, the procedures for which the Advisor assists our board of directors in developing, overseeing, implementing and coordinating.

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  We cannot guarantee that the terms of any joint venture proposed by the Advisor to be entered into with entities affiliated with the Advisor or entities sponsored or advised by affiliates of our Sponsor will be equally beneficial to us as those that would result from arm's-length negotiations.

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  We may compete with entities or programs sponsored or advised by affiliates of the Sponsor, including but not limited to Industrial Property Trust Inc. (which we refer to herein as "IPT") and Black Creek Industrial REIT IV Inc. (which we refer to herein as "BCI IV"), for opportunities to acquire, finance or sell investments. As a result of this competition, certain investment opportunities may not be available to us. Our board of directors has delegated to the Conflicts Resolution Committee the responsibility to consider and resolve any such conflicts. The Conflicts Resolution Committee consists entirely of independent directors. One of our independent directors, Mr. Charles Duke, is also an independent director for IPT and BCI IV. If there are any transactions or policies affecting us and IPT or BCI IV, Mr. Duke will recuse himself from making any such decisions for as long as he holds both positions.

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  Regardless of the quality of the assets acquired, the services provided to us or whether we make distributions to our stockholders, the Advisor and its affiliates receive certain fees and reimbursements in connection with transactions involving the management and sale of our investments.

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  The Dealer Manager is an affiliate of our Advisor. As a result, we do not have the benefit of an independent dealer manager and you do not have the benefit of an independent third-party review of this offering to the same extent as if we and the Dealer Manager were unaffiliated with our Advisor.

Our Board

        We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board of directors is responsible for the management and control of our affairs. We currently have five members on our board, three of whom are independent of us, the Advisor and our respective affiliates. Our directors are elected annually by the stockholders. Our board of directors has established an Audit Committee and an Investment Committee. Our board of directors has delegated the responsibility to consider and resolve all conflicts that may arise between us and other entities or programs sponsored or advised by affiliates of the Sponsor to a conflicts resolution committee (the "Conflicts Resolution Committee"). Our board of directors has also delegated certain responsibilities with respect to certain disposition, leasing, capital expenditure, borrowing and refinancing decisions to a management committee (the "Management Committee").

The Advisor

        Black Creek Diversified Property Advisors LLC, our Advisor, was formed as a Delaware limited liability company in April 2005 and is wholly owned by our Sponsor. Subject to our board of directors' oversight, we rely on the Advisor to manage our day-to-day activities and to implement our investment strategy. In addition, subject to the oversight, review and approval of our board of directors, the Advisor undertakes to, among other things, research, identify, review and make investments in and dispositions of real property and real estate-related investments on our behalf consistent with our investment policies and objectives. The Advisor performs its duties and responsibilities under an advisory agreement with us (the "Advisory Agreement") as a fiduciary of ours and our stockholders. The term of the Advisory Agreement is for one year, subject to renewals by our board of directors for an unlimited number of successive one-year periods. The current term of the Advisory Agreement expires on June 30, 2020. Our officers and our two interested directors are all employees of the

Advisor or its affiliates. The names and biographical information of our directors and officers are contained under "Management—Directors and Executive Officers."

Our Dealer Manager

        Black Creek Capital Markets, LLC, which we refer to as the Dealer Manager, is distributing the shares of our common stock offered hereby on a "best efforts" basis. The Dealer Manager is an entity related to the Advisor and is a member of the Financial Industry Regulatory Authority, Inc., or "FINRA." The Dealer Manager will coordinate our distribution effort and manage our relationships with participating broker-dealers and financial advisors and provide assistance in connection with compliance matters relating to marketing this offering. Separately, the Dealer Manager has also been engaged by us to conduct the private placements of our DST Program.

Other Affiliates of the Advisor and Related Entities

        In addition to our Advisor and our Dealer Manager, other affiliates of the Advisor are involved in this offering and our operations. The DST Manager, a wholly owned subsidiary of our Operating Partnership, acts, directly or through a wholly-owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to BC Exchange Advisor LLC, an affiliate of the Advisor. We and the Advisor have engaged BCG Advisors LLC, a registered investment advisor which we refer to as "BCG Advisors," to provide non-discretionary advice and recommendations with respect to our investment in securities.

Our Joint Ventures

        A component of our investment strategy may include entering into joint venture agreements with partners in connection with certain property acquisitions and debt-related investments or investments in funds managed by an affiliate of our Sponsor. With respect to these agreements, we may make varying levels of contributions in such ventures, including, without limitation, contributions of existing assets, and may take varying levels of management, control and decision rights. These agreements may allow us or our joint venture partners to be entitled to profit participation upon the sale of a property. With respect to any joint venture, we may enter into an advisory or sub-advisory agreement with an affiliate of the Advisor. We may also enter into arrangements with the Advisor in which the Advisor receives fees (directly or indirectly, including through a subsidiary of ours) from the joint venture entity or from the joint venture partner. Fees received from joint venture entities or partners and paid, directly or indirectly (including without limitation, through us or our subsidiaries), to the Advisor may be more or less than similar fees that we pay to the Advisor pursuant to the Advisory Agreement.

        In certain circumstances, we have entered and may enter into a joint venture with a partner who is a product specialist. Typically, such product partners are affiliated with the Advisor or third-party product specialists that have specialized expertise and dedicated resources in specific areas of real property or real estate-related debt or securities and assist the Advisor in connection with identifying, evaluating and recommending potential investments, performing due diligence, negotiating purchases and managing our assets on a day-to-day basis. These partnerships are intended to allow the Advisor to leverage the organizational infrastructure of experienced real estate developers, operators and investment managers, and to potentially give us access to a greater number of high-quality real property and other investment opportunities. The use of product specialists or other service providers does not eliminate or reduce the Advisor's fiduciary duty to us. The Advisor retains ultimate responsibility for the performance of all of the matters entrusted to it under the Advisory Agreement. Pursuant to the Advisory Agreement with the Advisor, we pay the Advisor certain fees. Where we have entered and may enter into a joint venture with a partner who is a product specialist of our Advisor, a portion of the Advisor's fees are generally reallowed to the product specialist in exchange for services provided.

The product specialists may or may not make an equity capital contribution to any such arrangement and may or may not participate in any potential profits of the relevant portfolio assets. Such profit participations are separate from and have no impact on fees paid by us to the Advisor.

Our Subsidiaries

        We primarily own interests in our real properties through DCTRT Real Estate Holdco LLC or wholly owned subsidiaries thereof, and all of our real estate-related debt and securities through DCTRT Securities Holdco LLC or wholly owned subsidiaries thereof. Both DCTRT Real Estate Holdco LLC and DCTRT Securities Holdco LLC are direct wholly owned subsidiaries of the Operating Partnership.

Structure Chart

        The chart below shows the relationships among the Advisor, the Sponsor, the Dealer Manager and other of our Advisor's affiliates. Our Sponsor, the Advisor, the Dealer Manager and BC Exchange Advisor LLC are presently each directly or indirectly majority owned, controlled and/or managed by the estate of John A. Blumberg, James R. Mulvihill, Evan H. Zucker and/or their affiliates. Our Sponsor has issued, and may in the future issue, equity interests or derivatives thereof to certain of their employees, affiliated or other unaffiliated individuals, consultants or other parties. However, none of such transactions has or is expected to result in a change in control of our Sponsor.

Distribution Policy

        We currently are, and expect that in the future we will continue to be, organized and operate in a manner intended to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we are required to distribute at least 90% of our annual taxable income to our stockholders. Our board of directors intends to authorize a monthly distribution of a certain dollar amount per share of our common stock using monthly record dates. Your distributions will accrue on the first record date after you become a record owner of our common stock, subject to our board of directors declaring a distribution for record owners as of such date. We accrue the amount of declared distributions as a liability on the record date, and such liability is accounted for in determining the NAV. We reserve the right to adjust the periods during which distributions accrue and are paid. See "Selected Information Regarding Our Operations—Distribution Information" and "Description of Capital Stock—Distributions."

Distribution Reinvestment Plan

        You may choose to enroll as a participant in our distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after acceptance of your written notice. As a participant, the cash distributions attributable to the class of shares that you own will automatically be reinvested in additional shares of the same class. The cash distributions you receive will be reinvested in shares of our common stock at the transaction price in effect on the distribution date. However, our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Our board of directors may amend, suspend or terminate the distribution reinvestment plan in its discretion at any time upon 10 days' notice to you. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the participants. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash.

Share Redemption Program

        While stockholders may request on a monthly basis that we redeem all or any portion of their shares pursuant to our share redemption program, we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, our ability to fulfill redemption requests is subject to a number of limitations. As a result, share redemptions may not be available each month. Under our share redemption program, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the last calendar day of that month (each such date, a "Redemption Date"). Shares redeemed on the Redemption Date remain outstanding on the Redemption Date and are no longer outstanding on the day following the Redemption Date. Redemptions will be made at the transaction price in effect on the Redemption Date, except that shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price (an "Early Redemption Deduction"). The Early Redemption Deduction may be waived in certain circumstances including: (i) in the case of redemption requests arising from the death or qualified disability of the holder; (ii) in the event that a stockholder's shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance or (iii) with respect to shares purchased through our distribution reinvestment plan. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. An investor may withdraw its redemption request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

        The total amount of aggregate redemptions of Class E, Class T, Class S, Class D, and Class I shares (based on the price at which the shares are redeemed) will be limited during each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and in each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter; provided, however, that every month and quarter each class of our common stock will be allocated capacity within such aggregate limit to allow stockholders in such class to either (a) redeem shares (based on the price at which the shares are redeemed) equal to at least 2% of the aggregate NAV of such share class as of the last calendar day of the previous quarter, or, if more limiting, (b) redeem shares (based on the price at which the shares are redeemed) over the course of a given quarter equal to at least 5% of the aggregate NAV of such share class as of the last calendar day of the previous quarter (collectively referred to herein as the "2% and 5% limits"), which in the second and third months of a quarter could be less than 2% of the NAV of such share class. In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares redeemed at the end of the month will be redeemed on a pro rata basis. Even if the class-specific allocations are exceeded for a class, the program may offer such class additional capacity under the aggregate program limits. Redemptions and pro rata treatment, if necessary, will first be applied within the class-specific allocated capacity and then applied on an aggregate basis to the extent there is remaining capacity. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable.

        For both the aggregate and class-specific allocations described above, (i) provided that the share redemption program has been operating and not suspended for the first month of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for that month will carry over to the second month and (ii) provided that the share redemption program has been operating and not suspended for the first two months of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for those two months will carry over to the third month. In no event will such carry-over capacity permit the redemption of shares with aggregate value (based on the redemption price per share for the month the redemption is effected) in excess of 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter (provided that for these purposes redemptions may be measured on a net basis as described in the paragraph below).

        We currently measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term "net redemptions" means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). Net redemptions for the class-specific allocations will be based only on the capital inflows and outflows of that class, while net redemptions for the overall program limits would be based on capital inflows and outflows of all classes. Thus, for any given calendar quarter, the maximum amount of redemptions during that quarter will be equal to (1) 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter, plus (2) proceeds from sales of new shares in this offering (including purchases pursuant to our distribution reinvestment plan) and the Class E distribution reinvestment plan offering since the beginning of the current calendar quarter. The same would apply for a given month, except that redemptions in a month would be subject to the 2% limit described above (subject to potential carry-over capacity), and netting would be measured on a monthly basis. With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to "gross redemptions," i.e., without netting against capital inflows, rather than to net redemptions. If redemptions for a given month or quarter are measured on a gross basis rather than on a net basis, the redemption limitations could limit the amount of shares redeemed in a given month or quarter despite our receiving a net capital inflow for that month or quarter. In order for our board of directors to change the application of the allocations and limitations from net redemptions to gross redemptions or vice versa, we will provide notice to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure redemptions on a gross basis, or vice versa, will only be made for an entire quarter, and not particular months within a quarter.

        Although the vast majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, we intend to maintain a number of sources of liquidity including (i) cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities and liquid real estate-related securities and (ii) one or more borrowing facilities. We may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from this offering and/or sales of our assets.

        Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, then we may choose to redeem fewer shares than have been requested to be redeemed, or none at all. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests. See "Description of Capital Stock—Share Redemption Program—Redemption Limitations."

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

        Set forth below are some of the more frequently asked questions and answers relating to our structure, our management, our business and an offering of this type.

Questions and Answers Relating to our Structure, Management and Business

Q:    WHAT IS A "REIT"?

A:
In general, a REIT is a company that:

•
Offers the benefits of a diversified real estate portfolio under professional management;

•
Is required to make distributions to investors of at least 90% of its taxable income for each year;

•
Prevents the federal "double taxation" treatment of income that generally results from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on the portion of its net income that is distributed to the REIT's stockholders; and

•
Combines the capital of many investors to acquire or provide financing for real estate assets.

Q:    WHO IS BLACK CREEK GROUP?

A:
Black Creek Group is an experienced real estate investment management firm that, through its affiliates and sponsored funds and companies, has acquired more than $19.5 billion of real estate assets through June 30, 2019. Over its more than 25-year history, Black Creek Group has sponsored 24 investment platforms, including 18 institutional and six retail funds, and managed a diverse spectrum of commercial real estate—including office, industrial retail and multifamily. Black Creek Group sponsored companies offer a range of investment solutions for both institutional and wealth management channels.

Q:    WHAT IS YOUR RATIONALE FOR PURSUING A DIVERSIFIED REAL ESTATE PORTFOLIO?

A:
We believe that the real estate market is cyclical, with different demand for property types at different times. Although we do not invest for the short term, we are active portfolio managers and we will seek to take advantage of opportunities to acquire or dispose of assets presented to us by real estate markets. One reason we focus on multiple property types and markets is to increase our ability to take advantage of these market cycles. We believe that the more opportunities we see in which to invest our capital, the more selective we can be in choosing strategic and accretive investments, which we believe may result in attractive total returns for our stockholders. Seeing more opportunities also may allow us to be consistent and meaningful investors throughout different cycles. When we believe one market is overvalued, we patiently wait and focus on another market that we believe is overlooked or has stronger fundamentals of relative value.

Q:    WHAT IS THE EXPERIENCE OF THE ADVISOR'S MANAGEMENT TEAM?

A:
The key members of the Advisor's management team include, in alphabetical order, Rajat Dhanda, David M. Fazekas, Andrea L. Karp, Richard D. Kincaid, Dwight L. Merriman III, Lainie P. Minnick, Gregory M. Moran, James R. Mulvihill, Taylor M. Paul, Scott W. Recknor, Jeffrey W. Taylor, J.R. Wetzel, Joshua J. Widoff and Evan H. Zucker. The Advisor's management team collectively has substantial experience in various aspects of acquiring, owning, managing, financing and operating commercial real estate across diverse property types, as well as significant experience in the asset allocation and investment management of real estate, debt and other investments.

  Certain affiliates of our Sponsor, the parent of the Advisor, directly or indirectly through affiliated entities, have sponsored five other public REITs: (i) Keystone Property Trust (New York Stock

  Exchange ("NYSE"): KTR) (formerly known as American Real Estate Investment Corp. and which we refer to herein as "KTR"), which was acquired by ProLogis Trust (NYSE: PLD) in August 2004, (ii) DCT Industrial Trust Inc. (formerly known as Dividend Capital Trust Inc. and which we refer to herein as "DCT Industrial") (NYSE: DCT), (iii) Industrial Income Trust Inc., or "IIT", (iv) BCI IV and (v) IPT. Owners of our Sponsor, directly or indirectly through affiliated entities, have also sponsored numerous private entities. Collectively, as of June 30, 2019, the public and private programs sponsored by certain members of the Advisor's management team had purchased interests in real estate-related assets having combined acquisition and development costs of approximately $19.5 billion.

Q:    WHAT IS THE LIQUIDITY EVENT HISTORY OF OTHER PUBLIC PROGRAMS SPONSORED BY YOUR ADVISOR?

A:
Certain affiliates of our Sponsor, the parent of the Advisor, and principals of our Advisor directly or indirectly through affiliated entities, collectively or in various combinations, previously sponsored KTR, DCT Industrial and IIT and currently sponsor BCI IV and IPT. KTR's common shares were listed on the American Stock Exchange at the time of its initial public offering. The following summary sets forth additional details with respect to the liquidity event history of the other four REITs.

  DCT Industrial initially sold shares of its common stock to investors from February 2003 through January 2006 at share prices that ranged from $10.00 to $10.50 per share in various public offerings. DCT Industrial intended to effect a liquidity event within ten years of its first sale of common stock, which occurred in February 2003. DCT Industrial's liquidity event occurred in December 2006, when DCT Industrial completed a listing on the NYSE at an offering price of $12.25 per share.

  IIT sold shares of its common stock to investors from December 2009 through April 2012 at a share price of $10.00 per share in its initial public offering. IIT sold shares of its common stock pursuant to a follow-on offering from April 2012 through July 2013 at a share price of $10.40 per share. IIT announced an estimated NAV per share of its common stock of $11.04 as of December 31, 2014. On November 4, 2015, IIT completed its merger with and into Western Logistics II LLC, or "WL II", an affiliate of Global Logistics Properties Limited, or "GLP", in an all cash transaction valued at approximately $4.55 billion, subject to certain transaction costs. In connection with the closing, stockholders of IIT were paid a cash distribution of $10.56 per share as well as a distribution of units of beneficial interest in the liquidating trust described below. Academy Partners Ltd. Liability Company, or "Academy Partners", is the former owner of the name "Industrial Income Trust Inc.", "Industrial Income Trust" and "IIT", which we refer to collectively as the "Trademarks" and GLP (or its affiliate), which is unrelated to Academy Partners and its Black Creek Group LLC affiliates, is the present owner and source of services provided under the Trademarks. Concurrently with the closing of the merger, IIT transferred 11 properties that were under development or in the lease-up stage to a liquidating trust, the beneficial interests in which were distributed to then-current IIT stockholders, with one unit being distributed for each share held. In August 2017, the liquidating trust sold one of the excluded properties. In December 2017, the liquidating trust sold the 10 remaining real estate properties to Black Creek Industrial Fund LP. The properties sold constituted all of the real property owned by the liquidating trust. The aggregate purchase price received by the liquidating trust for all the properties was $250.7 million, before giving effect to customary real estate prorations. The liquidating trust distributed $0.5509 net per unit of beneficial interest to unitholders on December 20, 2017, bringing the total value of the consideration received by IIT's former stockholders in connection with the merger to $11.11 per share.

  IPT commenced its initial public offering of shares of its common stock in July 2013, originally at a share price of $10.00 per share. Its primary offering closed on June 30, 2017, and its distribution reinvestment plan was suspended beginning with the third quarter of 2019 in connection with the transaction described below. IPT announced an estimated NAV per share of $9.24, $9.74, $11.11 and $12.33 as of June 30, 2015, November 30, 2016, November 30, 2017 and November 30, 2018, respectively. On July 15, 2019, IPT entered into a definitive merger agreement pursuant to which IPT would be acquired by an affiliate of Prologis, Inc. in an all cash transaction valued at approximately $3.99 billion, subject to adjustment for certain transaction costs. As of the date of this prospectus, this transaction has not yet closed. Under the terms of this merger agreement, IPT's minority ownership interests in its two unconsolidated joint venture partnerships—BTC I Partnership and BTC II Partnership (together, the "BTC Partnerships")—were excluded from the transaction, and the merger agreement gave IPT the ability to elect the method by which they would be excluded. Accordingly, on August 20, 2019, IPT entered into an amended and restated merger agreement to reflect IPT's election to consummate the transaction through a sale of IPT's assets (other than its ownership interests in the BTC Partnerships) to affiliates of Prologis, Inc. (the "Asset Sale"), which amendment and restatement did not impact the transaction value of approximately $3.99 billion, subject to adjustment for certain transaction costs. Pursuant to the terms of this amended and restated merger agreement, at the closing of the Asset Sale, the cash consideration to be paid by Prologis, Inc. will be based on the following formula: (i) $2,371,500,000, minus (ii) the actual amount drawn under IPT's operating partnership's revolving credit facility to provide working capital for IPT and its interests in the BTC Partnerships following the closing, plus (iii) certain transaction costs paid or incurred by IPT and its subsidiaries in connection with the transactions, plus (iv) the payoff amount of all indebtedness of IPT, its operating partnership and any other subsidiary of IPT that is not acquired by an affiliate of Prologis, Inc. in the Asset Sale, minus (v) the closing net working capital of IPT, its operating partnership and any other subsidiary of IPT that is not acquired by an affiliate of Prologis, Inc. in the Asset Sale. Prior to the approval of the Asset Sale by IPT's stockholders, IPT's board of directors may in certain circumstances adopt, approve or declare advisable certain alternative business combination transactions or take similar actions in accordance with its obligations under applicable law, subject to complying with specified notice and other conditions set forth in the amended and restated merger agreement, including the payment of a termination fee. The completion of the Asset Sale is subject to a number of conditions, including, among others, approval by the requisite vote of IPT's stockholders, and the amended and restated merger agreement now provides that closing of the Asset Sale will take place no earlier than January 8, 2020, unless otherwise agreed by the parties. The amended and restated merger agreement may be terminated under certain customary circumstances, including by either party if the Merger has not been consummated by an outside date of February 28, 2020 or upon a failure of IPT to obtain approval of the requisite vote of its stockholders.

  BCI IV commenced its initial public offering of shares of its common stock in February 2016, originally at a share price of $10.00 per Class A share and $9.42 per Class T share. BCI IV subsequently changed the designation of Class A shares to Class I shares and began offering shares of its common stock in any combination of Class T shares, Class W shares and Class I shares at the "transaction price," plus applicable selling commissions and dealer manager fees. The "transaction price" generally is equal to the NAV per share most recently disclosed by BCI IV, which was $10.0489 for each class of shares as of July 31, 2019. BCI IV's offering documents indicate an intention to consider alternatives to effect a liquidity event for its stockholders beginning seven to 10 years following the investment of substantially all of the net proceeds from BCI IV's offerings. BCI IV has not invested substantially all of the net proceeds from all of its public offerings, as it is presently engaged in a public offering.

Q:    WHO CHOOSES WHICH INVESTMENTS TO MAKE?

A:
The Advisor selects real properties, debt-related investments and other investments based on specific investment objectives and criteria, and is subject to the direction, oversight and investment approval of our board of directors.

Q:    WHAT IS A PERPETUAL-LIFE REIT?

A:
We use the term "perpetual-life REIT" to describe an investment vehicle of indefinite duration focused on real estate properties and other real estate-related assets, the shares of common stock of which are generally intended to be sold and redeemed by the issuer on a continuous basis. Public and private pension plan sponsors, endowments, foundations and other institutional investors have historically availed themselves of similarly structured perpetual-life vehicles as one option for allocating a portion of their portfolio to direct investments in real estate.

Q:    HOW IS AN INVESTMENT IN SHARES OF OUR COMMON STOCK DIFFERENT FROM PUBLICLY TRADED REITs?

A:
While investing in REITs whose shares are listed on a national securities exchange is one alternative for investing in real estate, shares of listed REITs generally fluctuate in value with both the real estate market and with the stock market as a whole. We do not intend to list our shares for trading on a national securities exchange and, as such, an investment in shares of our common stock generally differs from listed REITs in the following ways:

•
The monthly NAV per share for each class of our common stock is based directly on the value of our assets and liabilities, while shares of listed REITs are priced by the public trading market, which generally causes a listed REIT's stock price to fluctuate based on factors such as supply (number of sellers) and demand (number of buyers) of shares, based on shifting preferences among various sectors of the economy as well as other market forces, and such stock price may deviate from the net asset value of such listed REIT.

•
Most listed REITs focus on selected property types or geographic markets, whereas we have the flexibility to, and intend to, diversify across multiple properties types and geographic markets. We are active portfolio managers and we will seek to take advantage of opportunities to acquire or dispose of assets presented to us by real estate markets. We are not tied to specific allocation targets and we may not always have significant holdings, or any holdings at all, in any particular category.

•
Industry benchmarks that track the value of direct investments in real estate properties as an asset class have demonstrated a low correlation with the benchmarks for traditional asset classes, such as publicly traded stocks and bonds, whereas in recent periods, listed REITs have demonstrated a high correlation with other publicly traded stocks.

•
An investment in our shares has limited or no liquidity and our share redemption program may be modified, suspended or terminated. In contrast, an investment in a listed REIT is a liquid investment, as shares can be sold on an exchange at any time.

•
Listed REITs are often self-managed, whereas our investment operations are managed by our Advisor.

•
Unlike the offering of a listed REIT, this offering has been registered in every state in which we are offering and selling shares. As a result, we include certain limits in our governing documents that are not typically provided for in the charter of a listed REIT. For example, our charter limits the fees we may pay to the Advisor and its affiliates, limits our ability to make certain investments, limits the aggregate amount we may borrow, requires our independent directors to approve certain actions and restricts the scope of indemnification of our directors, the Advisor and its affiliates. A listed REIT does not typically provide for these restrictions within its charter. A listed REIT is, however, subject to the governance requirements of the exchange on which its stock is traded, including requirements relating to its board of directors, audit committee, independent director oversight of executive compensation and the director nomination process, code of conduct, shareholder meetings, related party transactions, shareholder approvals, and voting rights. Although we expect to follow some of these same governance guidelines, there is no requirement that we do so.

Questions and Answers Relating to this Offering

Q:    HOW DOES A "BEST EFFORTS" OFFERING WORK?

A:
When shares of common stock are offered to the public on a "best efforts" basis, the broker-dealers participating in this offering are only required to use their best efforts to sell the shares of our common stock. Broker-dealers do not have a firm commitment or obligation to purchase any of the shares of our common stock.

Q:    WHO CAN BUY SHARES OF COMMON STOCK IN THIS OFFERING?

A:
In general, you may buy shares of our common stock pursuant to this prospectus provided that you have either (1) a net worth of at least $70,000 and an annual gross income of at least $70,000 or (2) a net worth of at least $250,000. For this purpose, net worth does not include your home, home furnishings and personal automobiles. Generally, you must initially invest at least $2,500 for Class T, Class S or Class D shares and $1,000,000 (unless waived by us) for Class I shares. After you have satisfied the applicable minimum purchase requirement, additional purchases must be in increments of $500, except for purchases made pursuant to our distribution reinvestment plan. These minimum net worth may be higher in certain states, so you should carefully read the more detailed description under "Suitability Standards" above.

Q:
WHAT ARE THE DIFFERENCES BETWEEN THE CLASS T, CLASS S, CLASS D AND CLASS I SHARES OF COMMON STOCK BEING OFFERED?

A:
The differences among the currently offered share classes relate to upfront selling commissions, dealer manager fees and ongoing distribution fees. No upfront selling commissions or dealer manager fees are paid with respect to Class D shares, and no upfront selling commissions, dealer manager fees or distribution fees are paid with respect to Class I shares. No selling commissions or dealer manager fees are paid with respect to any shares sold under our distribution reinvestment plan. See "Description of Capital Stock" and "Plan of Distribution" for a discussion of the differences between our Class T, Class S, Class D and Class I shares.

  Assuming a constant net asset value per share and assuming applicable distribution fees are paid until the 8.75% of primary offering gross proceeds limit described in "Plan of Distribution—Distribution Fees—Class T, Class S and Class D Shares" is reached, we expect that a one-time

  $10,000 investment in shares of each class would be subject to the following upfront selling commissions, dealer manager fees and distribution fees:

	Upfront Selling Commissions	Dealer Manager Fees	Annual Distribution Fees	Maximum Distribution Fees Over Life of Investment (Length of Time)		Total (Length of Time)
Class T	$300	$50	$85	$556 (7 years	)	$906 (7 years	)
Class S	$350	$—	$85	$556 (7 years	)	$906 (7 years	)
Class D	$—	$—	$25	$875 (35 years	)	$875 (35 years	)
Class I	$—	$—	$—	$—		$—

  The ongoing distribution fees listed above are allocated on a class-specific basis and borne by all holders of the applicable class. These class-specific fees may differ for each class, even when the NAV of each class is the same. We normally expect that the allocation of ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to our valuation procedures, the class-specific fee allocations may lower the net asset value of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class, including the Class E shares, could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class. See "Net Asset Value Calculation and Valuation Procedures" and "Description of Capital Stock—Distributions" for more information.

  Our Class T shares, Class S shares, Class D shares and Class I shares are available for different categories of investors. Class T and Class S shares are available to the general public. Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law and direct clients to trade with a broker-dealer that offers Class D shares, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (5) other categories of investors that we name in an amendment or supplement to this prospectus. Class I shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Advisor's product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (8) by participating broker dealers, including their registered representatives and immediate family members, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (10) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. Before making your investment decision, please consult with your investment adviser regarding your account type and the classes of common stock you may be eligible to purchase.

  Certain participating broker-dealers may offer volume discounts, which would reduce upfront selling commissions and would therefore increase the length of time required for selling commissions, dealer manager fees and distribution fees to reach the 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of primary offering gross proceeds limit described in "Plan of Distribution—Distribution Fees—Class T, Class S and Class D Shares." See "Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees."

  If you are eligible to purchase all four classes of shares, then in most cases you should purchase Class I shares because Class I shares have no upfront selling commissions, dealer manager fees or distribution fees. Such fees are applicable to the other share classes and will reduce the NAV or distributions of the other share classes. If you are eligible to purchase Class T, Class S and Class D shares but not Class I shares, in most cases you should purchase Class D shares because Class D shares have no upfront selling commissions or dealer manager fees and lower annual distribution fees.

Q:    WHAT IS THE PURCHASE PRICE FOR EACH SHARE?

A:
Each class of shares will be sold at the then-current transaction price, which will generally be the most recently disclosed monthly NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. Although the offering price for shares of our common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which your purchase is settled may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees differ with respect to each class.

Q:    ARE THERE ANY RISKS INVOLVED IN AN INVESTMENT IN YOUR SHARES?

A:
Investing in our shares involves a high degree of risk. You should carefully review the "Risk Factors" section of this prospectus beginning on page 31, which contains a detailed discussion of the material risks that you should consider before you invest in our common stock. Some of the more significant risks relating to an investment in our shares include:

•
There is no public trading market for shares of our common stock, and we do not anticipate that there will be a public trading market for our shares, so redemption of shares by us will likely be the only way to dispose of your shares. Our share redemption program will provide stockholders with the opportunity to request that we redeem their shares on a monthly basis, but we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, redemptions will be subject to available liquidity and other significant restrictions. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. As a result, our shares should be considered as having only limited liquidity and at times may be illiquid.

  •
  A portion of the proceeds received in this offering is expected to be used to satisfy redemption requests, including requests from our existing stockholders which may be significant. Using the proceeds from this offering for redemptions will reduce the net proceeds available to retire debt or acquire additional properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.

  •
  The purchase and redemption price for shares of our common stock will generally be based on our most recently disclosed monthly NAV of each class of common stock (subject to material changes as described above) and will not be based on any public trading market. In addition to being a month old when share purchases and redemptions take place, our NAV does not currently represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. Furthermore, our board of directors may amend our NAV procedures from time to time.

  •
  Some of our executive officers, directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, our Dealer Manager, and/or other entities related to our Sponsor. As a result, they face conflicts of interest, including but not limited to conflicts arising from time constraints, allocation of investment and leasing opportunities and the fact that the fees the Advisor will receive for services rendered to us are based on our NAV, the procedures for which the Advisor assists our board of directors in developing, overseeing, implementing and coordinating.

  •
  If we fail to maintain our status as a REIT, it would adversely affect our results of operations and our ability to make distributions to our stockholders.

  •
  The amount of distributions we may make is uncertain. We may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds. The use of these sources for distributions would decrease the amount of cash we have available for new investments, share redemptions and other corporate purposes, and could reduce your overall return.

Q:    HOW DO YOU COMMUNICATE THE MONTHLY NAV PER SHARE AND TRANSACTION PRICE PER SHARE?

A:
As promptly as practicable we will (i) post our NAV per share and our transaction price per share for such month for each share class on our website, www.blackcreekdiversified.com, and (ii) make our NAV per share and our transaction price per share for each share class available on our toll-free, automated telephone line, (888) 310-9352. Our transaction price per share will generally be the most recently disclosed monthly NAV per share for such class. Our NAV per share will be available generally within 15 calendar days after the end of the applicable month. In addition, we will disclose in a prospectus or prospectus supplement filed with the Commission the principal valuation components of our monthly NAV calculations.

Q:    WILL I BE CHARGED SELLING COMMISSIONS OR OTHER UPFRONT FEES?

A:
If you purchase Class T or Class S shares in the primary offering, yes, subject to exceptions for certain categories of purchasers. Class T shares sold in the primary offering will generally be subject to selling commissions of up to 3.0%, and dealer manager fees of up to 1.5%, of the transaction price of each Class T share; provided, however, that the sum of upfront selling commissions and upfront dealer manager fees will not exceed 3.5% of the transaction price. Class S shares sold in the primary offering will generally be subject to selling commissions of up to 3.5% of the transaction price per Class S share. The actual selling commission and dealer manager fee expressed as a percentage of the transaction price per share may be higher or lower due to rounding. Discounts are also available for certain volume purchases in the primary offering. See "Plan of Distribution—Underwriting Compensation—Upfront Selling Commissions and Dealer Manager Fees."

  Investors currently do not pay upfront selling commissions or dealer manager fees on Class D shares or Class I shares sold in our primary offering, when purchasing shares of any class pursuant to our distribution reinvestment plan, or when purchasing Class T shares or Class S shares sold through fee-based programs, also known as wrap accounts, or through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law.

Q:    WHAT IS THE TERM OR EXPECTED LIFE OF THIS OFFERING?

A:
Pursuant to this prospectus, we will offer to the public all of the shares that we have registered. We intend to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the Commission and applicable state laws. From time to time, we intend to file new registration statements on Form S-11 with the Commission to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act. In certain states, the registration of our offering may continue for only one year following the initial clearance by applicable state authorities, after which we intend to renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state). We reserve the right to terminate this offering at any time.

Q:    HOW DO I SUBSCRIBE FOR SHARES OF COMMON STOCK?

A:
Investors may only purchase our common stock pursuant to accepted subscription orders as of the first calendar day of each month (based on the most recently disclosed transaction price), and to be accepted, a subscription request must be received in good order at least five business days prior to the first calendar day of the month (unless waived by the Dealer Manager). The purchase price per share of each class will be equal to the then-current transaction price, which will generally be our most recently disclosed monthly NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. See "How to Subscribe" for more details.

  For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price will equal the NAV per share of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription will be effective on the first calendar day of November. If you choose to purchase shares of our common stock in this offering, you are required to complete a subscription agreement in the applicable form for a specific number of shares of our common stock. You must pay for shares of our common stock at the time you subscribe. Certain participating broker-dealers may require supplementary disclosure materials or additional forms or documentation. You should consult with your financial advisor when purchasing shares. See "Plan of Distribution—Purchase of Shares."

Q:    MAY I WITHDRAW MY SUBSCRIPTION REQUEST ONCE I HAVE MADE IT?

A:
Yes. Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted. You may withdraw your purchase request by notifying the transfer agent, through your financial intermediary or directly on our toll-free, automated telephone line, (888) 310-9352.

Q:    WHEN WILL MY SUBSCRIPTION BE ACCEPTED?

A:
Completed subscription requests will not be accepted by us before the later of (i) two business days before the first calendar day of each month and (ii) three business days after we make the transaction price (including any subsequent revised transaction price) publicly available by posting it on our website at www.blackcreekdiversified.com and filing a prospectus supplement with the Commission (or in certain cases after we have delivered notice of such price directly to you as discussed above). As a result, you will have a minimum of three business days after the transaction price for that month has been disclosed to withdraw your request before you are committed to purchase the shares.

Q:    WILL THE DISTRIBUTIONS I RECEIVE BE TAXABLE?

A:
Distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will generally be taxed as ordinary dividend income to the extent they are paid out of our current or accumulated earnings and profits. However, if we recognize a long-term capital gain upon the sale of one of our assets, a portion of our distributions may be designated and treated in your hands as a long-term capital gain. In addition, we expect that some portion of your distributions may not be subject to tax in the year received due to the fact that depreciation expense reduces earnings and profits but does not reduce cash available for distribution. Amounts distributed to you in excess of our earnings and profits will reduce the tax basis of your investment and will not be taxable to the extent thereof on a current basis, and distributions in excess of tax basis will be taxable as an amount realized from the sale of your shares of common stock. This, in effect, would defer a portion of your tax until your investment is sold or we are liquidated, at which time you may be taxed at capital gains rates. However, because each investor's tax considerations are different, we suggest that you consult with your tax advisor.

Q:    MAY I REINVEST MY CASH DISTRIBUTIONS IN ADDITIONAL SHARES?

A:
Yes. You may choose to enroll as a participant in our distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after acceptance of your written notice. As a participant, the cash distributions attributable to the class of shares that you own will automatically be reinvested in additional shares of the same class. The cash distributions you receive will be reinvested in shares of our common stock at the transaction price in effect on the distribution date. However, our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Our board of directors may amend, suspend or terminate the distribution reinvestment plan in its discretion at any time upon 10 days' notice to you. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the participants. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash. See "Description of Capital Stock—Distribution Reinvestment Plan" for more information regarding the reinvestment of distributions you may receive from us. For the complete terms of the distribution reinvestment plan, see Appendix B to this prospectus.

Q:    CAN I REQUEST THAT MY SHARES BE REDEEMED?

A:
Yes. While stockholders may request on a monthly basis that we redeem all or any portion of their shares pursuant to our share redemption program, we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month, in our discretion. In addition, our ability to fulfill redemption requests is subject to a number of limitations. As a result, share redemptions may not be available each month. Under our share redemption program, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the last calendar day of that month (each such date, a "Redemption Date"). Shares redeemed on the Redemption Date remain outstanding on the Redemption Date and are no longer outstanding on the day following the Redemption Date. Redemptions will be made at the transaction price in effect on the Redemption Date, except that shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price (an "Early Redemption Deduction"). The Early Redemption Deduction may be waived in certain circumstances including: (i) in the case of redemption requests arising from the death or qualified disability of the holder; (ii) in the event that a stockholder's shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance or (iii) with respect to shares purchased through our distribution reinvestment plan. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. An investor may withdraw its redemption request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

  The redemptions of Class E, Class T, Class S, Class D, and Class I shares will be subject to the 2% and 5% limits (subject to potential carry-over capacity). In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares redeemed at the end of the month will be redeemed on a pro rata basis. Redemptions and pro rata treatment, if necessary, will first be applied within the class-specific allocated capacity and then applied on an aggregate basis to the extent there is remaining capacity. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable.

  Although the vast majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, we intend to maintain a number of sources of liquidity including (i) cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities and liquid real estate-related securities and (ii) one or more borrowing facilities. We may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from this offering and/or sales of our assets.

  Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than redeeming our shares is in the best interests of the company as a whole, then we may choose to redeem fewer shares than have been requested to be redeemed, or none at all. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests. See "Description of Capital Stock—Share Redemption Program—Redemption Limitations."

Q:    WHEN WILL I GET MY DETAILED TAX INFORMATION?

A:
Stockholder tax information is reported on Form 1099. We intend to mail your Form 1099 tax information, if required, by January 31 of each year.

Q:    WHERE CAN I FIND UPDATED INFORMATION REGARDING THE COMPANY?

A:
You may find updated information on our Internet website, www.blackcreekdiversified.com. Information contained in our website does not constitute part of this prospectus. In addition, we are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," which requires us to file reports, proxy statements and other information with the Commission. See "Additional Information" for a description of how you may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the Commission.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A:
If you have more questions about this offering or if you would like additional copies of this prospectus, you should contact your registered representative or the Dealer Manager:

Black Creek Capital Markets, LLC
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Telephone: (303) 228-2200
Fax: (303) 228-2201
Attn: Steve Stroker, Chief Executive Officer

RISK FACTORS

        Your purchase of shares of our common stock involves a number of risks. In addition to other risks discussed in this prospectus, you should specifically consider the following risks before you decide to buy shares of our common stock.

Risks Related to Investing in Shares of Our Common Stock

There is no public trading market for the shares of our common stock and we do not anticipate that there will be a public trading market for our shares; therefore, your ability to dispose of your shares will likely be limited to redemption by us. If you do sell your shares to us, you may receive less than the price you paid.

        There is no public market for the shares of our common stock and we currently have no obligation or plans to apply for listing on any public securities market. Therefore, redemption of the shares of our common stock by us will likely be the only way for you to dispose of your shares. We will redeem shares at a price equal to the transaction price on the last calendar day of the applicable month (which will generally be equal to our most recently disclosed monthly NAV per share), and not based on the price at which you initially purchased your shares. We may redeem your shares if you fail to maintain a minimum balance of $2,000 of shares, even if your failure to meet the minimum balance is caused solely by a decline in our NAV. Subject to limited exceptions, shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price, which will inure indirectly to the benefit of our remaining stockholders. As a result of this and the fact that our NAV will fluctuate, you may receive less than the price you paid for your shares upon redemption by us pursuant to our share redemption program. See "Description of Capital Stock—Share Redemption Program."

Our ability to redeem your shares may be limited, and our board of directors may modify, suspend or terminate our share redemption program at any time.

        We may redeem fewer shares than have been requested in any particular month to be redeemed under our share redemption program, or none at all, in our discretion at any time. We may redeem fewer shares due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or because we have determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In addition, the total amount of aggregate redemptions of Class E, Class T, Class S, Class D, and Class I shares (based on the price at which the shares are redeemed) will be limited during each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and in each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter; provided, however, that every month and quarter each class of our common stock will be allocated capacity within such aggregate limit to allow stockholders in such class to either (a) redeem shares (based on the price at which the shares are redeemed) equal to at least 2% of the aggregate NAV of such share class as of the last calendar day of the previous quarter, or, if more limiting, (b) redeem shares (based on the price at which the shares are redeemed) over the course of a given quarter equal to at least 5% of the aggregate NAV of such share class as of the last calendar day of the previous quarter (collectively, referred to herein as the "2% and 5% limits"), which in the second and third months of a quarter could be less than 2% of the NAV of such share class and could even be zero. In addition, for both the aggregate and class-specific allocations described above, (i) provided that the share redemption program has been operating and not suspended for the first month of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for that month will carry over to the second month and (ii) provided that the share redemption program has been operating and not suspended for the first two months of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for those two months will carry over to the third month. In no event will such carry-over capacity permit the redemption of shares with aggregate value (based on the redemption price per share for the month the redemption is effected) in excess of 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter (provided that for these purposes redemptions may be measured on a net basis as described in the paragraph below).

        We currently measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term "net redemptions" means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to "gross redemptions," i.e., without netting against capital inflows, rather than to net redemptions, which could limit the amount of shares redeemed in a given month or quarter despite our receiving a net capital inflow for that month or quarter.

        The vast majority of our assets will consist of properties which cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy redemption requests. Our board of directors may modify, suspend or terminate our share redemption program. As a result, your ability to have your shares redeemed by us may be limited, and our shares should be considered as having only limited liquidity and at times may be illiquid. See "Description of Capital Stock—Share Redemption Program" for more information.

Our capacity to redeem shares may be further limited if we experience a concentration of investors.

        The current limitations of our share redemption program are based, in part, on the number of outstanding shares. Thus, the ability of a single investor, or of a group of investors acting similarly, to redeem all of their shares may be limited if they own a large percentage of our shares. Similarly, if a single investor, or a group of investors acting in concert or independently, owns a large percentage of our shares, a significant redemption request by such investor or investors could significantly further limit our ability to satisfy redemption requests of other investors of such classes. Such concentrations could arise in a variety of circumstances, especially while we have relatively few outstanding Class T, Class S, Class D and Class I shares. For example, we could sell a large number of our shares to one or more institutional investors, either in a public offering or in a private placement. In addition, we may issue a significant number of our shares in connection with an acquisition of another company or a portfolio of properties to a single investor or a group of investors that may request redemption at similar times following the acquisition. As of August 6, 2019, we had outstanding 138,104,087 shares, comprised of 4,598,800 Class T shares, 18,864,283 Class S shares, 3,249,296 Class D shares, 41,321,371 Class I shares and 70,070,337 Class E shares.

Purchases and redemptions of our common shares will not be made based on the current NAV per share of our common stock.

        The purchase and redemption price for shares of our common stock will generally be based on our most recently disclosed monthly NAV (subject to material changes) and will not be based on any public trading market. We generally expect our transaction price to be equal to our NAV as of a date approximately one month prior to the dates when share purchases and redemptions take place. For example, if you wish to subscribe for shares of our common stock in October, your subscription request must be received in good order at least five business days before November 1. Generally, the offering price would equal the NAV per share of the applicable class as of the last calendar day of September, plus applicable upfront selling commissions and dealer manager fees. If accepted, your subscription would be effective on the first calendar day of November. Conversely, if you wish to submit your shares for redemption in October, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of October. If accepted, your shares would be redeemed as of the last calendar day of October and, generally, the redemption price would equal the NAV per share of the applicable class as of the last calendar day of September, subject to reduction for early redemption. In each of these cases, the NAV that is ultimately determined as of the last day of October may be higher or lower than the NAV as of the last day of September used for determining the transaction price. Therefore, the price at which you purchase shares may be higher than the current NAV per share at the time of sale and the price at which you redeem shares may be lower than the current NAV per share at the time of redemption.

Economic events that may cause our stockholders to request that we redeem their shares may materially adversely affect our cash flow and our results of operations and financial condition.

        Economic events affecting the U.S. economy, such as the general negative performance of the real estate sector, could cause our stockholders to seek to sell their shares to us pursuant to our share redemption program at a time when such events are adversely affecting the performance of our assets. Even if we decide to satisfy all resulting redemption requests, our cash flow could be materially adversely affected. In addition, if we determine to sell assets to satisfy redemption requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.

A portion of the proceeds raised in this offering is expected to be used to satisfy redemption requests, and such portion of the proceeds may be substantial.

        We currently expect to use a portion of the proceeds from this offering to satisfy redemption requests, in particular redemption requests from our Class E stockholders who comprise the majority of our stockholders, have generally held their shares for a number of years and have demonstrated significant demand for liquidity in recent years. We have repurchased or redeemed approximately $56.0 million of shares of our common stock during the six months ended June 30, 2019. Using the proceeds from this offering for redemptions will reduce the net proceeds available to retire debt or acquire additional properties, which may result in reduced liquidity and profitability or restrict our ability to grow our NAV.

We have experienced periods in the past in which redemption demand exceeded redemption capacity, and we could experience such situations again in the future.

        We commenced our initial public offering in January 2006 and commenced operations later that year. At that time, we only offered Class E shares of common stock (referred to at that time simply as our shares of "common stock"), and our share redemption program for Class E stockholders (which was more restrictive than our current share redemption program) was subject to limitations that included a maximum number of redemptions during any calendar year of 5% of the weighted-average number of shares outstanding during the prior calendar year. Beginning in the first quarter of 2009 through the third quarter of 2016, redemption requests from Class E stockholders exceeded the redemption limits set forth in the Class E share redemption program and associated offering materials, and we conducted a number of self-tender offers to supplement this liquidity. As a result, we redeemed only a portion of the shares from investors who sought redemption during that period, either through the redemption program or self-tender offers, and the stockholders were required to resubmit redemption requests periodically in order to renew their requests to either have their shares redeemed pursuant to the share redemption program or purchased pursuant to a tender offer.

        Although all properly submitted redemption requests and/or tenders in our self-tender offers have been satisfied beginning with the fourth quarter of 2016, in the future we could experience situations like that described above in which redemption demand exceeds capacity. Our current share redemption program has different limitations than our share redemption program did during that time, but it remains true that our ability to redeem the stockholder shares may be limited, and our board of directors may modify, suspend or terminate our share redemption program at any time. Furthermore, we may redeem fewer shares than have been requested in any particular month to be redeemed under our share redemption program, or none at all, in our discretion at any time. If a redemption request under our share redemption program is unsatisfied, it must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable.

Historical returns may be presented over limited timeframes and are inherently limited in their applicability to the future.

        In our prospectus, in our annual report, and in other investor communications, we disclose certain historical NAV and total return information. This information may be presented on a class-by-class basis or on a weighted-average basis across all our classes. The information may go back one month, one quarter, or longer periods. While we believe this historical information is useful, investors should understand that any historical return presentation is inherently limited in its applicability to the future, for a variety of reasons. We may have performed better in certain past time periods than others, and we cannot predict the future performance of our company specifically or the broader economy and real estate markets more generally. Furthermore, from time to time we make changes to our portfolio, our investment focus, or structural aspects of our company that may make past returns less comparable. Over time, we have made changes to the fees and reimbursements we pay to the Advisor (in connection with managing our operations) and the dealer manager for our public offerings, the Dealer Manager, and participating broker-dealers (in connection with our public offerings). Our share classes have different upfront fees and different class-specific fees that make their returns different from those of other classes and from average returns that may be shown. In some cases, we have changed the names of our share classes and the fees that affect their returns. Over time, we have also made changes to the frequency with which, and the methodologies with which, we estimate the value of our shares.

        In particular, it was not until July 2012 that we converted to a perpetual-life "NAV REIT" that offers multiple classes of shares, moved to a fee structure similar to what we have now, and began providing regular NAV computations and disclosures similar to those we provide now. For this reason, our historical return disclosures typically do not go further back than September 30, 2012, which is the first quarter-end date as an NAV REIT and which we refer to as our "NAV inception." Nevertheless, investors should be aware that we commenced operations in the first quarter of 2006, and from 2006 to 2009 raised capital through the sale of Class E shares of common stock (referred to at that time simply as our shares of "common stock") at a fixed price of $10.00 per share. Prior to NAV inception in 2012, we had a materially different structure both in terms of the commissions charged in connection with sales of shares and the fees and reimbursements we paid to the Advisor and the Dealer Manager. As a result of both this different structure and the effects of the financial crisis, the performance returns for individual Class E stockholders that acquired shares in our offerings from 2006 to 2009 is lower than those for our other stockholders.

You will not have the opportunity to evaluate future investments we will make with the proceeds raised in this offering prior to purchasing shares of our common stock.

        We have not identified future investments that we will make with the proceeds of this offering. As a result, you will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments prior to purchasing shares of our common stock. You must rely on the Advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments. Because you cannot evaluate all of the investments we will make in advance of purchasing shares of our common stock, this additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

We may raise significantly less than the maximum offering amount in this public offering.

        In this offering, we are offering on a continuous basis up to $3,000,000,000 of shares of our common stock. However, we may raise significantly less than this amount. The less capital we raise, the less capital we will have available to make investments in accordance with our investment strategy and policies, to provide liquidity to our stockholders and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate).

        Furthermore, the figures presented in the section of this prospectus entitled "Estimated Use of Proceeds" are estimates based on numerous assumptions. The actual percentage of net proceeds available to use will depend on a number of factors, including the amount of capital we raise and the actual offering costs. For example, if we raise less than the maximum offering amount, we would expect the percentage of net offering proceeds available to us to be less (and may be substantially less) than that set forth in the section of this prospectus entitled "Estimated Use of Proceeds" because many offering costs are fixed and do not depend on the amount of capital raised in the offering.

Even if we are able to raise substantial funds in this offering, investors in our common stock are subject to the risk that our offering, business and operating plans may change.

        Although we intend to operate as a perpetual-life REIT with an ongoing offering and share redemption program, this is not a requirement of our charter. Even if we are able to raise substantial funds in this offering, if circumstances change such that our board of directors believes it is in the best interest of our stockholders to terminate this offering or to terminate our share redemption program, we may do so without stockholder approval. Our board of directors may also change our investment objectives, borrowing policies or other corporate policies without stockholder approval. In addition, we may change the way our fees and expenses are incurred and allocated to different classes of stockholders if the tax rules applicable to REITs change such that we could do so without adverse tax consequences. Our board of directors may decide that certain significant transactions that require stockholder approval such as dissolution, merger into another entity, consolidation or the sale or other disposition of all or substantially all of our assets, are in the best interests of our stockholders. Holders of all classes of our common stock have equal voting rights with respect to such matters and will vote as a single group rather than on a class-by-class basis. Accordingly, investors in our common stock are subject to the risk that our offering, business and operating plans may change.

Valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are estimates of value and may not necessarily correspond to realizable value.

        The valuation methodologies used to value our properties and certain real estate-related assets involve subjective judgments regarding such factors as comparable sales, rental revenue and operating expense data, known contingencies, the capitalization or discount rate, and projections of future rent and expenses based on appropriate analysis. As a result, valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are only estimates of current market value. Ultimate realization of the value of an asset or liability depends to a great extent on economic and other conditions beyond our control and the control of the Independent Valuation Firm and other parties involved in the valuation of our assets and liabilities. Further, these valuations may not necessarily represent the price at which an asset or liability would sell, because market prices of assets and liabilities can only be determined by negotiation between a willing buyer and seller. Valuations used for determining our NAV also are generally made without consideration of the expenses that would be incurred by us in connection with disposing of assets and liabilities. Therefore, the valuations of our properties, our investments in real estate-related assets and our liabilities may not correspond to the timely realizable value upon a sale of those assets and liabilities. In addition to being a month old when share purchases and redemptions take place, our NAV does not currently represent enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. There will be no retroactive adjustment in the valuation of such assets or liabilities, the price of our shares of common stock, the price we paid to redeem shares of our common stock or NAV-based fees we paid to the Advisor and the Dealer Manager to the extent such valuations prove to not accurately reflect the true estimate of value and are not a precise measure of realizable value. Because the price you will pay for shares of our common stock in this offering, and the price at which your shares may be redeemed by us pursuant to our share redemption program, are generally based on our estimated NAV per share, you may pay more than realizable value or receive less than realizable value for your investment.

In order to disclose a monthly NAV, we are reliant on the parties that we engage for that purpose, in particular the Independent Valuation Firm and the appraisers that we hire to value and appraise our real estate portfolio.

        In order to disclose a monthly NAV, our board of directors, including a majority of our independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV and caused us to engage independent third parties such as the Independent Valuation Firm, to value our real estate portfolio on a monthly basis, and independent appraisal firms, to provide periodic appraisals with respect to our properties. We have also engaged a firm to act as the NAV Accountant and may engage other independent third parties or our Advisor to value other assets or liabilities. Although our board of directors, with the assistance of the Advisor, oversees all of these parties and the reasonableness of their work product, we will not independently verify our NAV or the components thereof, such as the appraised values of our properties. Our management's assessment of the market values of our properties may also differ from the appraised values of our properties as determined by the Independent Valuation Firm. If the parties engaged by us to determine our monthly NAV are unable or unwilling to perform their obligations to us, our NAV could be inaccurate or unavailable, and we could decide to suspend this offering and our share redemption program.

Our NAV is not subject to GAAP, will not be independently audited and will involve subjective judgments by the Independent Valuation Firm and other parties involved in valuing our assets and liabilities.

        Our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from equity (net assets) reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes. Additionally, we are dependent on our Advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues) that may cause the value of a property to change materially and to promptly notify the Independent Valuation Firm so that the information may be reflected in our real estate portfolio valuation. In addition, the implementation and coordination of our valuation procedures include certain subjective judgments of our Advisor, such as whether the Independent Valuation Firm should be notified of events specific to our properties that could affect their valuations, as well as of the Independent Valuation Firm and other parties we engage, as to whether adjustments to asset and liability valuations are appropriate. Accordingly, you must rely entirely on our board of directors to adopt appropriate valuation procedures and on the Independent Valuation Firm and other parties we engage in order to arrive at our NAV, which may not correspond to realizable value upon a sale of our assets.

No rule or regulation requires that we calculate our NAV in a certain way, and our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures.

        There are no existing rules or regulatory bodies that specifically govern the manner in which we calculate our NAV. As a result, it is important that you pay particular attention to the specific methodologies and assumptions we use to calculate our NAV. Other public REITs may use different methodologies or assumptions to determine their NAV. In addition, each year our board of directors, including a majority of our independent directors, will review the appropriateness of our valuation procedures and may, at any time, adopt changes to the valuation procedures. For example, we do not currently include any enterprise value or real estate acquisition costs in our assets calculated for purposes of our NAV. If we acquire real property assets as a portfolio, we may pay a premium over the amount that we would pay for the assets individually. Our board of directors may change these or other aspects of our valuation procedures, which changes may have an adverse effect on our NAV and the price at which you may sell shares to us under our share redemption program. See "Net Asset Value Calculation and Valuation Procedures" for more details regarding our valuation methodologies, assumptions and procedures.

Our NAV per share may suddenly change if the valuations of our properties materially change from prior valuations.

        It is possible that the annual appraisals of our properties may not be spread evenly throughout the year and may differ from the most recent monthly valuation. As such, when these appraisals are reflected in our Independent Valuation Firm's valuation of our real estate portfolio, there may be a sudden change in our NAV per share for each class of our common stock. Property valuation changes can occur for a variety of reasons, such as local real estate market conditions, the financial condition of our tenants, or lease expirations. For example, we regularly face lease expirations across our portfolio, and as we move further away from lease commencement toward the end of a lease term, the valuation of the underlying property will be expected to drop depending on the likelihood of a renewal or a new lease on similar terms. Such a valuation drop can be particularly significant when closer to a lease expiration, especially for single tenant buildings or where an individual tenant occupies a large portion of a building. We are at the greatest risk of these valuation changes during periods in which we have a large number of lease expirations as well as when the lease of a significant tenant is closer to expiration. Similarly, if a tenant will have an option in the future to purchase one of our properties from us at a price that is less than the current valuation of the property, then if the value of the property exceeds the option price, the valuation will be expected to decline and begin to approach the purchase price as the date of the option approaches. In addition, actual operating results could change unexpectedly. For example, if operating expenses suddenly increase or revenues decrease, such change may in turn cause a sudden increase or decrease in the NAV per share amounts.

New acquisitions may be valued for purposes of our NAV at less than what we pay for them, which would dilute our NAV, or at more than what we pay for them, which would be accretive to our NAV.

        Pursuant to our valuation procedures, the acquisition price of newly acquired properties will serve as our appraised value for the calendar year of acquisition, and thereafter will be part of the rotating appraisal cycle such that they are appraised at least every calendar year. This is true whether the acquisition is funded with cash, equity or a combination thereof. However, the Independent Valuation Firm always has the ability to adjust property valuations for purposes of our NAV from the most recent appraised value. Similarly, if the Independent Valuation Firm believes that the purchase price for a recent acquisition does not reflect the current value of the property, the Independent Valuation Firm has the ability to adjust the valuation for purposes of our NAV immediately after acquisition. Even if the Independent Valuation Firm does not adjust the valuation immediately following the acquisition, when we obtain an appraisal on the property, it may not appraise at a value equal to the purchase price. Accordingly, the value of a new acquisition as established under our NAV procedures could be less than what we pay for it, which could negatively affect our NAV, or more than what we pay for it, which could positively affect our NAV. Large portfolio acquisitions, in particular, may require a "portfolio premium" to be paid by us in order to be a competitive bidder, and this "portfolio premium" may not be taken into consideration in calculating our NAV. In addition, acquisition expenses we incur in connection with new acquisitions will negatively impact our NAV. We may make acquisitions (with cash or equity) of any size without stockholder approval, and such acquisitions may be dilutive or accretive to our NAV.

The NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable.

        From time to time, we may experience events with respect to our investments that may have a material impact on our NAV. For example, and not by way of limitation, changes in governmental rules, regulations and fiscal policies, environmental legislation, acts of God, terrorism, social unrest, civil disturbances and major disturbances in financial markets may cause the value of a property to change materially. Similarly, negotiations, disputes and litigation that involve us and other parties may ultimately have a positive or negative impact on our NAV. The NAV per share of each class of our common stock as published for any given month may not reflect such extraordinary events to the extent that their financial impact is not immediately quantifiable. As a result, the NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable, and the NAV per share of each class published after the announcement of a material event may differ significantly from our actual NAV per share for such class until such time as the financial impact is quantified and our NAV is appropriately adjusted in accordance with our valuation procedures. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.

The realizable value of specific properties may change before the value is adjusted by the Independent Valuation Firm and reflected in the calculation of our NAV.

        Our valuation procedures generally provide that the Independent Valuation Firm will adjust a real property's valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-material events may also be made). We are dependent on our Advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues, as well as positive events such as new lease agreements) that may cause the value of a property to change materially and to promptly notify the Independent Valuation Firm so that the information may be reflected in our real estate portfolio valuation. Events may transpire that, for a period of time, are unknown to us or the Independent Valuation Firm that may affect the value of a property, and until such information becomes known and is processed, the value of such asset may differ from the value used to determine our NAV. In addition, although we may have information that suggests a change in value of a property may have occurred, there may be a delay in the resulting change in value being reflected in our NAV until such information is appropriately reviewed, verified and processed. For example, we may receive an unsolicited offer, from an unrelated third party, to sell one of our assets at a price that is materially different than the price included in our NAV. Or, we may be aware of a new lease, lease expiry, or a potential contract for capital expenditure. Where possible, adjustments generally are made based on events evidenced by proper final documentation. It is possible that an adjustment to the valuation of a property may occur prior to final documentation if the Independent Valuation Firm determines that events warrant adjustments to certain assumptions that materially affect value. However, to the extent that an event has not yet become final based on proper documentation, its impact on the value of the applicable property may not be reflected (or may be only partially reflected) in the calculation of our NAV.

Our NAV and the NAV of your shares may be diluted in connection with this and future securities offerings.

        In connection with this offering, we incur fees and expenses, which will decrease the amount of cash we have available for operations and new investments. In addition, because the prices of shares sold in this offering are based on our NAV, this offering may be dilutive if our NAV procedures do not fully capture the value of our shares and/or we do not utilize the proceeds accretively.

        In the future we may conduct other offerings of common stock (whether existing or new classes), preferred stock, debt securities or of interests in our Operating Partnership. We may also amend the terms of this offering. We may structure or amend such offerings to attract institutional investors or other sources of capital. The costs of this offering and future offerings may negatively impact our ability to pay distributions and your overall return.

Interest rate changes may cause volatility in our monthly NAV.

        In accordance with our valuation procedures, we generally use the fair value of our assets and liabilities to determine our monthly NAV. The fair value of certain of our assets and liabilities, such as fixed rate borrowings and interest rate hedges, may be very sensitive to interest rate changes. As a result, changes in projected forward interest rates may cause volatility in our monthly NAV.

You do not have the benefit of an independent due diligence review in connection with this offering which increases the risk of your investment.

        Because the Advisor and the Dealer Manager are related, investors do not have the benefit of an independent due diligence review and investigation of the type normally performed by an unrelated, independent underwriter in connection with a securities offering. In addition, DLA Piper LLP (US) has acted as counsel to us, the Advisor and the Dealer Manager in connection with this offering and, therefore, investors do not have the benefit of a due diligence review that might otherwise be performed by independent counsel. Under applicable legal ethics rules, DLA Piper LLP (US) may be precluded from representing us due to a conflict of interest between us and the Dealer Manager. If any situation arises in which our interests are in conflict with those of the Dealer Manager or its related parties, we would be required to retain additional counsel and may incur additional fees and expenses. The lack of an independent due diligence review and investigation increases the risk of your investment.

Our investors may be at a greater risk of loss than the Advisor and members of our management team.

        We have taken certain actions to increase the stock ownership in our Company by our management team, the Advisor and our directors over the past couple of years, including the implementation of certain stock-based awards. As of June 30, 2019, the Advisor and members of our management team own approximately $6.8 million of stock or in stock-based awards (including unvested shares). While we have increased stock ownership over the last few years by management, the Advisor and our directors, the current level of ownership may be less than the management teams of other public real estate companies and, as a result, our investors may be at a greater risk of loss than the Advisor and other members of our management, especially as compared to these other companies in which stock ownership by management and directors may be significantly greater.

The availability and timing of cash distributions to you is uncertain.

        Our board of directors intends to authorize a monthly distribution of a certain dollar amount per share of our common stock using monthly record dates. However, the payment of class-specific fees results in different amounts of distributions being paid with respect to each class of shares. In addition, the expenses incurred in our operations reduce the amount of cash available for distribution to our stockholders. Distributions may also be negatively impacted by the failure to deploy our net proceeds on an expeditious basis, the inability to find suitable investments that are not dilutive to our distributions, the poor performance of our investments (including vacancy or decline in rental rates), an increase in expenses for any reason (including expending funds for redemptions) and due to numerous other factors. Any request by the holders of our OP Units to redeem some or all of their OP Units for cash may also impact the amount of cash available for distribution to our stockholders. In addition, our board of directors, in its discretion, may retain any portion of such funds for working capital. We cannot assure you that sufficient cash will be available to make distributions to our stockholders or that the amount of distributions will not either decrease or fail to increase over time. From time to time, we may adjust our distribution level and we may make such an adjustment at any time.

We have paid and may continue to pay distributions from sources other than our cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources.

        Our distributions for the six months ended June 30, 2019 were 71.3% funded from our operations and 28.7% funded from our borrowings. Our distributions for the years ended December 31, 2018, 2017 and 2016, on a year-to-date basis, were fully funded from our operations. When looking at individual quarters within those periods, in some cases our distributions were not fully funded from our operations for such quarters. In such cases, the shortfall was funded from borrowings, and ultimately made up with excess cash from operations from other quarters during the same period. In the future, we may continue to fund distributions from sources other than cash flow from operations; however, our long-term strategy is to fund the payment of regular distributions to you entirely from our operations. If we are unsuccessful in investing the capital we raise in our public offerings or which is generated from the sale of existing assets on an effective and efficient basis that is accretive to our distribution level, we may be required to fund our distributions to you from a combination of our operations and financing activities, which include net proceeds of our public offerings and borrowings (including borrowings secured by our assets), or to reduce the level of our distributions. Using certain of these sources may result in a liability to us, which would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for new investments, repayment of debt, share redemptions and other corporate purposes, and potentially reduce your overall return and adversely impact and dilute the value of their investment in shares of our common stock. We may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds. Our ability to pay distributions solely from cash flows from operations has been impacted by the expiration of certain large leases in our portfolio. All distributions result in a decrease to our NAV while cash flow generated from our operations results in an increase to NAV. We generally seek to fund our distributions solely from our cash flow from operations and as a result, any cash flow from operations in excess of our distributions results in a net increase to NAV (ignoring other factors). Conversely, if and when our distributions exceed our cash flow from operations, the net effect would be and has been a decrease to NAV (ignoring other factors). We have not established a limit on the amount of our distributions that may be paid from any of these sources.

If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our distributions and the long-term returns to our investors to be lower than they otherwise would.

        We could suffer from delays in locating suitable investments. The more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly. Therefore, the large size of this offering increases the risk of delays in investing our net offering proceeds. Our reliance on the Advisor to locate suitable investments for us at times when the management of the Advisor is simultaneously seeking to locate suitable investments for other entities sponsored or advised by affiliates of the Sponsor could also delay the investment of the proceeds of this offering. Delays we encounter in the selection, acquisition and development of income-producing properties would likely negatively affect our NAV, limit our ability to pay distributions to you and reduce your overall returns.

The performance component of the advisory fee is calculated on the basis of the overall investment return provided to holders of Fund Interests over a calendar year, so it may not be consistent with the return on your shares.

        The performance component of the advisory fee is calculated on the basis of the overall investment return provided to holders of Fund Interests (i.e., our outstanding shares and OP Units held by third parties) in any calendar year such that the Sponsor or the Advisor, as appropriate, will receive the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year (the "Hurdle Amount"). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year. The "annual total return amount" referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific fees). The "loss carryforward" referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward is zero as of the date of this prospectus. Therefore, payment of the performance component of the advisory fee (1) is contingent upon the annual total return to the holders of Fund Interests exceeding the 5% return, (2) will vary in amount based on our actual performance and (3) cannot cause the overall return to the holders of Fund Interests for the year to be reduced below 5%.

        Additionally, the Advisor and the Sponsor will provide us with a waiver of a portion of their fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Series 1 Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 per share or unit, the benefit of which will be shared among all holders of Fund Interests.

        As a result, the performance component is not directly tied to the performance of the shares you purchase, the class of shares you purchase, or the time period during which you own your shares. The performance component may be payable to the Sponsor or the Advisor, as applicable, even if the NAV of your shares at the end of the calendar year is below your purchase price, and the thresholds at which increases in NAV count towards the overall return to the holders of Fund Interests are not based on your purchase price. Because of the class-specific allocations of the ongoing distribution fee, which differ among classes, we do not expect the overall return of each class of Fund Interests to ever be the same. However, if and when the performance component of the advisory fee is payable, the expense will be allocated among all holders of Fund Interests ratably according to the NAV of their units or shares, regardless of the different returns achieved by different classes of Fund Interests during the year. Further, stockholders who redeem their shares during a given year may redeem their shares at a lower NAV per share as a result of an accrual for the estimated performance component of the advisory fee, even if no performance component is ultimately payable to the Advisor at the end of such calendar year. In addition, if the Advisor earns a performance component of the advisory fee, it will not be obligated to return any portion of advisory fees paid based on our subsequent performance. See "The Advisor and the Advisory Agreement—The Advisory Agreement" and "The Operating Partnership Agreement."

Payment of fees and expenses to the Advisor and the Dealer Manager reduces the cash available for distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.

        The Advisor and the Dealer Manager perform services for us, including, among other things, the selection and acquisition of our investments, the management of our assets, the disposition of our assets, the financing of our assets and certain administrative services. We pay the Advisor and the Dealer Manager fees and expense reimbursements for these services, which will reduce the amount of cash available for further investments or distribution to our stockholders.

We are required to pay substantial compensation to the Advisor and its affiliates, which may be increased or decreased during this offering or future offerings by a majority of our board of directors, including a majority of the independent directors.

        Pursuant to our agreements with the Advisor and its affiliates, we are obligated to pay substantial compensation to the Advisor and its affiliates. Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease during this offering or future offerings if such change is approved by a majority of our board of directors, including a majority of the independent directors. For example, we recently made substantial changes to our agreements with our Advisor and our Dealer Manager. These types of payments to the Advisor and its affiliates will decrease the amount of cash we have available for operations and new investments and could negatively impact our NAV, our ability to pay distributions and your overall return.

We are dependent upon the Advisor and its affiliates to conduct our operations and this offering; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer.

        We are dependent upon the Advisor and its affiliates to conduct our operations and this offering. Thus, adverse changes to our relationship with, or the financial health of, the Advisor and its affiliates, including changes arising from litigation, could hinder their ability to successfully manage our operations and our portfolio of investments.

If we were to internalize our management or if another investment program, whether sponsored or advised by affiliates of the Sponsor or otherwise, conducts its own internalization transaction, we could incur significant costs and/or our business could be harmed.

        At some point in the future, we may consider internalizing the functions performed for us by the Advisor, although we do not currently intend to do so. Any internalization transaction could result in significant payments to the owners of the Advisor, including in the form of our stock which could reduce the percentage ownership of our then existing stockholders and concentrate ownership in the owner of the Advisor. In addition, we rely on persons employed by the Advisor or its affiliates to manage our day-to-day operating and acquisition activities. If we were to effectuate an internalization of the Advisor, we may not be able to retain all of the employees of the Advisor or its affiliates or to maintain relationships with other entities sponsored or advised by affiliates of the Sponsor. In addition, some of the employees of the Advisor or its affiliates may provide services to one or more other investment programs. These programs or third parties may decide to retain some or all of the key employees in the future. If this occurs, these programs could hire certain of the persons currently employed by the Advisor or its affiliates who are most familiar with our business and operations, thereby potentially adversely impacting our business.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment in shares of our common stock.

        Under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets, provided that we may exceed this limit if a higher level of borrowing is approved by a majority of our independent directors. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, could be accompanied by restrictive covenants and would generally make us more subject to the risks associated with leverage. These factors could limit the amount of cash we have available to distribute and could result in a decline in our NAV and in the value of your investment in shares of our common stock.

We are dependent on our tenants for revenue and we are exposed to risks if we are unable to collect rent from our tenants.

        Our revenues from property investments depend on the creditworthiness of our tenants and may be adversely affected by the loss of or default by significant lessees. Much of our tenant base is presently comprised of and is expected to continue to be comprised of non-rated and non-investment grade tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions to you and could force us to find an alternative source of funding to pay any mortgage loan interest or principal, taxes, or other obligations relating to the property. In the event of a tenant default, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a lease is terminated, the value of the property may be immediately and negatively affected and we may be unable to lease the property for the rent previously received or at all or sell the property without incurring a loss. As of June 30, 2019, no tenants represented more than 10.0% of total annualized base rent, and our 10 largest tenants represented 34.2% of total annualized base rent. We are not aware of any current tenants, including our largest tenant, whose inability to pay their contractual rental amounts would have a material adverse impact on our results of operations.

We are active portfolio managers and will incur transaction and transition costs each time that we acquire or dispose of an asset.

        We believe that the real estate market is cyclical, with different demand for property types at different times. Although we do not invest for the short term, we are active portfolio managers and we will seek to take advantage of opportunities to acquire or dispose of assets presented to us by the real estate markets. Each time that we acquire or dispose of an asset, we incur associated transaction costs which may include, but are not limited to, broker fees, attorney fees, regulatory filings and taxes. In addition, each time that we sell an income-generating asset, our operating results will be negatively impacted unless and until we are able to reinvest the proceeds in an investment with an equal or greater yield, which we may be unable to do. Accordingly, in order for us to provide positive returns to our stockholders from active portfolio management, the benefits of active management must outweigh the associated transaction and transition costs. We may be unable to achieve this. These factors could adversely affect our results of operations, financial condition, NAV and ability to pay distributions to our stockholders.

In order to maintain what we deem to be sufficient liquidity for our redemption program it may cause us to keep more of our assets in securities, cash, cash equivalents and other short-term investments than we would otherwise like which would affect returns.

        In order to provide liquidity for share redemptions, we intend to, subject to any limitations and requirements relating to our intention to qualify as a REIT, maintain a number of sources of liquidity including (i) cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities and liquid real estate-related securities and (ii) one or more borrowing facilities. We may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from this offering and/or sales of our assets. This could adversely affect our results of operations, financial condition, NAV and ability to pay distributions to our stockholders.

Risks Related to Conflicts of Interest

Our Advisor faces a conflict of interest because the fees it receives for services performed are based on our NAV, the procedures for which the Advisor will assist our board of directors in developing, overseeing, implementing and coordinating.

        The Advisor assists our board of directors in developing, overseeing, implementing and coordinating our NAV procedures. It assists our Independent Valuation Firm in valuing our real property portfolio by providing the firm with property-level information, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) the revenues and expenses of the property. Our Independent Valuation Firm assumes and relies upon the accuracy and completeness of all such information, does not undertake any duty or responsibility to verify independently any of such information and relies upon us and our Advisor to advise if any material information previously provided becomes inaccurate or was required to be updated during the period of its review. In addition, the Advisor may have some discretion with respect to valuations of certain assets and liabilities, which could affect our NAV. Because the Advisor is paid fees for its services based on our NAV, the Advisor could be motivated to influence our NAV and NAV procedures such that they result in an NAV exceeding realizable value, due to the impact of higher valuations on the compensation to be received by the Advisor. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock on a given date may not accurately reflect the value of our portfolio, and your shares may be worth less than the purchase price. See "Net Asset Valuation Calculation and Valuation Procedures."

The Advisor's fee may not create proper incentives or may induce the Advisor and its affiliates to make certain investments, including speculative investments, that increase the risk of our real estate portfolio.

        The advisory fee we pay the Sponsor and the Advisor, as applicable, is made up of a fixed component and a performance component. We will pay the Sponsor or the Advisor the fixed component regardless of the performance of our portfolio. The Sponsor's or the Advisor's, as applicable, entitlement to the fixed component, which is not based upon performance metrics or goals, might reduce the Advisor's incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We will be required to pay the Advisor the fixed component in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period. The performance component, which is based on our total distributions plus the change in NAV per share, may create an incentive for the Advisor to make riskier or more speculative investments on our behalf than it would otherwise make in the absence of such performance-based compensation.

Our Advisor's product specialists may have time constraints and other conflicts of interest due to relationships or affiliations they have with other entities, and our stockholders will not be able to assess our Advisor's product specialists' qualifications when deciding whether to make an investment in shares of our common stock.

        Our Advisor utilizes affiliated product specialists to assist in fulfilling its responsibilities to us. Our Advisor's product specialists generally do not owe fiduciary duties to us and may have time constraints and other conflicts of interest due to relationships or affiliations they have with other entities. Our stockholders will not be able to assess the qualifications of our Advisor's product specialists when deciding whether to make an investment in shares of our common stock. Therefore, our stockholders may not be able to determine whether our Advisor's product specialists are sufficiently qualified or otherwise desirable to work with.

Our Advisor's management personnel and product specialists face conflicts of interest relating to time management and there can be no assurance that our Advisor's management personnel and product specialists will devote adequate time to our business activities or that our Advisor will be able to hire adequate additional employees.

        All of our Advisor's management personnel, other employees, affiliates and related parties may also provide services to other entities sponsored or advised by affiliates of our Sponsor. We are not able to estimate the amount of time that such management personnel and product specialists will devote to our business. As a result, certain of our Advisor's management personnel and product specialists may have conflicts of interest in allocating their time between our business and their other activities which may include advising and managing various other real estate programs and ventures, which may be numerous and may change as programs are closed or new programs are formed. During times of significant activity in other programs and ventures, the time they devote to our business may decline and be less than we would require. There can be no assurance that our Advisor's affiliates will devote adequate time to our business activities or that our Advisor will be able to hire adequate additional employees to perform the tasks currently being performed by our Advisor's affiliates should the amount of time devoted to our business activities by such affiliates prove to be insufficient. Should the Advisor fail to allocate sufficient resources to perform its responsibilities to us for any reason we may be unable to achieve our investment objectives or pay distributions to our stockholders.

Our Advisor and its affiliates, including our officers and two of our directors, face conflicts of interest caused by compensation arrangements with us and other entities sponsored or advised by affiliates of our Sponsor, which could result in actions that are not in our stockholders' best interests.

        Some of our executive officers, two of our directors and other key personnel are also officers, directors, managers, key personnel and/or holders of an ownership interest in the Advisor, the Dealer Manager and/or other entities related to the Sponsor. The Advisor and its affiliates receive substantial fees from us in return for their services and these fees could influence their advice to us. Among other matters, the compensation arrangements could affect their judgment with respect to:

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  the continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement and the agreement with the Dealer Manager;

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  recommendations to our board of directors with respect to developing, overseeing, implementing and coordinating our NAV procedures, or the decision to adjust the value of certain of our assets or liabilities if the Advisor is responsible for valuing them;

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  public offerings of equity by us, which may result in increased fees for the Advisor and other related parties;

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  competition for tenants from entities sponsored or advised by affiliates of the Sponsor that own properties in the same geographic area as us;

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  investments in assets subject to product specialist agreements with affiliates of the Advisor; and

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  investments through a joint venture or other co-ownership arrangements, which may result in increased fees for the Advisor.

        Considerations relating to compensation to the Advisor and its affiliates from us and other entities sponsored or advised by affiliates of the Sponsor could result in decisions that are not in your best interests, which could hurt our ability to pay you distributions or result in a decline in the value of your investment. Conflicts of interest such as those described above have contributed to stockholder litigation against certain other externally managed REITs that are not affiliated with us or the Sponsor.

When considering whether to recommend investments through a joint venture or other co-ownership arrangement, the fee arrangements between our Advisor and the proposed joint venture partner may incentivize our Advisor to recommend investing a greater proportion of our resources in joint venture investments than may be in our stockholders' best interests.

        When we invest in assets through joint ventures or other co-ownership arrangements, our Advisor may, directly or indirectly (including, without limitation, through us or our subsidiaries), receive fees from our joint venture partners and co-owners of our properties for the services our Advisor provides to them with respect to their proportionate interests. Fees received from joint venture entities or partners and paid, directly or indirectly (including without limitation, through us or our subsidiaries), to the Advisor may be more or less than similar fees that we pay to the Advisor pursuant to the Advisory Agreement. Because the Advisor may receive fees from our joint venture partners and co-owners in connection with our joint venture or other co-ownership arrangements, the Advisor may be incentivized to recommend a higher level of investment through joint ventures than may otherwise be in the best interests of our stockholders.

The time and resources that entities sponsored or advised by affiliates of our Sponsor devote to us may be diverted and we may face additional competition due to the fact that these entities are not prohibited from raising money for another entity that makes the same types of investments that we target.

        Entities sponsored or advised by affiliates of our Sponsor are not prohibited from raising money for another investment entity that makes the same types of investments as those we target. As a result, the time and resources they could devote to us may be diverted. For example, our Dealer Manager is currently involved in other public offerings for other entities sponsored or advised by affiliates of our Sponsor. In addition, we may compete with any such investment entity for the same investors and investment opportunities. We may also co-invest with any such investment entity. Even though all such co-investments will be subject to approval by our independent directors, they could be on terms not as favorable to us as those we could achieve co-investing with an unrelated third party.

Our Advisor may have conflicting fiduciary obligations if we acquire properties with an entity sponsored or advised by one of its affiliates or other related entities; as a result, in any such transaction we may not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

        Our Advisor may cause us to acquire an interest in a property from, or through a joint venture with, an entity sponsored or advised by one of its affiliates or to dispose of an interest in a property to such an entity. In these circumstances, our Advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction we may not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

The fees we pay to entities sponsored or advised by affiliates of our Sponsor in connection with our offerings of securities and in connection with the management of our investments were not determined on an arm's-length basis, and therefore, we do not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

        Our Advisor, our Dealer Manager and other of our Advisor's affiliates have earned and will continue to earn fees, commissions and expense reimbursements from us. The fees, commissions and expense reimbursements paid and to be paid to our Advisor, our Dealer Manager and other of our Advisor's affiliates for services they provided us in connection with past offerings and in connection with this offering were not determined on an arm's-length basis. As a result, the fees have been determined without the benefit of arm's-length negotiations of the type normally conducted between unrelated parties. See "Conflicts of Interest."

We will compete with entities sponsored or advised by affiliates of the Sponsor, for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire, lease, finance, or sell investments, and for customers, which may have an adverse impact on our operations.

        We will compete with entities sponsored or advised by affiliates of the Sponsor, whether existing or created in the future, as well as entities for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire, lease, finance or sell certain types of properties. We may also buy, lease, finance or sell properties at the same time as these entities are buying, leasing, financing or selling properties. In this regard, there is a risk that we will purchase a property that provides lower returns to us than a property purchased by entities sponsored or advised by affiliates of the Sponsor and entities for whom affiliates of the Sponsor provide certain advisory or management services.

        Certain entities sponsored or advised by affiliates of the Sponsor own and/or manage properties in geographical areas in which we expect to own properties. Therefore, our properties may compete for customers with other properties owned and/or managed by these entities. The Advisor may face conflicts of interest when evaluating customer leasing opportunities for our properties and other properties owned and/or managed by these entities and these conflicts of interest may have a negative impact on our ability to attract and retain customers. The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by a joint management committee consisting of our management committee and certain other management representatives associated with other entities to which affiliates of the Advisor are providing similar services.

        Because affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other investment vehicles (each, an "Investment Vehicle") with overlapping investment objectives, strategies and criteria, potential conflicts of interest may arise with respect to industrial real estate investment opportunities ("Industrial Investments"). In order to manage this potential conflict of interest, in allocating Industrial Investments among the Investment Vehicles, the Sponsor follows an allocation policy (the "Allocation Policy") which currently provides that if the Sponsor or one of its affiliates is awarded and controls an Industrial Investment that is suitable for more than one Investment Vehicle, based upon various Allocation Factors (as defined below), including without limitation availability of capital, portfolio objectives, diversification goals, target investment markets, return requirements, investment timing and the Investment Vehicle's applicable approval discretion and timing, then the Industrial Investment will be allocated to Investment Vehicles on a rotational basis and will be offered to the Investment Vehicle at the top of the rotation list (that is, the Investment Vehicle that has gone the longest without being allocated an Industrial Investment). If an Investment Vehicle on the list declines the Industrial Investment, it will be rotated to the bottom of the rotation list. Exceptions may be made to the Allocation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or (y) characteristics of a particular Industrial Investment or Investment Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors, which make the Industrial Investment more advantageous to one of the Investment Vehicles. In addition, the Sponsor may from time to time specify that it will not seek new allocations for more than one Investment Vehicle until certain minimum allocation levels are reached. "Allocation Factors" are those allocation factors that the Sponsor maintains and updates from time to time based on review by the Sponsor's Head of Real Estate.

        The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a "Special Priority") with respect to Industrial Investments or other investment opportunities. Current existing Special Priorities have been granted to: (i) Build-to-Core Industrial Partnership III LLC ("BTC III"), pursuant to which BTC III will be presented one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed; (ii) Black Creek Industrial Fund LP ("BCIF") pursuant to which BCIF will be presented one out of every three potential development Industrial Investments, one out of every five potential value-add Industrial Investments, and one out of every three potential core Industrial Investments (subject to terms and conditions of the BCIF partnership agreement) until such time as capital commitments accepted by BCIF on or prior to March 31, 2020 have been called or committed; and (iii) the BTC II Partnership pursuant to which the BTC II Partnership will be presented one out of every three qualifying development Industrial Investments (subject to terms and conditions of the BTC II Partnership agreement) until such time as capital commitments thereunder have been fully committed. The Sponsor or its affiliates may grant additional Special Priorities in the future and from time to time. In addition, to the extent that a potential conflict of interest arises with respect to an investment opportunity other than an Industrial Investment, the Sponsor currently expects to manage the potential conflict of interest by allocating the investment in accordance with the principles of the Allocation Policy the Sponsor follows with respect to Industrial Investments.

        The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor's allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such policies are being fairly applied.

We have purchased and may in the future purchase real estate assets from third parties who have existing or previous business relationships with affiliates or other related entities of our Sponsor; as a result, in any such transaction, we may not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

        We have purchased and may in the future purchase assets from third parties that have existing or previous business relationships with affiliates of our Sponsor. Affiliates of our Sponsor who also perform or have performed services for such third parties may have had or have a conflict in representing our interests in these transactions on the one hand and in preserving or furthering their respective relationships with such third parties on the other hand. In any such transaction, we will not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties.

Risks Related to Adverse Changes in General Economic Conditions

Changes in global economic and capital market conditions, including periods of generally deteriorating real estate industry fundamentals, may significantly affect our results of operations and returns to our stockholders.

        We are subject to risks generally incident to the ownership of real property, including changes in global, national, regional or local economic, demographic, political, real estate, or capital market conditions and other factors particular to the locations of our respective real property investments. We are unable to predict future changes in these market conditions. For example, an economic downturn or rise in interest rates could make it more difficult for us to lease properties or dispose of them. In addition, rising interest rates could make alternative interest bearing and other investments more attractive and, therefore, potentially lower the relative value of our existing real estate investments.

        In addition, we believe the risks associated with our business are more severe during periods of economic slowdown or recession if these periods are accompanied by deteriorating fundamentals and declining values in the real estate industry. Because all of our debt-related investments outstanding as of June 30, 2019 and debt-related investments we may make in the future might consist of mortgages secured by real property, these same conditions could also adversely affect the underlying borrowers and collateral of assets that we own. Declining real estate values and deteriorating real estate fundamentals would also likely reduce the level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of, or investment in, additional properties. Furthermore, borrowers may not be able to pay principal and interest on such loans. Declining real estate values would also significantly increase the likelihood that we would incur losses on our debt investments in the event of a default because the value of our collateral may be insufficient to cover some or all of our basis in the investment.

        For example, we recorded impairments of real properties, significant other-than-temporary impairment charges related to our real estate-related securities holdings, and provisions for losses on our debt-related investments, as a result of such conditions that occurred during the last recession in the United States. To the extent that there is a general economic slowdown or real estate fundamentals deteriorate, such factors could have a significant and adverse impact on our revenues, results from operations, financial condition, liquidity, overall business prospects and ultimately our ability to make distributions to our stockholders.

Uncertainty and volatility in the credit markets could affect our ability to obtain debt financing on reasonable terms, or at all, which could reduce the number of properties we may be able to acquire and the amount of cash distributions we can make to our stockholders.

        The U.S. and global credit markets have in the past experienced severe dislocations and liquidity disruptions, which caused volatility in the credit spreads on prospective debt financings and constrained the availability of debt financing due to the reluctance of lenders to offer financing at high leverage ratios. Similar conditions in the future could adversely impact our ability to access additional debt financing on reasonable terms or at all, which may adversely affect investment returns on future acquisitions or our ability to make acquisitions.

        If mortgage debt or unsecured debt is unavailable on reasonable terms as a result of increased interest rates, increased credit spreads, decreased liquidity or other factors, we may not be able to finance the initial purchase of properties. In addition, when we incur mortgage debt or unsecured debt, we run the risk of being unable to refinance such debt upon maturity, or of being unable to refinance on favorable terms.

        If interest rates are higher or other financing terms, such as principal amortization, the need for a corporate guaranty, or other terms are not as favorable when we refinance debt or issue new debt, our income could be reduced. To the extent we are unable to refinance debt on reasonable terms, at appropriate times or at all, we may be required to sell properties on terms that are not advantageous to us, or that could result in the foreclosure of such properties. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing securities or borrowing more money.

Economic events that may cause our stockholders to request that we redeem their shares may materially adversely affect our cash flow and our ability to achieve our investment objectives.

        Future economic events affecting the U.S. economy generally, or the real estate sector specifically, could cause our stockholders to seek to sell their shares to us pursuant to our share redemption program. The redemptions of Class E, Class T, Class S, Class D, and Class I shares are subject to the 2% and 5% limits (as described above) (subject to potential carry-over capacity). Even if we are able to satisfy all resulting redemption requests, our cash flow could be materially adversely affected. In addition, if we determine to sell valuable assets to satisfy redemption requests, our ability to achieve our investment objectives, including, without limitation, diversification of our portfolio by property type and location, moderate financial leverage, conservative operating risk and an attractive level of current income, could be materially adversely affected. See "Description of Capital Stock—Share Redemption Program" for more information.

Inflation or deflation may adversely affect our financial condition and results of operations.

        Although neither inflation nor deflation has materially impacted our operations in the recent past, increased inflation could have an adverse impact on our floating rate mortgages, interest rates and general and administrative expenses, as these costs could increase at a rate higher than our rental and other revenue. Inflation could also have an adverse effect on consumer spending which could impact our tenants' sales and, in turn, our percentage rents, where applicable. Conversely, deflation could lead to downward pressure on rents and other sources of income.

The failure of any banking institution in which we deposit our funds could have an adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.

        Currently, the Federal Deposit Insurance Corporation, or "FDIC", generally, only insures amounts up to $250,000 per depositor per insured bank. A small proportion of our cash and cash equivalents, primarily those used to fund property-level working capital needs, are currently held in FDIC-insured bank accounts. To the extent that we have deposited funds with banking institutions, then if any of such institutions ultimately fail, we would lose the amount of our deposits over the then current FDIC insurance limit. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and would likely result in a decline in the value of your investment.

We intend to disclose funds from operations ("FFO"), a non-GAAP financial measure, in future communications with investors, including documents filed with the Commission. However, FFO is not equivalent to our net income or loss as determined under GAAP, and is not a complete measure of our financial position and results of operations.

        We use, and we disclose to investors, FFO, which is considered a non-GAAP financial measure. See "Selected Information Regarding Our Operations—How We Measure Our Operating Performance." FFO is not equivalent to our net income or loss as determined in accordance with GAAP. FFO and GAAP net income differ because FFO excludes gains or losses from sales of property and impairment of depreciable real estate, and adds back real estate-related depreciation and amortization.

        No single measure can provide investors with sufficient information and investors should consider all of our disclosures as a whole in order to adequately understand our financial position, liquidity and results of operations. Because of the differences between FFO and GAAP net income or loss, FFO may not be an accurate indicator of our operating performance, especially during periods in which we are acquiring properties. In addition, FFO is not necessarily indicative of cash flow available to fund cash needs and investors should not consider FFO as an alternative to cash flows from operations or an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. Neither the Commission nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO. Also, because not all companies calculate this type of measure the same way, comparisons with other companies may not be meaningful.

Risks Related to Our General Business Operations and Our Corporate Structure

We depend on our Advisor and its key personnel; if any of such key personnel were to cease employment with our Advisor, our business could suffer.

        Our ability to make distributions and achieve our investment objectives is dependent upon the performance of our Advisor in the acquisition, disposition and management of real properties and debt-related investments, the selection of tenants for our real properties, the determination of any financing arrangements and other factors. In addition, our success depends to a significant degree upon the continued contributions of certain of our Advisor's key personnel, including Rajat Dhanda, David M. Fazekas, Andrea L. Karp, Richard D. Kincaid, Dwight L. Merriman III, Lainie P. Minnick, Gregory M. Moran, James R. Mulvihill, Taylor M. Paul, Scott W. Recknor, Jeffrey W. Taylor, J.R. Wetzel, Joshua J. Widoff and Evan H. Zucker, each of whom would be difficult to replace. We currently do not have, nor do we expect to obtain key man life insurance on any of our Advisor's key personnel. If our Advisor were to lose the benefit of the experience, efforts and abilities of one or more of these individuals, our operating results and NAV could suffer.

Our board of directors determines our major policies and operations, which increases the uncertainties faced by our stockholders.

        Our board of directors determines our major policies, including our policies regarding acquisitions, dispositions, financing, growth, REIT qualification, redemptions and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board of directors' broad discretion in setting policies and our stockholders' inability to exert control over those policies increases the uncertainty and risks our stockholders face, especially if our board of directors and our stockholders disagree as to what course of action is in our stockholders' best interests.

Our UPREIT structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.

        Limited partners in the Operating Partnership have the right to vote on certain amendments to the agreement that governs the Operating Partnership (the "Operating Partnership Agreement"), as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with our stockholders' interests. As general partner of the Operating Partnership, we are obligated to act in a manner that is in the best interests of all partners of the Operating Partnership. Circumstances may arise in the future when the interests of limited partners in the Operating Partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders believe is not in their best interests.

We may assume unknown liabilities in connection with acquisitions which could result in unexpected liabilities and expenses.

        In connection with an acquisition, we may receive certain assets or interests in certain assets subject to existing liabilities, some of which may be unknown to us at the time of the acquisition. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to an acquisition (including those that had not been asserted or threatened prior to an acquisition), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. If we acquire an entity, that entity may be subject to liabilities that become our responsibility upon acquisition of the entity. Our recourse with respect to such liabilities may be limited. Depending upon the amount or nature of such liabilities, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the NAV of our shares may be adversely affected.

Tax protection agreements could limit our ability to sell or otherwise dispose of property contributed to the Operating Partnership.

        In connection with contributions of property to the Operating Partnership, our Operating Partnership may enter into a tax protection agreement with the contributor of such property that provides that if we dispose of any interest in the contributed property in a taxable transaction within a certain time period, subject to certain exceptions, we may be required to indemnify the contributor for its tax liabilities attributable to the built-in gain that exists with respect to such property interests, and the tax liabilities incurred as a result of such tax protection payment. Therefore, although it may be in our stockholders' best interests that we sell the contributed property, it may be economically prohibitive for us to do so because of these obligations.

Tax protection agreements may require our Operating Partnership to maintain certain debt levels that otherwise would not be required to operate our business.

        Under a tax protection agreement, our Operating Partnership may provide the contributor of property the opportunity to guarantee debt or enter into a deficit restoration obligation. If we fail to make such opportunities available, we may be required to deliver to such contributor a cash payment intended to approximate the contributor's tax liability resulting from our failure to make such opportunities available to that contributor and the tax liabilities incurred as a result of such tax protection payment. These obligations may require the Operating Partnership to maintain more or different indebtedness than we would otherwise require for our business.

Certain provisions in the partnership agreement of our Operating Partnership may delay or defer an unsolicited acquisition of us or a change of our control.

        Provisions in the partnership agreement of our Operating Partnership may delay or defer an unsolicited acquisition of us or changes of our control. These provisions include, among others, redemption rights of qualifying parties and the rights of the limited partners to consent to transfers of the general partnership interest and mergers under specified circumstances. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or a change of our control, although some stockholders might consider such proposals, if made, desirable.

The Operating Partnership's private placements of beneficial interests in specific Delaware statutory trusts under our DST Program could subject us to liabilities from litigation or otherwise.

        On March 2, 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act through the sale of beneficial interests in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the "DST Program"). These interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. All of the interests sold to investors pursuant to such private placements will be leased-back by the Operating Partnership or a wholly owned subsidiary thereof, as applicable, and fully guaranteed by our Operating Partnership, although there can be no assurance that the Operating Partnership can or will fulfill these guarantee obligations. Additionally, the Operating Partnership will be given a fair market value purchase option ("FMV Option") giving it the right, but not the obligation, to acquire the Interests from the investors at a later time in exchange for OP Units. Investors who acquired interests pursuant to such private placements may have been seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the general partner of the Operating Partnership, we may become subject to liability, from litigation or otherwise, as a result of such transactions, including in the event an investor fails to qualify for any desired tax benefits.

The Operating Partnership's private placements of beneficial interests in specific Delaware statutory trusts under our DST Program will not shield us from risks related to the performance of the real properties held through such structures.

        Pursuant to the DST Program, the Operating Partnership intends to place certain of its existing real properties and/or acquire new properties to place into specific Delaware statutory trusts and then sell interests, via its taxable REIT subsidiary (TRS), in such trusts to third-party investors. We will hold long-term leasehold interests in the property pursuant to master leases that are fully guaranteed by our Operating Partnership, while the third-party investors indirectly hold some or all of the interests in the real estate. There can be no assurance that the Operating Partnership can or will fulfill these guarantee obligations. Although we will hold a fair market value purchase option (the FMV Option) to reacquire the real estate through a purchase of interests in the Delaware Statutory Trust, the purchase price will be based on the then-current fair market value of the third-party investor's interest in the real estate, which will be greatly impacted by the rental terms fixed by the long-term master lease. Under the lease we are responsible for subleasing the property to occupying tenants until the earlier of the expiration of the master lease or our exercise of the FMV Option, which means that we bear the risk that the underlying cash flow from the property and all capital expenditures may be less than the master lease payments until such time. Therefore, even though we will no longer own the underlying real estate, because of the fixed terms of the long-term master lease guaranteed by our Operating Partnership, negative performance by the underlying properties could affect cash available for distributions to our stockholders and will likely have an adverse effect on our results of operations and NAV.

We may own beneficial interests in trusts owning real property that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.

        In connection with the launch of our DST Program, we may own beneficial interests in trusts owning real property that are subject to the terms of the agreements provided by our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our beneficial interests. Such agreements could affect our ability to turn our beneficial interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements used in connection with the DST Program could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST Program agreements did not exist.

Properties that are placed into the DST Program and later reacquired may be less liquid than other assets, which could impair our ability to utilize cash proceeds from sales of such properties for other purposes such as paying down debt, distributions, or additional investments.

        Properties that are placed into the DST Program (the "Original DST Program Asset") may later be reacquired through exercise of the option granted to our Operating Partnership. In such cases the investors who become limited partners in the Operating Partnership (the "Original DST Investors") will generally remain tied to the Original DST Program Asset in terms of basis and built-in-gain. As a result, if the Original DST Program Asset is subsequently sold, unless we effectuate a like-kind exchange under Section 1031 of the Code, then tax will be triggered on the Original DST Investors' built-in-gain. Although we are not contractually obligated to do so, we have generally sought to execute 1031 exchanges in such situations rather than trigger gain. Any replacement property acquired in connection with a 1031 exchange will similarly be tied to the Original DST Investors with similar considerations if such replacement property ever is sold. As a result of these factors, placing properties into the DST Program may limit our ability to access liquidity from such properties or replacement properties through sale without triggering taxes due to the built-in-gain tied to Original DST Investors. Such reduced liquidity could impair our ability to utilize cash proceeds from sales for other purposes such as paying down debt, distributions, funding redemptions, or making additional investments.

Cash redemptions to holders of OP Units will reduce cash available for distribution to our stockholders or to honor their redemption requests under our share redemption program.

        The holders of OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both. Our election to redeem OP Units for cash may reduce funds available for distribution to our stockholders or to honor our stockholders' redemption requests under our share redemption program.

Maryland law and our organizational documents limit our stockholders' right to bring claims against our officers and directors.

        Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify our directors, our officers, our Advisor and its affiliates for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Moreover, we have entered into separate indemnification agreements with each of our independent directors and executive officers. As a result, we and our stockholders have more limited rights against these persons than might otherwise exist under common law. In addition, we are obligated to fund the defense costs incurred by these persons in some cases. However, our charter does provide that we may not indemnify our directors, our Advisor and its affiliates for any liability or loss suffered by them unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability or loss was not the result of negligence or misconduct by our non-independent directors, our Advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification is recoverable only out of our net assets and not from the stockholders.

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our company, our directors, our officers or our employees (we note we currently have no employees). This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs' attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements, and we believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the Maryland General Corporation Law to authorize the adoption of such provisions.

Your interest will be diluted if we or the Operating Partnership issue additional securities.

        Existing stockholders and new investors purchasing shares of common stock in this offering do not have preemptive rights to any shares issued by us in the future. Under our charter, we have authority to issue a total of 2,700,000,000 shares of capital stock. Of the total number of shares of capital stock authorized (a) 2,500,000,000 shares are designated as common stock, 500,000,000 of which are classified as Class E shares, 500,000,000 of which are classified as Class T shares, 500,000,000 of which are classified as Class S shares, 500,000,000 of which are classified as Class D shares and 500,000,000 of which are classified as Class I shares and (b) 200,000,000 shares are designated as preferred stock. Our board of directors may amend our charter to increase the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. We intend to operate as a perpetual-life REIT, and investors purchasing shares in this offering will likely experience dilution of their equity investment in us as a result of this ongoing offering, including the distribution reinvestment plan, our ongoing Class E distribution reinvestment plan offering and future public offerings. Investors will also experience dilution if we issue securities in one or more private offerings, issue equity compensation pursuant to our equity incentive plans, issue shares to the Advisor in lieu of cash payments or reimbursements under the Advisory Agreement, or redeem OP Units for shares of common stock. In addition, we may in the future cause the Operating Partnership to issue a substantial number of additional OP Units in order to raise capital, acquire properties, consummate a merger, business combination or another significant transaction or to pay our Advisor in lieu of cash payments. OP Units may generally be converted into shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Ultimately, any additional issuance by us of equity securities or by the Operating Partnership of OP Units will dilute your indirect interest in the Operating Partnership, through which we own all of our interests in our investments.

We may issue preferred stock or new classes of OP Units, which issuance could adversely affect those stockholders who purchased shares of our common stock in our public offerings.

        If we ever created and issued preferred stock or one or more new classes of OP Units with a distribution preference over common stock, payment of any distribution preferences on outstanding preferred stock or OP Units would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled and holders of new classes of OP Units could be entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. Holders of preferred stock or new classes of OP Units could be given other preferential rights, such as preferential redemption rights or preferential tax protection agreements, that could reduce the amount of funds available for the payment of distributions on our common stock or otherwise negatively affect our common stockholders. In addition, under certain circumstances, the issuance of preferred stock, a new class of OP Units, or a separate class or series of common stock may render more difficult or tend to discourage:

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  a merger, offer or proxy contest;

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  the assumption of control by a holder of a large block of our securities;

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  the removal of incumbent management; and/or

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  liquidity options that otherwise may be available.

We are not limited to making acquisitions with cash or borrowings.

        We are not limited to making acquisitions with cash or borrowings. We may also make investments through either public or private offerings of equity securities from us or the Operating Partnership, and we may do so when attractive acquisition opportunities are available. We are not limited in the number or size of investments we may make with equity issuances, and we may effect a merger, business combination or another significant transaction through equity issuances. Such issuances may be comprised of existing classes of shares of our common stock or OP Units in the Operating Partnership, new classes of shares of our common stock or OP Units in the Operating Partnership with preferential terms compared to those of our existing investors (such as preferred stock, preferred OP Units, or contractual obligations to provide protection from adverse tax consequences), or tenancy-in-common interests. We and our Operating Partnership may, with the approval of a majority of our independent directors, agree to pay additional fees to our Advisor, the Dealer Manager and their affiliates in connection with any such transactions, which may negatively affect the NAV of your shares, our ability to pay distributions and your overall return.

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may have benefited our stockholders.

        Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of our then outstanding capital stock (which includes common stock and any preferred stock we may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock. This restriction may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our board of directors and our stockholders. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease our stockholders' ability to sell their shares of our common stock.

Although we are not currently afforded the full protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.

        Under Maryland law, "business combinations" between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board of directors opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection. For more information about the business combination, control share acquisition and Subtitle 8 provisions of Maryland law, see "Description of Capital Stock—Business Combinations," "Description of Capital Stock—Control Share Acquisitions" and "Description of Capital Stock—Subtitle 8."

Our charter includes a provision regarding tender offers that may discourage a stockholder from launching a tender offer for our shares.

        Our charter provides that any person making a tender offer that is not otherwise subject to Regulation 14D of the Exchange Act, including any "mini-tender" offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. In addition, the offeror must provide us notice of such tender offer at least 10 business days before initiating the tender offer. If the offeror does not comply with the provisions set forth above, we will have the right to redeem that offeror's shares, if any, and any shares acquired in such tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror's noncompliance. This provision of our charter may discourage a stockholder from initiating a tender offer for our shares.

We depend on our relationships with lenders, joint venture partners, and property managers to conduct our business. If we fail to honor any of our contractual obligations, there could be a material and adverse impact on our ability to raise capital or manage our portfolio.

        If we are viewed as developing underperforming properties, suffer sustained losses on our investments, default on a significant level of loans or experience significant foreclosure of our properties, our reputation could be damaged. Damage to our reputation could make it more difficult to successfully develop or acquire properties in the future and to continue to grow and expand our relationships with our lenders, joint venture partners, tenants and third-party management clients, which could adversely affect our business, financial condition, NAV, results of operations and ability to make distributions.

Our business could suffer in the event our Advisor, the Dealer Manager, our transfer agent or any other party that provides us with services essential to our operations experiences system failures or other cyber incidents or a deficiency in cybersecurity.

        Our Advisor, the Dealer Manager, our transfer agent and other parties that provide us with services essential to our operations are vulnerable to service interruptions or damages from any number of sources, including computer viruses, malware, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that may include, but is not limited to, gaining unauthorized access to systems to disrupt operations, corrupt data, steal assets or misappropriate Company funds and/or confidential information, including, for example, confidential information regarding our stockholders. As reliance on technology in our industry has increased, so have the risks posed to our systems, both internal and those we have outsourced. In addition, the risk of cyber incidents has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Cyber incidents may be carried out by third parties or insiders, including by computer hackers, foreign governments and cyber terrorists, using techniques that range from highly sophisticated efforts to more traditional intelligence gathering and social engineering aimed at obtaining information or funds. The remediation costs and lost revenues experienced by a victim of a cyber incident may be significant and significant resources may be required to repair system damage, protect against the threat of future security breaches or to alleviate problems, including reputational harm, loss of revenues and litigation, caused by any breaches. If personal information such as social security numbers of our stockholders is stolen, our stockholders may be more likely to be victims of identity theft and other crimes. There also may be liability for any stolen assets or misappropriated Company funds or confidential information. Any material adverse effect experienced by our Advisor, the Dealer Manager, our transfer agent and other parties that provide us with services essential to our operations could, in turn, have an adverse impact on us.

The termination or replacement of the Advisor could trigger a repayment event under our mortgage loans for some of our properties and the credit agreement governing any line of credit or other form of unsecured debt we obtain.

        Lenders for certain of our properties may request provisions in the mortgage loan documentation that would make the termination or replacement of the Advisor an event requiring the immediate repayment of the full outstanding balance of the loan. Similarly, under any line of credit or other form of unsecured debt such as term loans that we currently have or may obtain in the future, the termination or replacement of the Advisor could trigger repayment of outstanding amounts under the credit agreement governing our line of credit or other form of unsecured debt. If a debt repayment event occurs, our results of operations, ability to pay distributions, and financial condition may be adversely affected.

The success of this offering is dependent, in part, on the ability of the Dealer Manager to retain key employees and to successfully build and maintain a network of licensed broker-dealers.

        The success of this offering and our ability to implement our business strategy is dependent upon the ability of our Dealer Manager to retain key employees and to build and maintain a network of licensed securities broker-dealers and other agents. If the Dealer Manager is unable to retain qualified employees or build and maintain a sufficient network of participating broker-dealers to distribute shares in this offering, we may not be able to raise adequate proceeds through this offering to implement our investment strategy. In addition, the Dealer Manager currently serves and may serve as dealer manager for other issuers. As a result, the Dealer Manager may experience conflicts of interest in allocating its time between this offering and such other issuers, which could adversely affect our ability to raise adequate proceeds through this offering and implement our investment strategy. Further, the participating broker-dealers retained by the Dealer Manager may have numerous competing investment products, some with similar or identical investment strategies and areas of focus as us, which they may elect to emphasize to their retail clients.

Risks Related to Investments in Real Property

Real properties are illiquid investments, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

        Real properties are illiquid investments and we may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. We may acquire real properties that are subject to contractual "lock-out" provisions that could restrict our ability to dispose of the real property for a period of time. In addition, U.S. federal tax laws that impose a 100% excise tax on gains from sales of dealer property by a REIT (generally, property held for sale, rather than investment) could limit our ability to sell properties and may affect our ability to sell properties without adversely affecting returns to our stockholders. These restrictions could adversely affect our results of operations and financial condition.

        We may also be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

        In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions. All of these provisions would restrict our ability to sell a property.

We are dependent on tenants for revenue, and our inability to lease our real properties or to collect rent from our tenants may adversely affect our results of operations, NAV and returns to our stockholders.

        Our revenues from our real property investments are dependent on our ability to lease our real properties and the creditworthiness of our tenants and would be adversely affected by the loss of or default by one or more significant lessees. Furthermore, certain of our assets may utilize leases with payments directly related to tenant sales, where some or all of the amount of rent that we charge a tenant is calculated as a percentage of such tenant's revenues over a fixed period of time, and a reduction in sales can reduce the amount of the lease payments required to be made to us by tenants leasing space in such assets. The success of those real properties depends on the financial stability of the respective tenants. The financial results of our tenants can depend on several factors, including but not limited to the general business environment, interest rates, inflation, the availability of credit, taxation and overall consumer confidence.

        In addition, our ability to increase our revenues and operating income partially depends on steady growth of demand for the products and services offered by the tenants located in the assets that we own and manage. A drop in demand, as a result of a slowdown in the U.S. and global economy or otherwise, could result in a reduction in tenant performance and consequently, adversely affect our results of operations, NAV and returns to our stockholders. Inflation could also have an adverse effect on consumer spending which could impact our tenants' sales and, in turn, our percentage rents, where applicable. Conversely, deflation could lead to downward pressure on rents and other sources of income.

        If indicators of impairment exist in any of our real properties, for example, we experience negative operating trends such as prolonged vacancies or operating losses, we may not recover some or all of our investment.

        Lease payment defaults by tenants could cause us to reduce the amount of distributions to our stockholders and could force us to find an alternative source of funds to make mortgage payments on any mortgage loans or payments due under our unsecured credit facilities. In the event of a tenant default, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our real property. If a lease is terminated, we may be unable to lease the real property for the rent previously received or sell the real property without incurring a loss.

If the market for commercial real estate experiences increased vacancy rates, particularly in certain large metropolitan areas, it could result in lower revenues for us.

        In the past decade, there have been global economic downturns that negatively impacted the commercial real estate market in the U.S., particularly in certain large metropolitan areas, and resulted in, among other things, increased tenant defaults under leases, generally lower demand for rentable space, and an oversupply of rentable space, all of which could lead to increased concessions, tenant improvement expenditures or reduced rental rates to maintain occupancies. We believe that the risks associated with our business could be more severe if the economy deteriorates again or if commercial real estate values decline. Our revenues will decline and our NAV and ability to pay distributions will be negatively impacted if our commercial properties experience higher vacancy rates or decline in value.

A real property that incurs a vacancy could be difficult to sell or re-lease.

        A real property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of the lease. In addition, certain of the real properties we acquire may have some vacancies at the time of closing. Certain other real properties may be specifically suited to the particular needs of a tenant and such real property may become vacant. Certain of our leases with retail tenants contain provisions giving the particular tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center. These provisions may limit the number and types of prospective tenants interested in leasing space in a particular retail property. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our real properties. In certain cases, we may need to offer free rent or other concessions to attract tenants. If the vacancy continues for a long period of time, we would suffer reduced revenues, which could materially and adversely affect our liquidity and NAV, and result in lower distributions to our stockholders. In addition, the resale value of the real property could be diminished because the market value may depend principally upon the value of the leases of such real property.

Adverse economic and other conditions in the regions where our assets are located may have a significant adverse impact on our financial results.

        A deterioration of general economic or other relevant conditions, changes in governmental laws and regulations, acts of nature, demographics or other factors in any of the states or the geographic region in which our assets are located could result in the loss of a tenant, a decrease in the demand for our properties and a decrease in our revenues from those markets, which in turn may have a disproportionate and material adverse effect on our results of operations and financial condition. In addition, some of our investments are located in areas that are more susceptible to natural disasters, and therefore, our tenants and properties are particularly susceptible to revenue loss, cost increase or damage caused by earthquakes or other severe weather conditions or natural disasters. Any significant loss due to a natural disaster may not be covered by insurance and may lead to an increase in the cost of insurance and expenses for our tenants, or could limit the future availability of such insurance, which could limit our tenants' ability to satisfy their obligations to us.

        In addition, our results of operations depend substantially on our ability to lease the spaces available in the assets that we own as well as the price at which we lease such space. Adverse conditions in the regions and specific markets where we operate may reduce our ability to lease our properties, reduce occupancy levels, restrict our ability to increase lease prices and force us to lower lease prices and/or offer tenant incentives. Should our assets fail to generate sufficient revenues for us to meet our obligations, our financial condition and results of operations, as well as our NAV and ability to make distributions or repay debt, could be adversely affected.

Properties that have significant vacancies, especially value-add or other types of discounted real estate assets, may experience delays in leasing up or could be difficult to sell, which could diminish our return on these properties and the return on your investment.

        Our investments in value-add properties or other types of discounted properties may have significant vacancies at the time of acquisition. If vacancies continue for a prolonged period of time beyond the expected lease-up stage that we anticipate will follow any redevelopment or repositioning efforts, we may suffer reduced revenues, resulting in less cash available for distributions to our stockholders. In certain cases, we may need to offer free rent or other concessions to attract tenants. In addition, the resale value of the property could be diminished because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce our NAV and the overall return on your investment.

Changes in supply of or demand for similar real properties in a particular area may increase the price of real property assets we seek to purchase or adversely affect the value of the real property assets that we own.

        The real estate industry is subject to market forces and we are unable to predict certain market changes including changes in supply of or demand for similar real properties in a particular area. For example, if demand for the types of real property assets in which we seek to invest were to sharply increase or supply of those assets were to sharply decrease, the prices to acquire those assets could rise significantly. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders. Likewise, a sharp increase in supply could adversely affect leasing rates and occupancy, which could lower operating results, our NAV and overall returns to our stockholders.

Actions of our joint venture partners could adversely impact our performance.

        We have entered into and may continue to enter into joint ventures with third parties, including entities that are affiliated with our Advisor or entities sponsored or advised by affiliates of our Sponsor. We may be a general partner, but also could be a limited partner. Such venture may give substantial discretionary authority to a third party general partner or to an affiliate of our Advisor or Sponsor as general partner. We have purchased and developed and may also continue to purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

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  the possibility that our venture partner, co-tenant or partner in an investment might become bankrupt or otherwise be unable to meet its capital contribution obligations;

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  that such venture partner, co-tenant or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

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  that such venture partner, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

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  that actions by such venture partner, co-tenant or partner could adversely affect our reputation, negatively impacting our ability to conduct business; or

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  that such venture partner, co-tenant or partner has legal or other effective control over the asset, partnership or venture.

        Actions by a joint venture partner or co-tenant might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing our stockholders' returns.

        Under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to our stockholders. In the event that a venture partner has a right of first refusal to buy out the other partner, it may be unable to finance such a buy-out at that time. It may also be difficult for us to sell our interest in any such joint venture or partnership or as a co-tenant in a particular property. In addition, to the extent that our venture partner or co-tenant is an affiliate of our Advisor or an entity sponsored or advised by affiliates of our Sponsor, certain conflicts of interest will exist. See "Conflicts of Interest—Joint Ventures with Affiliates of the Sponsor or other Entities Advised by the Affiliates of the Sponsor."

We compete with numerous other parties or entities for real property investments and tenants, and we may not compete successfully.

        We compete with numerous other persons or entities seeking to buy real property assets or to attract tenants to real properties we already own, which may have a negative impact on our ability to acquire real property assets or attract tenants on favorable terms, if at all, and the returns on our real property assets. These persons or entities may have greater experience and financial strength than us. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. Similarly, the opening of new competing assets near the assets that we own may hinder our ability to renew our existing leases or to lease to new tenants, because the proximity of new competitors may divert existing or new tenants to such competitors. In addition, if market rental rates decline during the term of an existing lease, we may be unable to renew or find a new tenant without lowering the rental rate. Each of these factors could adversely affect our results of operations, financial condition, NAV and ability to repay debt, and pay distributions to our stockholders.

Delays in the selection, acquisition, development and construction of real properties or debt investments may have adverse effects on portfolio diversification, results of operations and returns to our stockholders.

        Delays we encounter in selecting, acquiring and developing additional real properties or debt investments could adversely affect our stockholders' returns. The uncertain state of the real estate markets in recent years and the resulting incentives of lenders and sellers to retain their investments had previously led to generally lower transaction volume in the broader real estate market and for us, in part due to pricing and valuation uncertainties. It is possible that such disruptions and uncertainties may reoccur. Alternatively, increased competition for high quality investments may also limit our ability to make incremental accretive investments in real properties and debt investments. These factors may continue to have a negative effect on our stockholders' returns, and may also hinder our ability to reach our portfolio diversification objectives.

        In addition, where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, we may not receive any income from these properties for a significant period of time following acquisition, and distributions to our stockholders could suffer. Delays in the completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, the price we agree to for a real property will be based on our projections of rental income and expenses and estimates of the fair market value of the real property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.

We may be unable to achieve our diversification goals or to realize benefits from diversification.

        Our objective is to build a high-quality, diversified real estate portfolio. Although there can be no assurance that we will achieve this objective, we intend to diversify our portfolio by key portfolio attributes including, but not limited to, (1) property type, (2) target market, with consideration given to geographic concentrations, (3) average lease terms and portfolio occupancy expectations, (4) tenant concentrations, including credit and exposure to particular businesses or industries and (5) debt profile with the goal of maximizing flexibility while seeking to minimize cost and mitigate the risks associated with changes in interest rates and debt maturities. However, we may not successfully implement our diversification strategy. For example, although we may target investments in four primary property categories of office, industrial, retail and multifamily, our multifamily and industrial investments represent approximately 9% and 8%, respectively, of our portfolio (based on fair value) as of July 31, 2019. Even if we do fully achieve our diversification goals, it is possible our diversified portfolio will not perform as well as a portfolio that is concentrated in a particular type of real estate.

We may alter our exposure to various property categories and we may not always own properties in each category.

        We may target investments in four primary property categories of office, industrial, retail and multifamily. Although we aim to diversify our real estate portfolio by owning properties in each of these categories, we may not always have significant holdings, or any holdings at all, in each category. For example, our multifamily and industrial investments represent approximately 9% and 8%, respectively, of our portfolio (based on fair value) as of July 31, 2019. We may elect to increase or decrease our holdings in each category at any time and we may change our target property categories at any time. If we decrease or eliminate our holdings in any property category or cease to target any of the four property categories our real estate portfolio will be less diversified and we may not realize the benefits of diversification.

We are subject to the risk that, with respect to assets that we have acquired and may acquire based on growth potential, such growth potential is not realized.

        From 2015 through June 30, 2019, we disposed of approximately $1.3 billion of properties and we acquired approximately $543.2 million of properties. The properties that we sold were generally higher-yielding than the new properties we acquired, although we believe the acquired assets exhibit greater potential for future revenue growth. We believe that market conditions may cause us to continue to explore in certain markets the disposition of higher-yielding assets and in certain target markets the acquisition of assets that may generate lower initial yields but with greater growth potential. Although there can be no assurance that we will continue to pursue this strategy or be successful in its execution, for some period of time this may mean that higher-yielding assets are sold from our portfolio in exchange for assets that initially may produce lower current income but which we believe may generate increased income over time through increased tenant demand and/or rental rate growth in order to generate long-term growth in NAV. With respect to such assets, we are subject to the risk that the expected growth potential is not realized. This may result from a variety of factors, including but not limited to unanticipated changes in local market conditions or increased competition for similar properties in the same market. Acquiring properties that do not realize their expected growth potential, or properties that take longer than expected to realize their growth potential, would likely negatively affect our NAV, limit our ability to pay distributions to you and reduce your overall returns.

Our real properties are subject to property and other taxes that may increase in the future, which could adversely affect our cash flow.

        Our real properties are subject to real and personal property and other taxes that may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. Certain of our leases provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the real properties that they occupy while other leases will generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable governmental authorities. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authorities may place a lien on the property and the property may be subject to a tax sale. In addition, we will generally be responsible for property taxes related to any vacant space.

Potential changes to the U.S. tax laws could have a significant negative impact on our business operations, financial condition and earnings.

        U.S. federal income tax laws governing REITs and other corporations and the administrative interpretations of those laws may be amended at any time, potentially with retroactive effect. Future legislation, new regulations, administrative interpretations or court decisions could adversely affect our ability to qualify as a REIT or adversely affect our stockholders.

We are subject to litigation that could adversely affect our results of operations.

        We are a defendant from time to time in lawsuits and/or regulatory proceedings relating to our business. Unfavorable outcomes resulting from such lawsuits and/or regulatory proceedings could adversely impact our business, financial condition, NAV or results of operations.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect our returns.

        There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require commercial property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our real properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured property or casualty losses. In the event that any of our real properties incurs a property or casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we could be held liable for indemnifying possible victims of an accident. We cannot assure our stockholders that funding will be available to us for the repair or reconstruction of damaged real property in the future or for liability payments to accident victims.

The real estate industry is subject to extensive regulation, which may result in higher expenses or other negative consequences that could adversely affect us.

        Our activities are subject to federal, state and municipal laws, and to regulations, authorizations and license requirements with respect to, among other things, zoning, environmental protection and historical heritage, all of which may affect our business. We may be required to obtain licenses and permits with different governmental authorities in order to acquire and manage our assets.

        In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") which generally took effect in 2011, contains a sweeping overhaul of the regulation of U.S. financial institutions and financial markets. Key provisions of the Dodd-Frank Act require extensive rulemaking by the Commission and the U.S. Commodity Futures Trading Commission, some of which remains ongoing. Thus, the full impact of the Dodd-Frank Act on our business cannot be fully assessed until all final implementing rules and regulations are promulgated.

        Various rules currently in effect under the Dodd-Frank Act may have a significant impact on our business, including, without limitation, provisions of the legislation that increase regulation of and disclosure requirements related to investment advisors, swap transactions and hedging policies, corporate governance and executive compensation, investor protection and enforcement provisions, and asset-backed securities. In February 2017, the U.S. President ordered the Secretary of the U.S. Treasury to review certain existing rules and regulations, such as those promulgated under the Dodd-Frank Act; however, the implications of that review are not yet known and none of the rules and regulations promulgated under the Dodd-Frank Act have been modified or rescinded as of the date of this report.

        For example, but not by way of limitation, the Dodd-Frank Act and the rules and regulations promulgated thereunder provides for significantly increased regulation of the derivatives markets and transactions that affect our interest rate hedging activities, including: (i) regulatory reporting;

(ii) subject to limited exemptions, mandated clearing through central counterparties and execution on regulated exchanges or execution facilities; and (iii) margin and collateral requirements. While the full impact of the Dodd-Frank Act on our interest rate hedging activities cannot be fully assessed until all final implementing rules and regulations are promulgated, the foregoing requirements may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to the Dodd-Frank Act. For example, subject to an exception for "end-users" of swaps upon which we and our subsidiaries generally rely, we may be required to clear certain interest rate hedging transactions by submitting them to a derivatives-clearing organization. To the extent we are required to clear any such transactions, we will be required to, among other things, post margin in connection with such transactions. The occurrence of any of the foregoing events may have an adverse effect on our business and your return.

        In addition, public authorities may enact new and more stringent standards, or interpret existing laws and regulations in a more restrictive manner, which may force companies in the real estate industry, including us, to spend funds to comply with these new rules. Any such action on the part of public authorities may adversely affect the value of your investments.

        In the event of noncompliance with such laws, regulations, licenses and authorizations, we may face the payment of fines, project shutdowns, cancellation of licenses, and revocation of authorizations, in addition to other civil and criminal penalties.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

        All real property and the operations conducted on the real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

        Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Third parties may also sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs resulting from the environmental contamination. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions, which may be enforced by government agencies or, in certain circumstances, private parties. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Our tenants' operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of our real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business, lower the value of our assets or results of operations and, consequently, lower our NAV and the amounts available for distribution to our stockholders.

        Environmental laws in the U.S. also require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of our properties may contain asbestos-containing building materials.

        From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield an appropriate risk-adjusted return. In such an instance, we will underwrite the costs of environmental investigation, clean-up and monitoring into the cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties.

        Generally, our properties are subject to a Phase I or similar environmental assessment by independent environmental consultants prior to or in connection with our acquisition of such properties. Phase I assessments are intended to discover and evaluate information regarding the environmental condition of the surveyed property and surrounding properties. Phase I assessments generally include a historical review, a public records review, an investigation of the surveyed site and surrounding properties and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations and typically do not include an asbestos survey. We cannot give any assurance that an environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations taken as a whole, will not currently exist at the time of acquisition or may not arise in the future, with respect to any of our properties. Material environmental conditions, liabilities or compliance concerns may arise after an environmental assessment has been completed. Moreover, there can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability, or that the then current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of such properties (such as releases from underground storage tanks), or by third parties unrelated to us.

The sale and disposition of real properties carry certain litigation risks at the property level that may reduce our profitability and the return on your investment.

        The acquisition, ownership and disposition of real properties carry certain specific litigation risks. Litigation may be commenced with respect to a property acquired by us in relation to activities that took place prior to our acquisition of such property. In addition, at the time of disposition of an individual property, a potential buyer may claim that it should have been afforded the opportunity to purchase the asset or alternatively that such potential buyer should be awarded due diligence expenses incurred or statutory damages for misrepresentation relating to disclosure made, if such buyer is passed over in favor of another as part of our efforts to maximize sale proceeds. Similarly, successful buyers may later sue us under various damage theories, including those sounding in tort, for losses associated with latent defects or other problems not uncovered in due diligence.

The costs associated with complying with the Americans with Disabilities Act and the Fair Housing Amendment Act may reduce the amount of cash available for distribution to our stockholders.

        Investment in real properties may also be subject to the Americans with Disabilities Act of 1990, as amended, or the "Disabilities Act" and the Fair Housing Amendment Act, as amended, or the "Fair Housing Act." Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for "public accommodations" and "commercial facilities" that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act's requirements could require us to remove access barriers and our failure to comply with the act's requirements could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. The Fair Housing Act requires multifamily dwellings first occupied after March 13, 1991 to comply with design and construction requirements related to access and use by disabled persons. We will attempt to acquire properties that comply with these acts or place the burden on the seller or other third party, such as a tenant, to ensure compliance with these acts. We cannot assure our stockholders that we will be able to acquire properties or allocate responsibilities in this manner. Any monies we use to comply with or defend lawsuits related to the Disabilities Act and Fair Housing Act will reduce our NAV and the amount of cash available for distribution to our stockholders.

We may not have funding for future tenant improvements, which may adversely affect the value of our assets, our results of operations and returns to our stockholders.

        When a tenant at one of our real properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract one or more new tenants, we will be required to expend substantial funds to construct new tenant improvements in the vacated space. We expect to invest the net proceeds from this offering in real estate-related investments, and we do not anticipate that we will maintain permanent working capital reserves. We do not currently have an identified funding source to provide funds that may be required in the future for tenant improvements and tenant refurbishments in order to attract new tenants. If we do not establish sufficient reserves for working capital or obtain adequate financing to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our real properties. If we defer such improvements, the applicable real properties may decline in value, and it may be more difficult for us to attract or retain tenants to such real properties or the amount of rent we can charge at such real properties may decrease. We cannot assure our stockholders that we will have any sources of funding available to us for the repair or reconstruction of damaged real property in the future.

Lease agreements may have specific provisions that create risks to our business and may adversely affect us.

        Our lease agreements are regulated by local, municipal, state and federal laws, which may grant certain rights to tenants, such as the compulsory renewal of their lease by filing lease renewal actions when certain legal conditions are met. A lease renewal action may represent two principal risks for us: (i) if we plan to vacate a given unit in order to change or adapt an asset's mix of tenants, the tenant could remain in that unit by filing a lease renewal action and interfere with our strategy; and (ii) if we desire to increase the lease price for a specific unit, this increase may need to be approved in the course of a lease renewal action, and the final value could be decided at the discretion of a judge. We would then be subject to the court's interpretation and decision, and could be forced to accept an even lower price for the lease of the unit. The compulsory renewal of our lease agreements and/or the judicial review of our lease prices may adversely affect our cash flow and our operating results.

        Certain of our lease agreements may not be "triple net leases," under which the lessee undertakes to pay all the expenses of maintaining the leased property, including insurance, taxes, utilities and repairs. We will be exposed to higher maintenance, tax and property management expenses with respect to all of our leases that are not "triple net."

        Operating expenses, such as expenses for fuel, utilities, labor, building materials and insurance are not fixed and may increase in the future. There is no guarantee that we will be able to pass such increases on to our tenants. To the extent such increases cannot be passed on to our tenants, any such increases would cause our cash flow, NAV and operating results to decrease.

A change in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.

        In order to address concerns raised by the Commission regarding the transparency of contractual lease obligations under the existing accounting standards for operating leases, the Financial Accounting Standards Board issued ASU 2016-02 on February 25, 2016, which substantially changes the current lease accounting standards, primarily by eliminating the concept of operating lease accounting. As a result, a lease asset and obligation will be recorded on the tenant's balance sheet for all lease arrangements with terms greater than twelve months. In addition, ASU 2016-02 will impact the method in which contractual lease payments will be recorded. In order to mitigate the effect of the new lease accounting standards, tenants may seek to negotiate certain terms within new lease arrangements or modify terms in existing lease arrangements, such as shorter lease terms, which would generally have less impact on their balance sheets. Also, tenants may reassess their lease-versus-buy strategies. This could result in a greater renewal risk, a delay in investing our offering proceeds, or shorter lease terms, all of which may negatively impact our operations and our ability to pay distributions to our stockholders. The new leasing standard became effective on January 1, 2019, with early adoption permitted.

We depend on the availability of public utilities and services, especially for water and electric power. Any reduction, interruption or cancellation of these services may adversely affect us.

        Public utilities, especially those that provide water and electric power, are fundamental for the sound operation of our assets. The delayed delivery or any material reduction or prolonged interruption of these services could allow certain tenants to terminate their leases or result in an increase in our costs, as we may be forced to use backup generators, which also could be insufficient to fully operate our facilities and could result in our inability to provide services. Accordingly, any interruption or limitation in the provision of these essential services may adversely affect us.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

        From time to time, we may acquire multiple properties in a single transaction. Portfolio acquisitions typically are more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on the Advisor in managing the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties. We also may be required to accumulate a large amount of cash to fund such acquisitions. We would expect the returns that we earn on such cash to be less than the returns on investments in real property. Therefore, acquiring multiple properties in a single transaction may reduce the overall yield on our portfolio.

In the event we obtain options to acquire properties, we may lose the amount paid for such options whether or not the underlying property is purchased.

        We may obtain options to acquire certain properties. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is purchased. Any unreturned option payments will reduce the amount of cash available for further investments or distributions to our stockholders.

We will rely on property managers to operate our properties and leasing agents to lease vacancies in our properties.

        The Advisor intends to hire property managers to manage our properties and leasing agents to lease vacancies in our properties. The property managers will have significant decision-making authority with respect to the management of our properties. Our ability to direct and control how our properties are managed on a day-to-day basis may be limited because we will engage third parties to perform this function. Thus, the success of our business may depend in large part on the ability of our property managers to manage the day-to-day operations and the ability of our leasing agents to lease vacancies in our properties. Any adversity experienced by, or problems in our relationship with, our property managers or leasing agents could adversely impact the operation and profitability of our properties.

Our properties may be leased at below-market rates under long-term leases.

        We may seek to negotiate longer-term leases to reduce the cash flow volatility associated with lease rollovers, in particular when contractual rent increases are included. In addition, where appropriate, we may seek leases that provide for operating expenses, or expense increases, to be paid by the tenants. These leases may allow tenants to renew the lease with pre-defined rate increases. If we do not accurately judge the potential for increases in market rental rates or expenses, we may set the rental rates (or expense reimbursements) of these long-term leases at levels such that even after contractual rental increases, the resulting rental rates (or net revenues to us) are less than then-current market rental rates. Further, we may be unable to terminate those leases or adjust the rent or expense reimbursements to then-prevailing market rates. As a result, our income and distributions to our stockholders could be lower than if we did not enter into long-term leases.

Retail properties depend on anchor tenants to attract shoppers and could be adversely affected by the loss of a key anchor tenant.

        Retail properties, like other properties, are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A lease termination by a tenant that occupies a large area of a retail center (commonly referred to as an anchor tenant) could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases (or terminate their leases) in the event of a lease termination by an anchor tenant, or the closure of the business of an anchor tenant that leaves its space vacant even if the anchor tenant continues to pay rent. Any such modifications, conditions or terminations could be unfavorable to us as the property owner and could decrease rents or expense recoveries. Additionally, major tenant closures may result in decreased customer traffic, which could lead to decreased sales at other stores. In the event of default by a tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

Risks Related to Investments in Real Estate-Related Debt and Securities

The mortgage loans in which we invest will be subject to the risk of delinquency, foreclosure and loss, which could result in losses to us.

        Commercial mortgage loans are secured by commercial property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, current and potential future capital markets uncertainty, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

        In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations, and results from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial adverse effect on our anticipated return on the foreclosed mortgage loan. In addition, if we foreclose on a particular property, we could become, as owner of the property, subject to liabilities associated with such property, including liabilities related to taxes and environmental matters.

The mezzanine loans and B-notes in which we invest involve greater risks of loss than senior loans secured by income-producing real properties.

        We may invest in mezzanine loans and B-notes that substantially take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property. These types of investments involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan or B-note in whole or in part. In addition, there may be significant delays and costs associated with the process of foreclosing on collateral securing or supporting these investments. If a borrower defaults on our mezzanine loan, B-note or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan or B-note will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans or B-notes may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal. Further, even if we are successful in foreclosing on the equity interests serving as collateral for our mezzanine loans or B-notes, such foreclosure will result in us inheriting all of the liabilities of the underlying mortgage borrower, including the senior mortgage on the applicable property. This may result in both increased costs to us and a negative impact on our overall debt covenants and occupancy levels. In many cases a significant restructuring of the senior mortgage may be required in order for us to be willing to retain longer term ownership of the property. If we are unsuccessful in restructuring the underlying mortgage debt in these scenarios, the mortgage lender ultimately may foreclose on the property causing us to lose any remaining investment.

A portion of our debt-related investments may be considered illiquid, and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

        Certain of the debt-related investments that we have purchased or may purchase in the future in connection with privately negotiated transactions are not or may not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise effected in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be limited. In addition, due to current credit market conditions, certain of our registered securities may not be as liquid as when originally purchased.

Bridge loans may involve a greater risk of loss than conventional mortgage loans.

        We may provide bridge loans secured by first lien mortgages on properties to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of real estate. The borrower may have identified an undervalued asset that has been undermanaged or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower's projections, or if the borrower fails to improve the quality of the asset's management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

        In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may, therefore, be dependent on a borrower's ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans, like other loans secured directly or indirectly by property, are subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. Any such losses with respect to our investments in bridge loans could have an adverse effect on our NAV, results of operations and financial condition.

Interest rate and related risks may cause the value of our real estate-related securities investments to be reduced.

        Interest rate risk includes the risk that fixed-income securities such as preferred and debt securities, and to a lesser extent dividend paying common stocks, will decline in value because of changes in market interest rates. Generally, when market interest rates rise, the market value of such securities will decline, and vice versa. In addition, during periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may result in a below-market interest rate, an increase in the security's duration, and a reduction in the value of the security. This is known as extension risk. During periods of declining interest rates, an issuer may be able to exercise an option to prepay principal earlier than scheduled, which is generally known as call or prepayment risk. If this occurs, we may be forced to reinvest in lower yielding securities. This is known as reinvestment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. To the extent we invest in real estate-related securities going forward, these risks may reduce the value of such investments.

Investments in real estate-related securities are subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate-related securities.

        We may invest in real estate-related common equity, preferred equity and debt securities of both publicly traded and private real estate companies. Investments in real estate-related securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related debt investments discussed in this prospectus.

        Real estate-related securities may be unsecured and subordinated to other obligations of the issuer. As a result, investments in real estate-related securities are subject to risks of (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility, (iii) subordination to the prior claims of banks and other senior lenders to the issuer and preferred equity holders, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to pay dividends.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.

        Some of our real estate-related securities investments may be denominated in foreign currencies, and therefore, we expect to have currency risk exposure to any such foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. To the extent that we invest in non-U.S. dollar denominated securities, in addition to risks inherent in the investment in securities generally discussed in this prospectus, we will also be subject to risks associated with the uncertainty of foreign laws and markets including, but not limited to, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, currency exchange controls, potentially adverse tax consequences, additional accounting and control expenses and the administrative burden of complying with a wide variety of foreign laws.

Investments in real estate-related debt securities are subject to risks including various creditor risks and early redemption features which may materially adversely affect our results of operations and financial condition.

        The debt securities and other interests in which we may invest may include secured or unsecured debt at various levels of an issuer's capital structure. The debt securities in which we may invest may not be protected by financial covenants or limitations upon additional indebtedness, may be illiquid or have limited liquidity, and may not be rated by a credit rating agency. Debt securities are also subject to other creditor risks, including (i) the possible invalidation of an investment transaction as a "fraudulent conveyance" under relevant creditors' rights laws, (ii) so-called lender liability claims by the issuer of the obligation and (iii) environmental liabilities that may arise with respect to collateral securing the obligations. Our investments may be subject to early redemption features, refinancing options, pre-payment options or similar provisions which, in each case, could result in the issuer repaying the principal on an obligation held by us earlier than expected, resulting in a lower return to us than anticipated or reinvesting in a new obligation at a lower return to us.

Risks Associated with Debt Financing

We incur mortgage indebtedness and other borrowings, which may increase our business risks, and could hinder our ability to make distributions to our stockholders.

        We have financed and may continue to finance a portion of the purchase price of certain of our investments by borrowing funds. As of June 30, 2019, our leverage ratio is approximately 43.4% of the fair value of our real property and debt-related investments (determined in accordance with our valuation procedures) inclusive of property and entity-level debt. Our current leverage target is between 40-60%. Although we will generally seek to maintain the targeted leverage ratio over the near term, we may change our targeted leverage ratio from time to time. In addition, we may vary from our target leverage ratio from time to time, and there are no assurances that we will maintain the targeted range disclosed above or achieve any other leverage ratio that we may target in the future. Our board of directors may from time to time modify our borrowing policy in light of then-current economic conditions, the relative costs of debt and equity capital, the fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors.

        Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300% of the value of our net assets unless approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report along with justification for the excess. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation or other non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75% of the aggregate cost of our real property assets and debt-related investments before non-cash reserves and depreciation. In addition, we have incurred and may continue to incur mortgage debt secured by some or all of our real properties to obtain funds to acquire additional real properties or for working capital. We may also borrow funds to satisfy the REIT tax qualification requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders. Furthermore, we may borrow funds if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

        High debt levels would generally cause us to incur higher interest charges, and could result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for distributions to our stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure action. In that case, we could lose the property securing the loan that is in default or be forced to sell the property at an inopportune time, thus reducing the value of our investments. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We and our Operating Partnership have historically given certain full, partial or limited guarantees, and may continue to give full, partial or limited guarantees in the future, to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guarantee on behalf of an entity that owns one of our properties, we are responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our NAV, liquidity and ability to pay cash distributions to our stockholders may be adversely affected.

Increases in interest rates could increase the amount of our debt payments and therefore adversely impact our operating results.

        We currently utilize a significant amount of variable rate debt financing. To the extent we do not have derivative instruments to hedge exposure to changes in interest rates, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to our stockholders. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our real property or debt-related investments at times, which may not permit realization of the maximum return on such investments.

Our derivative instruments used to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on our investments.

        We utilize derivative instruments to hedge exposure to changes in interest rates on certain of our loans secured by our real properties, but no hedging strategy can protect us completely. We may use derivative instruments, such as forward starting swaps, to hedge interest rate risks associated with debt incurrences that we anticipate may occur. However, if we fail to accurately forecast such debt incurrences we will be subject to interest rate risk without successfully hedging the underlying transaction. Furthermore, the use of derivative instruments may cause us to forgo the benefits of otherwise favorable fluctuations in interest rates, since derivative instruments may prevent us from realizing the full benefits of lower borrowing costs in an environment of declining interest rates.

        In addition, derivative instruments may not mitigate all of the risk associated with fluctuations in borrowing costs. Derivative instruments are generally used to hedge fluctuations in benchmark interest rates, such as London Interbank Offered Rate ("LIBOR") and U.S. treasury security-based interest rates. However, there are other components of borrowing costs that may comprise the "spread" that lenders apply to the benchmark interest rates. The "spread" that lenders apply to benchmark interest rates when making loans may fluctuate from time to time. Fluctuations in the "spread" may be attributable to volatility in the credit markets or borrower-specific credit risk. When we enter into derivative instruments in anticipation of certain debt incurrences, such derivative instruments do not mitigate the risks of fluctuations in "spread" which could exacerbate the risks described above.

        We cannot assure our stockholders that our hedging strategy and the derivatives that we use will adequately offset all of our risk related to interest rate volatility or that our hedging of these risks will not result in losses. These derivative instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income tests.

We assume the credit risk of our counterparties with respect to derivative transactions.

        We may enter into derivative contracts for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our future variable rate real estate loans receivable and variable rate notes payable. These derivative contracts generally are entered into with bank counterparties and are not traded on an organized exchange or guaranteed by a central clearing organization. We would therefore assume the credit risk that our counterparties will fail to make periodic payments when due under these contracts or become insolvent. If a counterparty fails to make a required payment, becomes the subject of a bankruptcy case, or otherwise defaults under the applicable contract, we would have the right to terminate all outstanding derivative transactions with that counterparty and settle them based on their net market value or replacement cost. In such an event, we may be required to make a termination payment to the counterparty, or we may have the right to collect a termination payment from such counterparty. We assume the credit risk that the counterparty will not be able to make any termination payment owing to us. We may not receive any collateral from a counterparty, or we may receive collateral that is insufficient to satisfy the counterparty's obligation to make a termination payment. Default by a counterparty may result in the loss of unrealized profits and may force us to enter into a replacement transaction at the then current market price.

We assume the risk that our derivative counterparty may terminate transactions early.

        If we fail to make a required payment or otherwise default under the terms of a derivative contract, the counterparty would have the right to terminate all outstanding derivative transactions between us and that counterparty and settle them based on their net market value or replacement cost. In certain circumstances, the counterparty may have the right to terminate derivative transactions early even if we are not defaulting. If our derivative transactions are terminated early, it may not be possible for us to replace those transactions with another counterparty, on as favorable terms or at all.

We may be required to collateralize our derivative transactions.

        We may be required to secure our obligations to our counterparties under our derivative contracts by pledging collateral to our counterparties. That collateral may be in the form of cash, securities or other assets. If we default under a derivative contract with a counterparty, or if a counterparty otherwise terminates one or more derivative contracts early, that counterparty may apply such collateral toward our obligation to make a termination payment to the counterparty. If we have pledged securities or other assets, the counterparty may liquidate those assets in order to satisfy our obligations. If we are required to post cash or securities as collateral, such cash or securities will not be available for use in our business. Cash or securities pledged to counterparties may be repledged by counterparties and may not be held in segregated accounts. Therefore, in the event of a counterparty insolvency, we may not be entitled to recover some or all collateral pledged to that counterparty, which could result in losses and have an adverse effect on our operations.

We may default on our derivative obligations if we default on the indebtedness underlying such obligations.

        We have agreements with certain of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. We also have agreements with certain other derivative counterparties that contain a provision whereby if we default on any of our indebtedness held by the Operating Partnership, including default where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations. If we are declared in default under the terms of a derivative contract, the counterparty would have the right to terminate all outstanding derivative transactions between us and that counterparty and settle them based on their net market value or replacement cost.

We have entered into loan agreements that contain restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

        When providing financing, a lender typically imposes restrictions on us that may affect our distribution and operating policies and our ability to incur additional debt. Our loan agreements include restrictions, covenants, customary market carve-outs and/or guarantees by us. Certain financial covenants include tests of our general liquidity and debt servicing capability as well as certain collateral specific performance and valuation ratios. In addition, our loan agreements may contain covenants that limit our ability to further leverage the property, discontinue insurance coverage or replace the Advisor as our advisor. Further, our loan agreements may limit our ability to replace our property managers or terminate certain operating or lease agreements related to the property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives and make distributions to our stockholders. There can be no assurance that we will be able to comply with these covenants in the future, or that if we violate a covenant the lender would be willing to provide a waiver of such covenant. Violation of these covenants could result in the acceleration of maturities under the default provisions of our loan agreements. As of June 30, 2019, we were in compliance with all financial covenants.

We have entered into, and may continue to enter into, financing arrangements involving balloon payment obligations, which may adversely affect our ability to refinance or sell properties on favorable terms, and to make distributions to our stockholders.

        Most of our current mortgage financing arrangements require us to make a lump-sum or "balloon" payment at maturity. Our ability to make a balloon payment at maturity will be uncertain and may depend upon our ability to obtain additional financing or our ability to sell the particular property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or to sell the particular property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to our stockholders and the projected time of disposition of our assets. In an environment of increasing mortgage rates, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt if mortgage rates are higher at the time a balloon payment is due. In addition, payments of principal and interest made to service our debts, including balloon payments, may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

We assume the risk that our credit facility lenders may not honor their commitments to us.

        We may enter into credit facility arrangements with lenders pursuant to which, subject to certain conditions, they commit to lend us money, provide us with letters of credit or provide other financial services to us. If we fail to comply with the covenants in such arrangements, the lenders could declare us in default, accelerate the maturities of our borrowings and refuse to make loans or provide other financial services to us. Or, if a lender becomes unable or unwilling to honor its commitments to us, we may not receive the loans and other financial services for which we negotiated. In such a situation, a replacement lender may be difficult or impossible to find quickly or at all. If we are unable to receive loans and other financial services, our liquidity and business could be negatively impacted.

We have entered into, and may continue to enter into, financing arrangements involving balloon payment obligations, which may adversely affect our ability to refinance or sell properties on favorable terms, and to make distributions to our stockholders.

        Most of our current financing arrangements require us to make a lump-sum or "balloon" payment at maturity. Our ability to make a balloon payment at maturity will be uncertain and may depend upon our ability to obtain additional financing or our ability to sell a particular property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or to sell a particular property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to our stockholders and the projected time of disposition of our assets. In an environment of increasing interest rates, if we place debt on properties or obtain corporate debt, we run the risk of being unable to refinance such debt if interest rates are higher at the time a balloon payment is due. In addition, payments of principal and interest made to service our debts, including balloon payments, may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

Risks related to variable-rate indebtedness could increase the amount of our debt payments and therefore negatively impact our operating results.

        Our debt may be subject to the fluctuation of market interest rates such as the London Interbank Offered Rate, or "LIBOR", Prime rate, and other benchmark rates. Should such interest rates increase, our debt payments may also increase, reducing cash available for distributions. Furthermore, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments. Additionally, as it relates to any real estate assets that we may own, an increase in interest rates may negatively impact activity in the consumer market and reduce consumer purchases, which could adversely affect us.

        Furthermore, U.S. and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be "reference rates." Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the "FCA"), which regulates LIBOR, stated that it is the FCA's intention that it will no longer be necessary to persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such statement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. As a result, it is possible that LIBOR will be discontinued or modified by 2021.

        At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR or other benchmarks. The use of alternative reference rates or other reforms could cause the interest rates for our floating rate indebtedness to be materially higher than expected.

Risks Related to Our Taxation as a REIT

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

        We are organized and operate in a manner intended to qualify as a REIT for U.S. federal income tax purposes. We first elected REIT status for our taxable year ended December 31, 2006. Although we have not requested a ruling from the Internal Revenue Service ("Internal Revenue Service" or "IRS") as to our overall REIT status, we have received the opinion of our special U.S. federal income tax counsel, DLA Piper LLP (US), with respect to our qualification as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or on any court. The opinion of DLA Piper LLP (US) represents only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. DLA Piper LLP (US) has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinions or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of DLA Piper LLP (US) and our qualification as a REIT depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and involve the determination of various factual matters and circumstances not entirely within our control. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of that qualification.

        If we were to fail to qualify as a REIT for any taxable year, we would be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax. In addition, although we intend to operate in a manner as to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to recommend that we revoke our REIT election.

Failure of our Operating Partnership to be taxable as a partnership could cause us to fail to qualify as a REIT and we could suffer other adverse tax consequences.

        We believe that the Operating Partnership will continue to be treated for federal income tax purposes as a partnership and not as an association or as a publicly traded partnership taxable as a corporation. If the Internal Revenue Service were successfully to determine that the Operating Partnership was properly treated as a corporation, the Operating Partnership would be required to pay U.S. federal income tax at corporate rates on its net income, its partners would be treated as stockholders of the Operating Partnership and distributions to partners would constitute distributions that would not be deductible in computing the Operating Partnership's taxable income. In addition, we could fail to qualify as a REIT, with the resulting consequences described above.

To continue to qualify as a REIT, we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations.

        To maintain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. We are subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income and (iii) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds or sell assets to fund these distributions. Additionally, it is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income taxation on the earnings that we distribute.

        From time to time, we may generate taxable income greater than our net income, as defined by GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

        We may purchase real properties and lease them back to the sellers of such properties. If we were to attempt to structure a sale-leaseback transaction such that the lease would be characterized as a "true lease" that would allow us to be treated as the owner of the property for federal income tax purposes, we cannot assure our stockholders that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification "asset tests" or the "income tests" and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Our stockholders may have current tax liability on distributions if our stockholders elect to reinvest in shares of our common stock.

        Even if our stockholders participate in our distribution reinvestment plan, our stockholders will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, our stockholders that are not tax-exempt entities may have to use funds from other sources to pay their tax liability on the value of the common stock received.

Distributions payable by REITs do not qualify for the reduced tax rates that apply to other corporate distributions.

        The current maximum U.S. federal income tax rate for distributions payable by corporations to domestic stockholders that are individuals, trusts or estates is 20% (plus a 3.8% "Medicare tax" surcharge). Distributions payable by REITs, however, generally are taxed at the ordinary income tax rate applicable to the individual recipient, rather than the maximum 20% income tax rate, subject to certain applicable deductions. The more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including our common stock.

If we were considered to have actually or constructively paid a "preferential dividend" to certain of our stockholders, our status as a REIT could be adversely affected.

        For taxable years ending on or before December 31, 2014, in order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents. For the taxable year that began on January 1, 2015 and all future taxable years, so long as we continue to be a "publicly offered REIT" (i.e., a REIT which is required to file annual and periodic reports with the Commission under the Exchange Act), the preferential dividend rule will not apply to us.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to our stockholders.

        We may be subject to taxes on our income or property even if we qualify as a REIT for federal income tax purposes, including those described below:

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  In order to qualify as a REIT, we are required to distribute annually at least 90% of our REIT taxable income (determined without regard to the dividends-paid deduction or net capital gain) to our stockholders. If we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to corporate income tax on the undistributed income.

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  We will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make to our stockholders in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from previous years.

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  If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be required to pay a tax on that income at the highest corporate income tax rate.

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  Any gain we recognize on the sale of a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, could be subject to the 100% "prohibited transaction" tax unless the sale qualified for a statutory safe harbor that requires, among other things, a two year holding period.

Our board of directors is authorized to revoke our REIT election without stockholder approval, which may cause adverse consequences to our stockholders.

        Our charter authorizes our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is not in our best interest to qualify as a REIT. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our stockholders, which may cause a reduction in the total return to our stockholders.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

        Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

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  part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

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  part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock; and

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  part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code may be treated as unrelated business taxable income.

The stock ownership limit imposed by the Code for REITs and our charter may restrict our business combination opportunities and you may be restricted from acquiring or transferring certain amounts of our capital stock.

        To maintain our status as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless an exemption is granted by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our common stock following the completion of our public offerings. In addition, our charter will generally prohibit beneficial or constructive ownership of shares of our capital stock by any person who owns, actually or constructively, an interest in any of our tenants that would cause us to own, actually or constructively, more than a 9.9% interest in any of our tenants. Our board of directors may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the tax law requirements and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of syndicating and securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans that are held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to syndicate, dispose of or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level and may limit the structures we utilize for our securitization transactions, even though the sales or structures otherwise might be beneficial to us.

        In addition, the Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the two-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than seven property sales or, alternatively, the aggregate adjusted basis or fair market value of all the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all our assets as of the beginning of the taxable year (with the 10% thresholds increased to 20% in certain circumstances). If the seven-sale limitation in (iii) above is not satisfied, substantially all of the marketing and development expenditures with respect to the property must be made through an independent contractor from whom we do not derive or receive any income (or, in certain circumstances, by a taxable REIT subsidiary). We will endeavor to avoid engaging in prohibited transactions or we will attempt to comply with the safe harbor provisions. There is no assurance, however, that we will not engage in prohibited transactions.

Recharacterization of transactions under the Operating Partnership's private placements could result in a 100% tax on income from prohibited transactions, which would diminish our cash distributions to our stockholders.

        The Internal Revenue Service could recharacterize transactions under the Operating Partnership's private placements such that the Operating Partnership could be treated as the bona fide owner, for tax purposes, of properties acquired and resold by the entity established to facilitate the transaction. Such recharacterization could result in the income realized on these transactions by the Operating Partnership being treated as gain on the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of business. In such event, such gain could constitute income from a prohibited transaction and might be subject to a 100% tax. If this occurs, our ability to pay cash distributions to our stockholders will be adversely affected.

Legislative or regulatory action could adversely affect investors.

        In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure our stockholders that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in shares of our common stock. Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. Our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

Foreign investors may be subject to FIRPTA on the sale of common shares if we are unable to qualify as a "domestically controlled qualified investment entity."

        A foreign person (subject to certain exceptions) disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax, known as FIRPTA, on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a "domestically controlled qualified investment entity" (as defined in section 897(h)(4)(B) of the Code). A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We cannot assure our stockholders that we will qualify as a domestically controlled qualified investment entity. If we were to fail to so qualify, gain realized by a foreign investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common stock. Regardless of our status as a domestically controlled qualified investment entity, capital gain distributions attributable to a disposition of a U.S. real property interest will generally be subject to tax under FIRPTA in the hands of non-U.S. investors. See "Material U.S. Federal Income Tax Considerations—Special Tax Considerations for Non-U.S. Stockholders—Capital Gain Distributions."

Compliance with REIT requirements may force us to liquidate otherwise attractive investments.

        To qualify as a REIT, at the end of each calendar quarter, at least 75% of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than qualified real estate assets and government securities) generally cannot include more than 10% of the voting securities of any one issuer or more than 10% of the value of the outstanding securities of any one issuer unless we and such issuer jointly elect for such issuer to be treated as a "taxable REIT subsidiary" under the Code. Additionally, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our assets may be represented by securities of one or more taxable REIT subsidiaries (25% in taxable years before December 31, 2017). If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. In order to satisfy these requirements, we may be forced to liquidate otherwise attractive investments.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

        The IRS has provided a safe harbor for mezzanine loans but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. We may acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan's treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT.

We may enter into certain hedging transactions which may have a potential impact on our REIT status.

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income and gain from "hedging transactions" that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the gross income and asset tests that apply to REITs. Moreover, any income from a transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income that would be qualifying REIT income under the REIT gross income tests, and any gain from the unwinding of any such transaction, does not constitute gross income for purposes of the REIT annual gross income tests. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions may not be treated as qualifying income for purposes of the REIT gross income tests, and might also give rise to an asset that does not qualify for purposes of the REIT asset tests.

Investment Company Risks

Avoiding registration as an investment company imposes limits on our operations, and failure to avoid registration reduces the value of your investment.

        We conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the "Investment Company Act." To do so, we will have to continue to monitor the value of our securities in comparison with the value of our other assets and make sure that the value of our securities does not exceed 40% of the value of all of our assets on an unconsolidated basis. As a result, we may be unable to sell assets we would otherwise want to sell and may be unable to purchase securities we would otherwise want to purchase.

        If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

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  limitations on capital structure;

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  restrictions on specified investments;

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  prohibitions on transactions with affiliates; and

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  compliance with reporting, record keeping, voting proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

        Registration with the Commission as an investment company would be costly, would subject our company to a host of complex regulations and would divert the attention of management from the conduct of our business.

        Further, if it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the Commission, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. Any such results would be likely to have a material adverse effect on us.

Retirement Plan Risks

If you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended, or "ERISA," or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

        There are special considerations that apply to employee benefit plans subject to ERISA (such as profit-sharing, section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Code (such as an IRA) or any entity whose assets include such assets (each a "Benefit Plan") that are investing in our shares. If you are investing the assets of such a plan or account in our common stock, you should satisfy yourself that:

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  your investment is consistent with your fiduciary and other obligations under ERISA and the Code;

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  your investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan's or account's investment policy;

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  your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

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  your investment in our shares, for which no trading market may exist, is consistent with the liquidity needs of the plan or IRA;

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  your investment will not produce an unacceptable amount of "unrelated business taxable income" for the plan or IRA;

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  you will be able to comply with the requirements under ERISA and the Code to value the assets of the plan or IRA annually; and

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  your investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        With respect to the annual valuation requirements described above, we expect to provide an estimated value of our net assets per share annually to those fiduciaries (including IRA trustees and custodians) who request it. Although this estimate will be based upon determinations of the NAV of our shares in accordance with our valuation procedures, no assurance can be given that such estimated value will satisfy the applicable annual valuation requirements under ERISA and the Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or a fiduciary acting for an IRA is required to take further steps to determine the value of our common shares. In the absence of an appropriate determination of value, a plan fiduciary or a fiduciary acting for an IRA may be subject to damages, penalties or other sanctions.

        Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under ERISA or the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. Additionally, the investment transaction may have to be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our shares.

If our assets are deemed to be plan assets, the Advisor and we may be exposed to liabilities under Title I of ERISA and the Code.

        In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets unless an exception applies. This is known as the "look-through rule." Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA and Section 4975 of the Code, as applicable, may be applicable, and there may be liability under these and other provisions of ERISA and the Code. We believe that our assets should not be treated as plan assets because the shares should qualify as "publicly-offered securities" that are exempt from the look-through rules under applicable Treasury Regulations. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if the Advisor or we are exposed to liability under ERISA or the Code, our performance and results of operations could be adversely affected. Prior to making an investment in us, you should consult with your legal and other advisors concerning the impact of ERISA and the Code on your investment and our performance.

        We do not intend to provide investment advice to any potential investor for a fee. However, we, the Advisor, and our respective affiliates receive certain fees and other consideration disclosed herein in connection with an investment. If it were determined we provided a Benefit Plan investor with investment advice for a fee, it could give rise to a determination that we constitute an investment advice fiduciary under ERISA. Such a determination could give rise to claims that our fee arrangements constitute non-exempt prohibited transactions under ERISA or the Code and/or claims that we have breached a fiduciary duty to a Benefit Plan investor. Adverse determinations with respect to ERISA fiduciary status or non-exempt prohibited transactions could result in significant civil penalties and excise taxes.

        See "ERISA Considerations" for a more complete discussion of the foregoing issues and other risks associated with an investment in shares of our common stock by retirement plans.

ESTIMATED USE OF PROCEEDS

        The following table presents information about how we intend to use the proceeds raised in this offering assuming that we sell the maximum primary offering amount of $2,500,000,000 and the maximum distribution reinvestment plan offering amount of $500,000,000. The table assumes that 1/6 of primary offering gross proceeds come from sales of Class T shares, 1/6 of primary offering gross proceeds come from sales of Class S shares, 1/3 of primary offering gross proceeds come from sales of Class D shares and 1/3 of primary offering gross proceeds come from sales of Class I shares. Because no sales commissions or dealer manager fees are paid on shares sold in the distribution reinvestment plan, it is not necessary to make any assumptions regarding the number of shares sold in the distribution reinvestment plan. We are offering up to $2,500,000,000 of shares of our common stock in our primary offering, and up to $500,000,000 of shares of our common stock in our distribution reinvestment plan, in any combination of our shares. We may reallocate the shares of our common stock we are offering between the primary offering and our distribution reinvestment plan.

        The actual amount of selling commissions and the dealer manager fee will vary from the estimated amounts shown because (1) the number of Class T and Class S shares that we will sell is uncertain, (2) our Class T and Class S shares will be sold at a price that varies month by month based on our monthly NAV per share for the applicable class of shares and actual selling commissions and the dealer manager fee per Class T and Class S shares, as applicable, will be a percentage of the transaction price per such Class T or Class S share, as applicable, in our primary offering and (3) the selling commission and the dealer manager fee may be reduced or eliminated in connection with certain categories of sales of Class T and Class S shares, such as sales for which a volume discount applies. Any reduction in selling commissions will be accompanied by a corresponding reduction in the Class T and Class S per share purchase price, as applicable, but will not affect the net proceeds available to us. Because amounts in this table are estimates, they may not accurately reflect the actual receipt or use of the offering proceeds.

        We intend to use the net proceeds from this offering, which are not used to pay the fees and other expenses attributable to our operations: (1) to make investments in accordance with our investment strategy and policies; (2) to provide liquidity to our stockholders and (3) for other general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). We may use the proceeds of this offering to fund stockholder distributions, although we do not currently intend to do so. The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount of proceeds raised in this offering, the timing of our receipt of such proceeds and the best uses of the proceeds at such time. The figures presented below are estimates based on numerous assumptions. The actual percentage of net proceeds available to use will depend on a number of factors, including the amount of capital we raise and the actual offering costs. For example, if we raise less than the maximum offering amount, we would expect the percentage of net offering proceeds available to us to be less (and may be substantially less) than that set forth below because many offering costs are fixed and do not depend on the amount of capital raised in the offering.

	Maximum Offering of $3,000,000,000
	Amounts	Percent
Gross Offering Proceeds	$3,000,000,000	100.00%
Less:
Upfront selling commissions and dealer manager fees(1)	(28,180,000)	0.94
Additional Underwriting Compensation(2)	(2,619,000)	0.09
Issuer Organization and Offering Expenses(3)	(12,770,000)	(0.42)

Net Offering Proceeds(4)	$2,956,431,000	98.55%

(1)
The table assumes that 1/6 of primary offering gross proceeds come from sales of Class T shares, 1/6 of primary offering gross proceeds come from sales of Class S shares, 1/3 of primary offering gross proceeds come from sales of Class D shares and 1/3 of primary offering gross proceeds come from sales of Class I shares. Because no sales commissions or dealer manager fees are paid on shares sold in the distribution reinvestment plan, it is not necessary to make any assumptions regarding the number of the shares sold in the distribution reinvestment plan. The actual selling commissions that will be paid on Class T and Class S shares and the actual dealer manager fee that will be paid on Class T shares may be higher or lower due to rounding. For each purchase, the total per share purchase price will be calculated by adding the applicable selling commission and dealer manager fee to the transaction price per share for such class and rounding to four decimal places. Selling commissions and dealer manager fees presented in the table reflect that no selling commissions are paid with respect to Class D shares, Class I shares or on distribution reinvestment plan shares, and no dealer manager fees are paid with respect to Class S, Class D, Class I or on distribution reinvestment plan shares. This table excludes the distribution fee, which will be paid over time and will not be paid from offering proceeds. Subject to FINRA limitations on underwriting compensation, we pay our Dealer Manager (1) a distribution fee equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of an advisor distribution fee and a dealer distribution fee, (2) a distribution fee equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares and (3) a distribution fee equal to equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares. We will cease paying the distribution fees with respect to individual Class T, Class S and Class D shares when they are no longer outstanding, including as a result of conversion to Class I shares. See "Plan of Distribution—Underwriting Compensation."

(2)
We pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain additional items of underwriting compensation described in "Plan of Distribution—Underwriting Compensation—Other Compensation," including legal fees of the Dealer Manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, reimbursement of broker-dealers for technology costs and expenses associated with the facilitation of the marketing of our shares and ownership of our shares by their participating customers, and promotional items. In addition to this additional underwriting compensation, the Advisor may also pay the Dealer Manager additional amounts to fund certain of the Dealer Manager's costs and expenses related to the distribution of this offering, which will not be reimbursed by us, as described in "Plan of Distribution—Underwriting Compensation—Other Compensation." Also, the Dealer Manager may pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to shares sold in the primary offering, which will not be reimbursed by us, as described in "Plan of Distribution—Underwriting Compensation—Supplemental Fees and Commissions."

(3)
We also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses (meaning organization and offering expenses other than underwriting compensation) as and when incurred. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including underwriting compensation) that we incur exceed 15% of our gross proceeds from the applicable offering. The issuer organization and offering expense estimates shown in the table above represent our estimates of expenses incurred by us in connection with this offering (other than selling commissions, the dealer manager fee, the distribution fee, and additional underwriting compensation set forth in the table above).

(4)
Generally, the net offering proceeds will be available (1) to make investments in accordance with our investment strategy and policies; (2) to fund redemptions under our share redemption program; and (3) for other general corporate purposes (which may include repayment of our debt). Upfront selling commissions and dealer manager fees, which are effectively paid by purchasers of shares in the primary offering at the time of purchase, because the purchase price of such shares is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, have no effect on the NAV of any class. Accordingly, if we fund additional underwriting compensation and issuer organization and offering expenses entirely out of cash flow from operations (which would not reduce the net offering proceeds), then as a percentage of the NAV of the shares sold (measured as of the date of sale), approximately 99.1% of the proceeds will be available to us.

 INVESTMENT STRATEGY, OBJECTIVES AND POLICIES

Investment Objectives

        Our primary investment objectives are:

  •
  providing current income to our stockholders in the form of consistent cash distributions;

  •
  preserving and protecting our stockholders' capital investments;

  •
  realizing capital appreciation in our share price from active investment management and asset management; and

  •
  providing portfolio diversification in the form of multi-asset class investing in direct real estate.

        We cannot assure you that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. In most cases these limitations cannot be changed unless our charter is amended, which may require the approval of our stockholders.

Investment Strategy

        We will continue to focus our investment activities on expanding a high-quality, diversified real estate portfolio throughout the U.S. Although we generally target investments in four primary property categories (office, retail, industrial and multifamily), our charter and bylaws do not preclude us from investing in other types of commercial property, real estate-related debt, or real estate-related debt and equity securities.

        We believe that the real estate market is cyclical, with demand for property types peaking at different times. Although we do not invest for the short term, we are active portfolio managers and will seek to take advantage of opportunities to acquire or dispose of assets strategically at different points in the cycle. One reason we focus on multiple property types and markets is to increase our ability to take advantage of these market cycles. We believe that the broader the opportunity set in which to invest our capital, the more selective we can be in choosing strategic and accretive investments, which we believe may result in attractive total returns for you. Seeing more of the overall real estate market also may allow us to be consistent and meaningful investors throughout different cycles. When we believe one sector is overvalued, we patiently wait and focus on another sector that we believe is overlooked or has stronger fundamentals of relative value. We also believe that value generally is based on the investment's ability to produce cash flow and not what the next buyer will pay at any point in time. We generally focus on select, targeted markets that exhibit characteristics of being supply-constrained with strong demand from tenants seeking quality space.

        Our near-term, investment strategy is likely to prioritize new investments in the industrial and multifamily sectors due to attractive fundamental conditions. We have been focused on selling certain office and retail assets. The disposition of these properties has helped us increase our current allocation to industrial real estate assets and liquidity to pursue new investment opportunities. However, there can be no assurance that we will be successful in this investment strategy, including with respect to any particular asset class. To a lesser extent we may invest in other types of real estate including, but not limited to, hospitality, medical offices, student housing and unimproved land. We currently do not intend to invest in these other types of real estate.

        To provide diversification to our portfolio, we have invested and may continue to invest in real estate-related debt, which will generally include mortgage loans secured by real estate, mezzanine debt and other related investments. Any investments in real estate-related securities generally will focus on equity issued by public and private real estate companies and certain other securities, with the primary goal of such investments being the preservation of liquidity in support of our share redemption program.

        We generally employ a long-term hold strategy for strategic investments within our portfolio of real estate assets. The majority of our current portfolio consists of primarily "core" or "core-plus" properties that have significant operating histories and are substantially leased whereby a significant portion of the total investment return is expected to be derived from current income. In addition, we have invested in a relatively smaller proportion of "value added" opportunities that have arisen in circumstances where we have determined that a property may be situationally undervalued or where re-development, re-leasing and/or improved asset management may increase cash flows, and where the total investment return is generally expected to have a relatively larger component derived from capital appreciation.

Portfolio Diversification

        Our objective is to continue to build a high-quality, diversified real estate portfolio. Although there can be no assurance that we will achieve this objective, we intend to diversify our portfolio by key portfolio attributes including, but not limited to, (1) property type, (2) target market, with consideration given to geographic concentrations, (3) average lease terms and portfolio occupancy expectations, (4) tenant concentrations, including credit and exposure to particular businesses or industries and (5) debt profile with the goal of maximizing flexibility while seeking to minimize cost and mitigate the risks associated with changes in interest rates and debt maturities.

        As of June 30, 2019, our real estate portfolio consisted of 47 properties, which includes six properties that are part of the DST Program (as defined herein), totaling approximately 7.7 million square feet located in 18 markets throughout the United States, with 445 tenants.

        As of June 30, 2019, we operated in three reportable segments: office, retail and industrial. Subsequent to June 30, 2019, we entered into the multi-family segment. Refer to "Investments in Real Properties and Real Estate-Related Debt Securities—Real Estate Portfolio Overview" below for further detail regarding our multi-family acquisitions. The following table summarizes our real estate portfolio by segment as of June 30, 2019:

($ and square feet in thousands)	Number of Markets(1)	Number of Properties	Rentable Square Feet	% Leased	Aggregate Fair Value	% of Aggregate Fair Value
Office properties	10	12	2,581	86.8%	$897,650	46.3%
Retail properties	7	28	3,071	92.1	870,400	44.9
Industrial properties	7	7	2,057	99.6	169,550	8.8

Total real estate portfolio	18	47	7,709	92.3%	$1,937,600	100.0%

(1)
Reflects the number of unique markets by segment and in total. As such, the total number of markets does not equal the sum of the number of markets by segment as certain segments are located in the same market.

Real Estate Portfolio

        The Advisor has substantial discretion with respect to identifying and evaluating prospective real property investments. In determining the specific types of real property investments to potentially recommend to our board of directors, the Advisor will utilize the following criteria:

  •
  positioning the overall portfolio to achieve a desired mix of real property and other real estate-related investments;

  •
  diversification benefits relative to the rest of the real property and other assets within our portfolio;

  •
  broad assessment of macro and microeconomic, employment and demographic data and trends;

  •
  regional, market and property specific supply/demand dynamics;

  •
  credit quality of in-place tenants and the potential for future rent increases;

  •
  physical condition and location of the asset;

  •
  market rents and opportunity for revenue and net operating income growth;

  •
  opportunities for capital appreciation based on product repositioning, operating expense reductions and other factors;

  •
  liquidity and income tax considerations; and

  •
  additional factors considered important to meeting our investment objectives.

        The board of directors has delegated to the Investment Committee the authority to review and approve any real property acquisition and development (including real property portfolio acquisitions and developments), for a purchase price or total project cost of up to $25,000,000. The board of directors, including a majority of the independent directors, must approve all real property acquisitions and developments, including real property portfolio acquisitions and developments, for a purchase price or total project cost greater than $25,000,000, including the financing of such acquisitions and developments.

        We are not specifically limited in the number or size of real properties we may acquire, or on the percentage of the net proceeds from this offering that we may invest in a single real property or real property type. However, we may not invest in excess of 10% of the aggregate cost of the real property assets within our portfolio in unimproved land or real properties that are not expected to produce income within two years of their acquisition. The specific number and mix of real properties we acquire will depend upon real estate market conditions, other circumstances existing at the time we are acquiring our real properties and the amount of proceeds we raise in this offering.

Real Estate-Related Debt and Securities Portfolio

        To the extent that we invest in real estate-related debt, our primary targeted real estate-related debt investments include, but are not limited to, originations of and participations in commercial mortgage loans secured by real estate, B-notes, mezzanine loans, other types of preferred equity and certain other types of debt-related investments that may help us reach our diversification, liquidity and other investment objectives. With respect to investments in real estate-related securities, our primary goal in making such investments is to preserve liquidity in support of our share redemption program, although in the future we may change our objectives with respect to investments in real estate-related securities. Targeted securities investments may include, but are not limited to, the following: (1) equity securities such as preferred stocks, common stocks and convertible preferred securities of public or private real estate companies (including other REITs, real estate operating companies, homebuilders and other real estate companies), (2) debt securities issued by other real estate companies, (3) U.S. government and agency securities and (4) certain other types of securities and debt-related investments that may help us reach our diversification, liquidity and other investment objectives. We do not intend to make any further investment in commercial mortgage-backed securities or commercial real estate collateralized debt obligations.

        Our charter provides that we may not invest in securities unless a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable and that, generally, we may not make mortgage loan investments (other than an investment in mortgage programs or residential mortgage backed securities) unless an appraisal is obtained concerning the underlying property and the aggregate amount of all mortgage loans outstanding on the property do not exceed an amount equal to 85% of the appraised value of the property unless substantial justification exists because of the presence of other underwriting criteria. See "—Investment Limitations" below. Consistent with such requirements, in determining the types of real estate-related debt and securities investments to make, we evaluate specific criteria for each prospective real estate-related debt and securities investment including:

  •
  positioning the overall portfolio to achieve a desired liquidity mix of real property and other real estate-related investments;

  •
  diversification benefits relative to the rest of the real estate-related debt and securities within our portfolio;

  •
  fundamental securities analysis;

  •
  quality and sustainability of underlying property cash flows;

  •
  broad assessment of macro-economic data and regional property level supply and demand dynamics;

  •
  potential for delivering current income and attractive risk-adjusted total returns; and

  •
  additional factors considered important to meeting our investment objectives.

        We are not specifically limited in the number or size of our real estate-related debt or securities investments, or on the percentage of the net proceeds from this offering that we may invest in a single real estate-related debt or security investment or pool of investments. The specific number and mix of real estate-related debt and securities in which we invest will depend upon real estate market conditions, other circumstances existing at the time we are making investments and the amount of proceeds we raise in this offering. We will not invest in securities of other issuers for the purpose of exercising control and the first or second mortgages in which we intend to invest will likely not be insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured.

Development and Construction of Properties

        We may invest a portion of the proceeds available for investment in unimproved land upon which improvements are to be constructed or completed. However, we may not make investments in unimproved real property or indebtedness secured by a deed of trust or mortgage loans on unimproved real property in excess of 10% of our total assets. Development of real properties is subject to risks relating to a builder's ability to control construction costs or to build in conformity with plans, specifications and timetables. To help ensure performance by the builders of real properties that are under construction, we intend to require a guarantee of completion at the price contracted either by an adequate completion bond or performance bond. The Advisor may rely upon the net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond. The Advisor may elect to employ one or more project managers (who under some circumstances may be affiliated with the Advisor) to plan, supervise and implement the development and construction of any unimproved real properties which we may acquire. Such persons would be compensated by us.

Acquisition of Properties from the Advisor, its Affiliates and Other Related Entities

        We are not precluded from acquiring real properties, directly or through joint ventures, from the Advisor, its affiliates or entities sponsored or advised by affiliates of the Sponsor. Any such acquisitions are subject to approval by our board of directors consistent with the conflict of interest procedures described in this prospectus. See "Conflicts of Interest—Conflict Resolution Procedures."

Joint Ventures

        A component of our investment strategy may include entering into joint venture agreements with partners in connection with certain property acquisitions and debt-related investments or investments in funds managed by an affiliate of our Sponsor. With respect to these agreements, we may make varying levels of contributions in such ventures, including, without limitation, contributions of existing assets, and may take varying levels of management, control and decision rights. We may sell or transfer assets into funds or joint ventures in which we do not retain full control. These agreements may allow us or our joint venture partners to be entitled to profit participation upon the sale of a property. With respect to any joint venture, we may enter into an advisory or sub-advisory agreement with an affiliate of the Advisor. We may also enter into arrangements with the Advisor in which the Advisor receives fees (directly or indirectly, including through a subsidiary of ours) from the joint venture entity or from the joint venture partner. Fees received from joint venture entities or partners and paid, directly or indirectly (including without limitation, through us or our subsidiaries), to the Advisor may be more or less than similar fees that we pay to the Advisor pursuant to the Advisory Agreement.

        In certain circumstances, where we have entered and may enter into a joint venture with a partner who may also be a product specialist of our Advisor, as described below, a joint venture partner or an affiliate thereof may also be responsible for certain acquisition, asset management or other services, for which our Advisor may reallow a portion of the fees that it receives from us. Where we have entered and may enter into a joint venture, partnership or similar arrangement with the Advisor's product specialists for the purpose of acquiring portfolio assets, the product specialists may or may not make an equity capital contribution to any such arrangement and may or may not participate in any potential profits of the relevant portfolio assets. Such profit participations are separate from and have no impact on fees paid by us to the Advisor.

        We may enter into joint ventures, general partnerships, co-tenancies and other participation arrangements, with one or more institutions or individuals, including real estate developers, operators, owners, investors and others, some of whom may be affiliates of the Sponsor, entities sponsored or advised by affiliates of the Sponsor, and/or the Advisor's product specialists, for the purpose of acquiring, developing, owning and managing one or more real properties. We may enter into arrangements pursuant to which we serve as general partner or manager and receive promotional interests and/or fees in return for managing investments held by the joint venture. In determining whether to recommend a particular joint venture, the Advisor evaluates the real property that such joint venture owns or is being formed to own under the same criteria used for the selection of our real property investments.

        In certain circumstances, we may enter into a joint venture with a partner who is a product specialist. Typically, such product partners are affiliated or third-party product specialists that have specialized expertise and dedicated resources in specific areas of real property or real estate-related debt or securities and assist the Advisor in connection with identifying, evaluating and recommending potential investments, performing due diligence, negotiating purchases and managing our assets on a day-to-day basis. These partnerships are intended to allow the Advisor to leverage the organizational infrastructure of experienced real estate developers, operators and investment managers, and to potentially give us access to a greater number of high-quality real property and other investment opportunities.

        In selecting product specialists to assist with the selection, acquisition and/or operation of our real property and real estate-related debt and securities, the Advisor uses various criteria, including, but not limited to, a combination of the following:

  •
  a disciplined approach to real estate investing;

  •
  access to a steady flow of potential acquisitions that meet our investment criteria;

  •
  significant investment research capabilities;

  •
  depth of relationships across the commercial real estate industry;

  •
  financial resources and stability;

  •
  a significant investment and/or operating history regarding the specific securities type(s), real estate property type(s) and/or geographic market(s) being considered;

  •
  a track record of success in preserving capital and growing property level net operating income and/or securities investment yields; and

  •
  other potential factors deemed important to the selection, acquisition and/or operation of real property and real estate-related debt and securities.

        The use of product specialists or other service providers does not eliminate or reduce the Advisor's fiduciary duty to us. The Advisor retains ultimate responsibility for the performance of all of the matters entrusted to it under the Advisory Agreement. Pursuant to the Advisory Agreement with the Advisor, we pay the Advisor certain fees. Agreement(s) between the Advisor and its product specialists are structured in a manner designed to align the product specialists' incentives with our stockholders' interests and our investment objectives. To the extent that agreements are entered into with affiliates of the Advisor, such agreements are subject to approval by our independent directors and include provisions to avoid duplication of fees paid by investors.

        Our board of directors or the appropriate committee of our board normally approves a joint venture prior to the signing of a legally binding purchase agreement for the acquisition of a specific real property or leases with one or more major tenants for occupancy at a particular real property and prior to the satisfaction of all major contingencies contained in such purchase agreement. However, the board's approval of a joint venture may occur before or after any such time, depending upon the particular circumstances surrounding each potential joint venture agreement. You should not rely upon our initial disclosure of any proposed joint venture agreement as an assurance that we will ultimately consummate the proposed transaction or that the information we provide in any supplement to this prospectus concerning any proposed transaction will not change after the date of the supplement. We may enter into joint ventures with affiliates of the Sponsor or entities sponsored or advised by affiliates of the Sponsor for the acquisition of real properties, but only provided that:

  •
  a majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to us; and

  •
  the investment by us and such affiliate are on terms and conditions that are no less favorable than those that would be available to unaffiliated parties.

        In certain cases, we may be able to obtain a right of first refusal to buy a real property if a particular joint venture partner elects to sell its interest in the real property held by the joint venture. In the event that the joint venture partner were to elect to sell real property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the joint venture partner's interest in the real property held by the joint venture. In the event that any joint venture with an entity affiliated with our Advisor or sponsored or advised by an affiliate of our Sponsor holds interests in more than one real property, the interest in each such real property will be generally allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

Real Property Ownership

        Our investments in real properties generally take the form of holding fee title or a long-term leasehold estate. We generally acquire such interests either (a) directly through DCTRT Real Estate Holdco LLC, a wholly owned subsidiary of the Operating Partnership, or wholly owned subsidiaries thereof or (b) indirectly through limited liability interests or through investments in joint ventures, general partnerships, co-tenancies or other co-ownership arrangements with the developers of the real properties, entities sponsored or advised by affiliates of the Sponsor or other persons. In addition, we may purchase real properties and lease them back to the sellers of such real properties. While we will use commercially reasonable efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a "true lease" so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure you that the IRS will not challenge such characterization. In the event that any such recharacterization were successful, deductions for depreciation and cost recovery relating to such real property would be disallowed and it is possible that under some circumstances we could fail to qualify as a REIT as a result. See "Material U.S. Federal Income Tax Considerations—Sale-Leaseback Transactions."

        In determining whether to purchase a particular real property, we may, in accordance with customary practices, obtain a purchase option on such real property. The amount paid for a purchase option, if any, is normally surrendered if the real property is not purchased and is normally credited against the purchase price if the real property is purchased.

Due Diligence

        Our obligation to close a transaction involving the purchase of a real property asset is generally conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

  •
  plans and specifications;

  •
  environmental reports;

  •
  surveys;

  •
  evidence of marketable title subject to such liens and encumbrances; and

  •
  title and liability insurance policies.

        Our policy generally is to not close a transaction involving the purchase of a real property asset unless and until we obtain an environmental assessment (generally a minimum of a Phase I review) for each real property purchased.

Terms of Leases and Tenant Creditworthiness

        The terms and conditions of any lease we enter into with our tenants may vary substantially from those we describe in this prospectus. The Advisor reviews the creditworthiness of potential major tenants of our real properties depending on the type of real property. Although we are authorized to enter into leases with any type of tenant, we anticipate that major corporations, smaller corporations and other organizations will be our tenants under many of our office, retail and industrial property leases. These types of tenants, as well as individuals who may be tenants under multifamily property leases, will generally be subjected to a credit review prior to entering into new leases with us or upon renewal of existing leases. Such credit reviews do not require that each tenant be credit rated or free of any credit issues.

        We anticipate that tenant improvements required to be funded by us as the landlord under leases in connection with newly acquired real properties will be funded from proceeds from this offering or, to the extent available, through our cash flows from operations or financing. However, at such time as a tenant at one of our real properties does not renew its lease or otherwise vacates its space in one of our industrial, retail or office buildings, it is likely that, in order to attract new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. Since we do not anticipate maintaining permanent working capital reserves, we may not have access to funds required in the future for tenant improvements and tenant refurbishments in order to attract new tenants to lease vacated space.

        In this regard, we anticipate that most of our leases for office, industrial and retail properties will be for fixed rentals with periodic increases based on the consumer price index or similar adjustments and that most of the rentals under our leases for industrial, office or multifamily properties will not be based on the income or profits of any person. Rentals due under leases for retail properties may be based in part on the income of the retail tenant. In such cases where the tenant is required to pay rent based on a percentage of the tenant's income from its operations at the real property, the actual rental income we receive under such a lease may be inadequate to cover the operating expenses associated with the real property if a tenant's income is substantially lower than projected. In such case, we may not have access to funds required in the future to pay the operating expenses associated with the real property.

Disposition Policies—Real Estate Portfolio

        We generally acquire real property assets with an expectation of holding each asset for an extended period. However, circumstances might arise which could result in a shortened holding period for certain assets. As described above, we are active portfolio managers and we will seek to take advantage of opportunities to acquire or dispose of assets presented to us by the real estate markets. A real property asset may be sold before the end of the expected holding period if:

  •
  current market values exceed our internal intrinsic value assessment;

  •
  we believe full current value has been reached and the value of the asset might decline;

  •
  there is a change in the local economy or regulatory environment;

  •
  there are diversification benefits associated with disposing of the asset and rebalancing our investment portfolio;

  •
  an opportunity has arisen to pursue a more attractive real property or real estate-related debt or securities investment;

  •
  a major tenant has involuntarily liquidated or is in default under its lease;

  •
  the asset was acquired as part of a portfolio acquisition and does not meet our strategic plan;

  •
  there exists an opportunity to enhance overall investment returns by raising capital through the sale of the asset; or

  •
  the sale of the real property is in our best interests.

        The selling price of a real property which is net leased will be determined in large part by the amount of rent payable under the lease(s) for such real property. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of real properties we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. See "Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Operational Requirements—Annual

Distribution Requirement." The terms of payment will be affected by custom in the area in which the real property being sold is located and by the then-prevailing economic conditions.

        The determination of whether a particular real property should be sold or otherwise disposed of will be made with a view toward achieving our investment objectives for our stockholders. We cannot assure you that these objectives will be realized.

        The board of directors has delegated to the Management Committee the authority to generally approve all real property dispositions, including real property portfolio dispositions, proposed by the Advisor for a sales price of up to $25,000,000, provided that the total dispositions approved by the Management Committee in any quarter may not exceed $50,000,000. The board, including a majority of the independent directors, must approve all real property dispositions, including real property portfolio dispositions, proposed by the Advisor (i) for a sales price greater than $25,000,000, and (ii) once the total dispositions approved by the Management Committee in any quarter equals $50,000,000, for any sales price through the end of such quarter.

Disposition Policies—Real Estate-Related Debt and Securities

        In general, the holding period for real estate-related debt and securities is expected to be shorter than the holding period for real property assets. The determination of whether a particular real estate-related debt or security investment should be sold or otherwise disposed of will be made after consideration of relevant factors with a view toward achieving maximum total investment return for the asset. Relevant factors that are considered when disposing of a security or debt-related investment include:

  •
  the prevailing economic, real estate and securities market conditions;

  •
  the extent to which an asset has realized its expected total return;

  •
  portfolio rebalancing and optimization;

  •
  diversification benefits;

  •
  opportunities to pursue a more attractive real property or real estate-related debt or securities investment;

  •
  liquidity benefits with respect to sufficient funds for the share redemption program; and

  •
  other factors that determine that the sale of the security or debt-related asset is in our best interests.

Borrowing Policies

        We use and intend to continue to use secured and unsecured debt as a means of providing additional funds for the acquisition of real property and real estate-related debt and securities. Our ability to enhance our investment returns and to increase our diversification by acquiring assets using additional funds provided through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for the types of loans we seek. See "Risk Factors—Risks Related to Adverse Changes in General Economic Conditions." When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of seeking debt financing at a later time.

        We use financial leverage to provide additional funds to support our investment activities. We calculate our leverage for reporting purposes as the outstanding principal balance of our total borrowings divided by the fair value of our real property and debt-related investments. Based on this methodology, our leverage was 43.4% as of June 30, 2019, as compared to 47.7% as of December 31,

2018. For purposes of determining the fair value of real property, we include the fair value of the properties that are part of the DST Program due to the master lease structure, including our purchase option. There are other methods of calculating our overall leverage ratio that may differ from this methodology, such as the methodology used in determining our compliance with corporate borrowing covenants. Our current leverage target is between 40-60%. Although we will generally work to maintain the targeted leverage ratio over the near term, we may change our targeted leverage ratio from time to time. In addition, we may vary from our target leverage ratio from time to time, and there are no assurances that we will maintain the targeted range disclosed above or achieve any other leverage ratio that we may target in the future. Our board of directors may from time to time modify our borrowing policy in light of then-current economic conditions, the relative costs of debt and equity capital, the fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors.

        There is no limitation on the amount we may invest in any single improved real property, security or debt-related investment. However, under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the sum of (a) the aggregate cost of our real property assets before non-cash reserves and depreciation and (b) the aggregate cost of our real estate-related debt and securities. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with an explanation for such excess. In such event, we will review our debt levels at that time and take action to reduce any such excess as soon as practicable.

        Our board of directors has delegated (i) to our Managing Director—Chief Financial Officer the authority to review and approve any proposed new borrowing or refinancing (secured or unsecured) of the Company, the Operating Partnership or any direct or indirect subsidiary of ours or the Operating Partnership, provided that the amount of any single proposed borrowing or refinancing does not exceed $30,000,000, (ii) to the Management Committee the authority to review and approve any proposed new borrowing (secured or unsecured) of the Company, the Operating Partnership or any direct or indirect subsidiary of ours or the Operating Partnership, provided that the amount of any single proposed borrowing does not exceed $100,000,000 and the amount of total new borrowings approved by the Management Committee in any quarter does not exceed $100,000,000, and (iii) to the Management Committee the authority to review and approve any proposed refinancing (secured or unsecured) of the Company, the Operating Partnership or any direct or indirect subsidiary of ours or the Operating Partnership, provided that the amount of any single proposed refinancing does not exceed $100,000,000 and the amount of total new refinancings approved by the Management Committee in any quarter does not exceed $100,000,000. Such debt may be fixed or floating rate.

        By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness.

        The Advisor will seek to obtain financing on the most favorable terms available to us and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

        Our charter restricts us from obtaining loans from any of our directors, the Advisor and any of their affiliates unless such loan is approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. Our aggregate borrowings, secured and unsecured, will be reviewed by the board of directors at least quarterly.

Acquisitions Through Equity Issuances

        We are not limited to making acquisitions with cash or borrowings. We may also make investments through either public or private offerings of equity securities from us or the Operating Partnership, and we intend to do so when attractive acquisition opportunities are available. We are not limited in the number or size of investments we may make with equity issuances, and we may effect a merger, business combination or another significant transaction through equity issuances. Such issuances may be comprised of existing classes of shares of our common stock or OP Units in the Operating Partnership, new classes of shares of our common stock or OP Units in the Operating Partnership with preferential terms compared to those of our existing investors (such as preferred stock, preferred OP Units, securities with preferential redemption rights or contractual obligations to provide protection from adverse tax consequences), or tenancy-in-common interests. We and our Operating Partnership may, with the approval of a majority of our independent directors, agree to pay additional fees to our Advisor, the Dealer Manager and their affiliates in connection with any such transactions.

DST Program

        In March 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act through the sale of beneficial interests in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the "DST Program"). From 2006 through 2009, we, through our subsidiaries conducted similar private placement offerings of fractional interests in which we raised a total of $183.1 million in gross proceeds. These fractional interests were all subsequently acquired by the Operating Partnership in exchange for an aggregate of 17.7 million OP Units.

        Under the DST Program, each private placement will offer interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates ("DST Properties"). We anticipate that these interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Additionally, underlying interests of properties that are sold to investors pursuant to such private placements will be leased-back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the interests from the investors at a later time in exchange for OP Units.

        Similar to our prior private placement offerings, we expect that the DST Program will give us the opportunity to expand and diversify our capital raising strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. We expect to use the net proceeds of these private placements to make investments in accordance with our investment strategy and policies, to provide liquidity to our investors and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount and timing of receipts of such proceeds and what we deem to be the best use of such proceeds at such time.

        In connection with the DST Program, in March 2016, Black Creek Exchange LLC ("BC Exchange"), a wholly owned subsidiary of our taxable REIT subsidiary that is wholly owned by the Operating Partnership, entered into a dealer manager agreement with our Dealer Manager, which was amended and restated as of August 13, 2018. Pursuant to the amended and restated dealer manager agreement, the Dealer Manager agreed to conduct the private placements of up to $500 million of interests. As of June 30, 2019, we have sold $146.0 million of interests under the DST Program. The Advisor, Dealer Manager and certain of their affiliates receive fees and reimbursements in connection with their roles in the DST Program, which costs are substantially funded by the private investors in that program, through one or more purchase price "mark-ups" of the initial estimated fair value of the DST Properties to be sold to investors, fees paid by the investors at the time of investment, or deductions from distributions paid to such investors.

        BC Exchange will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through the DST Program. BC Exchange is obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of gross equity proceeds raised through the private placements. In addition, with respect to certain classes of interests (or the corresponding classes of OP Units or shares for which they may be exchanged in certain circumstances) we, the Operating Partnership or BC Exchange will pay the Dealer Manager ongoing fees in amounts up to 0.85% of the equity investment or net asset value thereof per year. The Dealer Manager may re-allow such commissions, ongoing fees and a portion of such dealer manager fees to participating broker dealers. In addition, pursuant to the dealer manager agreement for the DST Program, we, or our subsidiaries, are obligated to reimburse the Dealer Manager for (a) customary travel, lodging, meals and reasonable entertainment expenses incurred in connection with the private placements; (b) costs and expenses of conducting educational conferences and seminars, attending broker-dealer sponsored conferences, or educational conferences sponsored by BC Exchange; (c) customary promotional items; and (d) legal fees of the Dealer Manager.

        Pursuant to our Advisory Agreement, DST Properties are included when calculating the fixed and performance components of the advisory fee due to our Sponsor or our Advisor, as applicable. Furthermore, because our Advisor funds certain Dealer Manager personnel costs that are not reimbursed under the DST Program dealer manager agreement, we have also agreed to pay our Advisor a fee equal to the mark-up paid by DST Program investors for these costs, which is up to 1.5% of the total equity amount paid for the interests.

        BC Exchange Manager LLC (the "DST Manager"), a wholly owned subsidiary of our Operating Partnership, acts, directly or through a wholly-owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to BC Exchange Advisor LLC ("DST Advisor"), an affiliate of the Advisor. While the intention is to sell 100% of the interests to third parties, BC Exchange may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the DST Manager. The DST Manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. For its services, DST Advisor will receive, through the DST Manager, (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a 1.0% loan fee for any financing provided by us in connection with the DST Program (in which case a subsidiary of ours would provide the debt financing and earn interest thereon), (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties and the sale of any DST Property to a third party, and (iv) up to 1.0% of the gross equity proceeds as compensation for developing and maintaining the DST Program technology and intellectual property. Furthermore, to the extent that the Operating Partnership exercises its fair market value purchase option to acquire the interests from the investors at a later time in exchange for OP Units, and such investors subsequently submit such OP Units for redemption pursuant to the terms of our Operating Partnership, a redemption fee of up to 1.0% of the amount otherwise payable to a limited partner upon redemption will be paid to DST Manager (or such other amount as may be set forth in the applicable DST Program offering documents).

Investment Limitations

        Our charter places the following limitations on us with respect to the manner in which we may invest our funds prior to a listing of our common stock:

  •
  We will not invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real property, real estate-related debt and securities.

  •
  We will not invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

  •
  We will not make or invest in individual mortgage loans (excluding any investments in mortgage pools, commercial mortgage-backed securities ("CMBS") or residential mortgage-backed securities ("MBS")) unless an appraisal is obtained concerning the underlying property except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of our independent directors so determines, and in all cases in which the transaction is with any of our directors, the Sponsor, the Advisor or any of their affiliates, such appraisal shall be obtained from an independent appraiser. We will maintain such appraisal in our records for at least five years and it will be available for your inspection and duplication. We will also obtain a mortgagee's or owner's title insurance policy as to the priority of the mortgage.

  •
  We will not make or invest in mortgage loans that are subordinate to any lien or other indebtedness of any of our directors, the Advisor or its affiliates.

  •
  We will not invest in securities unless a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable. See "Investment Strategy, Objectives and Policies—Real Estate-Related Debt and Securities Portfolio."

  •
  We will not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares of common stock to us pursuant to our share redemption program), (ii) debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is anticipated to be sufficient to properly service that higher level of debt, or (iii) options or warrants to the directors, the Advisor or any of their affiliates except on the same terms as such options or warrants are sold to the general public; options or warrants may be issued to persons other than the directors, the Advisor or any of their affiliates, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the independent directors has a market value less than the value of such option or warrant on the date of grant.

  •
  We will not make any investment that is inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until the board of directors determines, in its sole discretion, that REIT qualification is not in our best interests.

  •
  We will not make or invest in mortgage loans, including construction loans but excluding any investment in CMBS, or residential MBS, on any one real property if the aggregate amount of all mortgage loans on such real property would exceed an amount equal to 85% of the appraised value of such real property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria.

  •
  We will not borrow in excess of 300% of the value of our net assets (net assets for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities).

  •
  We will not make investments in unimproved real property or indebtedness secured by a deed of trust or mortgage loans on unimproved real property in excess of 10% of our total assets.

  •
  We will not issue equity securities on a deferred payment basis or other similar arrangement.

Investment Company Act Considerations

        We intend to continue to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, an entity may be an "investment company":

  •
  If it is engaged primarily, or holds itself out as being engaged primarily or proposing to engage primarily, in the business of investing, reinvesting or trading in securities; or

  •
  If it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire "investment securities" having a value exceeding 40% of the value of its total assets (other than government securities or cash items) on an unconsolidated basis. "Investment securities" excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (relating to private investment companies).

        To continue to avoid registration under the Investment Company Act, we may have to retain assets we would otherwise want to sell and may have to sell assets we would otherwise wish to retain. In addition, we may have to acquire assets that we might not otherwise have acquired and may have to forego opportunities to acquire assets that we would otherwise want to acquire. See "Risk Factors—Investment Company Risks."

INVESTMENTS IN REAL PROPERTIES AND REAL ESTATE-RELATED DEBT AND SECURITIES

Real Estate Portfolio Overview

        We are primarily focused on investing in and operating a high-quality, diversified real estate portfolio throughout the U.S. Although we generally target investments in four primary property categories (office, retail, industrial and multifamily), our charter and bylaws do not preclude us from investing in other types of commercial property, real estate-related debt, or real estate-related debt and equity securities. We believe that a diversified investment portfolio may potentially offer investors significant benefits for a given level of risk relative to a more concentrated invested portfolio. However, there can be no assurance that we will be successful in our long-term investment strategy. The following information summarizes our real estate portfolio as of June 30, 2019.

        As of June 30, 2019, our real estate portfolio consisted of 47 properties totaling approximately 7.7 million square feet located in 18 markets throughout the U.S., with 445 tenants. Our real estate portfolio includes six properties placed in Delaware Statutory Trusts ("DST Properties"). The interests of the DST Properties are initially owned by a taxable REIT subsidiary of our operating partnership and then sold to third party investors (the "DST Program"). We, through a subsidiary of our operating partnership, hold long-term leasehold interests in the DST Properties pursuant to master leases that are guaranteed by the operating partnership, while third-party investors will ultimately hold some or all of the interests in the real estate through the Delaware Statutory Trusts.

        Acquisitions.    During the six months ended June 30, 2019, we acquired two industrial properties comprising 0.5 million square feet for an aggregate purchase price of $39.1 million. As of the date of this filing, and subsequent to June 30, 2019, we acquired our first two multi-family properties located in Rockville, Maryland and Winter Park, Florida for a purchase price of approximately $93.5 million and $84.5 million, respectively.

        Dispositions.    During the six months ended June 30, 2019, we sold two office properties and two retail outparcels for net proceeds of approximately $129.0 million, which is net of a $83.1 million secured debt repayment upon the disposition of 655 Montgomery.

        Portfolio Overview and Market Diversification.    As of June 30, 2019, the average effective annual rent of our total real estate portfolio (calculated by dividing total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis), by total leased square footage) was approximately $18.97 per square foot. The following table summarizes certain operating metrics of our portfolio by market and by segment as of June 30, 2019:

($ and square feet in thousands)	Number of Properties	Investment in Real Estate Properties	% of Gross Investment Amount	Rentable Square Feet	% of Total Rentable Square Feet	% Leased(1)
Office properties:
Metro New York	1	$240,120	12.6%	594	7.7%	79.5%
Austin	2	120,019	6.3	429	5.6	99.4
East Bay	1	99,906	5.2	204	2.6	100.0
Denver	1	86,496	4.5	262	3.4	72.9
South Florida	2	84,910	4.5	363	4.7	71.9
Washington, DC	1	72,164	3.8	126	1.6	99.1
Princeton	1	57,071	3.0	167	2.2	100.0
Philadelphia	1	47,905	2.5	174	2.3	79.0
Dallas	1	40,584	2.1	155	2.0	95.5
Minneapolis/St Paul	1	29,528	1.6	107	1.4	100.0

Total office properties	12	878,703	46.1	2,581	33.5	86.8

Retail properties:
Greater Boston	21	510,373	26.9	1,999	25.9	89.7
South Florida	2	107,555	5.6	206	2.7	96.5
Washington, DC	1	63,171	3.3	233	3.0	100.0
Metro New York	1	60,748	3.2	225	2.9	90.0
Raleigh	1	42,996	2.3	130	1.7	100.0
San Antonio	1	36,866	1.9	177	2.3	97.6
Tulsa	1	34,310	1.8	101	1.3	100.0

Total retail properties	28	856,019	45.0	3,071	39.8	92.1

Industrial properties:
Houston	1	38,948	2.0	352	4.6	100.0
Central Kentucky	1	30,979	1.6	727	9.5	100.0
Las Vegas	1	24,671	1.3	248	3.2	100.0
San Antonio	1	20,746	1.1	245	3.2	100.0
Philadelphia	1	18,870	1.0	171	2.2	94.9
Cincinnati	1	18,759	1.0	218	2.8	100.0
East Bay	1	16,201	0.9	96	1.2	100.0

Total industrial properties	7	169,174	8.9	2,057	26.7	99.6

Total real estate portfolio	47	$1,903,896	100.0%	7,709	100.0%	92.3%

(1)
Percentage leased is based on executed leases as of June 30, 2019.

        Lease Terms.    Lease terms typically range from one to 10 years, and often include renewal options. Most of our leases include fixed rental increases or Consumer Price Index-based rental increases and are not based on the income or profits of any person.

        Lease Expirations.    As of June 30, 2019, the weighted-average remaining term of our total leased portfolio was approximately 5.6 years based on annualized base rent and 5.2 years based on leased square footage, excluding renewal options. The following table summarizes the lease expirations of our leased portfolio for leases in place as of June 30, 2019, without giving effect to the exercise of renewal options or termination rights, if any:

($ and square feet in thousands)	Number of Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent(1)	Leased Square Feet	% of Total Leased Square Feet
2019	39	$5,030	3.7%	143	2.0%
2020	93	14,480	10.7	692	9.7
2021	71	16,646	12.3	1,439	20.2
2022	73	14,629	10.8	760	10.7
2023	66	17,470	12.9	823	11.6
2024	60	16,077	11.9	752	10.6
2025	32	8,408	6.2	488	6.9
2026	30	7,494	5.5	411	5.8
2027	17	5,565	4.1	451	6.3
2028	23	8,060	6.0	303	4.3
Thereafter	38	21,380	15.9	856	11.9

Total leased	542	$135,239	100.0%	7,118	100.0%

(1)
Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of June 30, 2019, multiplied by 12.

        Tenant Diversification.    We believe that the tenant base that occupies our real estate portfolio is generally stable and well-diversified. As of June 30, 2019, there were no tenants that represented more than 10.0% of total annualized base rent and only two tenants that each represented more than 10.0% of total leased square feet. The following table reflects our 10 largest tenants, based on annualized base rent, which leased a combined 2.6 million square feet as of June 30, 2019:

($ and square feet in thousands)	Number of Locations(1)	Annualized Base Rent(2)	% of Total Annualized Base Rent(2)	Leased Square Feet	% of Total Leased Square Feet
The Stop & Shop Supermarket Company	12	$13,470	10.0%	777	10.9%
Seton Health Care	1	4,990	3.7	156	2.2
Mizuho Bank, Ltd.	1	4,554	3.4	116	1.6
Trinet USA, Inc.	1	4,203	3.1	110	1.5
Amazon.com.kydc LLC	2	3,734	2.8	975	13.7
Integra LifeSciences Holdings Corp.	1	3,590	2.7	167	2.3
I.A.M. National Pension Fund	1	3,303	2.4	63	0.9
Citco Fund Services (USA) Inc.	1	3,021	2.2	70	1.0
The Home Depot, Inc.	1	2,716	2.0	102	1.4
Alliant Techsystems Inc.	1	2,588	1.9	107	1.5

Total	22	$46,169	34.2%	2,643	37.0%

(1)
Reflects the number of properties for which the tenant has at least one lease in-place.

(2)
Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of June 30, 2019, multiplied by 12.

        The majority of our tenants do not have a public corporate credit rating. We evaluate creditworthiness and financial strength of prospective tenants based on financial, operating and business plan information that such prospective tenants provide to us, as well as other market, industry, and economic information that is generally publicly available. As a result of this assessment, we may require that the tenant enhance their credit by providing us with security deposits, letters of credit from established financial institutions, or personal or corporate guarantees. Tenant creditworthiness often influences the amount of upfront tenant improvements, lease incentives, concessions or other leasing costs we may invest in a tenant lease.

        Industry Diversification.    As of June 30, 2019, our consolidated operating real properties had leases with 445 tenants. We intend to maintain a well-diversified mix of tenants to limit our exposure to any single tenant or industry. Our diversified investment strategy inherently provides for tenant diversity, and we continue to monitor our exposure relative to our larger tenant industry sectors. The table below illustrates the diversification of our portfolio by industry classifications of our tenants as of June 30, 2019:

($ and square feet in thousands)	Number of Leases	Annualized Base Rent(1)	% of Annualized Base Rent	Leased Square Feet	% of Leased Square Feet
Professional, Scientific and Technical Services	83	$23,764	17.6%	704	9.9%
Food and Beverage Stores	33	21,600	16.0	1,347	18.9
Credit Intermediation and Related Activities	31	9,816	7.3	255	3.6
Funds, Trusts and Other Financial Vehicles	6	6,947	5.1	150	2.1
Food Services and Drinking Places	68	6,461	4.8	202	2.8
Hospitals	2	5,617	4.2	171	2.4
Health and Personal Care Services	35	4,634	3.4	232	3.3
Ambulatory Health Care Services	40	3,804	2.8	137	1.9
Non-Store Retailers	2	3,734	2.8	975	13.7
Clothing and Clothing Accessories Stores	15	3,687	2.7	246	3.5
Other	227	45,175	33.3	2,699	37.9

Total	542	$135,239	100.0%	7,118	100.0%

(1)
Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of June 30, 2019, multiplied by 12.

        Debt Obligations.    Our indebtedness is currently comprised of borrowings under our line of credit, term loans and mortgage notes. As of June 30, 2019, we had approximately $842.2 million of indebtedness with a weighted-average interest rate of 3.69%, which includes the effects of the interest rate swap agreements. The weighted-average remaining term of our debt as of June 30, 2019 was 3.6 years, excluding the impact of certain extension options. The total gross book value of properties encumbered by our debt as of June 30, 2019 was approximately $436.8 million.

        LIBOR is expected to be discontinued after 2021. As of June 30, 2019, our line of credit, term loans and a $51.6 million mortgage note are our only indebtedness with maturity dates beyond 2021 that has exposure to LIBOR. The agreements governing the line of credit, term loans and mortgage note provide procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2021 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

Portfolio Activity Subsequent to June 30, 2019

        On July 2, 2019, we acquired our first multi-family property ("The Daley") located in Rockville, Maryland for a purchase price of approximately $93.5 million, and on July 9, 2019, we acquired our second multi-family property ("Broadstone Winter Park") located in Winter Park, Florida for a purchase price of approximately $84.5 million.

 MANAGEMENT

Board of Directors

        We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board of directors is responsible for the management and control of our affairs. The board of directors has retained the Advisor to manage our day-to-day affairs and to implement our investment strategy, subject to the board's direction, oversight and approval.

        We currently have a total of five members on our board of directors, three of whom are independent of us, the Advisor, our Sponsor and our respective affiliates. Under our charter, an "independent director" is a person who is not associated, and has not been associated within the last two years, directly or indirectly, with us, our Sponsor or our Advisor. We refer to our two directors who are not independent of us as our "interested directors."

        Our charter sets forth the material business or professional relationships that cause a person to be associated with us and therefore not eligible to serve as an independent director. A business or professional relationship is per se material if the prospective independent director received more than 5% of his annual gross income in the last two years from the Sponsor, the Advisor or any affiliate of the Sponsor or Advisor, or if more than 5% of his net worth, on a fair market value basis, has come from the Sponsor, the Advisor or any affiliate of the Sponsor or Advisor. The existence of other relationships or circumstances may also create a material business or professional relationship, thereby disqualifying a person as an independent director, even if he has not received more than 5% of his annual gross income in the last two years from the Sponsor, the Advisor or any affiliate of the Sponsor or Advisor, and has not acquired more than 5% of his net worth, on a fair market value basis, from the Sponsor, the Advisor or any affiliate of the Sponsor or Advisor.

        Our charter and bylaws provide that the number of our directors may be established by a majority of the board but may not be fewer than three nor more than 15. The foregoing is the exclusive means of fixing the number of directors. Our charter also provides that a majority of the directors must be independent directors. Our charter provides that at least one of the independent directors must have at least three years of relevant real estate experience. The independent directors will nominate replacements for vacancies among the independent directors.

        Each director will be elected by the stockholders and will serve for a term of one year. Each director may be elected to an unlimited number of successive terms. Although the number of directors may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent director.

        Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

        A vacancy following the removal of a director or a vacancy created by an increase in the number of directors or the death, resignation, adjudicated incompetence or other incapacity of a director shall be filled by a vote of a majority of the remaining directors and, in the case of an independent director, the director must also be nominated by the remaining independent directors.

        If there are no remaining independent directors, then a majority vote of the remaining directors shall be sufficient to fill a vacancy among the independent directors' positions. If at any time there are no independent or interested directors in office, successor directors shall be elected by the stockholders. Each director will be bound by our charter.

Duties of Directors

        In general, when the board of directors acts on matters relating to any of the following, the approval of a majority of the independent directors is required: minimum capital, duties of directors, the Advisory Agreement, liability and indemnification of directors, fees to our Advisor or its affiliates, compensation and expenses, investment policies, leverage and borrowing policies, meetings of stockholders, stockholders' election of directors and our distribution reinvestment plan. At the first meeting of our board of directors consisting of a majority of independent directors, held January 9, 2006, our charter and each of the above matters were reviewed and ratified by a unanimous vote of the directors and of the independent directors.

        The responsibilities of the board of directors are as follows:

  •
  It reviews and adopts valuation procedures to be used in connection with the calculation of our NAV, oversees the implementation of the valuation procedures and approves the parties engaged in connection with determining our NAV.

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  It approves and oversees our overall investment strategy, which consists of elements such as (i) allocation percentages of capital to be invested in real properties and real estate-related debt and securities, (ii) diversification strategies, (iii) investment selection criteria for real property and real estate-related debt and securities and (iv) asset disposition strategies.

  •
  It approves all investments, dispositions and real property developments, except that the board of directors has delegated (i) to the Investment Committee the authority to review and approve any real property acquisition and development (including real property portfolio acquisitions and developments), for a purchase price or total project cost of up to $25,000,000, and (ii) to the Management Committee the authority to review and approve any real property disposition (including real property portfolio dispositions) for a sales price of up to $25,000,000, provided that the total dispositions approved by the Management Committee in any quarter may not exceed $50,000,000.

  •
  It approves and oversees our debt financing strategies, except that the board of directors has delegated (i) to the Managing Director—Chief Financial Officer the authority to review and approve any proposed new borrowing or refinancing (secured or unsecured) for an amount of up to $30,000,000, (ii) to the Management Committee the authority to review and approve any proposed new borrowing (secured or unsecured) for an amount of up to $100,000,000, provided that the total new borrowings approved by the Management Committee in any quarter may not exceed $100,000,000, and (iii) to the Management Committee the authority to review and approve any proposed new refinancing (secured or unsecured) for an amount of up to $100,000,000, provided that the total new refinancings approved by the Management Committee in any quarter may not exceed $100,000,000.

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  It approves and monitors the relationship between us, the Operating Partnership and the Advisor.

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  It approves joint ventures, limited partnerships and other such relationships with third parties.

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  It determines our distribution policy and declares distributions from time to time.

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  It oversees our share redemption program.

        The directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The directors will meet quarterly or more frequently as necessary.

        The directors have established written policies on investments and borrowings consistent with our investment objectives and will monitor our administrative procedures, investment operations and performance and those of the Advisor to assure that such policies are carried out. The independent directors will review these policies at least annually to determine that the policies are in the best interests of our stockholders. Each such determination and the basis thereof will be included in the minutes of the board of directors. Any change in our investment objectives, as stated in our charter, must be approved by the stockholders.

        The independent directors are also responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders.

        In order to reduce or eliminate certain potential conflicts of interest, our charter requires that a majority of our board of directors (including a majority of the independent directors) not otherwise interested in the transaction approve all transactions with any of our directors, the Sponsor, the Advisor or any of their affiliates. The independent directors are also responsible for reviewing the performance of the Advisor and determining that the compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services performed and that the provisions of the Advisory Agreement are being carried out. Each such determination shall be based on factors set forth below and all other factors the independent directors deem relevant and the findings of the independent directors will be recorded in the minutes of the board of directors. As part of their review of the Advisor's compensation, the independent directors will consider factors such as:

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  the amount of fees paid to the Advisor in relation to the size, composition and performance of our investments;

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  the success of the Advisor in generating investment opportunities that meet our investment objectives;

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  rates charged to other externally advised REITs and other similar investors by advisors performing similar services;

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  additional revenues realized by the Advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

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  the quality and extent of the services and advice furnished by the Advisor;

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  the performance of our investments, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

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  the quality of our investment portfolio in relation to the investments generated by the Advisor for its own account.

Committees of the Board

        Our board of directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting, provided that the majority of the members of each committee are independent directors. We currently have five directors on our board of directors, three of whom are independent. Our board of directors has established an Investment Committee, an Audit Committee and a Conflicts Resolution Committee. Our board of directors may also establish a Compensation Committee and/or a Nominating Committee.

        Our board of directors also adopted a delegation of authority policy and, pursuant to such policy, has established a Management Committee and delegated the authority for certain actions to the Management Committee. The Management Committee, described further below, is not a committee of our board of directors.

Investment Committee

        Our board of directors has delegated to the Investment Committee (a) certain responsibilities with respect to specific real property investments proposed by the Advisor and (b) the authority to review our investment policies and procedures on an ongoing basis and recommend any changes to our board of directors. The Investment Committee is currently comprised of all five of our directors, but we may subsequently reduce its size.

        With respect to real property investments, the board of directors has delegated to the Investment Committee the authority to approve all real property acquisitions and developments, including real property portfolio acquisitions and developments, for a purchase price or total project cost of up to $25,000,000, including the financing of such acquisitions and developments. The board of directors, including a majority of the independent directors, must approve all real property acquisitions and developments, including real property portfolio acquisitions and developments, for a purchase price or total project cost greater than $25,000,000, including the financing of such acquisitions and developments.

Audit Committee

        The Audit Committee meets on a regular basis, at least quarterly and more frequently as necessary. The Audit Committee's primary function is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to stockholders and others, reviewing our system of internal controls, which management has established, overseeing the audit and financial reporting process, including the preapproval of services performed by our independent registered public accounting firm, and overseeing certain areas of risk management. The Audit Committee is currently comprised of three directors, two of whom are independent directors. The members of the Audit Committee are Charles B. Duke, Richard D. Kincaid and Daniel J. Sullivan.

Conflicts Resolution Committee

        Our board of directors has delegated to the Conflicts Resolution Committee the responsibility to consider and resolve all conflicts that may arise between us and other entities or programs sponsored or advised by affiliates of the Sponsor. Such conflicts may arise as a result of the investment allocation methodology that our Advisor utilizes for allocating investment opportunities that are suitable for both us and other entities or programs sponsored or advised by affiliates of the Sponsor. The members of the Conflicts Resolution Committee are Daniel J. Sullivan and John P. Woodberry, each of whom is an independent director.

Compensation Committee

        Our board of directors may establish a Compensation Committee to administer our equity incentive plans. The primary function of the Compensation Committee would be to administer the granting of awards to the independent directors and selected employees of the Advisor or its affiliates, based upon recommendations from the Advisor, and to set the terms and conditions of such awards in accordance with the equity incentive plans. The Compensation Committee, if formed, will be comprised entirely of independent directors.

Nominating Committee

        Our board of directors may establish a Nominating Committee. The primary function of the Nominating Committee would be to:

  •
  assist our board of directors in identifying individuals qualified to become members of our board of directors;

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  recommend candidates to our board of directors to fill vacancies on the board;

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  recommend committee assignments for directors to the full board; and

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  periodically assess the performance of our board of directors.

Management Committee

        Our board of directors has delegated to the Management Committee certain responsibilities with respect to certain disposition, leasing, capital expenditure, borrowing and refinancing decisions. The Management Committee does not have authority over any transactions between us and the Advisor, a member of the board of directors, or any of their affiliates. The Management Committee is not a board committee and is currently comprised of our Chairman of the Board, Managing Director—Chief Executive Officer, Managing Director—Chief Financial Officer, Managing Director—Chief Legal Officer, Managing Director—President, Managing Director—Retail and Chief Investment Officer, Managing Director—Head of Asset Management, Managing Director—Head of Due Diligence, and managers of the Advisor.

        With respect to real property investments, the board of directors has delegated to the Management Committee the authority to generally approve all real property dispositions, including real property portfolio dispositions, for a sales price of up to $25,000,000, provided that the total dispositions approved by the Management Committee in any quarter may not exceed $50,000,000. The board of directors, including a majority of the independent directors, must approve all real property dispositions, including real property portfolio dispositions, (i) for a sales price greater than $25,000,000, and (ii) once the total dispositions approved by the Management Committee in any quarter equals $50,000,000, for any sales price through the end of such quarter.

        With respect to the lease of real property, the board of directors has delegated (i) (a) to our Managing Director—Chief Executive Officer the authority to approve any lease of real property (b) our Managing Director—Retail the authority to approve any lease with retail tenants, and (c) our Managing Director—Head of Asset Management the authority to approve any lease with office or industrial tenants, on such terms as they deem necessary, advisable, or appropriate, for total base rent not to exceed $20,000,000 over the base term of the lease, and (ii) to the Management Committee the authority to approve the lease of real property, on such terms as the Management Committee deems necessary, advisable, or appropriate, for total base rent of $50,000,000 over the base term of the lease.

        With respect to capital expenditures (excluding capital expenditures approved by the board of directors in the ordinary course of budget approvals), (i) (a) our Managing Director—Retail and Chief Investment Officer with respect to our retail properties, and (b) our Managing Director—Head of Asset Management with respect to our office and industrial properties, is authorized to approve any capital expenditure of up to $3,000,000 over the line item approved by the Board of Directors in the budget for the specified property, and (ii) the Management Committee is authorized to approve any capital expenditure of up to $7,000,000 over the line item approved by the board of directors in the budget for the specified property.

        With respect to borrowing and refinancing decisions, the board of directors has authorized (i) the Managing Director—Chief Financial Officer to review and approve any proposed new borrowing or refinancing (secured or unsecured) for an amount of up to $30,000,000, (ii) the Management Committee to review and approve any proposed new borrowing (secured or unsecured) for an amount of up to $100,000,000, provided that the total new borrowings approved by the Management Committee in any quarter may not exceed $100,000,000, and (iii) the Management Committee to review and approve any proposed new refinancing (secured or unsecured) for an amount of up to $100,000,000, provided that the total new refinancings approved by the Management Committee in any quarter may not exceed $100,000,000.

Compensation of Directors

        We pay each of our independent directors $8,750 per quarter plus $2,000 for each regular board of directors meeting attended in person, $1,000 for each regular board of directors meeting attended by telephone, and $2,000 for each committee meeting and each special board of directors meeting attended in person or by telephone. We also pay the chairman of the Audit Committee an annual retainer of $7,500 ($1,875 per quarter). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending board meetings. If a director is also one of our officers, we will not pay additional compensation for services rendered as a director.

  RSU Awards

        In addition, at each annual meeting of stockholders the independent directors automatically, upon election, receive an award ("Annual Award"), pursuant to either the Equity Incentive Plan (as defined below) or the Secondary Plan (as defined below), of $10,000 in restricted stock units ("RSUs") with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of the end of the day of the annual meeting. Independent directors appointed after an annual meeting will receive, upon appointment, a pro rata Annual Award, with the number of RSUs based on the Class I NAV as of the end of the day of appointment and reflecting the number of days remaining until the one-year anniversary of the prior annual meeting of stockholders (or, if earlier and if scheduled as of the day of appointment, the date of the next scheduled annual meeting of stockholders).

        RSUs vest if and when the director completes the term for which he or she was elected/appointed. Unvested awards also vest in the event of death or disability of the director or upon a change of control of our company. Unvested awards are forfeited if the director's term in office terminates prematurely for any other reason. The directors may elect to defer settlement of vested awards in shares pursuant to Section 409A of the Code.

        The independent directors accrue dividend equivalents on unsettled RSUs, in amounts and with accrual dates that mirror the dividend amounts and payment dates on the underlying Class I shares. Any such dividend equivalents is paid in the form of additional RSUs, is subject to the same terms and vesting as the underlying RSUs with respect to which the dividend equivalents are paid, and is settled in shares at the same time as the underlying RSUs with respect to which the dividend equivalents are paid.

Equity Incentive Plans

  Second Amended and Restated Equity Incentive Plan

        On March 12, 2015, our board of directors adopted the Second Amended and Restated Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan was approved by our stockholders on June 23, 2015. The Equity Incentive Plan provides for the granting of cash-based awards and stock-based awards, including stock options, stock appreciation rights, restricted stock, and stock units to our employees (if we have any in the future), our independent directors, employees of the Advisor or its affiliates, other advisors and consultants of ours and of the Advisor selected by the plan administrator for participation in the Equity Incentive Plan, and any prospective director, officer, employee, consultant, or advisor of the Company and the Advisor. Any such stock-based awards, including stock options, stock appreciation rights, restricted stock, and stock units will provide for exercise prices, where applicable, that are not less than the fair market value of shares of our common stock on the date of the grant.

        Our board of directors administers the Equity Incentive Plan as the plan administrator, with sole authority to select participants, determine the types of awards to be granted and determine all the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the Equity Incentive Plan if the grant, vesting and/or exercise of the awards would jeopardize our status as a REIT for tax purposes or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless determined by the plan administrator, no award granted under the Equity Incentive Plan will be transferable except through the laws of descent and distribution.

        An aggregate maximum of 5.0 million shares of our common stock may be issued upon grant, vesting or exercise of awards under the Equity Incentive Plan, although the board of directors, to date, has only authorized and reserved for issuance a total of 2.0 million shares of our common stock under the Equity Incentive Plan. In addition, to any individual in any single calendar year no more than 200,000 shares may be made subject to stock options or stock appreciation rights under the Equity Incentive Plan and no more than 200,000 shares may be made subject to other stock-based awards under the Equity Incentive Plan. Further, no more than $1.0 million may be paid under a cash-based award to any individual in a single calendar year.

        If any shares subject to an award are forfeited or cancelled, or if an award is settled in cash, terminates unearned or expires, in each case, without a distribution of shares, the shares with respect to such award shall, to the extent of any such forfeiture, cancellation, cash settlement, termination or expiration, again be available for awards under the Equity Incentive Plan. By contrast, if shares are surrendered or withheld as payment of the exercise price of an award or withholding taxes in respect of an award, the shares with respect to such award shall, to the extent of any such surrender or withholding, no longer be available for awards under the Equity Incentive Plan. In the event of certain corporate transactions affecting our common stock, such as, for example, a reorganization, recapitalization, merger, spin-off, split-off, stock dividend or extraordinary dividend, our board of directors will have the sole authority to determine whether and in what manner to equitably adjust the number and type of shares and the exercise prices applicable to outstanding awards under the plan, the number and type of shares reserved for future issuance under the plan, and, if applicable, performance goals applicable to outstanding awards under the plan. Fractional shares that result from any adjustment will be disregarded.

        Under the Equity Incentive Plan, the plan administrator will determine the treatment of awards in the event of a change in our control. The Equity Incentive Plan will automatically expire on March 12, 2025, unless earlier terminated by our board of directors. Our board of directors may terminate the Equity Incentive Plan at any time. The expiration or other termination of the Equity Incentive Plan will have no adverse impact on any award that is outstanding at the time the Equity Incentive Plan expires or is terminated without the consent of the holder of the outstanding award. Our board of directors may amend the Equity Incentive Plan at any time, but no amendment will adversely affect any award on a retroactive basis without the consent of the holder of the outstanding award, and no amendment to Equity Incentive Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Equity Incentive Plan. The same is true for any amendment to remove the prohibition on repricing. No amendment will be made that could jeopardize the status of the Company as a REIT under the Code.

  Secondary Equity Incentive Plan

        On March 12, 2015, the board of directors also adopted the Amended and Restated Secondary Equity Incentive Plan (the "Secondary Plan"). The Secondary Plan was approved by our stockholders on June 23, 2015. The Secondary Plan is substantially similar to the Equity Incentive Plan, except that under the Secondary Plan, an eligible participant is any person, trust, association or entity to which the plan administrator desires to grant an award. An aggregate maximum of 5.0 million shares may be issued upon grant, vesting or exercise of awards under the Secondary Plan, although the board of directors, to date, has only authorized and reserved for issuance a total of 2.0 million shares of our common stock under the Secondary Plan.

Compensation Committee Interlocks and Insider Participation

        Because our Advisory Agreement provides that our Advisor will assume principal responsibility for managing our affairs, our officers, in their capacities as such, do not receive compensation directly from us.

Limited Liability and Indemnification of Directors, Officers and Others

        Our charter, subject to certain limitations, limits the personal liability of our directors and officers for monetary damages. The Maryland General Corporation Law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, our charter and, with respect to our directors only, indemnification agreements with each director, provide that, subject to certain limitations, we will generally indemnify our directors, our officers, the Advisor and its affiliates, and may indemnify our employees (if we have any in the future) and agents for losses they may incur by reason of their service in those capacities. We also have obtained directors and officers liability insurance. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

  •
  an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

        In spite of the above provisions of the Maryland General Corporation Law, our charter and, with respect to our directors only, indemnification agreements with each director, provide that our directors, the Advisor and its affiliates will be indemnified by us for losses or liabilities suffered by them or held harmless for losses or liabilities suffered by us only if all of the following conditions are met:

  •
  our directors, the Advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

  •
  our directors, the Advisor or its affiliates were acting on our behalf or performing services for us;

  •
  in the case of interested directors, the Advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

  •
  in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

  •
  the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

        We have agreed to indemnify and hold harmless the Advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the Advisory Agreement to the maximum extent permitted by law. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in the Advisory Agreement. Notwithstanding the foregoing, any provision of the Maryland General Corporation Law or our organizational documents, we may not indemnify or hold harmless the Advisor, its affiliates or any of their respective officers, directors, partners or employees in any manner that would be inconsistent with the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association (the "Statement of Policy").

        The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.

        The Commission and certain other state securities regulators take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of the directors, our officers, the Advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

  •
  there has been a successful adjudication on the merits of each count involving alleged securities law violations;

  •
  such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

  •
  a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

        Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

  •
  approves the settlement and finds that indemnification of the settlement and related costs should be made; or

  •
  dismisses with prejudice, or there is a successful adjudication on the merits of, each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

        We may advance funds to directors, officers, the Advisor and its affiliates for legal expenses and other costs incurred as a result of our legal action for which indemnification is being sought only if all of the following conditions are met:

  •
  the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the REIT;

  •
  the party seeking such advancement has provided us with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification;

  •
  the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

  •
  the party seeking indemnification undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

        Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals.

        The aforementioned charter provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Directors and Executive Officers

        As of the date of this prospectus, our directors and executive officers, their ages and their positions and offices are as follows:

Name	Age	Position
Richard D. Kincaid	57	Chairman of the Board of Directors
James R. Mulvihill	55	Director
Charles B. Duke	61	Director*
Daniel J. Sullivan	54	Director*
John P. Woodberry	56	Director*
Dwight L. Merriman III	58	Managing Director, Chief Executive Officer
Rajat Dhanda	51	Managing Director, President
Gregory M. Moran	46	Managing Director, Retail and Chief Investment Officer
Lainie P. Minnick	46	Managing Director, Chief Financial Officer and Treasurer
Joshua J. Widoff	49	Managing Director, Chief Legal Officer and Secretary
Scott W. Recknor	52	Managing Director, Head of Asset Management

*
Denotes an independent director.

        Richard D. Kincaid has served as our Chairman of the Board of Directors since September 2012. Prior to joining our board of directors, Mr. Kincaid was a Trustee and the President of Equity Office Properties Trust from November 2002, and the Chief Executive Officer from April 2003, until Equity Office Properties Trust was acquired by the Blackstone Group in February 2007. From March 1997 until November 2002, Mr. Kincaid was Executive Vice President of Equity Office Properties Trust and was Chief Operating Officer from September 2001 until November 2002. He also was Chief Financial Officer of Equity Office Properties Trust from March 1997 until August 2002, and Senior Vice President from October 1996 until March 1997.

        Prior to joining Equity Office Properties Trust in 1995, Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc., where he oversaw debt financing activities for the public and private owners of real estate controlled by Mr. Samuel Zell. During his tenure at Equity Group Investments and Equity Office Properties Trust, Mr. Kincaid supervised more than $11 billion in financing transactions, including property level loans encumbering office buildings, apartments, and retail properties, as well as unsecured debt, convertible debt securities, and preferred stock. Prior to joining Equity Group Investments in 1990, Mr. Kincaid held positions with Barclays Bank PLC and The First National Bank of Chicago. Richard Kincaid is currently the President and Founder of the

BeCause Foundation. The BeCause Foundation is a nonprofit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film. Mr. Kincaid is also an active private investor in early stage companies. Mr. Kincaid is Chairman of the Board of Directors of Rayonier Inc. (NYSE: RYN), an international REIT that specializes in timber and specialty fibers. He also served on the board of directors Vail Resorts (NYSE: MTN), a mountain resort operator, from July 2006 until April 2015, and Strategic Hotels and Resorts (NYSE: BEE), an owner of upscale and luxury hotels in North America and Europe, from January 2009 until December 2015. Mr. Kincaid received his Master's Degree in Business Administration from the University of Texas, and his Bachelor's Degree from Wichita State University.

        We believe that Mr. Kincaid's qualifications to serve on our board of directors include his significant leadership experience as a Trustee, the President and the Chief Executive Officer of Equity Office Properties Trust and his director positions with other public companies. He also has demonstrated strategic insight with respect to large, growing real estate companies, as he developed the financial, technology and integration strategies for Equity Office Properties Trust during its tremendous growth, which included nearly $17 billion in acquisitions. We believe that his leadership and experience are valuable additions to our board in connection with our ongoing offering and perpetual-life REIT.

        James R. Mulvihill has served as a director of our board of directors since October 2018. Mr. Mulvihill is also a manager of the Advisor, a manager of Industrial Income Advisors LLC, the advisor to IIT, and a manager of the IPT Advisor. Mr. Mulvihill is a principal of both Dividend Capital Group, LLC and Black Creek Group, LLC, a Denver based real estate investment firm which he co-founded in 1993. As of June 30, 2019, Mr. Mulvihill has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate-related assets with an aggregate value in excess of approximately $19.5 billion. Mr. Mulvihill also was a co-founder and formerly served as a director of DCT Industrial Trust, formerly known as Dividend Capital Trust, a NYSE-listed industrial REIT (NYSE: DCT). He is also a co-founder and former Chairman of the Board of CPA, one of the largest owners and developers of industrial properties in Mexico. In 1993, Mr. Mulvihill co-founded American Real Estate Investment Corp. (formerly known as Keystone Property Trust, NYSE: KTR) which was an industrial, office and logistics REIT and was acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Mulvihill served as its Chairman and as a director from 1993 through 1997 and as a director of Keystone Property Trust from 1997 through 2001. Prior to 1991, Mr. Mulvihill served as Vice President of the Real Estate Banking and Investment Banking Groups of Manufacturer's Hanover and subsequently Chemical Bank, where his responsibilities included real estate syndication efforts, structured debt underwritings and leveraged buyout real estate financings. Mr. Mulvihill holds a Bachelor's Degree in Political Science from Stanford University.

        Mr. Mulvihill was also appointed to the investment committee of our board of directors.

        We believe that Mr. Mulvihill's qualifications to serve on our board of directors are demonstrated by his extensive experience in real estate investments, including his over 25 years of experience with Black Creek Group LLC as a co-founder of the company, his position as a principal of Dividend Capital Group LLC, his leadership experience as an executive officer of, and an advisor to, non-traded REITs and other real estate investment companies, and his experience in real estate investment banking.

        Charles B. Duke has served as an independent director of our board of directors since January 2006. Mr. Duke has also served as an independent director on the board of IPT since March 2013 and on the board of BCI IV since February 2016. Mr. Duke also served as an independent director on the board of directors of IIT from December 2009 until November 2015. Mr. Duke is currently founder and Chief Executive Officer of To-Table Inc. ("To-Table"), a retailer of specialty gourmet foods. Prior to founding To-Table in November 2014, Mr. Duke was involved in the management of two ink jet cartridge remanufacturers and aftermarket suppliers: Mr. Duke served as Executive Vice President of IJR, Inc. in Phoenix, Arizona, from October 2012 to July 2014, and as the founder, President and Chief Executive Officer of Legacy Imaging, Inc. from 1996 through 2012. Mr. Duke has been active in entrepreneurial and general business activities since 1980 and has held several executive and management roles throughout his career, including founder, president, and owner of Careyes Corporation, a private bank, registered investment advisor and a member of FINRA based in Denver, Colorado, Chief Financial Officer at Particle Measuring Systems, a global technology leader in the environmental monitoring industry based in Boulder, Colorado, and Vice President of Commercial Loans at Colorado National Bank. Mr. Duke also spent four years with Kirkpatrick Pettis, the investment-banking subsidiary of Mutual of Omaha, as Vice President of Corporate Finance, involved in primarily mergers and acquisitions, financing, and valuation activities. Mr. Duke graduated from Hamilton College in 1980 with a Bachelor's Degree in Economics and English.

        We believe that Mr. Duke's qualifications to serve on our board of directors include his considerable experience in financial matters, including specifically his experience as founder and president of a private bank and as Chief Financial Officer of a significant organization, and we believe his business management experience is valuable in terms of providing director leadership.

        Daniel J. Sullivan has served as an independent director of our board of directors since January 2006. Since 2003, Mr. Sullivan has been a private consultant and an author. From 2003 to 2013, Mr. Sullivan was also the assistant editor of Humanitas, an academic journal published by the National Humanities Institute. Prior to that, from 1998 to 2002, he was Director of Business Development at Jordan Industries Inc. Mr. Sullivan has nineteen years of international business, consulting, and private equity investment experience, including over four years, from 1987 through 1991, in the real estate industry as an appraiser, property analyst, and investment banker with Manufacturers Hanover Real Estate Investment Banking Group in New York. During that time, Mr. Sullivan participated in the structuring and private placement of over $1 billion in long term, fixed-rate, and multi-property mortgage financings for the bank's corporate clients. Mr. Sullivan holds a Master of Arts Degree in Political Theory from The Catholic University of America in Washington, D.C. and a Bachelor of Arts Degree in History from Boston College in Chestnut Hill, Massachusetts.

        We believe that Mr. Sullivan's diverse background in education, journalism, international business, consulting, and private equity investment adds a unique perspective to our board of directors in fulfilling its duties. His qualifications to serve on our board are also demonstrated by his experience in international business, finance, and real estate investments.

        John P. Woodberry has served as an independent director of our board of directors since January 2006. Mr. Woodberry has been active in finance and investing since 1991. From 2012 to present, Mr. Woodberry has served as Portfolio Manager for Woodberry Holdings, LLC, a family office with investments in venture capital, hedge funds, private companies, and public equities. From 2016 to present, Mr. Woodberry has served as the Chairman of the Board and Chief Financial Officer of American Marksman, LLC, an early stage recycling and munitions company. From 2014 to present, Mr. Woodberry has served as the Chairman of the Board for AgPixel, LLC, an agriculture services company. From 2007 to 2012, Mr. Woodberry worked at Passport Capital, LLC where he served as a Senior Managing Director and Portfolio Manager for Capital Markets and India. From 2004 to 2007, Mr. Woodberry was the President and Portfolio Manager of Independence Capital Asset Partners, LLC. Previously, from 2001 to 2004, Mr. Woodberry was a Senior Research Analyst at Cobalt Capital, LLC, a New York City-based hedge fund. From 1998 to 2001, Mr. Woodberry worked for Minute Man Capital Management, LLC and Trident Investment Management, LLC, each a New York City-based hedge fund. From 1995 to 1998, Mr. Woodberry worked at Templeton Investment Council Ltd. Mr. Woodberry has a Master's Degree in Business Administration from Harvard Business School and a Bachelor of Arts Degree from Stanford University.

        We believe that Mr. Woodberry's qualifications to serve on our board of directors include his depth of experience in finance, capital markets, and investment management. His managerial roles at various hedge funds, including his experience as President and Portfolio Manager of Independence Capital Asset Partners, LLC, provide him with leadership experience that we believe is valuable to our Board of Directors in fulfilling its duties.

        Dwight L. Merriman III has served as our Managing Director and Chief Executive Officer since April 2017. Mr. Merriman also currently serves as Head of Real Estate for Black Creek Group responsible for the oversight of the investment process for industrial, office, retail and multi-family investments. Mr. Merriman has served as Managing Director since April 2017 and as the Chief Executive Officer, a member of the board of directors of IPT, and member of the board of managers of Industrial Property Advisors LLC, the advisor to IPT, since January 2013; a member of the board of managers of Industrial Income Advisors LLC, the former advisor to IIT since March 2010; Managing Director of BCI IV since April 2017; and Chief Executive Officer, a member of the board of directors of BCI IV, and as a member of the board of managers of BCI IV Advisors LLC, the advisor to BCI IV, since November 2014. Mr. Merriman also served as a member of the board of directors and as the Chief Executive Officer of IIT, from February 2011 until November 2015, and has served as a member of the board of managers of Industrial Income Advisors LLC since March 2010. Mr. Merriman also has served as the Chief Executive Officer and as a member of the board of trustees of DC Industrial Liquidating Trust ("DC Liquidating Trust") from November 2015 to December 2017.

        Mr. Merriman has over 30 years of real estate investment and development experience. Mr. Merriman served from September 2007 through March 2010 as a Managing Director and the Chief Investment Officer of Stockbridge Capital Group LLC ("Stockbridge"), a real estate investment management company based in San Francisco, California, which had more than $3 billion in real estate under management. While with Stockbridge, Mr. Merriman served as a member of its investment and management committees, and was responsible for coordinating the investment activities of the company. From May 2000 to September 2007, Mr. Merriman was a Managing Director of RREEF Funds ("RREEF") a real estate investment management company, in charge of RREEF's development and value-added investment opportunities in North America. While at RREEF, he served on the investment committee and was involved in approving approximately $5 billion in commercial real estate transactions, and he started CalSmart, a $1.2 billion value-added real estate investment fund with the California Public Employees' Retirement System. Prior to joining RREEF in 2000, Mr. Merriman served for approximately five years as a Managing Director at CarrAmerica Realty Corporation, where he was responsible for the company's acquisition, development and operations activities in Southern California and Utah. Prior to that, he spent 11 years with the Los Angeles development firm of Overton, Moore & Associates, where he was responsible for developing industrial and office property throughout Southern California. Mr. Merriman received a B.S. in Business Administration from the University of Southern California and an M.B.A. from the Anderson School at the University of California at Los Angeles. Mr. Merriman is a member of the Urban Land Institute.

        Rajat Dhanda has served as our Managing Director and President since April 2017. Mr. Dhanda is also a member of the Advisor's Investment Committee. He currently serves as President of Black Creek Group, U.S., responsible for the oversight of distribution, marketing, product development, operations and legal functions. Mr. Dhanda has also served as the Managing Director and President of BCI IV since May 2017. Prior to joining Black Creek Group, Mr. Dhanda spent 26 years at Morgan Stanley, leading key divisions of their institutional and Wealth Management platforms, while also serving on the firm's Management and Risk Committee for his last eight years. Most recently, he was head of Investment Products and Services in Wealth Management, responsible for all of the products distributed by Morgan Stanley's financial advisors. In this capacity, he worked closely with the firm's financial advisors and third party asset managers to design and distribute products offering a breadth of investment solutions. In addition, as a member of the division's Executive and Operating Committees,

Mr. Dhanda worked to develop strategies for the changing regulatory environment and the opportunities that technology and data offer today in the wealth management channels. Mr. Dhanda holds a BA in both Business Economics as well as Organizational Behavior & Management from Brown University.

        Gregory M. Moran has served as our Chief Investment Officer since September 2017, our Managing Director, Retail since April 2017 and previously served as Executive Vice President from July 2013 to April 2017. Mr. Moran also has served as a Vice President of Investments of Dividend Capital Group LLC and Black Creek Diversified Property Advisors Group LLC (f/k/a Dividend Capital Total Advisors Group LLC) since August 2005. Mr. Moran has been an active participant in the institutional real estate community since 1998. From December 2001 through July 2005, Mr. Moran was a Portfolio Manager in the Real Estate Investment Group for the Public Employees' Retirement Association of Colorado where he was directly involved in the ongoing management of a global real estate investment portfolio with over $2 billion of invested equity. Mr. Moran was responsible for sourcing and underwriting new investment opportunities, ongoing asset management of existing portfolio investments and relationship management for over a dozen joint venture partners and advisors of the fund. From September 1998 through December 2001, Mr. Moran worked in the Capital Markets Group at Sonnenblick Goldman Company, most recently as a Vice President. During this time, Mr. Moran was responsible for raising and structuring debt and equity investments in commercial real estate projects on behalf of public and private real estate investment companies. Mr. Moran received his Bachelor's Degree in Business Administration and Master's Degree in Professional Accounting from the University of Texas at Austin—McCombs School of Business. He is also a FA Charterholder, and a member of the CFA Institute, Urban Land Institute and Pension Real Estate Association.

        Lainie P. Minnick has served as our Managing Director, Chief Financial Officer and Treasurer since April 2018. In such capacity, Ms. Minnick oversees debt capital markets initiatives, financial reporting and forecasting, treasury management, the application of our NAV policies and procedures, accounting, tax compliance and other related areas of responsibilities. Ms. Minnick has also served as Managing Director, Head of Debt Capital Markets for our company, BCI IV and IPT since April 2017. Ms. Minnick previously served as our Senior Vice President of Finance from March 2010 to April 2017; as Senior Vice President of Finance for BCI IV from February 2016 to April 2017; as Treasurer for BCI IV since February 2016; as Senior Vice President of Finance for IPT from March 2013 to April 2017; and as Treasurer for IPT since March 2014. Ms. Minnick also served as Senior Vice President of Finance for Industrial Income Trust Inc. from August 2010 to November 2015, and as Treasurer from March 2014 to November 2015, when the entity was sold. Since joining Black Creek in February 2007, Ms. Minnick has overseen the execution of approximately $10.0 billion of financings and associated interest rate hedging strategies for Black Creek affiliates, collectively. Prior to joining Black Creek in 2007, Ms. Minnick was a Project Executive for Urban Villages, Inc., a Denver-based real estate development firm. From 1999 through 2004, Ms. Minnick worked for Goldman Sachs, most recently as a Vice President working exclusively with the Whitehall Funds, a series of global real estate opportunity funds. Based in both New York and London, Ms. Minnick was responsible for executing real estate related financing transactions throughout the U.S. and Europe. Prior to joining Goldman Sachs, Ms. Minnick worked for the Archon Group, a subsidiary of Goldman Sachs, where she was responsible for real estate related portfolio management and loan asset management efforts. Ms. Minnick holds a Bachelor's Degree in Business Administration from Southern Methodist University and a Master's Degree in Business Administration from the Wharton School at the University of Pennsylvania.

        Joshua J. Widoff has served as our Managing Director since April 2017 and our Chief Legal Officer and Secretary since June 2018. Previously, Mr. Widoff served as General Counsel and Secretary from September 2007 through June 2018, as Executive Vice President from October 2010 to April 2017 and as Senior Vice President from September 2007 to October 2010. Mr. Widoff has served as Managing Director of IPT since April 2017 and as Chief Legal Officer and Secretary of IPT since June

2018. Previously, Mr. Widoff served as General Counsel and Secretary of IPT from September 2012 to June 2018, and he previously served as an Executive Vice President of IPT from September 2012 to April 2017. Mr. Widoff has served as Managing Director of BCI IV since April 2017 and as Chief Legal Officer and Secretary of BCI IV since June 2018. He previously served as Executive Vice President and Secretary of BCI IV since November 2014 and General Counsel of BCI IV from November 2014 to June 2018. Mr. Widoff has served as Chief Legal Officer for Black Creek Diversified Property Advisors LLC (the Company's external advisor), Industrial Property Advisors LLC (the external advisor to IPT) and BCI IV Advisors LLC (the external advisor to BCI IV), since June 2018. Mr. Widoff served as Managing Director, Executive Vice President, and General Counsel of DC Liquidating Trust from November 2015 through April 2017. Mr. Widoff also served as the Senior Vice President, General Counsel and Secretary from May 2009 until December 2013, and as the Executive Vice President, General Counsel and Secretary of IIT from December 2013 until the sale of IIT in November 2015. He has also served as a Managing Director and Chief Legal Officer of Black Creek Group LLC, a Denver-based private equity real estate firm, since June 2019, and previously as Executive Vice President of Black Creek Group since September 2007, and as Executive Vice President of Dividend Capital Group LLC since October 2010. Prior to joining us in September 2007, Mr. Widoff was a partner from October 2002 to July 2007 at the law firm of Brownstein Hyatt Farber Schreck, P.C., where he was active in the management of the firm, serving as chairman of both the firm's Associate and Recruiting Committees and overseeing an integrated team of attorneys and paralegals servicing clients primarily in the commercial real estate business. During more than a dozen years of private practice, he managed transactions involving the acquisition, development, leasing, financing and disposition of various real estate assets, including vacant land, apartment and office buildings, hotels, casinos, industrial/warehouse facilities and shopping centers. He also participated in asset and stock acquisition transactions, convertible debt financings, private offerings and complex joint venture negotiations. Mr. Widoff served as general business counsel on a variety of contract and operational issues to a wide range of clients in diverse businesses. Mr. Widoff currently serves as Chair and Commissioner for the Denver Urban Renewal Authority. Mr. Widoff received his Bachelor's Degree from Trinity University in Texas and his Juris Doctor Degree from the University of Colorado School of Law.

        Scott W. Recknor has served as our Managing Director-Head of Asset Management since September 2017. Mr. Recknor also serves as Managing Director-Head of Asset Management of BCI IV and Managing Director-Head of Asset Management of IPT. He also served as Senior Vice President-Asset Management of IIT upon joining Black Creek Group from November 2010 until November 2015. From 2005 through October 2010, Mr. Recknor served as a Vice President for AMB Property Corporation (now ProLogis), a leading global owner, operator and developer of industrial real estate, where he was responsible for leasing, capital expenditures, budgeting and re-forecasting and property management oversight in the greater Los Angeles area. From 2001 through 2004, Mr. Recknor was a District Manager for RREEF (Real Estate Investment Managers) where he managed three offices responsible for the leasing, property management, capital expenditure and budgeting and re-forecasting for a number of separate pension fund accounts. Prior to RREEF, Mr. Recknor was the West Region Real Estate Manager for the Goodyear Tire & Rubber Company where he was responsible for all operating aspects of Goodyear's West Region real estate portfolio in six states (California, Hawaii, Nevada, Arizona, New Mexico and Texas). Prior to the Goodyear Tire & Rubber Company, Mr. Recknor was a real estate broker with The Seeley Company (now Colliers International) in the Los Angeles area. Mr. Recknor graduated from the University of California (Irvine) and has previously served on the Board of Directors for NAIOP (SoCal) and has been an affiliate member of SIOR (Los Angeles).

 THE ADVISOR AND THE ADVISORY AGREEMENT

General

        We rely on the Advisor to manage our day-to-day activities and to implement our investment strategy. We, the Operating Partnership and the Advisor are currently party to the Amended and Restated Advisory Agreement (2019), effective as of June 30, 2019.

The Advisor

        The Advisor performs its duties and responsibilities under the Advisory Agreement as a fiduciary of the Company and our stockholders. Under the terms of the Advisory Agreement, subject to the oversight, review and approval of the board of directors, the Advisor undertakes to perform the following:

  •
  participate in formulating an investment strategy and asset allocation framework consistent with achieving our investment objectives;

  •
  assist our board of directors in developing, overseeing, implementing and coordinating our monthly NAV procedures;

  •
  provide information about our properties and other assets and liabilities to the Independent Valuation Firm and other parties involved in determining our monthly NAV;

  •
  research, identify, review and recommend to our board of directors for approval real property and real estate-related related acquisitions and dispositions consistent with our investment policies and objectives;

  •
  structure the terms and conditions of transactions pursuant to which acquisitions and dispositions of real properties and real estate-related investments will be made;

  •
  actively oversee and manage our real property and real estate-related investment portfolios for purposes of meeting our investment objectives;

  •
  manage our day-to-day affairs, including financial accounting and reporting, investor relations, marketing, informational systems and other administrative services on our behalf;

  •
  select joint venture partners and product specialists, structure corresponding agreements and oversee and monitor these relationships; and

  •
  arrange for financing and refinancing of our assets.

        The above summary is provided to illustrate the material functions that the Advisor will perform for us as our advisor and it is not intended to include all of the services that may be provided to us by the Advisor or third parties, including the Advisor's product specialists. Any investment advisory services provided with respect to securities will be provided by a registered investment adviser.

        The Advisor expects to engage in other business activities, including for persons that will compete with us for investments. As a result, the Advisor's resources will not be dedicated exclusively to our business. If the Advisor or its affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as us, it is the duty of our directors (including the independent directors) to ensure that the Advisor and its affiliates follow an allocation method that is reasonable and fairly applied. The Advisor must provide the information necessary for the directors to make this determination. The Advisor is required to use commercially reasonable efforts to present a continuing and suitable investment program to us which is consistent with our investment policies and objectives, but neither the Advisor nor any affiliate of the Advisor is obligated generally to present any particular investment opportunity to us even if the opportunity is of a character that, if presented to us, could be taken by us. In the event an investment opportunity is identified, the allocation procedure set forth in this prospectus (see "Conflicts of Interest—Conflict Resolution Procedures—Allocation of Investment Opportunities") governs the allocation of the opportunity among us and affiliates of the Advisor.

        On April 6, 2017, our Advisor entered into a product specialist agreement with the advisor to Industrial Property Trust Inc. (the "IPT Advisor") or its affiliate to source industrial real estate opportunities for us and also to manage both acquired assets that the IPT Advisor or its affiliate sources as well as some or all of our existing industrial assets. The Advisor and the IPT Advisor are currently managed by the following individuals:

Rajat Dhanda	James R. Mulvihill
David M. Fazekas	Taylor M. Paul
Andrea L. Karp	Scott W. Recknor
Richard D. Kincaid	Jeffrey W. Taylor
Brian D. Magner	J.R. Wetzel
Dwight L. Merriman III	Joshua J. Widoff
Lainie P. Minnick	Evan H. Zucker
Gregory M. Moran

        For biographical information regarding Messrs.Dhanda, Kincaid, Merriman, Moran, Mulvihill, Recknor and Widoff and Ms. Minnick, see "Management—Directors and Executive Officers."

        David M. Fazekas, age 46, has served as Managing Director—Eastern Region of IPT and a senior member of the IPT Advisor since January 2013. He has also served as Managing Director—Eastern Region of BCI IV since November 2014 and of DC Industrial Liquidating Trust from November 2015 to December 2017 upon liquidation. Mr. Fazekas also served as the Managing Director—Eastern Region of IIT from March 2011 until November 2015. From 2008 through September 2010, Mr. Fazekas served as the Senior Vice President and Project Principal for Panattoni Development Company Inc., a leading development company that leases and owns industrial, office and retail properties in more than 175 cities throughout the U.S., Canada and Europe. From 2007 to 2008, he was the Director of Acquisitions for ZAIS Group LLC, which during his tenure managed over $11 billion of assets across a wide spectrum of investment platforms. Prior to ZAIS, Mr. Fazekas spent six years as the Director of Real Estate Acquisitions for RREEF Deutsche Bank, one of the largest real estate investment advisors in the world. Early in his career, he served as the Vice President of Acquisitions for Delma Properties, Inc. Mr. Fazekas holds a Bachelor's degree in business and economics from Rutgers University and a Master's degree in real estate from New York University. He also is a member of the National Association of Industrial and Office Properties (NAIOP).

        Andrea L. Karp, age 48, has responsibilities for due diligence and acquisitions at the Advisor. Ms. Karp has served as our Managing Director, Head of Due Diligence since April 2017 and previously served as our Senior Vice President of Real Estate from May 2007 to April 2017. Ms. Karp has also served as Managing Director of BCI IV and IPT since April 2017 and previously served as Senior Vice President of Real Estate of IPT since March 2013 and of BCI IV since November 2014. Ms. Karp also served as the Senior Vice President of Real Estate of IIT from August 2010 to November 2015. From 2006 to 2007, Ms. Karp was Vice President of Fremont Investment & Loan, a California-based bank where she was responsible for originating commercial loans. From 1997 through 2006, Ms. Karp served as First Vice President of ProLogis. In this capacity, Ms. Karp was responsible for overseeing the Asset Services team, which handled all due diligence and underwriting activities of corporate mergers, joint ventures, financings, acquisitions and dispositions with activity levels in excess of $6 billion per year. Ms. Karp holds a Bachelor's Degree in Economics from the University of Colorado.

        Brian D. Magner, age 46, has served as the Chief Compliance Officer of our Advisor effective June 13, 2018. In addition, Mr. Magner has served as the Chief Compliance Officer of our Dealer

Manager since March 2015 and of BCG since June 2018. In his role as CCO, Mr. Magner is responsible for overseeing compliance within the organization, and establishing standards and implementing procedures to ensure that the compliance programs throughout the organization are effective and efficient in identifying, preventing, detecting and correcting noncompliance with applicable laws and regulations. Before joining the Advisor and the Dealer Manager, Mr. Magner held various compliance manager roles for more than 12 years at Janus Capital Group responsible for sales practices, intermediary oversight, written supervisory procedures and providing guidance, advice, and training to improve broker dealer's understanding of related laws and regulatory requirements. From May of 1998 through December of 2002, Mr. Magner held various roles at Invesco Funds Group that included direct sales to retail shareholders, retirement plan counseling and compliance oversight of marketing material and sales literature. Mr. Magner has a Bachelor's of Arts degree in Sociology from the University of Northern Colorado and an MBA with an emphasis in Finance and Accounting from Regis University. In addition, he holds FINRA Series 7, 24, and 99 licenses and the Accredited Investment Fiduciary (AIF®) and Certified Securities Compliance Professional (CSCP®) designations.

        Taylor M. Paul, age 40, serves as our Senior Vice President and Chief Accounting Officer. He has held various positions of growing responsibilities with us and our Advisor since our inception in 2006, including as our Vice President and Controller from 2011 to 2015 and as our Senior Vice President and Controller from 2015 to 2018. Mr. Paul's responsibilities have included financial reporting, corporate and property accounting, financial planning and analysis and treasury management. In his current role, Mr. Paul oversees all aspects of our accounting and budgeting functions and certain treasury management and compliance functions. Prior to joining us, Mr. Paul was with KPMG LLP from 2003 to 2006 where he primarily worked in the firm's real estate practice for various clients which most notably included an S&P 500 international real estate investment trust. Mr. Paul holds a Bachelor's Degree in Accounting and Spanish from Southwestern University in Georgetown, Texas and holds an active CPA license in the state of Colorado.

        Jeffrey W. Taylor, age 47, has responsibilities for shareholder operations, product management and development, coordination of risk management programs and certain business operations at the Advisor and its affiliates. Mr. Taylor has served as Managing Director of Shareholder Operations since April 2017 and previously served as our Senior Vice President of Shareholder Operations from September 2012 to April 2017. Mr. Taylor has also served as Managing Director of Shareholder Operations of BCI IV since May 2017 and as Senior Vice President of Shareholder Operations of BCI IV since September 2012. Mr. Taylor has also served as Managing Director-Chief Operating Officer of BCG since 2017, Senior Vice President of Operations of Black Creek Group LLC since 2009 and has served as President of BCG Advisors LLC since March 2012. BCG Advisors LLC is a registered investment advisor which has been engaged by the Advisor and us to provide non-discretionary advice and recommendations with respect to our investment in securities. Mr. Taylor's background includes investment management, risk management, product management, operating company analysis and strategic planning within financial services companies. Prior to joining us and Black Creek Group LLC, Mr. Taylor served in various positions with INVESCO Funds Group, most notably in management roles within the investment division and the distribution company as well as positions within the transfer agency. Mr. Taylor holds a Bachelor's degree from Pennsylvania State University and a Masters in Business Administration from the University of Colorado at Denver. In addition, Mr. Taylor is a CFA Charterholder.

        J.R. Wetzel, age 61, has served as Managing Director—Western Region of IPT and a senior member of the IPT Advisor since January 2013. He has also served as Managing Director—Western Region of BCI IV since November 2014 and of DC Industrial Liquidating Trust from November 2015 to December 2017 when the trust was liquidated. Mr. Wetzel also served as the Managing Director—Western Region of IIT from March 2011 until November 2015. From November 2000 to February 2011, Mr. Wetzel served as Managing Partner of PGP Partners Inc., a company he founded during his tenure at PGP Partners. While at PGP Partners, Mr. Wetzel was responsible for the acquisition and development of more than $250 million of commercial real estate assets in California and Las Vegas. Prior to forming PGP Partners, from 1997 through 2000, Mr. Wetzel served as the Chief Operating Officer for Pacific Gulf Properties, a publicly traded REIT, where he was responsible for establishing target markets, including Seattle, Portland, Northern California, Los Angeles, Orange County, San Diego, Phoenix and Las Vegas, for acquisitions and development of industrial and office projects. In 2000, he was instrumental in directing the sale of Pacific Gulf Properties' industrial portfolio, totaling 13.5 million square feet, to RREEF, one of the world's largest pension fund managers, and CalWest for a purchase price of $925 million. Prior to joining Pacific Gulf Properties in 1997, Mr. Wetzel served as the Vice President of Acquisitions and Development for Industrial Development International ("IDI"), where he was instrumental in completing more than five million square feet of build-to-suits and speculative industrial projects for nationally and internationally recognized customers. Prior to joining IDI, Mr. Wetzel spent 11 years at Insignia/O'Donnell and was responsible for a portfolio of approximately 19 million square feet of industrial and office product throughout the western U.S. Mr. Wetzel received his B.A. in Economics from Claremont Men's College and an M.B.A. in Real Estate Finance from the University of Southern California.

        Evan H. Zucker, age 54, has served as a manager of the Advisor since April 2005. Mr. Zucker also has served as a manager of Industrial Property Advisors LLC, the advisor of IPT since January 2013, and as a manager of BCI IV Advisors LLC, the advisor of BCI IV since November 2014. Mr. Zucker has served as the Chairman of the board of directors and as a director of IPT since January 2013. Mr. Zucker also has served as the Chairman of the board of directors and as a director of BCI IV since November 2014. Mr. Zucker previously served as the President of IIT from October 2009 until his election to the board of directors of IIT as Chairman in March 2010. He served as Chairman of the board of directors and as a director of IIT until November 2015 when IIT was sold. Mr. Zucker is a principal of both Dividend Capital Group, LLC and Black Creek Group, LLC, a Denver based real estate investment firm which he co-founded in 1993. As of June 30, 2019, Mr. Zucker has overseen directly, or indirectly through affiliated entities, the acquisition, development, redevelopment, financing and sale of real estate-related assets with an aggregate value in excess of approximately $19.5 billion. From its inception until October 2006, Mr. Zucker was the Chief Executive Officer, President, Secretary and a director of DCT Industrial Trust (NYSE: DCT), which listed on the NYSE in December 2006. In 1993, Mr. Zucker co-founded American Real Estate Investment Corp., which subsequently became Keystone Property Trust (NYSE: KTR), an industrial, office and logistics REIT that was later acquired by ProLogis Trust (NYSE: PLD) in August 2004. Mr. Zucker served as the President and as a director of American Real Estate Investment Corp. from 1993 to 1997 and as a director of Keystone Property Trust from 1997 to 1999. Mr. Zucker graduated from Stanford University with a Bachelor's Degree in Economics.

The Advisory Agreement

  Term and Termination Rights

        The term of the Advisory Agreement is for one year and expires on June 30 of each calendar year, subject to renewals by our board of directors for an unlimited number of successive one-year periods. The independent directors will evaluate the performance of the Advisor before renewing the Advisory Agreement, and the criteria used in such evaluation will be included in the minutes of the board of directors. The Advisory Agreement may be terminated:

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  immediately by us for "cause" or upon the bankruptcy of the Advisor;

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  without cause or penalty by a majority of our independent directors upon 60 days' written notice; or

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  with "good reason" by the Advisor upon 60 days' written notice.

        "Good reason" is defined in the Advisory Agreement to mean either any failure by us to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the Advisory Agreement or any uncured material breach of the Advisory Agreement of any nature whatsoever by us. "Cause" is defined in the Advisory Agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Advisor, or an uncured material breach of the Advisory Agreement by the Advisor.

        In the event of the termination of the Advisory Agreement, the Advisor will cooperate with us and take all reasonable steps requested to assist the board of directors in making an orderly transition of the advisory function. Before selecting a successor advisor, the board of directors must determine that any successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation it would receive from us.

        The Advisor and its affiliates are paid fees and reimbursed certain expenses in connection with services they provide to us. In the event the Advisory Agreement is terminated, the Advisor will be paid all accrued and unpaid fees and expense reimbursements earned prior to the date of termination. We will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee, and commencing as of September 1, 2017, we no longer reimburse the Advisor for compensation it pays to our named executive officers.

        The Advisor may also, directly or indirectly (including, without limitation, through us or our subsidiaries), receive fees from our joint venture partners and co-owners of our properties for services provided to them with respect to their proportionate interests. Fees received from joint venture partners or co-owners of our properties and paid, directly or indirectly (including without limitation, through us or our subsidiaries), to the Advisor may be more or less than similar fees that we pay to the Advisor pursuant to the Advisory Agreement.

  Advisory Fee and Expense Reimbursements

        As compensation for asset management services the Advisor provides to us pursuant to the Advisory Agreement, we pay the Advisor an advisory fee with a fixed component, payable monthly in arrears, that accrues monthly in an amount equal to 1/12th of 1.10% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by us or our affiliate for selling interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests. In calculating the fixed component of our advisory fee, we use our NAV before giving effect to monthly accruals for the fixed and performance components of the advisory fee, distribution fees payable to our Dealer Manager, or distributions payable on our outstanding shares or OP Units held by third parties.

        In consideration for the asset management services the Advisor provides on our behalf, we also pay the Sponsor, in its capacity as holder of the Special Units, a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be paid to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor as a fee. If the Sponsor elects to have the Performance Component paid instead to the Advisor as a fee, the Sponsor has the discretion to make this election with respect to all or any portion of the performance component of the advisory fee for a particular year. This performance component of the advisory fee is calculated on the basis of the overall investment return provided to holders of Fund Interests (i.e., our outstanding shares and OP Units held by third parties) in any calendar year such that the Sponsor or the Advisor, as applicable, will receive the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less

(z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year (the "Hurdle Amount"). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year.

        The "annual total return amount" referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific fees).

        The "loss carryforward" referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward is zero as of the date of this prospectus.

        Additionally, the Sponsor and the Advisor will provide us with a waiver of a portion of their fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Series 1 Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 a share or unit, the benefit of which will be shared among all holders of Fund Interests. If the Sponsor does not elect on or before the first day of a calendar year to have the performance component of the advisory fee paid as a fee to the Advisor, then it will be paid as a distribution on the performance participation interest to the Sponsor, as the holder of the Special Units. In such case, the performance component of the advisory fee will be payable in cash or Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing an amount equal to the value of the performance component of the advisory fee by the NAV per Class I OP Unit as of the date of the distribution. The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date. Any such repurchase requests will not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") or to our stockholders under our share redemption program; provided, however, that in the event the Sponsor or the Advisor hold OP Units paid or distributed with respect to the annual performance allocation or fee due under the Operating Partnership Agreement and/or Advisory Agreement from any prior calendar year, and requests the Operating Partnership to redeem all or a portion of such OP Units (the "Partnership Unit Balance"), the Operating Partnership will be required to redeem such Partnership Unit Balance only if we, based on reasonable projections, (i) have determined that, after redeeming such Partnership Unit Balance, we expect to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of our shares which can be redeemed under our then current share redemption program for the next ninety days (the "Minimum Liquidity Requirement") and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the share redemption program as of the most recent quarter end and the most recent month end (the "Redemption Period") have been honored (collectively, with the Minimum Liquidity Requirement, the "Redemption Requirements"). In the event that we deem that the Redemption Requirements have not been met, then the Sponsor and the Advisor may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to our common stockholders requesting redemption of shares under the share redemption program, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the share redemption program during the Redemption Period, the Sponsor and the Advisor may only redeem an amount that causes the Minimum Liquidity Requirement to still be met. The above OP Unit redemption restriction shall not apply in the event that we terminate the Advisory Agreement.

The Operating Partnership will redeem any OP Units of the Sponsor or the Advisor for cash unless our board of directors determines that any such redemption for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such OP Units will be redeemed for our common shares.

        In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible by the Operating Partnership although it will reduce the cash available for distribution to holders of common OP Units and we believe that taxable income allocated to the Sponsor as holder of the Special Units should reduce the amount of taxable income allocable to the holders of common OP Units for the taxable period of the allocation. In addition, in the event the Operating Partnership commences a liquidation of its assets during any calendar year, the Sponsor will be distributed the performance participation allocation as its liquidation distribution, or the Advisor will receive payment of the performance component of the advisory fee, as applicable, prior to the distribution of the remaining liquidation proceeds to the holders of OP Units.

        The Special Units do not receive Operating Partnership distributions or allocations except as described above. Holders of Special Units do not share in distributions paid to holders of common OP Units and are not allocated income or losses of the Operating Partnership except to the extent of taxable income allocated to them in their capacity as holders of the Special Units.

        For a more comprehensive description of the performance component and related calculations, including an example of a calculation of the performance component, see "—Summary of Fees, Commissions and Reimbursements" and "—Performance Component Calculation Example" and "The Operating Partnership Agreement."

        The performance component is not directly tied to the performance of the shares you purchase, the class of shares you purchase, or the time period during which you own your shares. The performance component may be payable to the Sponsor or the Advisor, as applicable, even if the NAV of your shares at the end of the calendar year is below your purchase price, and the thresholds at which increases in NAV count towards the overall return to the holders of Fund Interests are not based on your purchase price. Because of the class-specific allocations of the ongoing distribution fee, which differ among classes, we do not expect the overall return of each class of Fund Interests to ever be the same. However, if and when the performance component of the advisory fee is payable, the expense will be allocated among all holders of Fund Interests ratably according to the NAV of their units or shares, regardless of the different returns achieved by different classes of Fund Interests during the year. Further, stockholders who redeem their shares during a given year may redeem their shares at a lower NAV per share as a result of an accrual for the estimated performance component of the advisory fee, even if no performance component is ultimately payable to the Sponsor or the Advisor, as applicable, at the end of such calendar year. In addition, if the Sponsor or the Advisor, as applicable, earns a performance component of the advisory fee, it will not be obligated to return any portion of advisory fees paid based on our subsequent performance.

        The fixed and performance components of the advisory fee described above are based on the Aggregate Fund NAV and the returns to holders of all Fund Interests because the Advisor manages all of the assets owned by the Operating Partnership, but the Company's NAV only represents the part of the ownership interests in the Operating Partnership. The other interests in our Operating Partnership are owned by third-party holders of OP Units. This fee structure does not benefit the third-party holders of OP Units at the expense of our stockholders or vice versa, because these fees will be allocated among all third-party holders of OP Units and all of our stockholders ratably according to the NAV of their units or shares.

        If the advisory fee described in our current Advisory Agreement is payable with respect to any partial calendar month or calendar year, the fixed component will be prorated based on the number of days elapsed during any partial calendar month and the performance component will be prorated based on the number of days elapsed during, and the annual total return amount achieved for, the period of such partial calendar year.

        Subject to certain limitations, we reimburse the Advisor or its affiliates for all of the costs they incur in connection with the services they provide to us under the Advisory Agreement, including, but not limited to:

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  organization and offering expenses (whether public or private offerings), which include legal, accounting and printing fees and expenses attributable to preparation of the registration statement, registration and qualification of our common stock for sale with the Commission and in the various states and filing fees (and not including selling commissions, the dealer manager fee and the distribution fee), in the event that the Advisor incurs any such expenses on our behalf;

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  expenses incurred in connection with the selection and acquisition of properties, real estate-related assets and other investments of ours, whether or not such investments are acquired ("acquisition expenses");

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  expenses incurred in connection with the disposition of properties, real estate-related assets and other investments of ours;

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  the actual cost of goods and services used by us and obtained from persons unaffiliated with the Advisor, other than acquisition expenses, including brokerage fees paid in connection with the purchase and sale of real estate-related securities or debt investments;

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  interest and other costs for borrowed money, including discounts, points and other similar fees;

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  taxes and assessments on our income or the income of our properties;

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  costs associated with insurance required in connection with our business or by our directors;

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  expenses incurred in connection with financing transactions, including the financing or refinancing of our properties;

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  expenses of managing and operating our properties;

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  expenses in connection with the compensation of our directors, meetings of our board of directors, and our annual and special stockholder meetings;

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  personnel (and related employment) costs and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by the Advisor or its affiliates in performing the services under the Advisory Agreement, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee, or for compensation of the Company's named executive officers;

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  expenses associated with a listing of our shares on a national securities exchange or the receipt by our stockholders of securities that are listed on a national securities exchange in exchange for our shares, if applicable, or with the issuance and distribution of our shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

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  expenses in connection with our payment of distributions or otherwise to our stockholders;

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  expenses in connection with our organization, redomestication, merger, liquidation or dissolution or of the amendment of our organizational documents;

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  expenses in connection with stockholder communications, including the cost of preparing, printing, and mailing annual reports and other stockholder reports and proxy statements;

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  internal and external audit, accounting and legal fees and other fees for professional services relating to our operations and all such fees incurred at the request, or on behalf of, the board of directors, the independent directors or any committee of the board; and

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  any other expenses incurred by the Advisor or its affiliates in performing its duties under the Advisory Agreement.

        In lieu of cash, the Advisor may elect to receive the payment of its fees and the reimbursement of its expenses in shares of our common stock or OP Units, in any class of its choice. Any such shares or OP Units will be valued at the NAV per share or OP Unit applicable to such shares or OP Units on the issue date. Such shares shall not be subject to the Early Redemption Deduction under our share redemption program.

        The Advisor must reimburse us at least quarterly for reimbursements paid to the Advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the Advisor cause our total operating expenses over such period to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in, and loans secured by, real estate, before reserves for depreciation, bad debts and other non-cash reserves, or (2) 25% of our net income, which is defined as our total revenues less total operating expenses for any given period excluding additions to reserves for depreciation, bad debts and other non-cash reserves. Such operating expenses will be calculated in accordance with generally accepted accounting principles and will include, but will not be limited to, items such as legal, accounting and auditing expenses, the advisory fee, transfer agent costs, D&O insurance, board of directors fees and related expenses, and expenses related to compliance with the Sarbanes-Oxley Act of 2002. Such operating expenses will not include (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and tax incurred in connection with the issuance, distribution, transfer and registration of our shares; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) incentive fees paid in compliance with the Statement of Policy; and (f) acquisition fees, acquisition expenses, real estate commissions on the sale of property and other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property). To the extent that operating expenses payable or reimbursable by us exceed this limit and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, the Advisor may be reimbursed in future quarters for the full amount of the excess expenses, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the limitation in any four consecutive fiscal quarters. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceed the limitation, there shall be sent to the stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified.

  Assignment

        With the permission of our board of directors, including a majority of our independent directors, our Advisor may at any time assign the Advisory Agreement to an affiliate of the Advisor. The assignment would not be expected to materially affect the identity of the persons on whom we rely for advisory services, and hence we would expect that such assignment would be approved by our board if requested.

Holdings of Shares of Common Stock and OP Units

        We are the sole general partner of our Operating Partnership. We initially contributed $2,000 into the Operating Partnership in exchange for 200 OP Units, representing the sole general partner interest in the Operating Partnership. Subsequently, we contributed 100% of the proceeds received from our public offerings of common stock to our Operating Partnership in exchange for OP Units representing our interest as a limited partner of the Operating Partnership. As of June 30, 2019, we held a 92.8% limited partnership interest in the Operating Partnership. As of June 30, 2019, the Operating Partnership had issued OP Units to third-party investors, representing approximately an 7.2% limited partnership interest, pursuant to the Operating Partnership's option to acquire certain fractional interests in real estate that were previously sold to such investors pursuant to the Operating Partnership's private placements.

Companies Affiliated with the Advisor

  Dealer Manager

        The Dealer Manager is a member firm of FINRA. The Dealer Manager was organized in December 2001 for the purpose of participating in and facilitating the distribution of securities of entities sponsored or advised by affiliates of our Sponsor. The Dealer Manager provides certain sales, promotional and marketing services to us in connection with the distribution of the shares of common stock offered pursuant to this prospectus. See "Plan of Distribution."

        We pay the Dealer Manager selling commissions on Class T shares sold in the primary offering of up to 3.0% of the transaction price per share and a dealer manager fee on Class T shares sold in the primary offering of up to 1.5% of the transaction price per share; provided, however, that the sum of upfront selling commissions and upfront dealer manager fees will not exceed 3.5% of the transaction price. We pay the Dealer Manager selling commissions on Class S shares sold in the primary offering of up to 3.5% of the transaction price per share. The foregoing amounts may be higher or lower due to rounding. Selling commissions may be reduced or eliminated to or for the account of certain categories of purchasers. We do not pay selling commissions or dealer manager fees on Class D shares, Class I shares, on shares sold under our distribution reinvestment plan, or on Class T shares or Class S shares sold through fee-based programs, also known as wrap accounts, or through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law. Subject to FINRA limitations on underwriting compensation, we pay the Dealer Manager (1) a distribution fee equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of an advisor distribution fee and a dealer distribution fee, (2) a distribution fee equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares and (3) a distribution fee equal to equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares. See "Plan of Distribution—Underwriting Compensation."

        We pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain additional items of underwriting compensation described in "Plan of Distribution—Underwriting Compensation—Other Compensation," including legal fees of the Dealer Manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, reimbursement of broker-dealers for technology costs and expenses associated with the facilitation of the marketing of our shares and ownership of our shares by their participating customers, and promotional items. In addition to this additional underwriting compensation, the Advisor may also pay the Dealer Manager additional amounts to fund certain of the Dealer Manager's costs and expenses related to the distribution of this offering, which will not be reimbursed by us, as described in "Plan of Distribution—Underwriting Compensation—Other Compensation." Also, the Dealer Manager may pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to shares sold in the primary offering, which will not be reimbursed by us, as described in "Plan of Distribution—Underwriting Compensation—Supplemental Fees and Commissions."

        We have also engaged the Dealer Manager to conduct the private placements of our DST Program. For more information, see "Investment Strategy, Objectives and Policies—DST Program."

  BCG Advisors

        During the year ended December 31, 2012, we and our Advisor entered into a product specialist agreement with BCG Advisors, LLC ("BCG Advisors"), an affiliate of our Advisor, in connection with non-discretionary advisory services related to our investments in real estate-related securities assets. Pursuant to this agreement, a portion of the asset management fee that our Advisor receives from us related to real estate securities investments is reallowed to BCG Advisors in exchange for services provided.

  IPT Advisor

        On April 6, 2017, our Advisor entered into a product specialist agreement with Industrial Property Advisors LLC ("IPT Advisor"), an affiliate of our Advisor, to provide acquisition and asset management services with respect to certain industrial properties. Pursuant to this agreement, IPT Advisor will be able to seek reimbursement from us for all of its expenses paid or incurred in connection with its acquisition services and will be paid an asset management fee out of the Advisor's advisory fee. Unless sooner terminated by the Advisor or IPT Advisor, this agreement will terminate when we dispose of our last industrial property.

  BC Exchange Advisor LLC

        The DST Manager, a wholly owned subsidiary of our Operating Partnership, acts, directly or through a wholly-owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to DST Advisor. Both DST Advisor and the Advisor receive fees in connection with the DST Program. For more information, see "Investment Strategy, Objectives and Policies—DST Program."

  Fees from Other Services

        We retain certain of the Advisor's affiliates, from time to time, for services relating to our investments or our operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services (including but not limited to coordinating with brokers, lawyers, accountants and other advisors, assembling relevant information, conducting financial and market analyses, and coordinating closing procedures), construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance (including but not limited to budget preparation and preparation and maintenance of corporate models), treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor's affiliates for any such services will not reduce the advisory fees. Any such arrangements will be at market rates or reimbursement of costs incurred by the affiliate in providing the services.

Product Specialists

        In certain circumstances, we have entered and may enter into a joint venture with a partner who is a product specialist. Typically, such product partners are affiliated with the Advisor (as described above) or third-party product specialists that have specialized expertise and dedicated resources in specific areas of real property or real estate-related debt or securities and assist the Advisor in connection with identifying, evaluating and recommending potential investments, performing due diligence, negotiating purchases and managing our assets on a day-to-day basis. These partnerships are intended to allow the Advisor to leverage the organizational infrastructure of experienced real estate developers, operators and investment managers, and to potentially give us access to a greater number of high-quality real property and other investment opportunities. The use of product specialists or other service providers does not eliminate or reduce the Advisor's fiduciary duty to us. The Advisor retains ultimate responsibility for the performance of all of the matters entrusted to it under the Advisory Agreement. Pursuant to the Advisory Agreement with the Advisor, we pay the Advisor certain fees and expense reimbursements. Where we have entered and may enter into a joint venture with a partner who is a product specialist of our Advisor, a portion of the Advisor's fees are generally reallowed to the product specialist in exchange for services provided. In addition, to the extent the product specialist performs services that entitle it to expense reimbursements, any such expense reimbursements will be deemed to be expenses incurred by our Advisor for purposes of the Advisory Agreement, and reimbursable to the extent permitted under the Advisory Agreement as if they were incurred by our Advisor directly. The product specialists may or may not make an equity capital contribution to any such arrangement and may or may not participate in any potential profits of the relevant portfolio assets. Such profit participations are separate from and have no impact on fees paid by us to the Advisor.

Management Decisions of the Advisor

        Our Advisor's key personnel have primary responsibility for the management decisions of the Advisor, including the selection of real property and real estate-related investments to be recommended to our board of directors, the negotiations in connection with these investments and the property management and leasing of real properties.

Management Compensation

        Because our Advisory Agreement provides that our Advisor assumes principal responsibility for managing our affairs, our officers, in their capacities as such, do not receive compensation directly from us. Our Advisor, through an affiliate, compensates our officers who also serve as officers of the Advisor and of other affiliates. However, in their capacities as officers or employees of our Advisor or its affiliates, they devote such portion of their time to our affairs as is required for the performance of the duties of our Advisor under the Advisory Agreement.

        The Advisor, the Sponsor, the Dealer Manager and BC Exchange Advisor LLC are presently each directly or indirectly majority owned, controlled and/or managed by the estate of John A. Blumberg, James R. Mulvihill and Evan H. Zucker and/or their affiliates:. The independent directors will determine, from time to time but at least annually, that (1) the total fees and expenses paid to the Advisor, the Dealer Manager and BC Exchange Advisor LLC, as applicable, are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs and (2) the compensation paid to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by this prospectus. Each such determination will be reflected in the minutes of the board of directors. The independent directors will also supervise the performance of the Advisor and review the compensation we pay the Advisor to determine that the provisions of the Advisory Agreement are carried out.

        The following table summarizes and discloses all of the compensation and fees, including reimbursement of expenses, to be paid by us to the Advisor and the Dealer Manager in connection with this offering or the operation of the Company. The estimated amount that we may pay with respect to such compensation, fees and reimbursement of expenses is also set forth below, assuming the maximum gross proceeds from the primary offering and distribution reinvestment plan. In addition, the Sponsor has been issued partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the "Special Units." The Advisor is wholly-owned by the Sponsor. As described below, at the election of the Sponsor, the performance component of the advisory fee payable to the Advisor may be paid instead to the Sponsor as a performance participation allocation with respect to the Special Units.

        The upfront selling commissions and dealer manager fees listed below are effectively paid by purchasers of shares in the primary offering at the time of purchase, because the purchase price of such shares is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, and therefore have no effect on the NAV of any class. The distribution fee listed below is allocated on a class-specific basis and differs for each class, even when the NAV of each class is the same. Such class-specific fees are generally expected to affect distributions of the applicable classes rather than the NAV per share of such classes. The other fees and expenses below are not class-specific. Accordingly, they are allocated among all holders of Fund Interests ratably according to the NAV of their units or shares.

Summary of Fees, Commissions and Reimbursements

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Upfront Selling Commissions and Dealer Manager Fees(1)(2)—the Dealer Manager	The Dealer Manager will be entitled to receive upfront selling commissions of up to 3.0%, and dealer manager fees of up to 1.5%, of the transaction price of each Class T share sold in the primary offering; provided, however, that the sum of upfront selling commissions and upfront dealer manager fees will not exceed 3.5% of the transaction price. The Dealer Manager will be entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

No upfront selling commissions or dealer manager fees will be paid with respect to purchases of Class D shares, Class I shares or shares of any class sold pursuant to our distribution reinvestment plan.

The amount of upfront selling commissions and dealer manager fees will depend on the number of shares sold, the class of shares sold and the transaction price of each share sold in the primary offering.

Upfront selling commissions will equal approximately $26.2 million and upfront dealer manager fees will equal approximately $2.0 million if we sell the maximum amount in our primary offering, assuming payment of the full upfront selling commissions and dealer manager fees (with a split for Class T shares of 3.0% and 0.5%, respectively), that 1/6 of the gross proceeds are from the sale of each of Class T and Class S shares, that the transaction prices of each of our Class T and Class S shares remain constant throughout this offering, and that there is no reallocation of shares between our primary offering and our distribution reinvestment plan.

Distribution Fees(2)—the Dealer Manager
Subject to FINRA limitations on underwriting compensation, we will pay the Dealer Manager distribution fees:

•    with respect to our outstanding Class T shares, equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of an advisor distribution fee and a dealer distribution fee; we expect generally that the advisor distribution fee will equal 0.65% per annum and the dealer distribution fee will equal 0.20% per annum, of the aggregate NAV for each Class T share; however, with respect to certain Class T shares, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;

•    with respect to our outstanding Class S shares, equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares; and

•    with respect to our outstanding Class D shares, equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares.

We will not pay a distribution fee with respect to our outstanding Class E or Class I shares.

Actual amounts depend upon the number of shares of each class outstanding, our monthly NAV, and when shares are outstanding, and, therefore, cannot be determined at this time. The distribution fee with respect to shares sold in this offering will equal $10.8 million per annum if we sell the maximum offering amount, assuming 1/6 of gross proceeds in our primary offering and distribution reinvestment plan offering come from sales of Class T shares, 1/6 of gross proceeds in our primary offering and distribution reinvestment plan offering come from sales of Class S shares, 1/3 of gross proceeds in our primary offering and distribution reinvestment plan offering come from sales of Class D shares and 1/3 of gross proceeds in our primary offering and distribution reinvestment plan offering come from sales of Class I shares, that there is no reallocation of shares between our primary offering and our distribution reinvestment plan, and that the NAV per share remains the same throughout this offering.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
The distribution fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fees to participating broker-dealers and servicing broker-dealers, and will rebate distribution fees to us to the extent a participating broker-dealer or servicing broker-dealer is not eligible to receive it unless the Dealer Manager has not recouped the total amount of distribution fees it advanced or the Dealer Manager is serving as the broker of record with respect to such shares. The distribution fees are calculated based on the NAV of all our outstanding Class T, Class S and Class D shares, including shares issued under our distribution reinvestment plan. In calculating our distribution fees, we will use our most recently disclosed monthly NAV before giving effect to the monthly distribution fee or distributions on our shares.

We will cease paying the distribution fees with respect to individual Class T, Class S and Class D shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T, Class S or Class D share held within a stockholder's account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (a) a listing of any shares of our common stock on a national securities exchange, (b) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (c) the end of the month in which the Dealer Manager in conjunction with our transfer agent determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan).

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
In addition, after termination of a primary offering registered under the Securities Act, each Class T, Class S or Class D share sold in that primary offering, each Class T, Class S or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T, Class S or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the offerings covered by that registered statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering.

As used above, the "Applicable Conversion Rate" means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, (b) with respect to Class S shares, a ratio whereby the numerator is the most recently disclosed monthly Class S NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, and (c) with respect to Class D shares, a ratio whereby the numerator is the most recently disclosed monthly Class D NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fee expenses to our Class T, Class S and Class D shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T, Class S and Class D shares.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Additional Underwriting Compensation—the Dealer Manager or the Advisor	We pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain additional items of underwriting compensation described in "Plan of Distribution—Underwriting Compensation," including legal fees of the Dealer Manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, reimbursement of broker-dealers for technology costs and expenses associated with the facilitation of the marketing of our shares and ownership of our shares by their participating customers, and promotional items. In addition to this additional underwriting compensation, the Advisor may also pay the Dealer Manager additional amounts to fund certain of the Dealer Manager's costs and expenses related to the distribution of this offering, which will not be reimbursed by us, as described in "Plan of Distribution—Underwriting Compensation—Other Compensation." Also, the Dealer Manager may pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to shares sold in the primary offering, which will not be reimbursed by us, as described in "Plan of Distribution—Underwriting Compensation—Supplemental Fees and Commissions."	We estimate our additional underwriting compensation expenses to be approximately $2.6 million if we sell the maximum offering amount.
Issuer Organization and Offering Expense Reimbursement—the Advisor or its affiliates, including the Dealer Manager(3)
We also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses (meaning organization and offering expenses other than underwriting compensation) as and when incurred. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including underwriting compensation) that we incur exceed 15% of our gross proceeds from the applicable offering.
We estimate our issuer organization and offering expenses (which excludes underwriting compensation expenses, including selling commissions, the dealer manager fee, the distribution fee, supplemental fees and commissions, the additional underwriting compensation described above and certain other amounts described in "Plan of Distribution—Underwriting Compensation—Other Compensation") to be approximately $12.8 million if we sell the maximum offering amount.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Advisory Fee—Fixed Component and Expense Reimbursement—the Advisor(4)
	In consideration for the asset management services it provides on our behalf, we pay the Advisor an advisory fee with a fixed component, payable monthly in arrears, that accrues monthly in an amount equal to 1/12th of 1.10% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by us or our affiliates for selling interests in DST Properties to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests. In calculating the fixed component of our advisory fee, we use our NAV before giving effect to monthly accruals for the fixed and performance components of the advisory fee, distribution fees payable to our Dealer Manager, or distributions payable on our outstanding shares or OP Units held by third parties.	Actual amounts depend upon our Aggregate Fund NAV, the changes in NAV and actual expenses incurred and, therefore, cannot be determined at this time.

Subject to certain limitations, we reimburse the Advisor or its affiliates for all of the costs they incur in connection with the services they provide to us under the Advisory Agreement, including, without limitation, our allocable share of the Advisor's overhead, which includes but is not limited to the Advisor's rent, utilities and personnel costs; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee, which services and fees are described in this table, and commencing as of September 1, 2017, we no longer reimburse the Advisor for compensation it pays to our named executive officers. See "The Advisor and the Advisory Agreement—The Advisory Agreement" for more details.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Advisory Fee—Performance Component—the Advisor and the Sponsor(4)	In consideration for the asset management services the Advisor provides on our behalf, we also pay the Sponsor, in its capacity as holder of the Special Units, a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be paid to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor as a fee. If the Sponsor elects to have the Performance Component paid instead to the Advisor as a fee, the Sponsor has the discretion to make this election with respect to all or any portion of the performance component of the advisory fee for a particular year. This performance component of the advisory fee is calculated on the basis of the overall investment return provided to holders of Fund Interests (i.e., our outstanding shares and OP Units held by third parties) in any calendar year such that the Sponsor or the Advisor, as applicable, will receive the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year (the "Hurdle Amount"). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year. In no event will the performance component of the advisory fee be less than zero.	Actual amounts depend upon our Aggregate Fund NAV, the distributions we pay and the changes in NAV and, therefore, cannot be calculated at this time.

Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Sponsor or the Advisor, as applicable, will earn a performance component equal to 100% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount

The "annual total return amount" referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific fees).

The "loss carryforward" referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward is zero as of the date of this prospectus.

Additionally, the Sponsor and the Advisor will provide us with a waiver of a portion of their fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Series 1 Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 a share or unit, the benefit of which will be shared among all holders of Fund Interests.

If the Sponsor does not elect on or before the first day of a calendar year to have the performance component of the advisory fee paid as a fee to the Advisor, then it will be paid as a distribution on the performance participation interest to the Sponsor, as the holder of the Special Units. In such case, the performance component of the advisory fee will be payable in cash or Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing an amount equal to the value of the performance component of the advisory fee by the NAV per Class I OP Unit as of the date of the distribution. The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount

Any such repurchase requests will not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") or to our stockholders under our share redemption program; provided, however, that in the event the Sponsor or the Advisor hold OP Units paid or distributed with respect to the annual performance allocation or fee due under the Operating Partnership Agreement and/or Advisory Agreement from any prior calendar year, and requests the Operating Partnership to redeem all or a portion of such OP Units (the "Partnership Unit Balance"), the Operating Partnership will be required to redeem such Partnership Unit Balance only if we, based on reasonable projections, (i) have determined that, after redeeming such Partnership Unit Balance, we expect to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of our shares which can be redeemed under our then current share redemption program for the next ninety days (the "Minimum Liquidity Requirement") and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the share redemption program as of the most recent quarter end and the most recent month end (the "Redemption Period") have been honored (collectively, with the Minimum Liquidity Requirement, the "Redemption Requirements"). In the event that we deem that the Redemption Requirements have not been met, then the Sponsor and the Advisor may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to our common stockholders requesting redemption of shares under the share redemption program, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the share redemption program during the Redemption Period, the Sponsor and the Advisor may only redeem an amount that causes the Minimum Liquidity Requirement to still be met.

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
The above OP Unit redemption restriction shall not apply in the event that we terminate the Advisory Agreement. The Operating Partnership will redeem any OP Units of the Sponsor or the Advisor for cash unless our board of directors determines that any such redemption for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such OP Units will be redeemed for our common shares.

In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible by the Operating Partnership although it will reduce the cash available for distribution to holders of common OP Units and we believe that taxable income allocated to the Sponsor as holder of the Special Units should reduce the amount of taxable income allocable to the holders of common OP Units for the taxable period of the allocation. In addition, in the event the Operating Partnership commences a liquidation of its assets during any calendar year, the Sponsor will be distributed the performance participation allocation as its liquidation distribution, or the Advisor will receive payment of the performance component of the advisory fee, as applicable, prior to the distribution of the remaining liquidation proceeds to the holders of OP Units.

The Special Units do not receive Operating Partnership distributions or allocations except as described above. Holders of Special Units do not share in distributions paid to holders of common OP Units and are not allocated income or losses of the Operating Partnership except to the extent of taxable income allocated to them in their capacity as holders of the Special Units.

For a more comprehensive description of the performance component and related calculations, including an example of a calculation of the performance component, see "The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements" and "The Advisor and the Advisory Agreement—Performance Component Calculation Example" and "The Operating Partnership Agreement."

Type of Compensation and Recipient	Description and Method of Computation	Estimated Amount
Fees from Other Services—Affiliates of the Advisor	We retain certain of the Advisor's affiliates, from time to time, for services relating to our investments or our operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services (including but not limited to coordinating with brokers, lawyers, accountants and other advisors, assembling relevant information, conducting financial and market analyses, and coordinating closing procedures), construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance (including but not limited to budget preparation and preparation and maintenance of corporate models), treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor's affiliates for any such services will not reduce the advisory fees. Any such arrangements will be at market rates or reimbursement of costs incurred by the affiliate in providing the services.	Actual amounts depend on whether affiliates of the Advisor are actually engaged to perform such services.

(1)
Upfront selling commissions and dealer manager fees may be reduced or waived in connection with volume or other discounts. See "Plan of Distribution—Upfront Selling Commissions and Dealer Manager Fees."

(2)
We will cease paying distribution fees at the date following the completion of this offering at which total underwriting compensation from any source in connection with this offering equals 10% of the gross proceeds from our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan). This limitation is intended to ensure that we satisfy the FINRA requirement that total underwriting compensation paid in connection with this offering does not exceed 10% of the gross proceeds of our primary offering.

(3)
Expenses incurred in connection with this offering may include legal, accounting, printing, mailing and filing fees and expenses, costs in connection with preparing sales materials, and diligence expenses of investment advisers, any of which may be incurred by the Advisor on our behalf. Additional expenses incurred in connection with this offering, which may be incurred by or on behalf of the Dealer Manager, may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices. Although we expect to pay such expenses directly, we will reimburse the Advisor or the Dealer Manager, as applicable, for any organization and offering expenses that it incurs on our behalf (other than selling commissions, the dealer manager fee, the distribution fee, supplemental fees and commissions and certain other amounts described in "Plan of Distribution—Underwriting Compensation—Other Compensation"). As required by FINRA rules and the Statement of Policy, under no circumstances may our total cumulative organization and offering expenses (including selling commissions, the dealer manager fee, and the distribution fee, bona fide due diligence expenses and other underwriting compensation) exceed 15% of the gross proceeds from the primary offering.

(4)
The Advisor must reimburse us at least quarterly for reimbursements paid to the Advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the Advisor cause our total operating expenses over such period to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in, and loans secured by, real estate, before reserves for depreciation, bad debts and other non-cash reserves, or (2) 25% of our net income, which is defined as our total revenues less total operating expenses for any given period excluding additions to reserves for depreciation, bad debts and other non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. The fixed and performance components of the advisory fee will count against the limit on total operating expenses. See "—The Advisory Agreement."

        In lieu of cash, the Advisor may elect to receive the payment of its fees and the reimbursement of its expenses in shares of our common stock or OP Units, in any class of its choice. Any such shares or OP Units will be valued at the NAV per share or OP Unit applicable to such shares or OP Units on the issue date. Such shares shall not be subject to the Early Redemption Deduction under our share redemption program.

Performance Component Calculation Example

        The following example illustrates how we would calculate the performance component of the advisory fee at the end of each year based on the assumptions set forth in rows A through G and I of the table below. All amounts are with respect to the Fund Interests outstanding at the end of the year. Per Fund Interest amounts are rounded to the nearest $0.01 in the following table. Actual results may differ materially from the following example.

A.	Beginning NAV per Fund Interest	$7.41
B.	Distributions paid per Fund Interest, before the negative impact of ongoing distribution fees (i.e. our ongoing class-specific fees)	$0.38
C.	Change in NAV per Fund Interest, adjusted to remove the negative impact of our payment or obligation to pay the performance component of advisory fee	$0.11
D.	Annual total return amount per Fund Interest, adjusted to remove the negative impact resulting from our payment or obligation to pay the performance component of advisory fee as well as ongoing distribution fees (i.e. our ongoing class-specific fees) (B plus C)	$0.49
E.	Hurdle Amount per Fund Interest(1)	$0.37
F.	Loss carryforward per Fund Interest(2)	—
G.	Hurdle Amount plus the loss carryforward per Fund Interest (E plus F)	$0.37
H.	Performance component of the advisory fee per Fund Interest is earned because the annual total return amount per Fund Interest (D) is greater than the Hurdle Amount plus the loss carryforward per Fund Interest (G). The performance component of the advisory fee per Fund Interest is equal to 12.5% of the annual total return amount per Fund Interest (D) less the loss carryforward per Fund Interest (F).(3)	$0.06
I.	Weighted-average total Fund Interests outstanding for the year	144,000,000
J.	Performance component of the advisory fee (H multiplied by I)	$8,730,000

(1)
The Hurdle Amount per Fund Interest for any period is that amount that results in an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of the period, where annual total return amount is adjusted to remove the negative impact resulting from our payment or obligation to pay the performance component of the advisory fee as well as ongoing distribution fees (i.e. our ongoing class-specific fees).

(2)
The loss carryforward per Fund Interest will track any negative annual total return amount per Fund Interest from prior years and offset the positive annual total return amount per Fund

  Interest for purposes of the calculation of the performance component of the advisory fee per Fund Interest. The loss carryforward per Fund Interest is zero as of the date of this prospectus.

(3)
The performance component of the advisory fee per Fund Interest is equal to the lesser of (a) 12.5% of (i) the annual total return amount per Fund Interest (D) less (ii) any loss carryforward per Fund Interest (F), and (b) the amount equal to (i) the annual total return amount per Fund Interest (D), less (ii) the Hurdle Amount per Fund Interest (E), less (iii) any loss carryforward per Fund Interest (F). In the example above, the calculation described in clause (a) of the preceding sentence results in an amount equal to $0.06 per Fund Interest, which is less than the $0.10 per Fund Interest that results from the calculation described in clause (b) of the preceding sentence. Accordingly, the performance component of the advisory fee in the example above is equal to $0.06 per Fund Interest, or 12.5% of the annual total return amount per Fund Interest (D) less the loss carryforward per Fund Interest (F). In no event will the performance component of the advisory fee be less than zero.

Summary of Incurred Fees and Expenses

        The following table summarizes fees and expenses incurred by us for services provided by the Advisor, the Dealer Manager and their affiliates, and any related amounts payable. Refer to the section of the Prospectus entitled "The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements" for more information regarding these fees and expenses.

(in thousands)	For the Six Months Ended June 30, 2019	Payable as of June 30, 2019	For the Year Ended December 31, 2018	Payable as of December 31, 2018
Upfront selling commissions(1)	$1,107	$—	$1,199	$—
Ongoing distribution fees(1)(2)	585	114	501	76
Advisory fees(3)	5,800	1,092	13,836	3,225
Other expense reimbursements—Advisor(4)(5)	4,763	855	8,801	1,411
Other expense reimbursements—Dealer Manager	361	—	878	—
DST Program advisory fees(6)	564	—	313	—
DST Program selling commissions(1)	1,381	—	1,097	—
DST Program dealer manager fees(1)	233	—	293	—
DST Program other reimbursements—Dealer Manager	372	—	212	—
DST Program facilitation and loan origination fees	1,307	—	356	—

Total	$16,473	$2,061	$27,486	$4,712

(1)
All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.

(2)
The distribution fees accrue daily and are payable monthly in arrears. Additionally, we accrue for future estimated amounts payable related to ongoing distribution fees. The future estimated amounts payable of approximately $11.9 million as of June 30, 2019 is included in other liabilities on the consolidated balance sheets.

(3)
Amount for the six months ended June 30, 2019 is included in advisory fees, related party on the consolidated statements of operations.

(4)
Amount includes approximately $4.0 million for the six months ended June 30, 2019 related to the reimbursement of a portion of the salary, bonus and benefits for employees of the Advisor, including our named executive officers, for services provided to us for which the Advisor does not otherwise receive a separate fee. A portion of compensation received by certain employees of the Advisor and its affiliates may be in the form of a restricted stock grant awarded by us. We show these as reimbursements to the Advisor to the same extent that we recognize the related share-based compensation on our consolidated statements of operations. The balance of such reimbursements is made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs, which are included in general and administrative expenses on the consolidated statements of income.

(5)
Includes costs reimbursed to the Advisor related to the DST Program.

(6)
Amount for the six months ended June 30, 2019 is included in advisory fees, related party on the consolidated statements of operations.

Related Party Transactions

        For more information regarding our related party transactions during the years ended December 31, 2018, 2017 and 2016, see Note 10 to our historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated herein by reference.

THE OPERATING PARTNERSHIP AGREEMENT

General

        The Operating Partnership was formed in April 2005 to own real property and real estate-related debt and securities that have been and will continue to be acquired and actively managed by the Advisor on our behalf. We utilize an UPREIT structure generally to enable us to acquire real property in exchange for OP Units from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their real property or the transfer of their real property to us in exchange for shares of our common stock or cash. In such a transaction, the property owner's goals are accomplished because the owner may contribute property to the Operating Partnership in exchange for OP Units on a tax-deferred basis. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of shares of our common stock in a REIT.

        We intend to continue to hold substantially all of our assets in the Operating Partnership or in subsidiary entities in which the Operating Partnership owns an interest, and we intend to continue to make future acquisitions of real properties using the UPREIT structure. Further, the Operating Partnership is structured to make distributions with respect to OP Units that are equivalent to the distributions made to our stockholders. Finally, a third-party holder of OP Units may later exchange his OP Units for shares of our common stock in a taxable transaction. For purposes of satisfying the asset and income tests for qualification as a REIT for federal income tax purposes, the REIT's proportionate share of the assets and income of the Operating Partnership will be deemed to be assets and income of the REIT.

        We are the sole general partner of our Operating Partnership. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership. In addition, we have contributed 100% of the proceeds received from our public offerings of common stock to our Operating Partnership in exchange for OP Units representing our interest as a limited partner of the Operating Partnership. As of June 30, 2019, we held a 92.8% limited partnership interest in the Operating Partnership. As of June 30, 2019, the Operating Partnership had issued OP Units to third-party investors, representing approximately an 7.2% limited partnership interest, pursuant to the Operating Partnership's option to acquire certain fractional interests in real estate that were previously sold to such investors pursuant to the Operating Partnership's private placements.

        In addition, the Sponsor has been issued partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the "Special Units." The Advisor is wholly-owned by the Sponsor. As described below, at the election of the Sponsor, the performance component of the advisory fee payable to the Advisor may be paid instead to the Sponsor as a performance participation allocation with respect to the Special Units.

        The following is a summary of certain provisions of the Operating Partnership Agreement.

Classes of OP Units

        Our Operating Partnership has classes of OP Units that correspond to our five classes of common stock: Class E OP Units (which are further separated into Series 1 and Series 2), Class T OP Units, Class S OP Units, Class D OP Units and Class I OP Units. We may issue new classes of OP Units with unique terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Thus, our board of directors could authorize the issuance of new classes of OP Units with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Capital Contributions

        As we accept subscriptions for shares of our common stock, we will transfer substantially all of the net offering proceeds to the Operating Partnership in exchange for OP Units of the same class as the applicable shares with respect to which offering proceeds have been received. Such OP Units will have economic terms that vary based upon the class of shares issued. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and the Operating Partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with this offering. Currently all of the third-party partners own Class E OP Units, but we may in the future cause the Operating Partnership to issue Class T, Class S, Class D or Class I OP Units to third parties other than us.

        If the Operating Partnership requires additional funds at any time in excess of capital contributions, we may borrow funds from a financial institution or other lender and lend such funds to the Operating Partnership. In addition, we are authorized to cause the Operating Partnership to issue OP Units for less than fair market value if we conclude in good faith that such issuance is in the best interest of the Operating Partnership and us.

Operations

        The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, unless we otherwise cease to qualify as a REIT, (2) avoid any federal income or excise tax liability and (3) ensure that the Operating Partnership will not be classified as a "Publicly Traded Partnership" for purposes of Section 7704 of the Code, which classification could result in the Operating Partnership being taxed as a corporation, rather than as a partnership. See "Material U.S. Federal Income Tax Considerations—Federal Income Tax Aspects of the Operating Partnership—Classification as a Partnership."

        The Operating Partnership Agreement generally provides that, except as provided below with respect to the Special Units, the Operating Partnership will distribute cash flow from operations and net sales proceeds from disposition of assets to the partners of the Operating Partnership in accordance with their relative percentage interests, but that we may (and we intend to) cause the distributions to vary by class of OP Units in a manner that matches the way distributions to our stockholders may vary by class of common stock, in order to account for different NAVs per share and class-specific fees and allocations.

        Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to the partners based on the NAVs per share of our shares that correspond to the class of OP Units held by each partner.

        Subject to compliance with Sections 704(b) and 704(c) of the Code and related Treasury Regulations, profits and losses are allocated among the partners so as to cause each partner's capital account balance to equal the amount the partner would receive if the Operating Partnership were then liquidated.

        In consideration for the asset management services the Advisor provides on our behalf, we pay the Sponsor, in its capacity as holder of the Special Units, a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be distributed to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor as a fee. If the Sponsor does not elect to have it paid to the Advisor as a fee, the Sponsor will receive an allocation from the Operating Partnership with respect to the Special Units equal to such performance component of the advisory fee.

If the Sponsor elects to receive the performance component of the advisory fee as an allocation for a particular year, the Advisor will not receive the performance component of the advisory fee as a fee for such year. Any such allocation to the Special Units will be made annually and accrue monthly. See "The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements" for a description of how the performance component of the advisory fee is calculated.

        Distributions on the Special Units for the performance component of the advisory fee will be payable in cash or distributable as Class I OP Units, at the election of the Sponsor. If the Sponsor elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the Sponsor will be determined by dividing the amount of the performance component of the advisory fee payable by the NAV per Class I OP Unit. The Sponsor may request the Operating Partnership to repurchase such OP Units from the Sponsor at a later date. Any such repurchase requests will not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") or to our stockholders under our share redemption program; provided, however, that in the event the Sponsor or the Advisor hold OP Units paid or distributed with respect to the annual performance allocation or fee due under the Operating Partnership Agreement and/or Advisory Agreement from any prior calendar year, and requests the Operating Partnership to redeem all or a portion of such OP Units (the "Partnership Unit Balance"), the Operating Partnership will be required to redeem such Partnership Unit Balance only if we, based on reasonable projections, (i) have determined that, after redeeming such Partnership Unit Balance, expect to have liquidity (from any available source) equal to or in excess of the NAV of the maximum amount of our shares which can be redeemed under our then current share redemption program for the next ninety days (the "Minimum Liquidity Requirement") and (ii) at the time of the redemption request, 100% of all properly submitted redemption requests in the share redemption program as of the most recent quarter end and the most recent month end (the "Redemption Period") have been honored (collectively, with the Minimum Liquidity Requirement, the "Redemption Requirements"). In the event that we deem that the Redemption Requirements have not been met, then the Sponsor and the Advisor may only redeem their respective Partnership Unit Balances up to the lesser of (A) whichever is the lower pro rata basis within the Redemption Period provided to our common stockholders requesting redemption of shares under the share redemption program, or (B) an amount that causes the Minimum Liquidity Requirement to still be met. If there was no pro rata redemption under the share redemption program during the Redemption Period, the Sponsor and the Advisor may only redeem an amount that causes the Minimum Liquidity Requirement to still be met. The above OP Unit redemption restriction shall not apply in the event that we terminate the Advisory Agreement. The Operating Partnership will redeem any OP Units of the Sponsor or the Advisor for cash unless our board of directors determines that any such redemption for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such OP Units will be redeemed for our common shares.

        In the event the performance component of the advisory fee is paid in cash to the Sponsor as an allocation and distribution in its capacity as holder of the Special Units, such amount will not be deductible by the Operating Partnership although it will reduce the cash available for distribution to holders of common OP Units and we believe that taxable income allocated to the Sponsor as holder of the Special Units should reduce the amount of taxable income allocable to the holders of common OP Units for the taxable period of the allocation. In addition, in the event the Operating Partnership commences a liquidation of its assets during any calendar year, the Sponsor will be distributed the performance participation allocation as its liquidation distribution, or the Advisor will receive payment of the performance component of the advisory fee, as applicable, prior to the distribution of the remaining liquidation proceeds to the holders of OP Units.

        The Special Units do not receive Operating Partnership distributions or allocations except as described above. Holders of Special Units do not share in distributions paid to holders of common OP Units and are not allocated income or losses of the Operating Partnership except to the extent of taxable income allocated to them in their capacity as holders of the Special Units.

        In addition to the administrative and operating costs and expenses incurred by the Operating Partnership in acquiring and operating real properties and in acquiring and managing real estate-related debt and securities, the Operating Partnership will pay all our administrative costs and expenses and such expenses will be treated as expenses of the Operating Partnership. Such expenses will include:

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  all expenses relating to the formation and continuity of our existence;

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  all expenses relating to our offering and registration of securities;

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  all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

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  all expenses associated with compliance by us with applicable laws, rules and regulations; and

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  all our other operating or administrative costs incurred in the ordinary course of our business on behalf of the Operating Partnership.

Redemption Rights of OP Units other than those Paid to Sponsor or Advisor for Performance Allocation

        The redemption rights with respect to OP Units paid to the Sponsor or the Advisor for the performance allocation are described above. With respect to other OP Units, the holders of Series 1 Class E OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their Class E OP Units for, at our sole discretion, Class E shares of our common stock, cash or a combination of both. The holders of Series 2 Class E OP Units (none of which are owned by us) or Class I OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, Class I shares of our common stock, cash or a combination of both. The holders of Class S OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, Class S shares of our common stock, cash or a combination of both. The right of the holders of OP Units to cause us to redeem their OP Units is not subject to an annual percentage limitation on the number or dollar value of OP Units redeemed for cash or shares of our common stock. If we elect to redeem OP Units for shares of our common stock, we will generally deliver one share of our common stock for each such OP Unit redeemed (subject to any redemption fees withheld), and such shares may, subsequently, only be redeemed for cash in accordance with the terms of our share redemption program. If we elect to redeem OP Units for cash, the cash delivered will equal the then-current NAV per unit of the applicable class of OP Units (subject to any redemption fees withheld), which will equal the then-current NAV per share of our corresponding class of shares. In connection with the exercise of these redemption rights, a limited partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner owning shares in excess of the ownership limits in our charter.

        Subject to the foregoing, holders of OP Units (other than us) may exercise their redemption rights at any time after one year; provided, however, that a holder of OP Units may not deliver more than two redemption notices in a single calendar year and may not exercise a redemption right for less than 1,000 OP Units, unless such holder holds less than 1,000 OP Units, in which case, it must exercise its redemption right for all of its OP Units.

Transferability of Operating Partnership Interests

        We may not (1) voluntarily withdraw as the general partner of the Operating Partnership, (2) engage in any merger, consolidation or other business combination or (3) transfer our general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the holders of OP Units receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership. We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the holders of OP Units. With certain exceptions, the holders of OP Units may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as general partner.

 CONFLICTS OF INTEREST

        We are subject to various conflicts of interest arising out of our relationship with the Advisor and its affiliates, including (i) conflicts related to the compensation arrangements between the Advisor, certain of its affiliates and us, (ii) conflicts with respect to the allocation of the time of the Advisor and its key personnel and (iii) conflicts with respect to the allocation of investment and leasing opportunities. The independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the stockholders. The material conflicts of interest are discussed below.

Interests in Other Real Estate Programs

        Members of the Advisor's management are presently, and plan in the future to continue to be, involved with a number of other real estate programs and activities, including present and future involvement with institutional real estate funds and other non-traded REITs, some of which may compete for investments with us. The Advisor and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, ownership, development, management, leasing or sale of real property or the acquisition, ownership, management and disposition of real estate debt and securities. Entities sponsored or advised by affiliates of the Sponsor are not prohibited from raising money for another entity that makes the same types of investments that we target and we may co-invest with any such entity. All such potential co-investments will be subject to approval by our independent directors.

Allocation of Advisor's Time

        We rely on the Advisor and its affiliates to manage our day-to-day activities and to implement our investment strategy. The Advisor and certain of its affiliates, including its principals and some of its potential product specialists, are presently, and plan in the future to continue to be, involved with real estate programs and activities which are unrelated to us. As a result of these activities, the Advisor, its employees, its product specialists and certain of its affiliates will have conflicts of interest in allocating their time between us and other activities in which they are or may become involved. The Advisor, its employees and its product specialists will devote only as much of their time to our business as the Advisor and the product specialists, in their judgment, determine is reasonably required, which may be substantially less than their full time. Therefore, the Advisor, its employees and its product specialists may experience conflicts of interest in allocating management time, services and functions among us and other programs sponsored or advised by affiliates of the Sponsor and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved.

        This could result in actions that are more favorable to other entities or programs sponsored or advised by affiliates of the Sponsor than to us. However, the Advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to us and all of the other entities or programs sponsored or advised by affiliates of the Sponsor with which they are involved.

Competition

        We may compete with entities or programs sponsored or advised by affiliates of the Sponsor for opportunities to acquire, finance or sell investments. As a result of this competition, certain investment opportunities may not be available to us.

        Affiliates of the Sponsor currently sponsor and, in the future may advise, other investment vehicles that seek to invest in industrial properties. On April 6, 2017, we entered into a product specialist agreement with the advisor to IPT, Industrial Property Advisors LLC (the "IPT Advisor"), to provide acquisition and asset management services with respect to certain industrial properties. Pursuant to this agreement, IPT Advisor will be able to seek reimbursement from us for all of its expenses paid or incurred in connection with its acquisition services and will be paid an asset management fee out of the Advisor's advisory fee. Unless sooner terminated by the Advisor or IPT Advisor, this agreement will terminate when we dispose of our last industrial property.

        We and the Advisor have developed procedures to resolve potential conflicts of interest in the allocation of investment opportunities between us entities or programs sponsored or advised by affiliates of the Sponsor. With respect to any such potential conflicts of interest that may arise, our board of directors has delegated to the Conflicts Resolution Committee the responsibility to consider and resolve any such conflicts. The Conflicts Resolution Committee consists entirely of independent directors. See "—Conflict Resolution Procedures" for a further description of how potential investment opportunities will be allocated between us and entities or programs sponsored or advised by affiliates of the Sponsor.

        Affiliates of our executive officers and certain of our directors and entities owned or managed by such affiliates also may acquire or develop real estate and real estate-related investments for their own accounts, and have done so in the past. Furthermore, affiliates of our executive officers and certain of our directors and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, which can be expected to have the same or similar investment objectives and targeted assets as we have, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as the offering of our shares of common stock. The Advisor, its managers, directors, officers and other employees and certain of its affiliates and related parties will experience conflicts of interest as they simultaneously perform services for us and other real estate programs that they sponsor or have involvement with.

        Certain of the Advisor's affiliates or other related entities currently own and/or manage properties in geographic areas in which we expect to acquire real properties. Conflicts of interest will exist to the extent that we own and/or manage real properties in the same geographic areas where real properties owned or managed by other entities or programs sponsored or advised by affiliates of the Sponsor. In such a case, a conflict could arise in the leasing of real properties in the event that we and another entity or program sponsored or advised by an affiliate of the Sponsor were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of real properties in the event that we and another entity or program sponsored or advised by an affiliate of the Sponsor were to attempt to sell similar real properties at the same time. Conflicts of interest may also exist at such time as we or the Advisor's affiliates or other related entities managing real property on our behalf seek to employ developers, contractors or building managers. See "—Conflict Resolution Procedures" for information about how potential leasing opportunities will be allocated between us and other entities to which affiliates of the Advisor are providing certain advisory services and that may have potentially competing properties with respect to a particular customer.

Dealer Manager

        The Advisor is related to the Dealer Manager and this relationship may create conflicts of interest in connection with the performance of due diligence by the Dealer Manager. Although the Dealer Manager has examined the information in the prospectus for accuracy and completeness, the Dealer Manager has not made an independent due diligence review and investigation of our company or this offering of the type normally performed by an unrelated, independent underwriter in connection with the offering of securities. The Dealer Manager is currently involved in offerings for other programs sponsored or advised by affiliates of the Sponsor. Accordingly, you do not have the benefit of such independent review and investigation.

        Certain of the participating broker-dealers have made, or are expected to make, their own independent due diligence investigations. The Dealer Manager is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities or programs sponsored or advised by affiliates of the Sponsor that may have some or all investment objectives similar to ours.

DST Program

        The Advisor is related to our Dealer Manager and BC Exchange Advisor LLC. These relationships may create conflicts of interest with respect to decisions regarding whether to place properties into the DST Program. The Advisor, Dealer Manager and DST Advisor receive fees and expense reimbursements in connection with their roles in the DST Program (which costs are expected to be substantially paid by the private investors in that program). For more information, see "Investment Strategy, Objectives and Policies—DST Program."

Joint Ventures with Affiliates of the Sponsor or Other Entities Advised by the Affiliates of the Sponsor

        Subject to approval by our board of directors and the separate approval of our independent directors, we may enter into joint ventures or other arrangements with affiliates of the Sponsor or entities sponsored or advised by affiliates of the Sponsor to acquire, develop and/or manage real properties. In conjunction with such prospective agreements, the Advisor and its affiliates may have conflicts of interest in determining which of such entities should enter into any particular joint venture agreement. Joint venture partners affiliated with the Advisor or sponsored or advised by affiliates of the Sponsor may have economic or business interests or goals which are or that may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, the Advisor and its affiliates may face a conflict in structuring the terms of the relationship between our interests and the interest of the joint venture partner and in managing the joint venture. Since the Advisor will make investment decisions on our behalf, agreements and transactions between us and the Advisor's affiliates or entities sponsored or advised by affiliates of the Sponsor as joint venture partners with respect to any such joint venture will not have the benefit of arm's-length negotiations of the type normally conducted between unrelated parties. We may enter into joint ventures with affiliates of the Sponsor or entities sponsored or advised by affiliates of the Sponsor for the acquisition of properties, but only if (i) a majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to us and (ii) the investment by us and such affiliate are on terms and conditions that are no less favorable than those that would be available to unaffiliated parties.

        The Advisor may, with respect to any investment in which we are a participant, also render advice and service to others in that investment, and earn fees for rendering such advice and service. Specifically, it is contemplated that we may enter into joint ventures or other similar co-investment arrangements with certain individuals, corporations, partnerships, trusts, joint ventures, limited liability companies or other entities, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such individuals, corporations, partnerships, trusts, joint ventures, limited liability companies or other entities, in which case the Advisor will earn fees for rendering such advice and service.

Fees and Other Compensation to the Advisor and its Affiliates

        None of the agreements that provide for fees and other compensation to the Advisor and its affiliates will be the result of arm's-length negotiations. All such agreements, including the Advisory Agreement, require approval by a majority of the independent directors.

        The timing and nature of fees and compensation to the Advisor or its affiliates could create a conflict between the interests of the Advisor or its affiliates and those of our stockholders. Specifically, the Advisor is responsible for assisting our board of directors in developing, overseeing, implementing and coordinating our NAV procedures, and the advisory fee we pay the Advisor and the fees we pay the Dealer Manager are based on our NAV. Among other matters, the compensation arrangements could affect the judgment of the Advisor's personnel with respect to:

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  the continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement and the agreement with the Dealer Manager;

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  recommendations to our board of directors with respect to developing, overseeing, implementing and coordinating our NAV procedures, the provision of forward-looking property-level information to the Independent Valuation Firm, or the decision to adjust the value of certain of our assets or liabilities if the Advisor is responsible for valuing them;

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  public offerings of equity by us, which may result in increased advisory fees for the Advisor;

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  competition for tenants from entities sponsored or advised by affiliates of the Sponsor that own properties in the same geographic area as us;

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  investments in assets subject to product specialist agreements with the Advisor's affiliates; and

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  investments through a joint venture or other co-ownership arrangements, which may result in increased fees for the Advisor.

        We will pay certain advisory fees to the Advisor regardless of the quality of the services it provides during the term of the Advisory Agreement.

        Each transaction we enter into with the Advisor or its affiliates is subject to an inherent conflict of interest. The board of directors may encounter conflicts of interest in enforcing our rights against any affiliate of the Advisor in the event of a default by or disagreement with an affiliate of the Advisor or in invoking powers, rights or options pursuant to any agreement between us and any affiliate of the Advisor. The independent directors must approve each transaction between us and the Advisor or any of its affiliates.

Valuation Conflicts

        The Advisor assists our board of directors in developing, overseeing, implementing and coordinating our NAV procedures. It assists our Independent Valuation Firm in valuing our real property portfolio by providing the firm with property-level information, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures. Our Independent Valuation Firm assumes and relies upon the accuracy and completeness of all such information, does not undertake any duty or responsibility to verify independently any of such information and relies upon us and the Advisor to advise if any material information previously provided becomes inaccurate or was required to be updated during the period of its review. In addition, the Advisor may have some discretion with respect to valuations of certain assets and liabilities, which could affect our NAV. Because the Advisor is paid fees for its services based on our NAV, the Advisor could be motivated to influence our NAV and NAV procedures such that they result in an NAV exceeding realizable value, due to the impact of higher valuations on the compensation to be received by the Advisor. The Advisor may also benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets in order to avoid a possible reduction in our NAV that could result from a distribution of the proceeds.

        We also compensate our Independent Valuation Firm, independent appraisers and other parties involved in the determination of our monthly NAV, as described in "Net Asset Value Calculation and Valuation Procedures." The compensation we pay to these parties has been approved by a majority of our independent directors and is based on standard market terms, which are not based on the valuations of our assets and liabilities.

Conflict Resolution Procedures

        We are subject to potential conflicts of interest arising out of our relationship with the Advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, the terms and conditions on which various transactions might be entered into by us and the Advisor or its affiliates and other situations in which our interests may differ from those of the Advisor or its affiliates. The procedures set forth below have been adopted by us to address these potential conflicts of interest.

  Independent Directors

        Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the board of directors or the Advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

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  the continuation, renewal or enforcement of our agreements with the Advisor and its affiliates, including the Advisory Agreement and the agreement with the dealer manager;

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  transactions with affiliates, including our directors and officers; and

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  awards under the equity incentive plans.

        Those conflict of interest matters that cannot be delegated to the independent directors, as a group, under Maryland law must be acted upon by both the board of directors and the independent directors.

  Compensation Involving the Advisor and its Affiliates

        The independent directors evaluate at least annually whether the compensation that we contract to pay to the Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. The independent directors supervise the performance of the Advisor and its affiliates and the compensation we pay to them to determine that the provisions of our compensation arrangements are being carried out. This evaluation is based on the factors set forth below as well as any other factors deemed relevant by the independent directors:

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  the amount of fees paid to the Advisor in relation to the size, composition and performance of our investments;

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  the success of the Advisor in generating investments that meet our investment objectives;

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  rates charged to other externally advised REITs and other similar investors by advisors performing similar services;

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  additional revenues realized by the Advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

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  the quality and extent of the services and advice furnished by the Advisor;

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  the performance of our investments, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

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  the quality of our investment portfolio in relation to the investments generated by the Advisor for its own accounts.

  Acquisitions

        We will not purchase or lease real properties in which the Sponsor, the Advisor, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors not otherwise interested in the transaction) that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the Sponsor, the Advisor, such director or such affiliate unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease real properties to the Sponsor, the Advisor, any of our directors or any of their respective affiliates unless a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors not otherwise interested in the transaction) determine that the transaction is fair and reasonable to us.

        Our charter provides that the consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority our directors, or the approval of a majority of a committee of the board of directors. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from the Sponsor, the Advisor, any of our directors or any of their respective affiliates, the fair market value shall be determined by an independent appraiser selected by our independent directors.

  Mortgage Loans

        Our charter prohibits us from investing in or making mortgage loans in which the transaction is with the Sponsor, the Advisor, our directors or any of their respective affiliates unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any lien or other indebtedness of the Sponsor, the Advisor, our directors, our officers or any of their affiliates.

  Issuance of Options and Warrants

        Our charter prohibits the issuance of options or warrants to purchase our common stock to the Sponsor, the Advisor, our directors or any of their respective affiliates (i) except on the same terms as such options or warrants are sold to the general public and (ii) in excess of an amount equal to 10% of our outstanding common stock on the date of grant.

  Repurchase of Shares of Common Stock

        Our charter prohibits us from paying a fee to the Sponsor, the Advisor, our directors or any of their respective affiliates in connection with our repurchase or redemption of our common stock.

  Loans and Expense Reimbursements

        Except with respect to certain mortgage loans as described above or loans to wholly owned subsidiaries, we will not make any loans to the Sponsor, the Advisor or to our directors or any of their respective affiliates. In addition, we will not borrow from these parties unless a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors not otherwise interested in the transaction) approve the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or the Advisor or its affiliates.

        In addition, our directors and officers, the Sponsor, the Advisor and its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2% of our average invested assets or 25% of our net income, as described in this prospectus under the caption "The Advisor and the Advisory Agreement—The Advisory Agreement."

  Voting of Shares of Common Stock

        Under our charter, the Advisor, each director and any of their affiliates may not vote their shares of common stock regarding (i) the removal of any of the Advisor, our directors or any of their affiliates or (ii) any transaction between them and us.

  Allocation of Leasing Opportunities

        The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by a joint management committee which includes certain representatives of our management team and other representatives associated with other entities to which affiliates of the Advisor are providing similar services.

  Allocation of Investment Opportunities

        Certain direct or indirect owners, managers, employees and officers of the Advisor are presently, and may in the future be, affiliated with other programs and business ventures and may have conflicts of interest in allocating their time, services, functions and investment opportunities among us and other real estate programs or business ventures that such direct or indirect owners, managers, employees and officers organize or serve. The Advisor has informed us that it will employ sufficient staff to be fully capable of discharging its responsibilities to us in light of the other real estate programs that from time to time will be advised or managed by its direct or indirect owners, managers, employees and officers.

        In the event that an investment opportunity becomes available which, in the discretion of the Advisor, may be suitable for us, the Advisor will examine various factors ("Allocation Factors") and will consider whether under such factors the opportunity is equally suitable for us and one or more programs sponsored or advised by an affiliate of the Sponsor. The Sponsor maintains and updates Allocation Factors from time to time based on review by the Sponsor's Head of Real Estate. Current examples of Allocation Factors include:

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  Overall investment objectives, strategy and criteria, including product type and style of investing (for example, core, core plus, value-add and opportunistic);

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  The general real property sector or debt investment allocation targets of each program and any targeted geographic concentration;

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  The cash requirements of each program;

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  The strategic proximity of the investment opportunity to other assets;

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  The effect of the acquisition on diversification of investments, including by type of property, geographic area, customers, size and risk;

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  The policy of each program relating to leverage of investments;

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  The effect of the acquisition on loan maturity profile;

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  The effect on lease expiration profile;

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  Customer concentration;

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  The effect of the acquisition on ability to comply with any restrictions on investments and indebtedness contained in applicable governing documents, SEC filings, contracts or applicable law or regulation;

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  The effect of the acquisition on the applicable entity's intention not to be subject to regulation under the Investment Company Act;

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  Legal considerations, such as ERISA and FIRPTA, that may be applicable to specific investment platforms;

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  The financial attributes of the investment;

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  Availability of financing;

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  Cost of capital;

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  Ability to service any debt associated with the investment;

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  Risk return profiles;

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  Targeted distribution rates;

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  Anticipated future pipeline of suitable investments;

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  Expected holding period of the investment and the applicable entity's remaining term;

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  Whether the applicable entity still is in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;

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  Whether the applicable entity was formed for the purpose of making a particular type of investment;

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  Affiliate and/or related party considerations;

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  The anticipated cash flow of the applicable entity and the asset;

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  Tax effects of the acquisition, including on REIT or partnership qualifications;

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  The size of the investment; and

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  The amount of funds available to each program and the length of time such funds have been available for investment.

        In the event that our investment objectives overlap with those of another such program and the opportunity is equally suitable for us and the other program, then the Advisor will utilize a reasonable allocation method to determine which investments are presented to our board of directors as opposed to the board of directors of such other program. Our board of directors, including the independent directors, has a duty to ensure that the method used by the Advisor for the allocation of investments by two or more programs sponsored or advised by affiliates of the Sponsor seeking to acquire similar types of investments shall be reasonable. The Advisor is required to obtain and provide to our board of directors the necessary information to make this determination.

        If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of the Advisor, to be more appropriate for a program other than the program that committed to make the investment, the Advisor may determine that another program sponsored or advised by an affiliate of the Sponsor may make the investment.

        Because affiliates of the Sponsor currently sponsor or advise and in the future may sponsor or advise other investment vehicles (each, an "Investment Vehicle") with overlapping investment objectives, strategies and criteria, potential conflicts of interest may arise with respect to industrial real estate investment opportunities ("Industrial Investments"). In order to manage this potential conflict of interest, in allocating Industrial Investments among the Investment Vehicles, the Sponsor follows an allocation policy (the "Allocation Policy") which currently provides that if the Sponsor or one of its affiliates is awarded and controls an Industrial Investment that is suitable for more than one Investment Vehicle, based upon various Allocation Factors, including without limitation availability of capital, portfolio objectives, diversification goals, target investment markets, return requirements, investment timing and the Investment Vehicle's applicable approval discretion and timing, then the Industrial Investment will be allocated to Investment Vehicles on a rotational basis and will be allocated to the Investment Vehicle at the top of the rotation list (that is, the Investment Vehicle that has gone the longest without being allocated an Industrial Investment). If an Investment Vehicle on the list declines the Industrial Investment, it will be rotated to the bottom of the rotation list. Exceptions may be made to the Allocation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the Code or (y) characteristics of a particular Industrial Investment or Investment Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors listed above, which make the Industrial Investment more advantageous to one of the Investment Vehicles. In addition, the Sponsor may from time to time specify that it will not seek new allocations for more than one Investment Vehicle until certain minimum allocation levels are reached.

        The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a "Special Priority") with respect to Industrial Investments or other investment opportunities. Current existing Special Priorities have been granted to: (i) Build-to-Core Industrial Partnership III LLC ("BTC III"), pursuant to which BTC III will be presented one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed; (ii) Black Creek Industrial Fund LP ("BCIF") pursuant to which BCIF will be presented one out of every three potential development Industrial Investments, one out of every five potential value-add Industrial Investments, and one out of every three potential core Industrial Investments (subject to terms and conditions of the BCIF partnership agreement) until such time as capital commitments accepted by BCIF on or prior to March 31, 2020 have been called or committed; and (iii) the BTC II Partnership pursuant to which the BTC II Partnership will be presented one out of every three qualifying development Industrial Investments (subject to terms and conditions of the BTC II Partnership agreement) until such time as capital commitments thereunder have been fully committed. The Sponsor or its affiliates may grant additional Special Priorities in the future and from time to time. In addition, to the extent that a potential conflict of interest arises with respect to an investment opportunity other than an Industrial Investment, the Sponsor currently expects to manage the potential conflict of interest by allocating the investment in accordance with the principles of the Allocation Policy the Sponsor follows with respect to Industrial Investments.

        The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor's allocation policies will be timely reported to our Conflicts Resolution Committee. The

Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such procedures are being fairly applied. One of our independent directors, Mr. Charles Duke, is also an independent director for IPT and BCI IV. If there are any transactions or policies affecting us and IPT or BCI IV, Mr. Duke will recuse himself from making any such decisions for as long as he holds both positions.

        These allocation procedures may result in investment opportunities that are attractive to us being directed to another entity sponsored or advised by affiliates of the Sponsor and the Advisor. In addition, entities sponsored or advised by affiliates of the Sponsor may sponsor or advise additional real estate funds or other ventures now and in the future. The result of the creation of such additional funds may be to increase the number of parties who have the right to participate in, or have priority with respect to, investment opportunities sourced by the Sponsor or its affiliates, thereby reducing the number of investment opportunities available to us. Additionally, this may result in certain asset classes being unavailable for investment by us, or being available only after one or more other real estate funds have first had the opportunity to invest in such assets.

        To the extent that the Advisor or another affiliated entity becomes aware of an investment opportunity that is suitable for us, it is possible that we may, pursuant to the terms of any agreement with such affiliate or such related entity, co-invest equity capital in the form of a joint venture. Any such joint venture will require the approval of a majority of the board of directors, including a majority of the independent directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows, as of August 17, 2019, the amount of each class of our common stock beneficially owned (unless otherwise indicated) by (i) any person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of such class, (ii) our directors, (iii) our executive officers and (iv) all of our directors and executive officers as a group.

        Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Common Stock of Applicable Class
Black Creek Diversified Property Advisors LLC(2)	20,000	Class E shares	*
	122,937	Class I shares	*
Charles B. Duke (Independent Director)	7,880	Class I shares	*
Richard D. Kincaid (Chairman and Director)	77,512	Class I shares	*
James R. Mulvihill (Director)(2)	185,128	Class I shares	*
Daniel J. Sullivan (Independent Director)	8,871	Class I shares	*
John P. Woodberry (Independent Director)	12,880	Class I shares	*
Dwight L. Merriman III (Managing Director, Chief Executive Officer)	80,901	Class I shares	*
Rajat Dhanda (Managing Director, President)	33,397	Class I shares	*
Lainie P. Minnick (Managing Director, Chief Financial Officer and Treasurer)	2,952	Class I shares	*
Joshua J. Widoff (Managing Director, Chief Legal Officer and Secretary)	25,983	Class I shares	*
Gregory M. Moran (Managing Director, Retail and Chief Investment Officer)	3,707	Class I shares	*
Scott W. Recknor (Managing Director, Head of Asset Management)	—	Class I shares	*
Beneficial ownership of Common Stock by all directors and executive officers as a group (11 persons)(2)	20,000	Class E shares	*
	562,148	Class I shares	1.4%

*
Less than 1%.

(1)
Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, is treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but is not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Our Advisor and the parent of our Advisor are presently each directly or indirectly controlled by one or more of the following and/or their affiliates: estate of John A. Blumberg, James R. Mulvihill, and Evan H. Zucker. With respect to Mr. Mulvihill, the number of Class E shares listed consists solely of 20,000 Class E shares held by the Advisor. The disclosure shall not be construed as an admission that Mr. Mulvihill is, for any purpose, the beneficial owner of such shares. The Advisor may not sell these 20,000 Class E shares while it remains our advisor, but may transfer the shares to one of its affiliates.

 NET ASSET VALUE CALCULATION AND VALUATION PROCEDURES

        Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. As a public company, we are required to issue financial statements generally based on historical cost in accordance with GAAP. To calculate our NAV for the purpose of establishing a purchase and redemption price for our shares, we have adopted a model, as explained below, which adjusts the value of certain of our assets from historical cost to fair value. As a result, our NAV may differ from the amount reported as stockholder's equity on the face of our financial statements prepared in accordance with GAAP. When the fair value of our assets and liabilities are calculated for the purposes of determining our NAV per share, the calculation is done using widely accepted methodologies and, as appropriate, the GAAP principles within the Financial Accounting Standards Board ("FASB") Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures. However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. Our NAV may differ from equity reflected on our audited financial statements, even if we are required to adopt a fair value basis of accounting for GAAP financial statement purposes in the future. Furthermore, no rule or regulation requires that we calculate NAV in a certain way. Although we believe our NAV calculation methodologies are consistent with standard industry principles, there is no established practice among public REITs, whether listed or not, for calculating NAV in order to establish a purchase and redemption price. As a result, other public REITs may use different methodologies or assumptions to determine NAV.

Valuation of Real Property

  Independent Valuation Firm

        With the approval of our board of directors, including a majority of our independent directors, we have engaged Altus Group U.S., Inc., an independent valuation firm (the "Independent Valuation Firm"), to serve as our independent valuation firm with respect to the monthly valuation of our real property portfolio. Altus Group is a multidisciplinary provider of independent, commercial real estate consulting and advisory services in multiple offices around the world, including Canada, the U.K., Australia, the United States and Asia Pacific. Altus Group is engaged in the business of valuing commercial real estate properties and is not affiliated with us or our Advisor. The compensation we pay to the Independent Valuation Firm will not be based on the estimated values of our real property portfolio. Our board of directors, including a majority of our independent directors, may replace the Independent Valuation Firm. We will promptly disclose any changes to the identity or role of the Independent Valuation Firm in this prospectus and reports publicly filed with the Commission.

        The Independent Valuation Firm discharges its responsibilities in accordance with our real property valuation procedures described below and under the oversight of our board of directors. Our board of directors is not involved in the day-to-day valuation of the real property portfolio, but periodically receives and reviews such information about the valuation of the real property portfolio as it deems necessary to exercise its oversight responsibility. While our Independent Valuation Firm is responsible for providing our real property valuations, our Independent Valuation Firm is not responsible for and does not prepare our monthly NAV.

        The Independent Valuation Firm is engaged to provide our monthly real property portfolio valuation and to help us manage the property appraisal process, and also to confirm the Advisor's estimates of the fair market values of our debt liabilities and debt investments. The Independent Valuation Firm may be engaged to provide additional services, including providing an independent valuation or appraisal of any of our other assets or liabilities (contingent or otherwise), in the future. The Independent Valuation Firm and its affiliates may from time to time in the future perform other commercial real estate and financial advisory services for our Advisor and its related parties, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the applicable appraiser as certified in the applicable appraisal report.

  Monthly Valuation Process

        The real property portfolio valuation, which is the largest component of our NAV calculation, is provided to us by the Independent Valuation Firm each month. The foundation for this valuation is periodic appraisals, as discussed further below. However, each month, the Independent Valuation Firm adjusts a real property's valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-material events may also be made). For example, an unexpected termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or material capital market events, among others, may cause the value of a property to change materially. Furthermore, the value of our properties is determined on an unencumbered basis. The effect of property-level debt on our NAV is discussed further below.

        Using information derived from a variety of sources including, but not limited to, the property's most recent appraisal, information from management and other information derived through the Independent Valuation Firm's database, industry data and other sources, the Independent Valuation Firm determines the appropriate adjustment to be made to the estimated value of the property based on material events, which may include a change to underlying property fundamentals or cash flows or a change in overall market conditions. The Independent Valuation Firm collects reasonably available material information that it deems relevant in valuing our real estate portfolio. The Independent Valuation Firm relies in part on property-level information provided by the Advisor, including (i) historical and projected operating revenues and expenses of the property; (ii) lease agreements on the property; and (iii) information regarding recent or planned capital expenditures. Upon becoming aware of the occurrence of a material event impacting property-level information, the Advisor promptly notifies the Independent Valuation Firm. Any adjustment to the valuation of a property is performed as soon as practicable after a determination that a material change with respect to such property has occurred and the financial effects of such change are quantifiable by the Independent Valuation Firm. However, rapidly changing market conditions or material events may not be immediately reflected in our monthly NAV. The resulting potential disparity in our NAV may inure to the benefit of redeeming stockholders or non-redeeming stockholders and new purchasers of our common stock, depending on whether our published NAV per share for such class is higher or lower than the adjusted value of our NAV after material events have been considered. Any such adjustments are estimates of the market impact of material events to the appraised value of the property, based on assumptions and judgments that may or may not prove to be correct, and may also be based on limited information readily available at that time. As part of the oversight by our board of directors, on a periodic basis the Independent Valuation Firm provides our board of directors with reports on its valuation activity.

        The primary methodology used to value properties is the income approach, whereby value is derived by determining the present value of an asset's stream of future cash flows (for example, discounted cash flow analysis). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable rental and operating expense data, the capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence. Other methodologies that may also be used to value properties include sales comparisons and replacement cost approaches. Because the property valuations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated value of our real property assets may differ from their actual realizable value or future appraised value. Our real estate portfolio valuation may not reflect the liquidation value or net realizable value of our properties because the valuations performed by the Independent Valuation Firm involve subjective judgments and do not reflect any transaction costs the company might incur to dispose of our real estate assets. However, as discussed below, in some circumstances such as when an asset is anticipated to be acquired or disposed, we may apply a probability-weighted analysis to factor in a portion of potential transaction costs in our NAV calculation.

        In conducting its investigation and analyses, our Independent Valuation Firm takes into account customary and accepted financial and commercial procedures and considerations as it deems relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us or our Advisor. Although our Independent Valuation Firm may review information supplied or otherwise made available by us or our Advisor for reasonableness, it assumes and relies upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and does not undertake any duty or responsibility to verify independently any of such information. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with our Independent Valuation Firm, our Independent Valuation Firm assumes that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, board of directors and Advisor, and relies upon us to advise our Independent Valuation Firm promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of its review.

        In performing its analyses, our Independent Valuation Firm makes numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, unless specifically informed to the contrary, our Independent Valuation Firm assumes that we have clear and marketable title to each real estate property valued, that no title defects exist, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our Independent Valuation Firm's analysis, opinions and conclusions are based upon market, economic, financial and other circumstances and conditions existing at or prior to the valuation, and any material change in such circumstances and conditions may affect our Independent Valuation Firm's analysis, opinions and conclusions. Our Independent Valuation Firm's appraisal reports may contain other assumptions, qualifications and limitations set forth in the respective appraisal reports that qualify the analysis, opinions and conclusions set forth therein.

        The analyses performed by our Independent Valuation Firm do not address the market value of our common stock. Furthermore, the prices at which our real estate properties may actually be sold could differ from our Independent Valuation Firm's analyses. Our Independent Valuation Firm's valuation reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock and will not constitute a recommendation to any person to purchase or sell any shares of our common stock. In preparing its valuation reports, our Independent Valuation Firm does not solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of our company.

  Property Appraisals

        Periodic real property appraisals serve as the foundation of the Independent Valuation Firm's monthly real property portfolio valuation. The overarching principle of these appraisals is to produce valuations that represent fair and accurate estimates of the unencumbered values of our real estate or the prices that would be received for our real properties in arm's-length transactions between market participants before considering underlying debt. The valuation of our real properties determined by the Independent Valuation Firm may not always reflect the value at which we would agree to buy or sell such assets and the value at which we would buy or sell such assets could materially differ from the Independent Valuation Firm's estimate of fair value. Further, we do not undertake to disclose the value at which we would be willing to buy or sell our real properties to any prospective or existing investor. Each individual appraisal report for our assets is addressed solely to our company to assist the Independent Valuation Firm in providing our real property portfolio valuation.

        We obtain ongoing appraisals pursuant to schedules prepared by the Independent Valuation Firm and our Advisor that are designed to conduct appraisals on each of our properties throughout any given calendar year. In order to provide a smooth and orderly appraisal process, we seek to have approximately 1/12th of the portfolio appraised by a third party each month, although we may have more or less appraised in a month. In no event will a calendar year pass without having each and every property valued by appraisal unless such asset is bought or sold in such calendar year. The acquisition price of newly acquired properties will serve as our appraised value for the calendar year of acquisition, and thereafter will be part of the appraisal cycle described above such that they are appraised at least every calendar year.

        Appraisals are performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practices, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of MAI ("Member of the Appraisal Institute"). The Independent Valuation Firm is involved with the appraisal process, but we have engaged other independent valuation firms ("Appraisal Firms") to provide appraisals for our properties. The Independent Valuation Firm confirms the reasonableness of the appraisal before reflecting any valuation change in its valuation of our real property portfolio. Real estate appraisals are reported on a free-and-clear basis (for example, no mortgage), irrespective of any property-level financing that may be in place. Such property-level financings ultimately are factored in and do reduce our NAV in a manner described in more detail below.

  Portfolio Assets, Joint Ventures and Developments

        Properties purchased or operated as a portfolio or held in a joint venture that acquires properties over time may be valued as a single asset, which may result in a different value than if they were valued as individual assets. Investments in joint ventures that hold properties are valued by the Independent Valuation Firm in a manner that is consistent with the procedures described above and approved by our board of directors, including a majority of our independent directors, with the agreed approach taking into account the size of our investment in the joint venture, the assets owned by the joint venture, the terms of the joint venture including any promotional interests, and other relevant factors. Development assets, if any, will be valued at estimated fair value and will join the appraisal cycle upon the earlier of stabilization or 12 months from substantial completion. Factors such as status of land entitlements, permitting and jurisdictional approvals are considered when determining the fair value of development and value-add assets.

Valuation of Real Estate-Related Assets

        Real estate-related assets that we own or may acquire include, among other things, debt and equity interests backed principally by real estate, such as mortgage loans, participations in mortgage loans (i.e., A-Notes and B-Notes), mezzanine loans and publicly traded common and preferred stock of real estate companies. Real estate-related assets are included in the determination of our NAV based on their respective estimated fair values generally using widely accepted valuation methodologies. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our real estate-related assets, which may include third parties or our Advisor or its affiliates. A third-party pricing source may, under certain circumstances, be our Independent Valuation Firm, subject to its acceptance of the additional engagement.

  Mortgage Loans, Participations in Mortgage Loans and Mezzanine Loans

        Individual investments in mortgages, mortgage participations and mezzanine loans are included in our determination of NAV based on estimated fair value. Such estimates of fair value are prepared by our Advisor and confirmed by the Independent Valuation Firm.

  Private Real Estate-Related Assets

        Investments in privately placed debt instruments and securities of real estate-related operating businesses (other than joint ventures), such as real estate development or management companies, are valued at estimated fair value. In evaluating the value of our interests in certain commingled investment vehicles (such as private real estate funds), values periodically assigned to such interests by the respective issuers or broker-dealers may be relied upon.

  Publicly Traded Real Estate-Related Assets

        Publicly traded debt and equity real estate-related securities (such as REIT bonds) that are not restricted as to salability or transferability are valued monthly on the basis of publicly available information. Generally, to the extent the information is available, such securities are valued at the last trade of such securities that was executed at or prior to closing on the valuation day or, in the absence of such trade, the last "bid" price. Market quotations may be obtained from third-party pricing service providers or broker-dealers. The value of publicly traded debt and equity real estate-related securities that are restricted as to salability or transferability may be adjusted by the pricing source for a liquidity discount. In determining the amount of such discount, consideration will be given to the nature and length of such restriction and the relative volatility of the market price of the security.

  Valuation of Other Assets

        Other assets include, but may not be limited to, derivatives, credit rated government and corporate debt securities, publicly traded equity securities, cash and cash equivalents and accounts receivable. Estimates of the fair values of other assets are determined using widely accepted methodologies and, where available, on the basis of publicly available information. Subject to the board of directors' approval, pricing sources may include third parties or the Advisor or its affiliates.

Valuation of Liabilities

        We will include an estimate of the fair value of our liabilities as part of our NAV calculation. These liabilities will include, but may not be limited to, fees and reimbursements payable to the Advisor and its affiliates, accounts payable and accrued expenses, property-level mortgages, corporate-level credit facilities and other liabilities. Pursuant to our valuation procedures, our board of directors, including a majority of our independent directors, approves the pricing sources of our liabilities which may include third parties or our Advisor or its affiliates.

        Estimates of fair value for property-level mortgages and corporate-level credit facilities, will be prepared by our Advisor and confirmed by the Independent Valuation Firm. Costs and expenses incurred to secure such financings are amortized over the life of the applicable loan. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple loans that are not directly related to any single loan among the applicable loans, generally pro rata based on the amount of proceeds from each loan.

        Under applicable GAAP, we record liabilities for distribution fees that we (i) currently owe the Dealer Manager under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our Dealer Manager in future periods. However, we do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time should not include consideration of any estimated future distribution fees that may become payable after such date.

Valuation of Assets and Liabilities Associated with the DST Program

        We have initiated the DST Program to raise capital in private placements through the sale of beneficial interests in specific Delaware statutory trusts holding real properties (each a "BCX Property" and collectively, the "BCX Properties"). BCX Properties may be sourced from properties currently indirectly owned by our Operating Partnership, or may be newly acquired. Pursuant to the DST Program, we, through a subsidiary of our Operating Partnership, hold a long-term leasehold interest in each BCX Property pursuant to a master lease that is guaranteed by the Operating Partnership, while third-party investors own the BCX Property through a Delaware statutory trust. Under the master lease, the Operating Partnership acts as a landlord to the occupying tenants and is responsible for subleasing the BCX Property to occupying tenants, which means that we bear the risk that the underlying cash flow from the BCX Property may be less than the master lease payments. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the Delaware statutory trusts from the investors at a later time in exchange for units in the Operating Partnership (the "FMV Option").

        Due to our continuing involvement with the BCX Properties through the master lease and the FMV Option, we include BCX Properties in our determination of NAV at fair market value in the same manner as described under "Valuation of Real Estate Related Assets". In addition, the cash received or a loan made in exchange for the sale of interests in a BCX Property will be valued as assets and shall initially equal the value of the real estate subject to the master lease, which will be valued as a liability. Accordingly, the sale of interests in a BCX Property has no initial net effect to our NAV. Thereafter, the Independent Valuation Firm will value the real estate subject to the master lease liability quarterly using a discounted cash flow methodology. Therefore, any differences between the fair value of the underlying real estate and the fair value of the real estate subject to the master lease obligations will accrue into our NAV quarterly. The Advisor will value any loan assets used to purchase interests in the DST Program using the same methodology used to value our other debt investments, with such values confirmed by the Independent Valuation Firm.

NAV and NAV per Share Calculation

        Our NAV per share is calculated as of the last calendar day of each month for each of our outstanding classes of stock and is available generally within 15 calendar days after the end of the applicable month. Our NAV per share is calculated by ALPS Fund Services Inc. (the "NAV Accountant"), a third-party firm approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace the NAV Accountant, the Independent Valuation Firm, or any other party involved in our valuation procedures with another party, including our Advisor, if it is deemed appropriate to do so.

        Each month, before taking into consideration accrued dividends or class-specific fee accruals, any change in the Aggregate Fund NAV (whether an increase or decrease) from the prior month is allocated among each class of Fund Interest (i.e., our outstanding shares, along with any classes of OP Units held by third parties) based on each class's relative percentage of the previous Aggregate Fund NAV. Changes in the Aggregate Fund NAV reflect factors including, but not limited to, unrealized/realized gains (losses) on the value of our real property portfolio, real estate-related assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, asset management fees and the distribution fee) and distributions to investors.

        Our most significant source of net income is property income. For purposes of determining our NAV, we include all property and corporate-level income and expenses for the applicable month. Inherent in these amounts is the use of estimates, and such estimates are reconciled against actual results when available, with any variances incorporated into the following month's NAV. For the purpose of calculating our NAV, organization and offering costs incurred as part of our corporate-level expenses related to our primary offering reduce NAV as incurred. Organization and offering costs incurred as part of our corporate-level expenses related to the DST Program reduce NAV on a monthly basis over a two-year period following the completion of each DST offering.

        Following the calculation and allocation of changes in the Aggregate Fund NAV as described above, NAV for each class is adjusted for accrued dividends and ongoing distribution fees that are currently payable, to determine the monthly NAV. Ongoing distribution fees are allocated on a class-specific basis and borne by all holders of the applicable class. These class-specific fees may differ for each class, even when the NAV of each class is the same. We normally expect that the allocation of ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to these valuation procedures, these class-specific fee allocations may lower the NAV of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.

        Because the purchase price of shares in the primary offering is equal to the transaction price, which generally equals the most recently disclosed monthly NAV per share, plus the upfront selling commissions and dealer manager fees, which are effectively paid by purchasers of shares at the time of purchase, the upfront selling commissions and dealer manager fees have no effect on the NAV of any class.

        NAV per share for each class is calculated by dividing such class's NAV at the end of each month by the number of shares outstanding for that class on such day.

Probability-Weighted Adjustments

        In certain circumstances, such as in an acquisition or disposition process, we may be aware of a contingency or contingencies that could impact the value of our assets, liabilities, income or expenses for purposes of our NAV calculation. For example, we may be party to an agreement to sell a property at a value different from that used in our current NAV calculation. The same agreement may require the buyer to assume a related mortgage loan with a fair value that is different from that used in our current NAV calculation. The transaction may also involve costs for brokers, transfer taxes, and other items upon a successful closing. To the extent such contingencies may affect the value of a property, the Independent Valuation Firm may take such contingencies into account when determining the value of such property for purposes of our NAV calculation. Similarly, we may adjust the other components of our NAV (such as the carrying value of our liabilities or expense accruals) for purposes of our NAV calculation. These adjustments may be made either in whole or in part over a period of time, and both the Independent Valuation Firm and we may take into account (a) the estimated probability of the contingencies occurring and (b) the estimated impact to NAV if the contingencies were to occur when determining the timing and magnitude of any adjustments to NAV.

NAV of our Operating Partnership and OP Units

        Because certain fees to the Advisor are based on our Aggregate Fund NAV, our valuation procedures include the following methodology to determine the monthly NAV of the Operating

Partnership and the OP Units. Our Operating Partnership has classes of OP Units that are each economically equivalent to our corresponding classes of shares. Accordingly, on the last day of each month, the NAV per OP Unit equals the NAV per share of the corresponding class. The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding OP Unit on such day.

Oversight by our Board of Directors

        All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. As part of this process, our Advisor reviews the estimates of the values of our real property portfolio and real estate-related assets for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of directors of its conclusions. Although our Independent Valuation Firm or other pricing sources may consider any comments received from us or our Advisor in making their individual valuations, the final estimated values of our real property portfolio and real estate-related assets are determined by the Independent Valuation Firm or other pricing sources, as applicable.

        Our Independent Valuation Firm is available to meet with our board of directors to review valuation information, as well as our valuation guidelines and the operation and results of the valuation process generally. Our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate.

Review of and Changes to Our Valuation Procedures

        At least once each calendar year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm provides the board of directors with periodic valuation reports. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Firm.

Limitations on the Calculation of NAV

        The largest component of our NAV consists of real property investments and, as with any real estate valuation protocol, each property valuation is based on a number of judgments, assumptions or opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real property investments. Although the methodologies contained in the valuation procedures are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a terrorist attack or an act of nature), our ability to implement and coordinate our NAV procedures may be impaired or delayed, including in circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents. Further, the NAV per share should not be viewed as being determinative of the value of our common stock that may be received in a sale to a third party or the value at which our stock would trade on a national stock exchange. Our board of directors may suspend this offering and the share redemption program if it determines that the calculation of NAV may be materially incorrect or there is a condition that restricts the valuation of a material portion of our assets.

Relationship between NAV and Our Transaction Price

        Generally, our transaction price will equal our most recently disclosed monthly NAV. The transaction price will be the price at which we redeem shares and the price, together with applicable upfront selling commissions and dealer manager fees, at which we offer shares. Although the transaction price will generally be based on our most recently disclosed monthly NAV per share, the most recently disclosed monthly NAV may be significantly different from the current NAV per share of the applicable class of stock as of the date on which your purchase or redemption occurs.

        In addition, we may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share (including by updating a previously disclosed transaction price) or suspend our offering and/or our share redemption program in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. In cases where our transaction price is not based on the most recently disclosed monthly NAV per share, the offering price and redemption price may not equal our NAV per share as of any time.

Our Current and Historical NAV Calculations

        On September 1, 2017 (the "Restructuring Date"), we amended our charter and restructured our outstanding share classes. The stockholder-approved charter amendment modified the number and terms of the classes of shares of our common stock that we have outstanding and are authorized to issue. More specifically, instead of having unclassified shares (which we have referred to as "Class E" shares since 2012), Class A, Class W and Class I shares, following the charter amendment we now have formally designated Class E, Class T, Class S, Class D shares and a new version of Class I shares. Whenever we refer to our share classes in this prospectus with respect to dates prior to the Restructuring Date, we are referring to our shares under our prior share structure, and whenever we refer to our share classes in this prospectus with respect to dates on or after the Restructuring Date, we are referring to our shares under our new share structure. When reviewing our historical NAV calculations below, it is important to consider the share class restructuring described above. It is also important to note that, from July 12, 2012 through August 31, 2017, we calculated our NAV daily and generally did not undertake to mark-to-market our debt investments or real estate-related liabilities, but rather these assets and liabilities were usually included in our determination of NAV at an amount determined in accordance with GAAP.

        As used below, "Fund Interests" means our outstanding shares of common stock, along with the partnership units in our operating partnership ("OP Units") held by third parties, and "Aggregate Fund NAV" means the NAV of all of the Fund Interests.

        The following table sets forth the components of our NAV as of June 30, 2019 and March 31, 2019:

	As of
(in thousands)	June 30, 2019	March 31, 2019
Office properties	$897,650	$1,117,200
Retail properties	870,400	864,050
Industrial properties	169,550	149,050

Total real property investments	$1,937,600	$2,130,300
Cash and other assets, net of other liabilities	(21,315)	(73,177)
Debt obligations	(840,723)	(1,002,326)

Aggregate Fund NAV	$1,075,562	$1,054,797

Total Fund Interests outstanding	147,384	144,236

        The following table sets forth the NAV per Fund Interest as of June 30, 2019 and March 31, 2019:

(in thousands, except per Fund Interest data)	Total	Class T Shares	Class S Shares	Class D Shares	Class I Shares	Class E Shares	Class E OP Units
As of June 30, 2019
Monthly NAV	$1,075,562	$28,476	$128,367	$22,473	$295,543	$524,871	$75,832
Fund Interests outstanding	147,384	3,902	17,590	3,080	40,498	71,923	10,391

NAV Per Fund Interest	$7.2977	$7.2977	$7.2977	$7.2977	$7.2977	$7.2977	$7.2977
As of March 31, 2019
Monthly NAV	$1,054,797	$23,845	$101,030	$21,838	$281,559	$549,867	$76,658
Fund Interests outstanding	144,236	3,261	13,815	2,986	38,501	75,191	10,482

NAV Per Fund Interest	$7.3130	$7.3130	$7.3130	$7.3130	$7.3130	$7.3130	$7.3130

        When the fair value of our real estate assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value principles detailed within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures ("ASC Topic 820"). However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit.

        Our valuation procedures, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with GAAP, involve adjustments from historical cost. There are certain factors which cause NAV to be different from net book value on a GAAP basis. Most significantly, the valuation of our real estate assets, which is the largest component of our NAV calculation, is provided to us by the Independent Valuation Firm on a monthly basis. For GAAP purposes, these assets are generally recorded at depreciated or amortized cost. In addition, we value our debt-related investments and real estate-related liabilities generally in accordance with fair value standards under GAAP. Other examples that will cause our NAV to differ from our GAAP net book value include the straight-lining of rent, which results in a receivable for GAAP purposes that is not included in the determination of our NAV. Third party appraisers may value our individual real estate assets using appraisal standards that deviate from fair value standards under GAAP. The use of such appraisal standards may cause our NAV to deviate from GAAP fair value principles. We did not develop our valuation procedures with the intention of complying with fair value concepts under GAAP and, therefore, there could be differences between our fair values and the fair values derived from the principal market or most advantageous market concepts of establishing fair value under GAAP.

        Under GAAP, we record liabilities for ongoing distribution fees (i) that we currently owe the Dealer Manager under the terms of our Dealer Manager agreement and (ii) for an estimate that we may pay to the Dealer Manager in future periods for shares of our common stock. As of June 30, 2019, we estimated approximately $11.9 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

        We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on our stockholders' ability to redeem shares under our share redemption program, our ability to redeem shares under our share redemption program and our ability to suspend or terminate our share redemption program at any time. Our NAV generally does not consider exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

        Please note that our NAV is not a representation, warranty or guarantee that: (i) we would fully realize our NAV upon a sale of our assets; (ii) shares of our common stock would trade at our per share NAV on a national securities exchange; and (iii) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.

        The valuation for our real properties as of June 30, 2019 was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. Certain key assumptions that were used by our Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property type.

	Office	Retail	Industrial	Weighted- Average Basis
Exit capitalization rate	6.45%	6.41%	6.11%	6.41%
Discount rate / internal rate of return ("IRR")	7.15%	6.93%	6.94%	7.05%
Annual market rent growth rate	3.03%	2.96%	3.00%	2.99%
Average holding period (years)	10.0	10.0	10.0	10.0

        A change in the rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

Input	Hypothetical Change	Office	Retail	Industrial	Weighted- Average Values
Exit capitalization rate (weighted-average)	0.25% decrease	2.84%	2.44%	2.83%	2.66%
	0.25% increase	(2.63)%	(2.26)%	(2.60)%	(2.46)%
Discount rate (weighted-average)	0.25% decrease	2.07%	1.92%	1.95%	2.00%
	0.25% increase	(2.02)%	(1.88)%	(1.91)%	(1.95)%

        The valuation of our debt obligations as of June 30, 2019 was in accordance with fair value standards under accounting principles generally accepted in the U.S. ("GAAP"). The key assumption used in the discounted cash flow analysis was the market interest rate. Market interest rates relating to the underlying debt obligations are based on unobservable Level 3 inputs, which we have determined to be our best estimate of current market interest rates of similar instruments. The weighted-average market interest rate used in the June 30, 2019 valuation was 4.03%.

        A change in the market interest rates used would impact the calculation of the fair value of our debt obligations. For example, assuming all other factors remain constant, a decrease in the weighted-average market interest rate of 25 basis points would increase the fair value of our debt obligations by approximately 0.19%. Alternatively, assuming all other factors remain constant, an increase in the weighted-average market interest rate of 25 basis points would decrease the fair value of our debt obligations by approximately 0.66%.

        Our hedge instruments are valued based on market expectations of future interest rates (the "forward interest rate curve"). All else equal, an upward shift in the forward interest rate curve would increase the value of our current hedge positions, resulting in a positive impact to our NAV, and a downward shift in the forward interest rate curve would decrease the value of our current hedge positions, resulting in a negative impact to our NAV.

        The following table shows our NAV per share at the end of each quarter since we commenced calculating our NAV on a regular basis on July 12, 2012.

Date	Class E	Class T	Class S	Class D	Class I
September 30, 2012	$6.64	$6.64	N/A	$6.64	$6.64
December 31, 2012	$6.70	$6.70	N/A	$6.70	$6.70
March 31, 2013	$6.79	$6.79	N/A	$6.79	$6.79
June 30, 2013	$6.83	$6.83	N/A	$6.83	$6.83
September 30, 2013	$6.87	$6.87	N/A	$6.87	$6.87
December 31, 2013	$6.93	$6.93	N/A	$6.93	$6.93
March 31, 2014	$6.96	$6.96	N/A	$6.96	$6.96
June 30, 2014	$7.00	$7.00	N/A	$7.00	$7.00
September 30, 2014	$7.09	$7.09	N/A	$7.09	$7.09
December 31, 2014	$7.16	$7.16	N/A	$7.16	$7.16
March 31, 2015	$7.31	$7.31	N/A	$7.31	$7.31
June 30, 2015	$7.38	$7.38	N/A	$7.38	$7.38
September 30, 2015	$7.42	$7.42	N/A	$7.42	$7.42
December 31, 2015	$7.47	$7.47	N/A	$7.47	$7.47
March 31, 2016	$7.36	$7.36	N/A	$7.36	$7.36
June 30, 2016	$7.37	$7.37	N/A	$7.37	$7.37
September 30, 2016	$7.48	$7.48	N/A	$7.48	$7.48
December 31, 2016	$7.57	$7.57	N/A	$7.57	$7.57
March 31, 2017	$7.52	$7.52	N/A	$7.52	$7.52
June 30, 2017	$7.50	$7.50	N/A	$7.50	$7.50
September 30, 2017	$7.45	$7.45	$7.45	$7.45	$7.45
December 31, 2017	$7.41	$7.41	$7.41	$7.41	$7.41
March 31, 2018	$7.46	$7.46	$7.46	$7.46	$7.46
June 30, 2018	$7.49	$7.49	$7.49	$7.49	$7.49
September 30, 2018	$7.54	$7.54	$7.54	$7.54	$7.54
December 31, 2018	$7.44	$7.44	$7.44	$7.44	$7.44
March 31, 2019	$7.31	$7.31	$7.31	$7.31	$7.31
June 30, 2019	$7.30	$7.30	$7.30	$7.30	$7.30

        Our share sales and redemptions are made based on the applicable NAV per share carried out to four decimal places. Our most recent NAV per share for each class is (i) posted on our website, www.blackcreekdiversified.com, and (ii) made available on our toll-free, automated telephone line, (888) 310-9352. In addition, we will disclose in a prospectus or prospectus supplement filed with the Commission the principal valuation components of our monthly NAV calculations.

SELECTED INFORMATION REGARDING OUR OPERATIONS

Selected Financial Data

        The following table presents selected financial data relating to our historical financial condition and results of operations for the six months ended June 30, 2019 and 2018, as well as for each of the five years ended December 31, 2018. The selected historical consolidated financial information presented below has been derived from our consolidated financial statements. Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, you should read it in conjunction with our historical financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2018, which is included in our Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated herein by reference, and for the six months ended June 30, 2019, which is included in our Quarterly Report on Form 10-Q for the period ended June 30, 2019.

	For the Six Months Ended June 30,		For the Year Ended December 31,
(in thousands, except per share data)	2019(1)	2018(1)	2018(1)	2017(1)	2016(1)	2015(1)	2014(1)
Operating data:
Total revenues	$95,614	$91,260	$190,325	$197,346	$216,170	$225,200	$231,597
Total operating expenses	(69,781)	(78,231)	$(157,147)	$(158,238)	$(173,343)	$(181,275)	$(177,723)
Total other income (expenses)	61,357	(11,418)	$(34,516)	$40,290	$12,221	$87,734	$(19,880)
Net income (loss)	87,190	1,611	$(1,338)	$79,398	$55,048	$131,659	$33,994
Net income (loss) attributable to common stockholders	$81,001	$1,480	$(1,237)	$72,216	$49,976	$124,255	$29,192
Net income (loss) attributable to common stockholders per common share—basic and diluted	$0.60	$0.01	$(0.01)	$0.51	$0.31	$0.70	$0.16
Weighted-average shares outstanding—basic	134,765	128,149	128,740	142,349	159,648	175,938	178,273
Weighted-average shares outstanding—diluted	145,219	139,337	139,674	154,156	172,046	188,789	190,991
Distributions:
Total distributions declared on common stock	$24,678	$23,876	$47,765	$50,858	$57,040	$62,900	$62,236
Distributions declared per share of common stock	$0.1875	$0.1875	$0.3750	$0.3600	$0.3600	$0.3600	$0.3500
NAREIT FFO(2):
Reconciliation of net income (loss) to NAREIT FFO:
Net income (loss) attributable to common stockholders	$81,001	$1,480	$(1,237)	$72,216	$49,976	$124,255	$29,192
Total NAREIT adjustments(3)	$(52,666)	$20,785	$53,859	$(11,779)	$34,320	$(42,085)	$56,054
NAREIT FFO attributable to OP Units	$2,203	$1,948	$4,456	$4,995	$6,546	$6,001	$6,077

NAREIT FFO	$30,538	$24,213	$57,078	$65,432	$90,842	$88,171	$91,323

Cash flow data(4):
Net cash provided by operating activities	$20,443	$38,016	$67,516	$58,920	$87,371	$103,110	$86,390
Net cash provided by (used in) investing activities	$65,785	$11,123	$(17,985)	$106,455	$113,202	$71,742	$(12,692)
Net cash provided by (used in) financing activities	$22,465	$(48,116)	$(51,509)	$(167,505)	$(213,590)	$(182,602)	$(82,113)

		As of December 31,
	As of June 30, 2019(1)
(in thousands, except # of properties and tenants)		2018(1)	2017(1)	2016(1)	2015(1)	2014(1)
Balance sheet data:
Net investment in real estate properties	$1,403,183	$1,507,112	$1,540,270	$1,711,411	$1,874,217	$1,929,426
Cash and cash equivalents	$117,976	$10,008	$10,475	$13,864	$15,769	$14,461
Total assets	$1,581,843	$1,581,102	$1,608,106	$1,783,728	$1,960,891	$2,140,628
Debt, net(5)	$834,962	$1,001,298	$1,012,108	$1,048,801	$1,097,769	$1,191,675
Total liabilities	$1,088,512	$1,170,089	$1,115,380	$1,175,637	$1,234,940	$1,376,648
Total stockholders' equity	$413,749	$333,718	$405,869	$516,343	$628,805	$684,317
Shares outstanding	136,993	130,852	132,466	150,636	164,124	178,400
Portfolio data:
Total number of properties	47	47	48	55	60	68
Total rentable square feet	7,709	7,677	7,560	8,971	10,133	11,871
Total number of tenants	445	490	471	520	550	475

(1)
Historically, we had been focused on selling certain office and retail assets in order to help us increase our current allocation to industrial real estate assets and liquidity to pursue new investment opportunities. As such, our year-over-year financial data is not directly comparable.

(2)
Refer to the section of this below titled "Additional Measures of Performance" for the definition of NAREIT FFO, as well as a detailed reconciliation of our net (loss) income to NAREIT FFO.

(3)
Included in our NAREIT-defined adjustments are real estate-related depreciation and amortization, impairment of depreciable real estate, gains on sales of assets and noncontrolling interests' share of net income (loss) and NAREIT FFO.

(4)
Pursuant to new accounting guidance that became effective January 1, 2018, restricted cash is now included with cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. All prior year periods shown have been updated to conform to the new presentation.

(5)
Pursuant to new accounting guidance that became effective January 1, 2017, debt issuance costs are now recorded as a liability, offsetting the debt balance. As such, prior period amounts have been reclassified to conform to the current period's presentation.

Historical Fund-Level Expenses

        During the years ended December 31, 2018 and 2017, we incurred certain fund-level expenses at an annualized rate equal to approximately 2.74% and 2.31%, respectively, of our average NAV over the respective periods. Such fund-level expenses comprised (i) an advisory fee equal to an annualized 1.35% and 1.15%, respectively, of our average NAV over the respective periods, which included a performance fee of 0.21% for the year ended December 31, 2018 and no performance fee accrued for the year ended December 31, 2017, (ii) general and administrative expenses equal to an annualized 0.84% and 0.80%, respectively, of our average NAV over the respective periods and (iii) organizational and offering costs equal to an annualized 0.55% and 0.36%, respectively, of our average NAV over the respective periods. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $27 and $23 in these fund-level expenses during 2018 and 2017, respectively.

        The information above should not be considered a representation of future fund-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. For example, in connection with the Restructuring on September 1, 2017, we revised certain fees and expense reimbursements payable to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees. Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses). See "The Advisor and the Advisory

Agreement—Summary of Fees, Commissions and Reimbursements" for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates.

Distributions

        From January 31, 2018 through June 30, 2019, our board of directors authorized a monthly distribution rate of $0.03125 per share of common stock, subject to adjustment for class-specific fees. Our board of directors reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distributions were paid, or will be paid, on or about the last business day of each respective month to stockholders of record as of the close of business on the last business day of each respective month.

        The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan) for the quarters indicated below:

	Amount						Source of Distributions
											Total Cash Flows from Operating Activities
(in thousands, except per share data)	Declared per Common Share(1)	Paid in Cash(2)		Reinvested in Shares		Total Distributions	Cash Flows from Operating Activities		Borrowings
2019
March 31	$0.09375	$8,442	62.8%	$4,997	37.2%	$13,439	$5,624	41.8%	$7,815	58.2%	$5,624
June 30	0.09375	8,615	62.5	5,180	37.5	13,795	13,795	100.0	—	—	14,819

Total	$0.18750	$17,057	62.6%	$10,177	37.4%	$27,234	$19,419	71.3%	$7,815	28.7%	$20,443

2018
March 31	$0.09375	$8,367	63.6%	$4,789	36.4%	$13,156	$9,282	70.6%	$3,874	29.4%	$9,282
June 30	0.09375	8,358	64.0	4,710	36.0	13,068	13,068	100.0	—	—	28,734
September 30	0.09375	8,331	63.7	4,738	36.3	13,069	13,069	100.0	—	—	14,563
December 31	0.09375	8,382	63.5	4,814	36.5	13,196	13,196	100.0	—	—	14,937

Total	$0.37500	$33,438	63.7%	$19,051	36.3%	$52,489	$48,615	92.6%	$3,874	7.4%	$67,516

(1)
Amount reflects the total quarterly distribution rate, subject to adjustment for class-specific fees. Distributions were declared and paid as of monthly record dates. These monthly distributions have been aggregated and presented on a quarterly basis.

(2)
Includes other cash distributions consisting of: (i) distributions paid to OP Unit holders; (ii) regular distributions made to our former joint venture partners; and (iii) ongoing distribution fees paid to the Dealer Manager with respect to Class T, Class S and Class D shares.

        For the six months ended June 30, 2019 and the year ended December 31, 2018, our FFO was $30.5 million, or 112.1% of our total distributions, and $57.1 million, or 108.7% of our total distributions, respectively. FFO is a non-GAAP operating metric and should not be used as a liquidity measure. However, management believes the relationship between FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. Refer to "Selected Financial Data—Additional Measures of Performance" for the definition of FFO, as well as a detailed reconciliation of our GAAP net income (loss) to FFO.

Redemptions and Repurchases

        Below is a summary of redemptions and repurchases pursuant to our share redemption program for the six months ended June 30, 2019 and year ended December 31, 2018. Our board of directors may modify, suspend or terminate our current share redemption programs if it deems such action to be in the best interest of our stockholders.

(in thousands, except for per share data)	For the Six Months Ended June 30, 2019	For the Year Ended December 31, 2018
Number of shares requested for redemption or repurchase	7,593	22,883
Number of shares redeemed or repurchased	7,593	22,883
% of shares requested that were redeemed or repurchased	100.0%	100.0%
Average redemption or repurchase price per share	$7.37	$7.47

        We funded these redemptions from borrowings under our revolving line of credit. We generally repay funds borrowed from our revolving line of credit from a variety of sources including: operating cash flows in excess of our distributions; proceeds from our public offerings; proceeds from the disposition of properties; and other longer-term borrowings.

Additional Measures of Performance

Net Income and NOI

        We define NOI as GAAP rental revenues less GAAP rental expenses. We consider NOI to be an appropriate supplemental performance measure and believe NOI provides useful information to our investors regarding our financial condition and results of operations because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, acquisition expenses, impairment charges, interest expense, gains on sale of properties, other income and expense, gains and losses on the extinguishment of debt and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. Refer to the "Results of Operations" section in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated herein by reference, for a reconciliation of our GAAP net income (loss) to NOI for the years ended December 31, 2018, 2017 and 2016, and in our Quarterly Report on Form 10-Q for the period ended June 30, 2019 for a reconciliation for the six months ended June 30, 2019.

Funds From Operations ("FFO")

        We believe that FFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, this supplemental, non-GAAP measure should not be considered as an alternative to net income (loss) or to cash flows from operating activities as an indication of our performance and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

        FFO.    As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. By excluding gains or losses on the sale of assets, we believe FFO provides a helpful additional measure of our consolidated operating performance on a comparative basis. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

        The following unaudited table presents a reconciliation of GAAP net income (loss) to NAREIT FFO:

	For the Six Months Ended June 30,		For the Year Ended December 31,
(in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
GAAP net income (loss) attributable to common stockholders	$81,001	$1,480	$(1,237)	$72,216	$49,976	$124,255	$29,192

GAAP net income (loss) per common share—basic and diluted	$0.60	$0.01	$(0.01)	$0.51	$0.31	$0.70	$0.16

Reconciliation of GAAP net income (loss) to NAREIT FFO:
GAAP net income (loss) attributable to common stockholders	$81,001	$1,480	$(1,237)	$72,216	$49,976	$124,255	$29,192
Real estate-related depreciation and amortization	28,988	28,241	57,866	68,070	80,105	83,114	88,994
Impairment of real estate property	—	6,800	14,648	1,116	2,677	8,124	9,500
Gain on sale of real estate property	(85,640)	(12,434)	(14,093)	(83,057)	(45,660)	(134,218)	(40,592)
Noncontrolling interests' share of net income (loss)	6,189	131	(101)	7,182	5,072	7,404	4,802
Noncontrolling interests' share of NAREIT FFO	(2,203)	(1,953)	(4,461)	(5,090)	(7,874)	(6,509)	(6,650)

NAREIT FFO attributable to common stockholders—basic	28,335	22,265	52,622	60,437	84,296	82,170	85,246
NAREIT FFO attributable to OP Units	2,203	1,948	4,456	4,995	6,546	6,001	6,077

NAREIT FFO	$30,538	$24,213	$57,078	$65,432	$90,842	$88,171	$91,323

Weighted-average shares outstanding—basic	134,765	128,149	128,740	142,349	159,648	175,938	178,273

Weighted-average shares outstanding—diluted	145,219	139,337	139,674	154,156	172,046	188,789	190,991

NAREIT FFO per common share—basic and diluted	$0.21	$0.17	$0.41	$0.42	$0.53	$0.47	$0.48

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms of shares of our capital stock as set forth in our charter and is qualified in its entirety by reference to our charter. Under our charter, we have authority to issue a total of 2,700,000,000 shares of capital stock. Of the total number of shares of capital stock authorized (a) 2,500,000,000 shares are designated as common stock with a par value of $0.01 per share, 500,000,000 of which are classified as Class E shares, 500,000,000 of which are classified as Class T shares, 500,000,000 of which are classified as Class S shares, 500,000,000 of which are classified as Class D shares and 500,000,000 of which are classified as Class I shares and (b) 200,000,000 shares are designated as preferred stock with a par value of $0.01 per share. Our board of directors, with the approval of a majority of the full board and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. As of August 6, 2019, we had outstanding 138,104,087 shares, comprised of 4,598,800 Class T shares, 18,864,283 Class S shares, 3,249,296 Class D shares, 41,321,371 Class I shares and 70,070,337 Class E shares.

Common Stock

        The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our full board of directors. Subject to any preferential rights of any outstanding series of preferred stock and the provisions of our charter regarding restriction on ownership and transfer of our common stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares of our common stock issued in this offering are fully paid and non-assessable shares of common stock. Holders of shares of our common stock do not have preemptive rights, which means that you do not have an option to purchase any new shares of common stock that we issue, and generally do not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Stockholders are not liable for the acts or obligations of the Company.

        We do not issue certificates for shares of our common stock. Shares of our common stock are held in "uncertificated" form which eliminates the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminates the need to return a duly executed share certificate to effect a transfer. DST Systems, Inc. acts as our registrar and as the transfer agent for shares of our common stock. Transfers can be effected simply by mailing a transfer and assignment form, which we will provide to you at no charge, to:

For regular mail:	For overnight deliveries:
DST Systems, Inc.	DST Systems, Inc.
PO Box 219079	430 West 7th Street, Suite 219079
Kansas City, Missouri 64121-9079	Kansas City, Missouri 64105

  Class E Shares

        Substantially all of our outstanding Class E shares were sold by us in prior public primary offerings or to Class E stockholders pursuant to our distribution reinvestment plan. No Class E shares will be issued in this offering.

  Class T Shares

        Each Class T share issued in the primary offering will be subject to an upfront selling commission of up to 3.0%, and a dealer manager fee of up to 1.5%, of the transaction price of each Class T share sold in the offering on the date of the purchase; provided, however, that the sum of upfront selling commissions and upfront dealer manager fees will not exceed 3.5% of the transaction price. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

        We will pay the Dealer Manager a distribution fee with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of an advisor distribution fee of 0.65% per annum, and a dealer distribution fee of 0.20% per annum, of the aggregate NAV for the Class T shares; however, with respect to certain Class T shares, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares. The distribution fee will be paid monthly in arrears. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fee to participating broker-dealers and servicing broker-dealers and will rebate to us the distribution fee to the extent a broker-dealer is not eligible to receive it unless the Dealer Manager has not recouped the total amount of distribution fees it advanced or the Dealer Manager is serving as the broker of record with respect to such shares. We will cease paying the distribution fees with respect to individual Class T shares when they are no longer outstanding, including as a result of conversion to Class I shares as described below under "—Conversion."

        The upfront selling commission and dealer manager fee will not be payable in respect of any Class T shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the distribution fee payable with respect to all our outstanding Class T shares.

        Class T shares are available to the general public for purchase in this offering.

  Class S Shares

        Each Class S share issued in the primary offering will be subject to an upfront selling commission of up to 3.5% of the transaction price of each Class S share sold in the offering on the date of the purchase. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No dealer manager fee will be paid for sales of any Class S shares.

        We will pay the Dealer Manager a distribution fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares. The distribution fee will be paid monthly in arrears. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fee to participating broker-dealers and servicing broker-dealers and will rebate to us the distribution fee to the extent a broker-dealer is not eligible to receive it unless the Dealer Manager has not recouped the total amount of distribution fees it advanced or the Dealer Manager is serving as the broker of record with respect to such shares. We will cease paying the distribution fees with respect to individual Class S shares when they are no longer outstanding, including as a result of conversion to Class I shares as described below under "—Conversion."

        The upfront selling commission will not be payable in respect of any Class S shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the distribution fee payable with respect to all our outstanding Class S shares.

        Class S shares are available to the general public for purchase in this offering.

  Class D Shares

        No upfront selling commissions or dealer manager fee will be paid for sales of any Class D shares. We will pay the Dealer Manager a distribution fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D shares, including any Class D shares sold pursuant to our distribution reinvestment plan. The distribution fee will be paid monthly in arrears. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fee to participating broker-dealers and servicing broker-dealers and will rebate to us the distribution fee to the extent a broker-dealer is not eligible to receive it unless the Dealer Manager has not recouped the total amount of distribution fees it advanced or the Dealer Manager is serving as the broker of record with respect to such shares. We will cease paying the distribution fees with respect to individual Class D shares when they are no longer outstanding, including as a result of conversion to Class I shares as described below under "—Conversion."

        Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law and direct clients to trade with a broker-dealer that offers Class D shares, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (5) other categories of investors that we name in an amendment or supplement to this prospectus.

  Class I Shares

        No upfront selling commissions, dealer manager fees or distribution fees will be paid for sales of any Class I shares.

        Class I shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Advisor's product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (8) by participating broker dealers, including their registered representatives and immediate family members, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (10) by any other categories of purchasers that we name in an amendment or supplement to this prospectus.

  Conversion

        Each Class T, Class S or Class D share held within a stockholder's account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (a) a listing of any shares of our common stock on a national securities exchange, (b) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (c) the end of the month in which the Dealer Manager in conjunction with our transfer agent determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan).

        In addition, after termination of a primary offering registered under the Securities Act, each Class T, Class S or Class D share sold in that primary offering, each Class T, Class S or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T, Class S or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate, at the end of the month in which we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the offerings covered by that registered statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering.

        As used above, the "Applicable Conversion Rate" means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, (b) with respect to Class S shares, a ratio whereby the numerator is the most recently disclosed monthly Class S NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, and (c) with respect to Class D shares, a ratio whereby the numerator is the most recently disclosed monthly Class D NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fee expenses to our Class T, Class S and Class D shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T, Class S and Class D shares.

  Rights Upon Liquidation

        Immediately before any liquidation, dissolution or winding up, or any distribution of our assets pursuant to a plan of liquidation, dissolution or winding up, our Class T, Class S and Class D shares will automatically convert to Class I shares at the Applicable Conversion Rate. Following such conversion, each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Preferred Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. A majority of our independent directors who do not have an interest in the transaction must approve any offering of preferred stock and have access to counsel at the Company's expense. Prior to issuance of shares of each class or series, the board of directors is required by the Maryland General Corporation Law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. We will not offer preferred stock to our Advisor, our Dealer Manager, our officers and directors, or any of their affiliates except on the same terms as preferred stock is offered to all other investors.

Meetings, Special Voting Requirements and Access to Records

        An annual meeting of the stockholders is held each year on a date specified by our board of directors that is not less than 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chief executive officer or upon the written request of stockholders holding at least 10% of the outstanding shares of our common stock. Upon receiving a written request, either by person or by mail, our secretary will provide all stockholders with written notice, either by person or by mail, of such meeting and the purpose of such meeting. The special meeting must be held not less than 15 nor more than 60 days after the distribution of the notice, at a time and place specified in the stockholder request, or if none is specified, at a time and place convenient to the stockholders. The presence of 50% of the outstanding shares of our common stock either in person or by proxy shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast on a matter is necessary to take stockholder action, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is required to elect a director and except for the matters described in the next paragraph, which must be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

        Under the Maryland General Corporation Law and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (1) the amendment of our charter, (2) our dissolution, (3) our merger into another entity, our consolidation or the sale or other disposition of all or substantially all of our assets and (4) the election or removal of our directors.

        The Advisory Agreement, including the selection of the Advisor, is approved annually by our directors including a majority of the independent directors. While the stockholders do not have the ability to vote to replace the Advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares of our common stock entitled to vote on such matter, to remove a director from our board of directors. Any stockholder shall be permitted access to all our records at all reasonable times, and may inspect and copy any of them for a reasonable copying charge. An alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them, shall be maintained as part of our books and records and shall be available for inspection by any stockholder or the stockholder's designated agent at our office. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any stockholder who requests the list within 10 days of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder shall be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder shall not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose (such as to acquire our shares in a tender offer for investment purposes) not related to the requesting stockholder's interest in the affairs of the Company.

Tender Offers

        Our charter provides that any person making a tender offer that is not otherwise subject to Regulation 14D of the Exchange Act, including any "mini-tender" offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. In addition, the offeror must provide us notice of such tender offer at least 10 business days before initiating the tender offer. If the offeror does not comply with the provisions set forth above, we will have the right to redeem that offeror's shares, if any, and any shares acquired in such tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror's noncompliance.

Restriction On Ownership of Shares of Capital Stock

        In order for us to qualify as a REIT, no more than 50% in value of the outstanding shares of our common stock may be owned, directly or indirectly, through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our common stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year ending December 31, 2006. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by the Operating Partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist us in preserving our status as a REIT, among other purposes, our charter contains limitations on the ownership and transfer of shares of common stock which prohibit any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value of our then outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock, prohibit the beneficial ownership of the outstanding shares of our capital stock by fewer than 100 persons and prohibit any transfer of or other event or transaction with respect to shares of capital stock that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons. In addition, our charter prohibits any transfer of or other event with respect to shares of our capital stock that would result in us being "closely held" within the meaning of Section 856(h) of the Code, that would cause us to own, actually or constructively, more than 9.9% of the ownership interests in a tenant of our real property or the real property of the Operating Partnership or any direct or indirect subsidiary of the Operating Partnership or that would otherwise cause us to fail to qualify as a REIT.

        Our charter provides that the shares of our capital stock that, if transferred, would result in a violation of the 9.8% ownership limit, would result in us being "closely held" within the meaning of Section 856(h) of the Code, would cause us to own more than 9.9% of the ownership interests in a tenant of our real property or the real property of the Operating Partnership or any direct or indirect subsidiary of the Operating Partnership or would otherwise cause us to fail to qualify as a REIT will be transferred automatically to a trust effective on the day before the purported transfer of such shares of our capital stock. We will designate a trustee of the share trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the share trust. The trustee will receive all distributions on the shares of our capital stock in the same trust and will hold such distributions or distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. The intended transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted by the board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the intended transferee) that such transfer would not violate the provisions of the Code for our qualification as a REIT. In addition, our charter provides that any transfer of shares of our capital stock that would result in shares of our capital stock being owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of our capital stock.

        The trustee will transfer the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The transfer shall be made no earlier than 20 days after the later of our receipt of notice that shares of our capital stock have been transferred to the trust or the date we determine that a purported transfer of shares of stock has occurred. During this 20-day period, we will have the option of redeeming such shares of our capital stock. Upon any such transfer or redemption, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift or devise, the price per share on the date of redemption at the time of the gift or devise) or (b) the price per share on the date of the redemption, in the case of a purchase by us, or the price received by the trustee net of any sales commission and expenses, in the case of a sale by the trustee. The charitable beneficiary will receive any excess amounts. In the case of a liquidation, holders of such shares will receive a ratable amount of our remaining assets available for distribution to shares of the applicable class or series taking into account all shares of such class or series. The trustee will distribute to the purported transferee or holder an amount equal to the lesser of the amounts received with respect to such shares or the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift or devise, the price at the time of the gift or devise) and shall distribute any remaining amounts to the charitable beneficiary.

        Any person who (1) acquires or attempts to acquire shares of our capital stock in violation of the foregoing restrictions or who owns shares of our capital stock that were transferred to any such trust is required to give immediate written notice to us of such event or (2) purports to transfer or receive shares of our capital stock subject to such limitations is required to give us 15 days written notice prior to such purported transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until the board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

        The ownership limits do not apply to a person or persons which the directors exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5% or more (or such lower percentage applicable under Treasury Regulations) of the outstanding shares of our capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned.

Distributions

        We intend to make distributions on a monthly basis following the end of each calendar month. We intend to use monthly record dates and, thus, monthly distribution accruals. However, we reserve the right to adjust the periods during which distributions accrue and are paid. Our distributions for the six months ended June 30, 2019 were 71.3% funded from our operations and 28.7% funded from our borrowings. Our distributions for the years ended December 31, 2018, 2017 and 2016, on a year-to-date basis, were fully funded from our operations. When looking at individual quarters within those periods, in some cases our distributions were not fully funded from our operations for such quarters. In the future we may continue to fund distributions from sources other than cash flow from operations. Our long-term strategy is to fund the payment of monthly distributions to our stockholders entirely from our operations. However, if we are unsuccessful in investing the capital we raise in this offering or which is generated from the sale of existing assets on an effective and efficient basis that is accretive to our distribution level, we may be required to fund our monthly distributions to our stockholders from a combination of our operations and financing activities, which include net proceeds of this offering and borrowings (including borrowings secured by our assets), or to reduce the level of our monthly distributions. We have not established a cap on the amount of our distributions that may be paid from any of these sources.

        Our ability to pay distributions at the current level also likely will be impacted by the expiration of certain large leases in our portfolio, and, as a result, we may be required to reduce the level of our monthly distributions. To the extent that we sell higher yielding assets in exchange for assets that may initially produce less income in exchange for the potential ability for longer term appreciation, this may also put pressure on our ability to sustain our current distribution level. If and when our monthly distributions exceed cash flow generated from our operations, it causes a net decrease in our NAV if not offset by other effects.

        Each quarter our board of directors determines the level of our distributions for each month in that quarter. In determining the appropriate level of a distribution, our board of directors considers a number of factors, including the current and anticipated market conditions, current and anticipated future performance and make-up of our investments, our overall financial projections and expected future cash needs. We can give no assurance that the board of directors will continue to set distributions at current levels and our distribution levels may change from time to time. Depending on the distribution level relative to cash flow generated from our portfolio, if and when our monthly distributions exceed cash flow generated from our operations, it causes a net decrease in our NAV if not offset by other effects.

        In connection with a distribution to our stockholders, our board intends to authorize a monthly distribution of a certain dollar amount per share of our common stock before or on the first day of each calendar quarter for the months in such quarter. We will then calculate each stockholder's specific distribution amount for the month using monthly record dates and your distributions will accrue on the first record date after you become a record owner of our common stock, subject to our board of directors declaring a distribution for record owners as of such date. We accrue the amount of declared distributions as a liability on the record date, and such liability is accounted for in determining the NAV.

        The per share amount of any distributions for any class of common stock relative to the other classes of common stock shall be determined as described in the most recent multiple class plan approved by our board of directors. Under our multiple class plan in effect, distributions are made on all classes of our common stock at the same time. The per share amount of distributions on our shares of common stock differs because of different allocations of class-specific fees. We use the record share method of determining the per share amount of distributions on each class of shares, although our board of directors may choose other methods. The record share method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants ("AICPA"). Under this method, the amount to be distributed on shares of our common stock is increased by the sum of all class-specific fees accrued for such period. Such amount is divided by the number of shares of our common stock outstanding on the record date. Such per share amount is reduced for each class of common stock by the per share amount of any class-specific fees allocable to such class.

        We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our taxable income each year (computed without regard to the distributions paid deduction and our net capital gain). In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed by us, plus (ii) retained amounts on which we pay income tax at the corporate level. See "Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement." Distributions are authorized at the discretion of the board of directors, in accordance with our earnings, cash flow and general financial condition. The board's discretion is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. We are authorized to borrow money, issue new securities or sell assets in order to make distributions. There are no restrictions on the ability of our Operating Partnership to transfer funds to us. For information regarding our historical distributions, see "Selected Information Regarding Our Operations—Distribution Information."

        We are prohibited from making distributions in kind, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of assets in accordance with the terms of our charter, or distributions in which (i) the board of directors advises each stockholder of the risks associated with direct ownership of the property, (ii) the board of directors offers each stockholder the election of receiving such in-kind distributions and (iii) in-kind distributions are made only to those stockholders that accept such offer. We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders, provided that the securities so distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash distributions may incur transaction expenses in liquidating the securities.

Distribution Reinvestment Plan

        Our distribution reinvestment plan allows you to have your cash distributions attributable to the class of shares owned automatically reinvested in additional shares of the same class. A copy of our distribution reinvestment plan is included as Appendix B to this prospectus. You may choose to enroll as a participant in our distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after acceptance of your written notice.

        The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price for such shares in effect on the distribution date. However, our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Stockholders do not pay selling commissions or a dealer manager fee when purchasing shares pursuant to the distribution reinvestment plan. Because the distribution fee is calculated based on our NAV, it reduces the NAV and/or distributions with respect to our Class T, Class S and Class D shares, including shares issued under the distribution reinvestment plan with respect to such share classes. Shares acquired under the distribution reinvestment plan entitle the participant to the same rights and will be treated in the same manner as shares of that class purchased in this offering.

        We reserve the right to amend any aspect of our distribution reinvestment plan without the consent of our stockholders, provided that notice of any material amendment is sent to participants at least 10 days prior to the effective date of that amendment. Our board of directors may amend, suspend or terminate the distribution reinvestment plan for any reason at any time upon 10 days' prior notice to participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the participants. Participation in the plan may also be terminated with respect to any person to the extent that a reinvestment of distributions in shares of our common stock would cause the share ownership limitations contained in our charter to be violated. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash.

        If a stockholder elects to participate in the distribution reinvestment plan, the stockholder will be treated as receiving, in lieu of the reinvested cash distribution, a distribution of additional shares of the same class of common stock on which the distribution is made. If the stockholder is subject to federal income taxation, the stockholder will be treated for federal income tax purposes as if he or she has received a dividend, to the extent of our current and accumulated earnings and profits, in an amount equal to the fair value on the relevant distribution date of the shares of the class of common stock purchased with the reinvested distributions, and will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend in which event the appropriate portion of the distribution will be treated as long-term capital gain to the extent the distribution does not exceed our current and accumulated earnings and profits. See "Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders" and "Material U.S. Federal Income Tax Considerations—Special Tax Considerations for Non-U.S. Stockholders." However, the tax consequences of participating in our distribution reinvestment plan will vary depending upon each participant's particular circumstances and you are urged to consult your own tax advisor regarding the specific tax consequences to you of participation in the distribution reinvestment plan.

        All material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax information with respect to income earned on shares under the plan for the calendar year, will be provided to the stockholders at least annually. Each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at any time after receiving this information.

Share Redemption Program

        We expect that there will be no regular secondary trading market for shares of our common stock. While you should view your investment as long term with limited liquidity, we have adopted a share redemption program, whereby stockholders may request that we redeem all or any portion of our shares in accordance with the procedures and subject to certain conditions and limitations described below.

        Due to the illiquid nature of investments in real property, we may not have sufficient liquid resources to fund redemption requests. In addition, we have established limitations on the amount of funds we may use for redemptions during any calendar month and quarter. See "—Redemption Limitations" below. Further, our board of directors has the right to modify, suspend or terminate the share redemption program if it deems such action to be in the best interest of our stockholders.

        A stockholder's request for redemption in accordance with any of the special treatment described below in the event of the death or qualifying disability of a stockholder must be submitted within

18 months of the death of the stockholder or the initial determination of the stockholder's disability (which we define as such term is defined in Section 72(m)(7) of the Code), as further described below.

        You may request that we redeem shares of our common stock through your financial advisor or directly with our transfer agent. We will generally adhere to the following procedures relating to the redemption of shares of our common stock:

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  Under our share redemption program, to the extent we choose to redeem shares in any particular month we will only redeem shares as of the last calendar day of that month (a "Redemption Date"). Shares redeemed on the Redemption Date remain outstanding on the Redemption Date and are no longer outstanding on the day following the Redemption Date. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days of the Redemption Date. Redemption requests received and processed by our transfer agent will be effected at a redemption price equal to the transaction price on the applicable Redemption Date (which will generally be equal to our most recently disclosed monthly NAV per share), subject to any Early Redemption Deduction. Although the transaction price for shares of our common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the Redemption Date may be significantly different.

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  A stockholder may withdraw his or her redemption request by notifying the transfer agent, directly or through the stockholder's financial intermediary, on our toll-free, automated telephone line, (888) 310-9352. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Redemption requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

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  If a redemption request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the redemption request will be executed, if at all, on the next month's Redemption Date at the transaction price applicable to that month (subject to any Early Redemption Deduction), unless such request is withdrawn prior to the redemption. Redemption requests received and processed by our transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day.

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  Redemption requests may be made by mail or by contacting your financial intermediary, both subject to certain conditions described in this prospectus. If making a redemption request by contacting your financial intermediary, your financial intermediary may require you to provide certain documentation or information. If making a redemption request by mail to the transfer agent, you must complete and sign a redemption authorization form, which we will provide to you at no charge and which will also be available on our website. Written requests should be sent to the transfer agent at the following address:

For regular mail:	For overnight deliveries:
DST Systems, Inc.	DST Systems, Inc.
PO Box 219079	430 West 7th Street, Suite 219079
Kansas City, Missouri 64121-9079	Kansas City, Missouri 64105
Toll Free Number: (888) 310-9352

        Corporate investors and other non-individual entities must have an appropriate certification on file authorizing redemptions. A signature guarantee may be required.

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  For processed redemptions, stockholders may request that redemption proceeds are to be paid by mailed check provided that the amount is less than $100,000 and the check is mailed to an address on file with the transfer agent for at least 30 days.

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  Processed redemptions of more than $100,000 will be paid only via ACH or wire transfer. For this reason, stockholders who own more than $100,000 of our common stock must provide bank instructions for their brokerage account or designated U.S. bank account. Stockholders who own less than $100,000 of our common stock may also receive redemption proceeds via ACH or wire transfer, provided the payment amount is at least $2,500. For all redemptions paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating your bank or brokerage account on file. Funds will be sent only to U.S. financial institutions (ACH network members).

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  A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions which are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. We reserve the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any redemption or transaction request. We may require a medallion signature guarantee if, among other reasons: (1) the amount of the redemption request is over $500,000; (2) you wish to have redemption proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days; or (3) our transfer agent cannot confirm your identity or suspects fraudulent activity.

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  If a stockholder has made multiple purchases of shares of our common stock, any redemption request will be processed on a first in/first out basis unless otherwise requested in the redemption request.

  Minimum Account Redemptions

        In the event that any stockholder fails to maintain the minimum balance of $2,000 of shares of our common stock, we may redeem all of the shares held by that stockholder at the redemption price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any Early Redemption Deduction. Minimum account redemptions will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV. Minimum account redemptions are subject to Early Redemption Deduction.

  Sources of Funds for Redemptions

        We may, in the Advisor's discretion, after taking the interests of our company as a whole and the interests of our remaining stockholders into consideration, use proceeds from any available sources at our disposal to satisfy redemption requests, subject to the limitation on the amount of funds we may use described below under "—Redemption Limitations." Potential sources of funding redemptions include, but are not limited to, cash on hand, cash available from borrowings, cash from the sale of shares of our common stock and cash from liquidations of investments, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders, purchases of real property, debt-related or other investments or redemption of OP Units.

        Although the vast majority of our assets consist of properties that cannot generally be readily liquidated on short notice without impacting our ability to realize full value upon their disposition, we intend to maintain a number of sources of liquidity including (i) cash equivalents (e.g. money market funds), other short-term investments, U.S. government securities, agency securities and liquid real estate-related securities and (ii) one or more borrowing facilities. We may fund redemptions from any available source of funds, including operating cash flows, borrowings, proceeds from this offering and/or sales of our assets.

        This share redemption program may limit our ability to make new investments or increase the current distribution rate if we experience redemption demand in excess of capacity over any two-year period. This share redemption program requires that if during any consecutive 24-month period (the "Pro-Rata Period"), we do not have at least one month in which we fully satisfy 100% of properly submitted redemption requests or accept all properly submitted tenders in a self-tender offer for our shares, we will not make any new investments (excluding short-term cash management investments under 30 days in duration) and we will use all investable assets to satisfy redemption requests (subject to the limitations under this program) until all outstanding requests are satisfied. "Investable assets" includes net proceeds from new subscription agreements, unrestricted cash, proceeds from marketable securities, proceeds from the distribution reinvestment plan, and net cash flows after any payment, accrual, allocation, or liquidity reserve associated with costs in the normal course of owning, operating and selling real estate, debt service, redemption of holders of OP Units, repayment of debt, debt financing costs, current or anticipated debt covenants associated with existing debt, funding commitments related to real estate (provided that, any such funding commitments related to the acquisition of property were made prior to the second half of the Pro-Rata Period), master lease payments pursuant to the DST Program, general and administrative expenses, organizational and offering costs, asset management and advisory fees, performance or actions under existing contracts, obligations under our organizational documents or those of our subsidiaries (provided that any such obligation, other than an immaterial obligation or an obligation or change requested by a federal or state regulatory body, existed prior to such Pro-Rata Period), obligations imposed by law, regulations, courts or arbitration, or distributions (whether for stockholders or other investors in the company or its subsidiaries) or establishment of an adequate liquidity reserve as determined by our board of directors. The Advisor will also defer its incentive fee until all redemption requests are satisfied. Furthermore, our board of directors and management will consider additional ways to improve shareholder liquidity through this share redemption program or otherwise. The purpose of this provision is to use all available investable assets to satisfy redemption requests in such a situation as described above. Exceptions to the limitations of this paragraph may be made to complete like-kind exchanges under Section 1031 of the Code necessary to avoid adverse tax consequences, or to take actions necessary to maintain our qualification as a REIT under the Code.

  Redemption Limitations

        We may redeem fewer shares than have been requested in any particular month to be redeemed under our share redemption program, or none at all, in our discretion at any time. The total amount of aggregate redemptions of Class E, Class T, Class S, Class D, and Class I shares (based on the price at which the shares are redeemed) will be limited during each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and in each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter; provided, however, that every month and quarter each class of our common stock will be allocated capacity within such aggregate limit to allow stockholders in such class to either

(a) redeem shares (based on the price at which the shares are redeemed) equal to at least 2% of the aggregate NAV of such share class as of the last calendar day of the previous quarter, or, if more limiting, (b) redeem shares (based on the price at which the shares are redeemed) over the course of a given quarter equal to at least 5% of the aggregate NAV of such share class as of the last calendar day of the previous quarter (collectively referred to herein as the "2% and 5% limits"), which in the second and third months of a quarter could be less than 2% of the NAV of such share class. In the event that we determine to redeem some but not all of the shares submitted for redemption during any month, shares redeemed at the end of the month will be redeemed on a pro rata basis. Even if the class-specific allocations are exceeded for a class, the program may offer such class additional capacity under the aggregate program limits. Redemptions and pro rata treatment, if necessary, will first be applied within the class-specific limits and then applied on an aggregate basis in a second step. All unsatisfied redemption requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share redemption program, as applicable.

        For both the aggregate and class-specific allocations described above, (i) provided that the share redemption program has been operating and not suspended for the first month of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for that month will carry over to the second month and (ii) provided that the share redemption program has been operating and not suspended for the first two months of a given quarter and that all properly submitted redemption requests were satisfied, any unused capacity for those two months will carry over to the third month. In no event will such carry-over capacity permit the redemption of shares with aggregate value (based on the redemption price per share for the month the redemption is effected) in excess of 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter (provided that for these purposes redemptions may be measured on a net basis as described in the paragraph below).

        We currently measure the foregoing redemption allocations and limitations based on net redemptions during a month or quarter, as applicable. The term "net redemptions" means, during the applicable period, the excess of our share redemptions (capital outflows) over the proceeds from the sale of our shares (capital inflows). Net redemptions for the class-specific allocations will be based only on the capital inflows and outflows of that class, while net redemptions for the overall program limits would be based on capital inflows and outflows of all classes. Thus, for any given calendar quarter, the maximum amount of redemptions during that quarter will be equal to (1) 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter, plus (2) proceeds from sales of new shares in this offering (including purchases pursuant to our distribution reinvestment plan) and the Class E distribution reinvestment plan offering since the beginning of the current calendar quarter. The same would apply for a given month, except that redemptions in a month would be subject to the 2% limit described above (subject to potential carry-over capacity), and netting would be measured on a monthly basis. With respect to future periods, our board of directors may choose whether the allocations and limitations will be applied to "gross redemptions," i.e., without netting against capital inflows, rather than to net redemptions. If redemptions for a given month or quarter are measured on a gross basis rather than on a net basis, the redemption limitations could limit the amount of shares redeemed in a given month or quarter despite our receiving a net capital inflow for that month or quarter. In order for our board of directors to change the application of the allocations and limitations from net redemptions to gross redemptions or vice versa, we will provide notice to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure redemptions on a gross basis, or vice versa, will only be made for an entire quarter, and not particular months within a quarter.

        If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no redemption requests will be accepted for such month and stockholders who wish to have their shares redeemed the following month must resubmit their redemption requests.

        Should redemption requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of the company as a whole, we may choose to redeem fewer shares in any particular month than have been requested to be redeemed, or none at all. Further, our board of directors may modify, suspend or terminate our share redemption program if it deems such action to be in our best interest and the best interest of our stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on redemptions, to and suspensions of the share redemption program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by us. Material modifications will also be disclosed on our website. In addition, we may determine to suspend the share redemption program due to regulatory changes, changes in law or if we become aware of undisclosed material information that we believe should be publicly disclosed before shares are redeemed. Once the share redemption program is suspended, our board of directors must affirmatively authorize the recommencement of the plan before stockholder requests will be considered again.

  Early Redemption Deduction

        There is no minimum holding period for shares of our common stock and stockholders can request that we redeem their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be redeemed at 95% of the Transaction Price (the "Early Redemption Deduction").

        The Early Redemption Deduction will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. We may, from time to time, waive the Early Redemption Deduction in the following circumstances:

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  redemptions resulting from death or qualifying disability;

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  in the event that a stockholder's shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance; or

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  with respect to shares purchased through our distribution reinvestment plan.

        In addition, the Early Redemption Deduction may not apply to transactions initiated by the trustee or adviser to a donor-advised charitable gift fund, collective trust fund, common trust fund, fund of fund(s) or other institutional accounts, strategy funds or programs if management determines, in its sole discretion, such account, fund or program has an investment strategy or policy that is reasonably likely to control short-term trading. Further, shares of our common stock may be sold to certain employer sponsored plans, bank or trust company accounts and accounts of certain financial institutions or intermediaries for which we may not apply the Early Redemption Deduction to underlying stockholders, often because of administrative or systems limitations. The Early Redemption Deduction shall also not apply to shares taken by our Advisor in lieu of fees or expense reimbursements under the Advisory Agreement.

        The Early Redemption Deduction will also not apply in certain situations following the departure of certain key persons to our company, unless replaced as described below. The currently designated key persons are Richard D. Kincaid, Dwight L. Merriman III, Gregory M. Moran and James R. Mulvihill and any individual appointed by a majority of our independent directors to replace such key persons as described below. If two or more of such key persons have died, resigned, been removed, become disabled (meaning the earlier of (a) the date on which a key person's healthcare provider states in writing that that such key person will be unable, or can reasonably be expected to be unable, to perform the essential functions of his/her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness or injury for a period of at least 60 consecutive days, or (b) the 60th consecutive day in which such key person has actually been unable to perform the essential functions of his/her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness or injury), or are otherwise unable or unwilling to exercise the authority and discharge those day-to-day management responsibilities with respect to our company as are currently exercised and discharged by such key persons, and our independent directors have not, within 60 days of such situations having arisen with respect to two or more of such key persons, approved the appointment of one or more replacements who will fulfill substantially all of the duties of at least all but one of such key persons (meaning one key person position may remain unfilled for longer than 60 days) (a "Key Man Triggering Event"), then the Early Redemption Deduction will be waived with respect to all shares purchased prior to the expiration of five business days after the public disclosure of the occurrence of such Key Man Triggering Event ("Exempt Shares") from the time the Key Man Triggering Event is publicly disclosed until the completion of three full calendar months; provided, that if not all properly submitted redemption requests are satisfied during such three full calendar months, then such Early Redemption Deduction waiver for Exempt Shares will continue until there has been a subsequent calendar month in which all properly submitted redemption requests were satisfied. We will publicly disclose a Key Man Triggering Event and the associated waiver of the Early Redemption Deduction promptly upon its occurrence, and also promptly publicly disclose when the associated waiver of the Early Redemption Deduction has ended. Any such public disclosure will be made to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website.

        From time to time, our board of directors may also authorize waivers of the Early Redemption Deduction for specified periods of time with respect to future redemptions for all investors upon the occurrence of specific circumstances other than personal circumstances (e.g. significant corporate changes, natural disasters) that it determines, in its sole discretion, do not raise concerns over short-term trading. Any such waivers will be publicly disclosed promptly following their approval. Any such waivers will apply to all investors and apply on a prospective basis only, and will remain effective for at least three full calendar months. Any such public disclosure will be made to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website.

        As set forth above, we may waive the Early Redemption Deduction in respect of redemption of shares resulting from the death of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. We must receive the written redemption request within 18 months after the death of the stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon death does not apply.

        Furthermore, as set forth above, we may waive the Early Redemption Deduction in respect of redemption of shares held by a stockholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Code), subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. We must receive the written redemption request within 18 months of the initial determination of the stockholder's disability in order for the stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a stockholder. If spouses are joint registered holders of shares, the request to have the shares redeemed may be made if either of the registered holders acquires a qualifying disability. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon disability does not apply.

  Items of Note

        When you make a request to have shares redeemed, you should note the following:

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  if you are requesting that some but not all of your shares be redeemed, keep your balance above $2,000 to avoid minimum account redemption, if applicable;

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  you will not receive interest on amounts represented by uncashed redemption checks;

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  under applicable anti-money laundering regulations and other federal regulations, redemption requests may be suspended, restricted or canceled and the proceeds may be withheld; and

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  all shares of our common stock requested to be redeemed must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the redemption must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting party to provide evidence satisfactory to us that the shares requested for redemption are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to redeem any shares subject to the lien.

        IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for shares of our stock sold or redeemed. Although there are several available methods for determining the adjusted cost basis, unless you elect otherwise, which you may do by checking the appropriate box on the redemption form or calling our customer service number at (888) 310-9352, we will utilize the first-in-first-out method.

  Mail and Telephone Instructions

        We and our transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized stockholder transactions if they reasonably believe that such instructions were genuine. We and our transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the stockholder to provide certain specific identifying information on file and sending written confirmation to stockholders of record no later than five days following execution of the instruction. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the stockholder, or its agent, should contact his, her or its financial advisor as well as our transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve us, our transfer agent and the financial advisor of any liability with respect to the discrepancy.

Liquidity Events

        The purchase of our shares of common stock is intended to be a long-term investment and we do not anticipate that a secondary trading market will develop. Therefore, it will be very difficult for you to sell your shares promptly or at all, and any such sales may be made at a loss. On a limited basis, you may be able to have your shares redeemed through our share redemption program. In addition, we do not intend to pursue a "Liquidity Event" within any period of time. A "Liquidity Event" includes, but is not limited to, (a) a listing of our common stock on a national securities exchange (or the receipt by our stockholders of securities that are listed on a national securities exchange in exchange for our common stock); (b) our sale, merger or other transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company; or (c) the sale of all or substantially all of our assets where our stockholders either receive, or have the option to receive, cash or other consideration. Although we will not be precluded from pursuing a Liquidity Event (or series thereof) if our board of directors determines that is in the best interest of our stockholders, we intend to operate as a perpetual-life REIT.

Subsequent Offerings

        Apart from this offering, our ongoing distribution reinvestment plan offering of Class E shares and our DST Program, we may in the future conduct offerings of common stock (whether existing or new classes), preferred stock, debt securities or interests in our Operating Partnership or other subsidiaries. We may structure such offerings to attract institutional investors or other sources of capital.

Business Combinations

        Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder's affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term "business combinations" includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An "interested stockholder" is defined for this purpose as: (1) any person who beneficially owns 10 percent or more of the voting power of the corporation's shares or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding voting shares of the corporation. A person is not an interested stockholder under the Maryland General Corporation Law if the board of directors approved in advance the transaction by which he otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

        These super majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

        None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

        Should our board of directors opt in to the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Business Combination with the Advisor

        Many REITs that are listed on a national securities exchange or included for quotation on an over-the-counter market are considered self-administered, which means that they employ persons or agents to perform all significant management functions. The costs to perform these management functions are "internalized," rather than external, and no third-party fees, such as advisory fees, are paid by the REIT. We may consider becoming a self-administered REIT if we determine that internalizing some or all of the management functions performed by the Advisor is in our best interests and in the best interests of our stockholders.

Control Share Acquisitions

        The Maryland General Corporation Law provides that Control Shares of a Maryland corporation acquired in a Control Share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. "Control Shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control Shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a "Control Share acquisition" means the acquisition of Control Shares. Once a person who has made or proposes to make a Control Share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the Control Shares at the meeting or if the acquiring person does not deliver an "Acquiring Person Statement" for the Control Shares as required by the statute, the corporation may redeem any or all of the Control Shares for their fair value, except for Control Shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the Control Shares, and is to be determined as of the date of the last Control Share acquisition or of any meeting of stockholders at which the voting rights for Control Shares are considered and not approved.

        If voting rights for Control Shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the Control Share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share acquisition.

        The Control Share acquisition statute does not apply to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the Maryland General Corporation Law, we have provided in our bylaws that the Control Share provisions of the Maryland General Corporation Law will not apply to any acquisition by any person of shares of our stock, but the board of directors retains the discretion to change this provision in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the Maryland General Corporation Law, which we refer to as "Subtitle 8," permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by a provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in our charter, to any or all of the following five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in the board of directors the exclusive power to fix the number of directorships. We have not elected to be subject to the other provisions of Subtitle 8.

Restrictions on Roll-Up Transactions

        Under our charter, the term "roll-up transaction" means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of our company and the issuance of securities of an entity that would be created or would survive after the successful completion of a proposed roll-up transaction to our stockholders. A roll-up transaction does not include (a) a transaction that occurs at least twelve months after our securities have been listed on a national securities exchange, or (b) a transaction involving the conversion to corporate, trust or association form of only us, if, as a consequence of the transaction, there will be no significant adverse change in any of the following: (i) voting rights of our stockholders, (ii) the term of our existence, (iii) the compensation of our Sponsor or the Advisor, or (iv) our investment objectives.

        Our charter provides that we must obtain an appraisal of all of our assets from an independent expert in connection with a proposed "roll-up transaction." In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with our Advisor or directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or other assets of the type held by us. Our charter provides that if the appraisal is included in a prospectus used to offer the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, the appraisal shall be filed with the Commission and the states in which the securities are being registered as an exhibit to the registration statement for the offering. As set forth in our charter, our assets would be appraised on a consistent basis, and the appraisal would be based on the evaluation of all relevant information and would indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. Our charter requires that the appraisal assume an orderly liquidation of assets over a 12-month period and that the terms of the engagement of such independent expert clearly state that the engagement is for our benefit and the benefit of our stockholders. Our charter also requires that we include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.

        Our charter requires the person sponsoring the roll-up transaction to offer to common stockholders who vote against the proposal a choice of:

  •
  accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

  •
  one of the following:

  •
  remaining stockholders and preserving their interests in us on the same terms and conditions as existed previously; or

  •
  receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

        Our charter prohibits us from participating in any proposed roll-up transaction:

  •
  that would result in common stockholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of the charter and our dissolution;

  •
  that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

  •
  in which our common stockholders' rights to access records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in our charter and described in "—Meetings, Special Voting Requirements and Access To Records" above; or

  •
  in which we would bear any of the costs of the roll-up transaction if our common stockholders reject the roll-up transaction.

Forum for Certain Litigation

        Our bylaws provide that the Circuit Court for Baltimore City, Maryland, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any duty owed by any director or officer or employee of the Company to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law or our charter or bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Company who commences such an action shall cooperate in a request that the action be assigned to the court's Business and Technology Case Management Program.

Reports to Stockholders

        Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

  •
  financial statements which are prepared in accordance with GAAP and are audited by our independent registered public accounting firm;

  •
  the ratio of the costs of raising capital during the year to the capital raised;

  •
  the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any affiliate of the Advisor by us or third parties doing business with us during the year;

  •
  our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;

  •
  a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and

  •
  separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and the Advisor, our Sponsor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

Restrictions on Transfer

        Subsequent purchasers, i.e., potential purchasers of your shares, must meet the net worth or income standards of our charter, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own less than $2,000 in our shares. Apart from the foregoing potential transfer restrictions and the potential restrictions described above in "—Restriction On Ownership of Shares of Capital Stock," the shares purchased in this offering are freely transferable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a summary of United States material federal income tax considerations associated with an investment in our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel's opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of share options or otherwise as compensation, holders whose shares are acquired through the distribution reinvestment plan or who intend to sell their shares under the share redemption program, tax-exempt organizations except as provided below, financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

        DLA Piper LLP (US) has acted as our special U.S. federal income tax counsel, has reviewed this summary and is of the opinion that it fairly summarizes the United States federal income tax considerations that are likely to be material to U.S. stockholders (as defined herein) of our common stock. This opinion of DLA Piper LLP (US) has been filed as an exhibit to the registration statement of which this prospectus is a part. The opinion of DLA Piper LLP (US) is based on various assumptions, is subject to limitations and will not be binding on the Internal Revenue Service or any court.

        We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares of common stock, ownership and sale of the shares of common stock and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequence of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

        We are organized and operate in a manner intended to qualify as a REIT for U.S. federal income tax purposes. We first elected REIT status for our taxable year ended December 31, 2006. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

        In connection with this offering, DLA Piper LLP (US) has delivered an opinion to us that, commencing with our taxable year ended on December 31, 2006, we were organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        It must be emphasized that the opinion of DLA Piper LLP (US) is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and income and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will so qualify for any particular year. DLA Piper LLP (US) has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions. Other than as specifically described herein, we have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

  Taxation of Black Creek Diversified Property Fund Inc.

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal "double taxation" on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. Most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 37%, currently. See "—Taxation of Taxable U.S. Stockholders" below. However, for taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations and a minimum 45 day holding period with respect to our stock, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%.

        Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Taxable U.S. Stockholders" below.

        Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

  •
  We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

  •
  Under some circumstances, we may be subject to "alternative minimum tax" for taxable years beginning before January 1, 2018.

  •
  If we have net income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), the income will be subject to a 100% tax. The Internal Revenue Service could recharacterize transactions under the Operating Partnership's intended private placements such that the Operating Partnership could be treated as the bona fide owner, for tax purposes, of properties acquired and resold by the entity established to facilitate the transaction. Such recharacterization could result in the income realized on these transactions by the Operating Partnership being treated as gain on the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of business. In such event, such gain would constitute income from a prohibited transaction and would be subject to a 100% tax.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

  •
  If we derive "excess inclusion income" from an interest in certain mortgage loan securitization structures (i.e., a "taxable mortgage pool" or a residual interest in a real estate mortgage investment conduit, or "REMIC"), we could be subject to corporate level federal income tax at a 21% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as "disqualified organizations" that are not subject to unrelated business income tax.

  •
  If we should fail to satisfy the asset tests other than certain de minimis violations or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

  •
  If we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because certain conditions have been met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

  •
  If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us.

  •
  We may elect to retain and pay tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  If we fail certain of the REIT asset tests and do not qualify for "de minimis" relief, we may be required to pay a corporate level tax on the income generated by the assets that caused us to violate the asset test. See "Requirements for Qualification as a REIT—Operational Requirements—Asset Tests."

  •
  If we acquire appreciated assets from a C corporation that is not a REIT (i.e., a corporation generally subject to corporate level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Operational Requirements—Recordkeeping" and "—Failure to Qualify as a REIT."

  •
  A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arms-length terms.

  •
  The earnings of our subsidiaries, including any Taxable REIT Subsidiary ("TRS"), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

        In order for us to qualify as a REIT, we must meet and continue to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

  Organizational Requirements

        In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and:

  1.
  be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code and that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

  2.
  be managed by one or more trustees or directors;

  3.
  have our beneficial ownership evidenced by transferable shares;

  4.
  not be a financial institution or an insurance company subject to special provisions of the federal income tax laws;

  5.
  use a calendar year for federal income tax purposes;

  6.
  have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

  7.
  not be closely held as defined for purposes of the REIT provisions of the Code.

        We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital shares is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items 6 and 7 above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury Regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item 7 above for a taxable year, we will be treated as having met Item 7 for that year.

        We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2006, and we have satisfied and intend to continue to satisfy the other requirements described in Items 1-5 above at all times during each of our taxable years. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in Items 6 and 7 above. See "Description of Capital Stock—Restriction on Ownership of Shares of Capital Stock."

        For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities, and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under "—Operational Requirements—Asset Tests"), all of the capital shares of which is owned by a REIT.

        In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we or the Operating Partnership have an interest will be treated as our assets, liabilities and items of income.

        The Code provides relief from violations of the REIT gross income requirements, as described below under "—Operational Requirements—Gross Income Tests," in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see "—Operational Requirements—Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

  Operational Requirements—Gross Income Tests

        To maintain our qualification as a REIT, we must satisfy annually two gross income requirements:

  •
  At least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or on interests in real property and from other specified sources, including gain from the sale or other disposition of a real estate asset (other than a non-qualified publicly offered REIT debt instrument) which is generally not a prohibited transaction and qualified temporary investment income, as described below. Gross income includes "rents from real property" and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as "prohibited transactions." This is the 75% Income Test.

  •
  At least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from the real property investments described above, gains from the sale or other disposition of a non-qualified publicly offered REIT debt instrument, and generally from dividends and interest and gains from the sale or disposition of shares of our common stock or securities or from any combination of the foregoing. This is the 95% Income Test.

  •
  For purposes of the 75% and 95% gross income tests, certain foreign currency income is disregarded for purposes of determining gross income.

        The rents we will receive or be deemed to receive will qualify as "rents from real property" for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

  •
  The amount of rent received from a customer must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

  •
  In general, neither we nor an owner of 10% or more shares of our common stock may directly or constructively own 10% or more of a customer, which we refer to as a "Related Party Customer," or a subtenant of the customer (in which case only rent attributable to the subtenant is disqualified).

  •
  Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year.

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  We normally must not operate or manage the property or furnish or render services to customers, other than through an "independent contractor" who is adequately compensated and from whom we do not derive any income or through a "taxable REIT subsidiary." However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as "rents from real property," if the services are "usually or customarily rendered" in connection with the rental of space only and are not otherwise considered "rendered to the occupant." Even if the services provided by us with respect to a property are impermissible customer services, the income derived therefrom will qualify as "rents from real property" if such income does not exceed one percent of all amounts received or accrued with respect to that property.

        Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not intend to:

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  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

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  rent any property to a related party lessee, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party lessee rule applicable to certain leases with a taxable REIT subsidiary;

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  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

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  perform services considered to be noncustomary or rendered to the occupant of the property unless the amount we receive or accrue (directly or indirectly) for performing such services for any taxable year will not exceed 1% of all amounts we receive or accrue during such year with respect to the property.

        We may, from time to time, enter into transactions to hedge against interest rate risks or value fluctuations on one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we or a pass-through subsidiary enter into a hedging transaction (i) in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, (ii) primarily to manage risk of currency fluctuation with respect to items of income or gain qualifying under the 75% or 95% income tests, or (iii) manage risk with respect to certain prior transactions described in (i) and/or (ii) above (as described in Section 856(c)(5)(G)(iii) of the Code), income and certain gain from the hedging transaction will be excluded from gross income solely for purposes of 75% and 95% income tests, provided, in each case, that we clearly and timely identify such hedging transaction in the manner required under the Code and the Treasury Regulations promulgated thereunder. In all cases, we intend that any hedging transactions were or will be structured in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

        Prior to the making of investments in real properties, we may invest the net offering proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% Income Test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as mortgage backed securities, maturing mortgage loans purchased from mortgage lenders, money market funds or shares of common stock in other REITs in order to satisfy the 75% Income and the 95% Income Tests and the Asset Tests described below. We expect the bulk of the remainder of our income to qualify under the 75% Income and 95% Income Tests as gains from the sale of real property interests, interest on mortgages on real property, and rents from real property in accordance with the requirements described above. With regard to rental income, we anticipate that most of our leases will be for fixed rentals with annual "consumer price index" or similar adjustments and that most of the rentals under our leases will not be based on the income or profits of any person. Rental leases may provide for payments based on gross receipts, which are generally permissible under the REIT income tests. In addition, none of our customers are expected to be Related Party Customers and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate that all or most of the services to be performed with respect to our real properties will be performed by our property manager and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such real property. Finally, we anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income and the 95% Income Tests described above.

        Further, we and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. For purposes of either one or both of the 75% and 95% gross income tests, two categories of foreign currency gain may be excluded from gross income: "real estate foreign exchange gain" and "passive foreign exchange gain." Real estate foreign exchange gain is not treated as gross income for purposes of both the 75% and 95% gross income tests. Real estate foreign exchange gain includes gain derived from certain qualified business units of the REIT and foreign currency gain attributable to (i) qualifying income under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, or (iii) being an obligor on an obligation secured by mortgages on real property or on interests in real property. In addition, passive foreign exchange gain is not treated as gross income for purposes of the 95% gross income test only. Passive foreign exchange gain includes real estate foreign exchange gain and foreign currency gain attributable to (i) qualifying income under the 95% gross income test, (ii) the acquisition or ownership of obligations, or (iii) being the obligor on obligations and that, in the case of (ii) and (iii), does not fall within the scope of the real estate foreign exchange definition. In all cases, we intend that any foreign currency transactions were or will be structured in a manner that does not jeopardize our status as a REIT. No assurance can be given that any foreign currency gains that we recognize directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

        Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  we attach a schedule of our income sources to our federal income tax return; and

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  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in "—REIT Qualification—Taxation of Black Creek Diversified Property Fund Inc.," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Operational Requirements—Asset Tests

        At the close of each quarter of our taxable year, starting with the taxable year ending December 31, 2006, we also must satisfy five tests, which we refer to as "Asset Tests," relating to the nature and diversification of our assets.

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  First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term "real estate assets" includes real property, mortgages on real property or on interests in real property, debt instruments issued by publicly offered REITs, shares of common stock in other qualified REITs, property attributable to the temporary investment of new capital as described above and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

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  Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

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  Third, of the investments included in the 25% asset class, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities, which we refer to as the "10% Asset Test." The 10% Asset Test does not apply to securities of a taxable REIT subsidiary, nor does it apply to certain "straight debt" instruments possessing certain characteristics. The term "securities" also does not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.

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  Fourth, no more than 20% (25% after July 29, 2008 and for taxable years before 2018) of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. Subject to certain exceptions, a taxable REIT subsidiary is any corporation, other than a REIT, in which we directly or indirectly own stock and with respect to which a joint election has been made by us and the corporation to treat the corporation as a taxable REIT subsidiary of ours and also includes any corporation, other than a REIT, in which a taxable REIT subsidiary of ours owns, directly or indirectly, more than 35% of the voting power or value.

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  Fifth, not more than 25% of the value of our total assets may be represented by non-qualified publicly offered REIT debt instruments.

        Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests. If we hold a "residual interest" in a REMIC from which we derive "excess inclusion income," we will be required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

        To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them may not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

        We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

        Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See "—Operational Requirements—Gross Income Tests." We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as "straight debt" securities or for one of the other exclusions from the definition of "securities" for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

        No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        The Asset Tests must generally be met for any quarter in which we acquire securities or other property. Upon full investment of the net offering proceeds we expect that most of our assets will consist of "real estate assets" and we therefore expect to satisfy the Asset Tests.

        If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Assets Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values (including changes resulting solely by the change in the foreign currency exchange rate used to value a foreign asset). For all periods, if our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance. If that does not occur, we may nonetheless qualify for one of the relief provisions described below.

        The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

        One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) it provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation do not exceed the lesser of 1.0% of the REIT's total assets, and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute "straight debt," which includes securities having certain contingency features. A security cannot qualify as "straight debt" where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1.0% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (iii) any obligation to pay rents from real property,

(iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Operational Requirements—Gross Income Tests." In addition, when applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate equity interest in that partnership.

  Operational Requirements—Annual Distribution Requirement

        In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally make distributions in the taxable year to which they relate, we may also make distributions in the following taxable year if (1) they are declared before we timely file our federal income tax return for the taxable year in question and (2) they are paid on or before the first regular distribution payment date after the declaration.

        Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

        In addition, if we fail to distribute during each calendar year at least the sum of:

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  85% of our ordinary income for that year;

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  95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

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  any undistributed taxable income from prior periods;

we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by us.

        For taxable years ending on or before December 31, 2014, in order for dividends to have been counted towards our distribution requirement and to have provided a tax deduction to us, they must not have been "preferential dividends." A dividend paid for such taxable years was not a preferential dividend if it was pro rata among all outstanding shares within a particular class and was in accordance with the preferences among our different classes of shares as set forth in our organizational documents. A distribution of a preferential dividend may cause other distributions to be treated as preferential dividends, which may possibly have prevented us from satisfying the distribution requirement for REIT qualification. On November 1, 2011, we received a private letter ruling from the IRS that differences in the dividends distributed to holders of Class E shares, holders of Class A shares and holders of Class W shares would not cause such dividends to be preferential dividends. The preferential dividend rules ceased to apply to us as of our 2015 taxable year, and will not apply so long as we remain a publicly-offered REIT.

        We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property by the Operating Partnership that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares of common stock in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay "deficiency dividends" in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay interest and a penalty to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

        We may also elect to retain, rather than distribute, our net long-term capital gains. Provided we comply with certain requirements, the effect of such an election would be as follows:

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  we would be required to pay the federal income tax on these gains;

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  taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

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  the basis of the stockholder's shares of common stock would be increased by the difference between the designated amount included in the stockholder's long-term capital gains and the tax deemed paid with respect to such shares of common stock.

        We are required to file an annual U.S. federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

        Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to the Advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend (related to the IRS adjustment) to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code.

Taxable Income for Which Cash Has Not Been Received Created by Investments in Debt Obligations

        Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as "market discount" for U.S. federal income tax purposes. We expect to accrue market discount on the basis of a constant yield to maturity of a debt instrument. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

        Some of the debt instruments that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt instrument, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on debt instrument in question will be made, with consequences similar to those described in the previous paragraph if all payments on the debt instruments are not made.

        We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

        In addition, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

        Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "taxable income for which cash has not been received" is recognized.

Limitation on Deductibility of Business Interest

        In general, the deductibility of the "net interest" paid or accrued, as applicable, of a business, other than certain small businesses, is limited to 30% of the business's adjusted taxable income, defined generally to mean business taxable income computed without regard to business interest income or deductions or net operating loss deductions. For tax years beginning after December 31, 2017 and before January 1, 2022, adjusted taxable income is calculated using a tax EBITDA-based calculation. For tax years beginning January 1, 2022 and thereafter, the calculation of adjusted taxable income will not add back depreciation or amortization. Interest that is disallowed as a result of this limitation can be carried forward indefinitely. This limitation does not apply to an "electing real property trade or business." We have evaluated the election and have generally made such election for our eligible entities including the Company and the Operating Partnership.

Operational Requirements—Recordkeeping

        We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of shares of our outstanding common stock. We intend to comply with these requirements.

Failure to Qualify as a REIT

        If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax for taxable years beginning before January 1, 2018) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of current and accumulated earnings and profits, all dividends to our domestic stockholders that are individuals, trusts or estates will generally be taxable at capital gains rates and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Sale-Leaseback Transactions

        Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Taxation of Taxable U.S. Stockholders

  Definition

        In this section, the phrase "U.S. Stockholder" means a holder of our common stock that for federal income tax purposes is:

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  a citizen or resident of the United States;

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  a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

        For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the U.S. federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our distribution reinvestment plan, see "Description of Capital Stock—Distribution Reinvestment Plan."

        Certain U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individual's net investment income or the excess of the individual's modified adjusted gross income over an amount equal to (1) $250,000 in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000 in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual. The temporary 20% deduction allowed by Section 199A of the Code with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is likely not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. U.S. stockholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

        For individuals (and entities taxed at individual rates), the maximum ordinary income tax rate is currently 37% and the maximum tax rate for long-term capital gains and qualified dividends is 20%. REIT dividends generally are not treated as such qualified dividends. For taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations and a minimum 45 day holding period with respect to our stock, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%.

  Distributions Generally

        Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute distributions up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income (subject to the discussion below). These distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. In addition, for taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations a minimum 45 day holding period with respect to our stock, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. Stockholders that are individuals, however, are taxed at the preferential capital gains rates on dividends designated by and received from us to the extent that the dividends are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) dividends received by us from taxable C corporations, or (iii) income in the prior taxable year from the sales of "built-in gain" property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. stockholder's shares of common stock, and the amount of each distribution in excess of a U.S. stockholder's tax basis in its shares of common stock will be taxable as gain realized from the sale of its shares of common stock. Dividends that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Operational Requirements—Annual Distribution Requirement." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits. A REIT's deduction for any NOL carryforwards arising from losses it sustains in taxable years beginning after December 31, 2017 is limited to 80% of a REIT's taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.

        If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

        We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any "deficiency distribution" will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

  Capital Gain Distributions

        Distributions to U.S. stockholders that we properly designate as capital gain distributions normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his shares of common stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders who are individuals, trusts and estates, and 21% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See "—Operational Requirements—Annual Distribution Requirement" for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

  Certain Dispositions of Our Common Stock

        In general, capital gains recognized by individuals upon the sale or disposition of shares of common stock will be subject to a maximum federal income tax rate of 20% if such shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates (of up to 37%

currently) if such shares of common stock are held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a higher capital gain tax rate of 25% to a portion of capital gain realized by a non-corporate holder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Capital losses recognized by a stockholder upon the disposition of a share of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of common stock by a stockholder who has held such shares of common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

  Redemptions of Our Common Stock

        A redemption of our common stock will be treated as a distribution in exchange for the redeemed shares and taxed in the same manner as other taxable share sales discussed above, provided that the redemption satisfies one of the tests enabling the redemption to be treated as a sale or exchange. A redemption will be treated as a sale or exchange if it (1) is "substantially disproportionate" with respect to a stockholder, (2) results in a "complete termination" of a stockholder's interest in our shares or (3) is "not essentially equivalent to a dividend" with respect to a stockholder, all within the meaning of applicable provisions of the Code. In determining whether any of these tests have been met, shares considered to be owned by a stockholder by reason of certain constructive ownership rules, as well as shares actually owned, must generally be taken into account.

        A redemption that does not qualify as an exchange under such tests will constitute a dividend equivalent redemption that is treated as a taxable distribution and taxed in the same manner as regular distributions (i.e., ordinary dividend income to the extent paid out of earnings and profits unless properly designated as a capital gain dividend). In addition, although guidance is sparse, the IRS could take the position that a stockholder who does not participate in any redemption treated as a dividend should be treated as receiving a constructive share distribution taxable as a dividend in the amount of their increased percentage ownership of our shares as a result of the redemption, even though the stockholder did not actually receive cash or other property as a result of the redemption.

        To avoid certain issues related to our ability to comply with the REIT distribution requirements and utilize the deficiency dividend procedure (see "—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement") we have implemented procedures designed to track our stockholders' percentage interests in our common stock in order to identify any dividend equivalent redemptions and will decline to effect a redemption to the extent that we believe that it would constitute a dividend equivalent redemption. We cannot assure you, however, that we will be successful in preventing all dividend equivalent redemptions.

  Passive Activity Losses and Investment Interest Limitations

        Distributions made by us and gain arising from the sale, redemption or exchange by a U.S. stockholder of shares of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to shares of our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

  Information Reporting Requirements and Backup Withholding for U.S. Stockholders

        We will report to U.S. stockholders of our common stock and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

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  Fails to furnish its taxpayer identification number (which, for an individual, would be his Social Security number);

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  Furnishes an incorrect taxpayer identification number;

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  Is notified by the Internal Revenue Service that the stockholder has failed properly to report payments of interest or dividends and is subject to backup withholding; or

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  Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding for failure to report interest and dividend payments or has been notified by the Internal Revenue Service that the stockholder is no longer subject to backup withholding for failure to report those payments.

        Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder's United States federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

        With respect to dispositions of REIT shares acquired after 2010 (2011 in the case of shares acquired in connection with a distribution reinvestment plan), brokers that are required to report the gross proceeds from a sale of shares on Form 1099-B are also required to report the customer's adjusted basis in the shares and whether any gain or loss with respect to the shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in shares that are disposed of, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. You should consult with your own tax advisor regarding these reporting requirements and your election options.

Treatment of Tax-Exempt Stockholders

        Tax-exempt entities including employee pension benefit trusts and individual retirement accounts generally are exempt from United States federal income taxation. These entities are subject to taxation, however, on any "unrelated business taxable income," which we refer to as "UBTI," as defined in the Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust did not constitute UBTI. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by the Operating Partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of our common stock. A tax-exempt entity that incurs indebtedness to finance its purchase of our common stock, however, will be subject to UBTI under the debt-financed income rules. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally may require them to treat distributions from us as UBTI. These organizations are urged to consult their own tax advisor with respect to the treatment of our distributions to them.

        In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT "closely-held" test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT. Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our common stock.

Special Tax Considerations for Non-U.S. Stockholders

        The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively as "Non-U.S. holders," are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

  Ordinary Dividends

        The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder's share of our excess inclusion income. As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the distribution income from a Non-U.S. holder's investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

  Non-Dividend Distributions

        Unless our common stock constitutes a U.S. real property interest, which we refer to as a "USRPI," distributions by us which are not distributions out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to distributions. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder's adjusted tax basis in shares of our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, which we refer to as "FIRPTA," unless a specific exemption under FIRPTA applies (i.e. for "qualified foreign pension funds" or "qualified shareholders"), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

  Capital Gain Distributions

        A capital gain distribution from a publicly traded REIT will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary distribution from us (see "—Special Tax Considerations for Non-U.S. Stockholders—Ordinary Dividends"), provided that (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient Non-U.S. holder does not own more than 10% of that class of stock at any time during the taxable year in which the capital gain distribution is received. If such requirements are not satisfied, such distributions will be treated as income that is effectively connected with a U.S. trade or business of the Non-U.S. holder without regard to whether the distribution is designated as a capital gain distribution and, in addition, shall be subject to a 21% withholding tax. We do not anticipate our common stock will satisfy the "regularly traded" requirement, and therefore expect that our capital gain distributions that are attributable to the disposition of a U.S. real property interest will be taxable under FIRPTA, unless a specific exemption under FIRPTA applies (i.e. for "qualified foreign pension funds" or "qualified shareholders"). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain distributions received by a Non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

        In addition, even if we are a domestically controlled qualified investment entity as described below, upon disposition of our stock (subject to the 10% exception applicable to "regularly traded" stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a

USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

  Estate Tax

        If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

  Dispositions and Redemptions of Our Common Stock

        Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

        Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of common stock is held directly or indirectly by Non-U.S. holders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure you that we are or will continue to be a domestically controlled qualified investment entity.

        In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder's sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a U.S. real property interest, provided that (1) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market and (2) the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our outstanding common stock at all times during a specified testing period. As previously noted, however, we do not expect any of our shares to be regularly traded on an established securities market.

        In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our shares, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (1) disposes of an interest in our shares during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our shares within 30 days after such ex-dividend date. The foregoing rules do not apply to a transaction if the 10% regularly traded test described above is satisfied with respect to the non-U.S. stockholder. As previously noted, however, we do not expect shares of our common stock to be regularly traded on an established securities market at any time and, therefore, we do not expect the exception for non-U.S. stockholders that satisfy the 10% regularly traded test to apply.

        A redemption of shares generally will be taxable under FIRPTA to the extent the distribution in the redemption of the shares is attributable to gains from our dispositions of U.S. real property interests. To the extent the distribution is not attributable to gains from our dispositions of U.S. real property interests, the excess of the amount of money received in the redemption over the non-U.S. stockholder's basis in the redeemed shares will be taxable if we are not a domestically controlled qualified investment entity. The IRS has stated that redemption payments may be attributable to gains from dispositions of U.S. real property interests (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a redemption payment is a distribution that is attributable to gains from our dispositions of U.S. real property interests. Due to the uncertainty, we may withhold at the 21% rate from all or a portion of redemption payments to non-U.S. stockholders. To the extent the amount of tax we withhold exceeds the amount of a non-U.S. stockholder's U.S. federal income tax liability, the non-U.S. stockholder may file a U.S. federal income tax return and claim a refund.

        If the gain on the sale of shares of common stock were subject to taxation under FIRPTA (and no FIRPTA exemption existed), a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. holder in two cases: (a) if the Non-U.S. holder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the Non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

        Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

  Qualified Shareholders.

        Subject to the exception discussed below, any distribution by us attributable to gain from the sale or exchange of a USRPI to a "qualified shareholder" who holds our stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our stock by a "qualified shareholder" who holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA even if our stock were otherwise treated as a USRPI. However, if our stock were treated as a USRPI and a non-U.S. person who holds an interest in the "qualified shareholder" (other than interests solely as a creditor) also holds more than 10% of our stock (whether or not by reason of the investor's ownership in the "qualified shareholder"), then such non-U.S. person's pro rata share of our stock held by the qualified shareholder will generally be treated as a USRPI and therefore may be subject to FIRPTA withholding and taxation.

  Qualified Foreign Pension Funds.

        Any distribution by us attributable to gain from the sale or exchange of a USRPI to a "qualified foreign pension fund" (or an entity all of the interests of which are held by a "qualified foreign pension fund") who holds our stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our stock by a "qualified foreign pension fund" that holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA even if our stock otherwise constitutes a USRPI.

  Foreign Accounts

        Under the Foreign Account Tax Compliance Act, or FATCA, withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined under those rules) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        While FATCA also technically imposes a 30% withholding tax on gross proceeds from the sale of our stock commencing on January 1, 2019, the Treasury Department released proposed Treasury Regulations which, if finalized in their present form, would eliminate the FATCA withholding on payments of such gross proceeds. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding FATCA.

Statement of Share Ownership

        We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his shares of common stock in his federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Federal Income Tax Aspects of the Operating Partnership

        The following discussion summarizes certain federal income tax considerations applicable to our investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership

        We will be entitled to include in our income a distributive share of the Operating Partnership's income and to deduct our distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations, which we refer to as the "Check-the-Box-Regulations," an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Operating Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

        Even though the Operating Partnership will not elect to be treated as an association for Federal income tax purposes, it may be taxed as a corporation if it is deemed to be a "publicly traded partnership." A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury Regulations, which we refer to as the "PTP Regulations," limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors, which we refer to as the "Private Placement Exclusion," interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's direct or indirect interest in the partnership, and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and the Operating Partnership believe and currently intend to take the position that the Operating Partnership should not be classified as a publicly traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, the Operating Partnership presently qualifies for the Private Placement Exclusion.

        Even if the Operating Partnership were considered a publicly traded partnership under the PTP Regulations, the Operating Partnership should not be treated as a corporation for Federal income tax purposes as long as 90% or more of its gross income consists of "qualifying income" under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. If the Operating Partnership were characterized as a publicly traded partnership even if it were not taxable as a corporation because of the qualifying income exception, however, holders of OP Units would be subject to special rules under section 469 of the Code. Under such rules, each holder of OP Units would be required to treat any loss derived from the Operating Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the Operating Partnership which are carried forward may only be offset against future income of the Operating Partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the Operating Partnership would only be allowed upon the complete disposition of the OP Unit holder's "entire interest" in the Operating Partnership.

        We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Operating Partnership will be classified as a partnership for federal income tax purposes.

        If for any reason the Operating Partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See "—Requirements for Qualification as a REIT—Organizational Requirements" and "—Requirements for Qualification as a REIT—Operational Requirements—Asset Tests," above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute distributions that would not be deductible in computing the Operating Partnership's taxable income.

  Income Taxation of the Operating Partnership and its Partners

        Partners, Not Operating Partnership, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. As a partner in the Operating Partnership, we will be required to take into account our allocable share of the Operating Partnership's income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from the Operating Partnership.

        Operating Partnership Allocations.    Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

        Tax Allocations With Respect to Contributed Properties.    Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a "reasonable method" for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

        Under the Operating Partnership Agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a distribution. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

        Basis in Operating Partnership Interest.    The adjusted tax basis of our partnership interest in the Operating Partnership generally will be equal to (1) the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (2) increased by (A) our allocable share of the Operating Partnership's income and (B) our allocable share of indebtedness of the Operating Partnership, and (3) reduced, but not below zero, by (A) our allocable share of the Operating Partnership's loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in our share of the Operating Partnership's liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

        Depreciation Deductions Available to the Operating Partnership.    The Operating Partnership will use a portion of contributions we make from net offering proceeds to acquire interests in properties and securities. To the extent that the Operating Partnership acquires properties or securities for cash, the Operating Partnership's initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership expects to depreciate each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation, which we refer to as "ADS." To the extent that the Operating Partnership acquires properties in exchange for units of the Operating Partnership, the Operating Partnership's initial basis in each such property for federal income tax purposes should be the same as the transferor's basis in that property on the date of acquisition by the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

        Operating Partnership's Deductibility of Business Interest.    As discussed above in, "—Limitation on Deductibility of Business Interest," the Tax Cuts and Jobs Act generally limits a taxpayer's net interest expense deduction to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. For partnerships, the interest deduction limit is applied at the partnership level, subject to certain adjustments to the partners for the unused deduction limitation at the partnership level. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships). The Tax Cuts and Jobs Act allows a real property trade or business to elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements.

        Sale of the Operating Partnership's Property.    Generally, any gain realized by the Operating Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

        Partnership Audit Rules.    Effective for taxable years beginning after December 31, 2017, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Such audit adjustment may result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of such adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

        Prohibited Transaction Rules.    A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, which we refer to as a "prohibited transaction." Under a safe harbor provision in the Code, a REIT may sell certain real property without being subject to the prohibited transaction tax if, among other things, the REIT held the real property for the production of rental income for at least two years prior to the disposition. We, however, do not presently intend to acquire or hold or allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership's trade or business.

Other Tax Considerations

  Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

  State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

        The following is a summary of some non-tax considerations associated with an investment in shares of our common stock by a qualified employee pension benefit plan or an IRA or by an entity that includes such assets. This summary is based on provisions of ERISA and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the Internal Revenue Service. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes which would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment. Each fiduciary of an employee pension benefit plan subject to ERISA, such as a profit sharing, section 401(k) or pension plan, or of any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, or any entity that includes such assets, which we refer to collectively as the "Benefit Plans," seeking to invest plan assets in shares of our common stock must, taking into account the facts and circumstances of such Benefit Plan, consider, among other matters:

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  whether the investment is consistent with the applicable provisions of ERISA and the Code;

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  whether, under the facts and circumstances attendant to the Benefit Plan in question, the fiduciary's responsibility to the plan has been satisfied;

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  whether the investment will produce UBTI to the Benefit Plan (see "Material U.S. Federal Income Tax Considerations—Treatment of Tax—Exempt Stockholders"); and

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  the need to value the assets of the Benefit Plan annually.

        Under ERISA, a plan fiduciary's responsibilities include the following duties:

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  to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

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  to invest plan assets prudently;

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  to diversify the investments of the plan unless it is clearly prudent not to do so;

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  to ensure sufficient liquidity for the plan; and

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  to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.

        ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan. Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving the assets of a Benefit Plan which are between the plan and any "party in interest" or "disqualified person" with respect to that Benefit Plan. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, the lending of money or the extension of credit between a Benefit Plan and a party in interest or disqualified person, and the transfer to, or use by, or for the benefit of, a party in interest, or disqualified person, of any assets of a Benefit Plan. A fiduciary of a Benefit Plan also is prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets.

        All investors, including Benefit Plan fiduciaries, should be aware that neither the Company, the Advisor, the Sponsor, the Dealer Manager nor any of their respective officers, directors, employees and affiliates is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with the offering or purchase of our common stock and that the Advisor and the Dealer Manager have financial interests associated with the purchase of our common stock, including the fees, expense reimbursements and other payments and distributions they anticipate receiving from the Company in connection with the purchase of our common stock.

Plan Asset Considerations

        In order to determine whether an investment in shares of our common stock by Benefit Plans creates or gives rise to the potential for either prohibited transactions or the commingling of assets referred to above, a fiduciary must consider whether an investment in shares of our common stock will cause our assets to be treated as assets of the investing Benefit Plans. U.S. Department of Labor Regulations provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity, which we refer to as the "Plan Assets Regulation." Under the Plan Assets Regulation, the assets of corporations, partnerships or other entities in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan unless the entity satisfies one of the exceptions to this general "look-through" rule.

        In the event that our underlying assets were treated by the Department of Labor as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder, and an investment in shares of our common stock might constitute an ineffective delegation of fiduciary responsibility to the Advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by the Advisor of the fiduciary duties mandated under ERISA.

        If the Advisor or affiliates of the Advisor were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares of common stock to us or we might dissolve or terminate. If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved per year prior to correction and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not "corrected." These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, the Advisor and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in a prohibited transaction, could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach, and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in shares of our common stock, the occurrence of a prohibited transaction involving the individual who established the IRA, or his beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code and could also result in excise taxes with respect to an early "deemed distribution" of the IRA.

        The Plan Assets Regulation provides that the underlying assets of an entity, including a REIT, will not be treated as assets of a Benefit Plan investing therein if the interest the Benefit Plan acquires is a "publicly offered security." The definition of publicly offered securities requires that such securities be "widely held," "freely transferable" and satisfy registration requirements under federal securities laws.

        Under the Plan Assets Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (1) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act or (2) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Our securities meet these registration requirements under the Plan Assets Regulation. Also under the Plan Assets Regulation, a class of securities will be "widely held" if it is held by 100 or more persons independent of the issuer. We believe that this requirement will be met with respect to Class T, Class S, Class D and Class I shares. Although all classes of our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be "widely-held," the "freely transferable" requirement must also be satisfied in order for us to qualify for the "publicly offered securities" exception.

        Whether a security is "freely transferable" depends upon the particular facts and circumstances. Shares of our common stock are subject to certain restrictions on transferability, including restrictions intended to ensure that we continue to qualify for federal income tax treatment as a REIT and restrictions to comply with federal and state securities laws. The regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers which would result in (1) a termination or reclassification of the entity for state or federal tax purposes or (2) a violation of any state or federal statute or regulation, will not ordinarily affect a determination that such securities are freely transferable. The minimum investment in Class T, S and D shares of our common stock is less than $10,000; thus, the restrictions imposed in order to maintain our status as a REIT and to comply with federal and state securities laws should not cause the shares of common stock to be deemed not freely transferable. The minimum initial investment for Class I shares is $1,000,000, unless waived by us. However, each Class I share has a value substantially below $10,000 and, after they are purchased, such shares can be sold or otherwise disposed of in a block of any number of shares, provided that shares may be transferred in a manner that causes the transferor or transferee to own less than $2,000 in our shares. Because the Class I shares may be sold in amounts less than $10,000 after the initial purchase, and because there are no restrictions on who may purchase such shares after the initial purchase (subject to state securities laws and regulations), we believe the restrictions on these shares should also be disregarded in determining whether such shares are "freely transferable." Although there can be no assurance that the freely transferable requirement will be met with respect to these classes of shares, we believe that these classes of shares should be treated as "freely transferable."

        Taking into account all of the relevant facts and circumstances, including those referred to in the preceding paragraph, and assuming that the offering takes place as described in this prospectus, we believe that shares of our common stock should constitute "publicly offered securities" and, accordingly, our underlying assets should not be considered "plan assets" under the Plan Assets Regulation. No assurance can be given, however, that the publicly offered securities exception will apply. If our underlying assets are not deemed to be "plan assets," the issues discussed in the second and third paragraphs of this "Plan Assets Considerations" section are not expected to arise.

Other Prohibited Transactions

        Regardless of whether the shares of common stock qualify for the "publicly offered security" exception of the Plan Assets Regulation, a prohibited transaction could occur if we, the Advisor, any selected dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing the shares of common stock. Accordingly, unless an administrative or statutory exemption applies, shares of common stock should not be purchased using assets of a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to "plan assets" or provides investment advice for a fee with respect to "plan assets." Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in shares of our common stock and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (1) that the advice will serve as the primary basis for investment decisions and (2) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

        A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan's fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset's "fair market value" assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year.

        In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA. It is not currently intended that the shares of our common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop. To date, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the "fair market value" of the shares of our common stock, namely when the fair market value of the shares of common stock is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares of common stock, we intend to provide reports of our annual determinations of the current value of our net assets per outstanding share to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. However, because the redemption of our common stock may be limited as to timing and as to the amount of shares of common stock that can be redeemed, you may not be able to realize the current NAV per share for your common stock at any given time. Accordingly, there can be no assurance that such determinations of current net asset value per share will satisfy the applicable annual valuation requirements under ERISA or the Code.

        The foregoing requirements of ERISA and the Code are complex and subject to change. Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding an investment in our shares.

 PLAN OF DISTRIBUTION

General

        We are offering up to $3,000,000,000 of shares of our common stock pursuant to this prospectus on a "best efforts" basis through Black Creek Capital Markets, LLC, the Dealer Manager, a registered broker-dealer related to the Advisor. Because this is a "best efforts" offering, the Dealer Manager must only use its best efforts to sell the shares, which means that no underwriter, broker-dealer or other person will be obligated to purchase any shares. Our offering consists of up to $2,500,000,000 of shares of our common stock in our primary offering and up to $500,000,000 of shares of our common stock pursuant to our distribution reinvestment plan. We reserve the right to reallocate shares of common stock between our primary offering and our distribution reinvestment plan.

        We are currently offering to the public four classes of shares of our common stock in our primary offering and pursuant to our distribution reinvestment plan: Class T shares, Class S shares, Class D shares and Class I shares. We are offering to sell any combination of the share classes being offered in this offering. All investors must meet the suitability standards discussed in the section of this prospectus entitled "Suitability Standards." The share classes have different upfront selling commissions and dealer manager fees and different ongoing distribution fees.

        Our Class T shares, Class S shares, Class D shares and Class I shares are available for different categories of investors. Class T and Class S shares are available to the general public. Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through investment advisers that are registered under the Investment Advisers Act of 1940 or applicable state law and direct clients to trade with a broker-dealer that offers Class D shares, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (5) other categories of investors that we name in an amendment or supplement to this prospectus. Class I shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (7) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Advisor's product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (8) by participating broker dealers, including their registered representatives and immediate family members, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (10) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. In particular, we intend to sell Class I shares to a bank-sponsored collective trust named The Trust Advisors Portfolios Program, Series Seven, Reliance Trust Real Estate Portfolio—Dividend Capital Focus. The trust presently intends to raise capital by selling units of interest in the trust, and to invest a substantial amount of the proceeds in our Class I shares. The trust is under no obligation to purchase any Class I shares.

        If you are eligible to purchase more than one class of shares, you should consider, among other things, the amount of your investment, the length of time you intend to hold the shares, the upfront selling commissions, dealer manager fees and distribution fees attributable to the Class T, Class S, Class D or Class I shares and whether you qualify for any selling commission discounts described below. Before making your investment decision, please consult with your investment adviser regarding your account type and the classes of common stock you may be eligible to purchase. Neither the Dealer Manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in us.

        The broker-dealers participating in the offering of shares of our common stock are not obligated to obtain any subscriptions on our behalf, and we cannot assure you that any shares of common stock will be sold. Although we expect that most sales will be made through participating broker-dealers, in certain situations the Dealer Manager may make sales without a participating broker-dealer. In addition, we may make issuer direct sales with respect to certain Class I shares purchased in this offering, including purchases by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and its affiliates and certain institutional investors; this will not have any effect on the price they pay for their shares.

        Pursuant to this prospectus, we are offering to the public all of the shares that we have registered. Although we have registered a fixed dollar amount of our shares, we intend effectively to conduct a continuous offering of an unlimited number of shares of our common stock over an unlimited time period by filing a new registration statement prior to the end of the three-year period described in Rule 415. In certain states, the registration of our offering may continue for only one year following the initial clearance by applicable state authorities, after which we will renew the offering period for additional one-year periods (or longer, if permitted by the laws of each particular state).

        We reserve the right to terminate this offering at any time and to extend our offering term to the extent permissible under applicable law.

Purchase of Shares

        The per share purchase price for shares of our common stock will equal the then-current transaction price, which will generally be the most recently disclosed monthly NAV per share of the class of share being purchased, plus applicable upfront selling commissions and dealer manager fees. Although the price you pay for shares of our common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock for the month in which you make your purchase may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share (including by updating a previously disclosed transaction price) or suspend our offering in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. Each class of shares may have a different NAV per share because distribution fees are charged differently with respect to each class. See "Net Asset Value Calculation and Valuation Guidelines" for more information about the calculation of NAV per share.

        If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you purchase in our primary offering will be automatically invested in additional shares of the same class. Shares are offered pursuant to our distribution reinvestment plan at the transaction price at the time the distribution is payable, which will generally be equal to our most recently disclosed monthly NAV per share for that share class.

        We will generally adhere to the following procedures relating to purchases of shares of our common stock in this continuous offering:

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  On each business day, our transfer agent will collect purchase orders. Notwithstanding the submission of an initial purchase order, we can reject purchase orders for any reason, even if a prospective investor meets the minimum suitability requirements outlined in our prospectus. Investors may only purchase our common stock pursuant to accepted subscription orders as of the first calendar day of each month (based on the most recently disclosed monthly transaction price), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common stock being subscribed at least five business days prior to the first calendar day of the month. If a purchase order is received less than five business days prior to the first calendar day of the month, unless waived by the Dealer Manager or otherwise agreed to between the Dealer Manager and the applicable participating broker-dealer, the purchase order will be executed in the next month's closing at the transaction price applicable to that month, plus applicable upfront selling commissions and dealer manager fees. As a result of this process, the price per share at which your order is executed may be different than the price per share for the month in which you submitted your purchase order.

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  Generally, within 15 calendar days after the last calendar day of each month, we will determine our NAV per share for each share class as of the last calendar day of the prior month, which will generally be the transaction price for the then-current month for such share class.

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  Completed subscription requests will not be accepted by us before the later of (i) two business days before the first calendar day of each month and (ii) three business days after we make the transaction price (including any subsequent revised transaction price in the circumstances described below) publicly available by posting it on our website and filing a prospectus supplement with the Commission.

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  Subscribers are not committed to purchase shares at the time their subscription orders are submitted and any subscription may be canceled at any time before the time it has been accepted as described in the previous sentence. You may withdraw your purchase request by notifying the transfer agent, through your financial intermediary or directly on our toll-free, automated telephone line, (888) 310-9352.

  •
  You will receive a confirmation statement of each new transaction in your account as soon as practicable but generally not later than seven business days after the stockholder transactions are settled. The confirmation statement will include information on how to obtain information we have filed with the Commission and made publicly available on our website, www.blackcreekdiversified.com, including supplements to the prospectus.

        Our transaction price will generally be based on our most recently disclosed monthly NAV. Our NAV may vary significantly from one month to the next. Through our website at www.blackcreekdiversified.com and prospectus supplement filings, you will have information about the transaction price and NAV per share. We may set a transaction price that we believe reflects the NAV per share of our stock more appropriately than the most recently disclosed monthly NAV per share (including by updating a previously disclosed transaction price) or suspend our offering in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. If the transaction price is not made available on or before the eighth business day before the first calendar day of the month (which is six business days before the earliest date we may accept subscriptions), or a previously disclosed transaction price for that month is changed, then we will provide notice of such transaction price (and the first day on which we may accept subscriptions) directly to subscribing investors when such transaction price is made available.

        In contrast to securities traded on an exchange or over-the-counter, where the price often fluctuates as a result of, among other things, the supply and demand of securities in the trading market, our NAV will be calculated once monthly using our valuation methodology, and the price at which we sell new shares and redeem outstanding shares will not change depending on the level of demand by investors or the volume of redemption requests.

Frequent Trading Policies

        We may reject for any reason, or cancel as permitted or required by law, any subscriptions for shares of our common stock.

        For example, we may reject any subscriptions from market timers or investors that, in our opinion, may be disruptive to our operations. Frequent purchases and sales of our shares can harm stockholders in various ways, including reducing the returns to long-term stockholders by increasing our costs, disrupting portfolio management strategies and diluting the value of the shares of long-term stockholders. Among other things, the following activities may be considered by us to be frequent trading:

  •
  any stockholder who redeems their shares of our common stock within 30 calendar days of the purchase of such shares;

  •
  transactions deemed harmful or excessive by us (including but not limited to patterns of purchases and redemptions), in our sole discretion; and

  •
  transactions initiated by financial advisors, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.

Underwriting Compensation

        We have entered into a dealer manager agreement with the Dealer Manager, pursuant to which the Dealer Manager agrees to, among other things, manage our relationships with third-party broker-dealers engaged by the Dealer Manager to participate in the distribution of shares of our common stock, which we refer to as "participating broker-dealers," and financial advisors. The Dealer Manager also coordinates our marketing and distribution efforts with participating broker-dealers and their registered representatives with respect to communications related to the terms of the offering, our investment strategies, material aspects of our operations and subscription procedures. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of our shares.

Summary

        The following table shows the upfront selling commissions and dealer manager fees payable at the time you subscribe for Class T, Class S, Class D or Class I shares.

	Maximum Upfront Selling Commissions as a % of Transaction Price		Maximum Upfront Dealer Manager Fees as a % of Transaction Price
Class T shares	up to 3.00	%*	up to 1.50	%*
Class S shares	up to 3.50%		None
Class D shares	None		None
Class I shares	None		None

*
The sum of upfront selling commissions and upfront dealer manager fees on Class T shares may not exceed 3.5% of the transaction price.

        The following table shows the distribution fees we will pay the Dealer Manager with respect to the Class T, Class S, Class D and Class I shares on an annualized basis as a percentage of our NAV for such class. The distribution fees will be paid monthly in arrears.

	Distribution Fee as a % of NAV
Class T shares	0.85	%(1)
Class S shares	0.85%
Class D shares	0.25%
Class I shares	None

(1)
Consists of an advisor distribution fee and a dealer distribution fee. We expect that generally the advisor distribution fee will equal 0.65% per annum and the dealer distribution fee will equal 0.20% per annum, of the aggregate NAV for each Class T share. However, with respect to certain Class T shares, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares.

        In certain circumstances, the Dealer Manager may pay certain supplemental fees or commissions in connection with the sale of shares in this offering as described below under "—Supplemental Fees and Commissions."

Upfront Selling Commissions and Dealer Manager Fees

        Class T and Class S shares.    Subject to any discounts described below, the Dealer Manager will be entitled to receive upfront selling commissions of up to 3.0%, and dealer manager fees of up to 1.5%, of the transaction price per share of each Class T share sold in the primary offering; provided, however, that the sum of upfront selling commissions and upfront dealer manager fees will not exceed 3.5% of the transaction price. Subject to any discounts described below, the Dealer Manager will be entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

        Investors who purchase $150,000 or more in Class T or Class S shares from the same broker-dealer, whether in a single purchase or as the result of multiple purchases, may be eligible, depending on the policies of their participating broker-dealer, for volume discounts on the upfront selling commissions. The Dealer Manager and any participating broker-dealers that offer volume discounts to their clients and their registered representatives will be responsible for implementing the volume discounts. The net offering proceeds we receive will not be affected by any reduction of upfront selling commissions. Certain participating broker-dealers may elect not to offer volume discounts to their clients.

        The following table illustrates the various discount levels that may be offered for Class T and Class S shares purchased in the primary offering:

Your Investment	Upfront Selling Commissions as a % of Transaction Price of Class S Share	Upfront Selling Commissions as a % of Transaction Price of Class T Share
Up to $149,999.99	3.50%	3.00%
$150,000 to $499,999.99	3.00%	2.50%
$500,000 to $999,999.99	2.50%	2.00%
$1,000,000 and up	2.00%	1.50%

        If you qualify for a volume discount as the result of multiple purchases of our Class T or Class S shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally, once you qualify for a volume discount, you will receive the benefit for subsequent purchases through the same participating broker-dealer. For this purpose, if you purchase Class T or Class S shares issued and sold in this offering you will receive the benefit of such Class T or Class S share purchases in connection with qualifying for volume discounts in our subsequent offerings through the same participating broker-dealer.

        For purposes of qualifying for a volume discount as the result of multiple purchases of shares, only an individual or entity with the same social security number or taxpayer identification number, as applicable may combine their purchases as a "single purchaser"; provided that, certain participating broker-dealers may also combine purchases by an individual investor and his or her spouse living in the same household as a "single purchaser" for purposes of determining the applicable volume discount.

        Requests to combine purchase orders of Class T or Class S shares as a part of a combined order for the purpose of qualifying for discounts or fee waivers must be made in writing by the broker-dealer, and any resulting reduction in upfront selling commissions will be prorated among the separate subscribers. As with discounts provided to other purchasers, the net proceeds we receive from the sale of shares will not be affected by discounts provided as a result of a combined order.

        In addition, we will not pay selling commissions or dealer manager fees with respect to sales of Class T or S shares through either of the following distribution channels: (1) through fee-based programs, also known as wrap accounts or (2) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law.

        Your ability to receive a discount or fee waiver based on combining orders or otherwise may depend on the financial advisor or broker-dealer through which you purchase your Class T or Class S shares. An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Accordingly, you should consult with your financial advisor about the ability to receive such discounts or fee waivers before purchasing Class T or Class S shares.

        Any discounts or fee waivers will reduce the purchase price per Class T or Class S share, as applicable, and thereby allow the purchase of additional shares for the same investment amount. However, discounts or fee waivers may have the effect of lengthening the period of time such shares are subject to distribution fees, as lower upfront selling commissions or dealer manager fees will lengthen the amount of time it takes to reach the conversion thresholds described below under "—Distribution Fees."

        Class D and Class I shares.    No upfront selling commissions will be paid with respect to Class D and Class I shares sold in this offering.

        We do not pay selling commissions on shares sold pursuant to our distribution reinvestment plan.

Distribution Fees

Class T, Class S and Class D Shares

        Subject to FINRA limitations on underwriting compensation and certain other limitations described below, we will pay the Dealer Manager a distribution fee (i) with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, consisting of an advisor distribution fee and a dealer distribution fee, which we generally expect will equal 0.65% per annum and 0.20% per annum, respectively, of the aggregate NAV for the Class T shares, provided, however, that with respect to certain Class T shares, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal

0.85% per annum of the NAV of such shares, (ii) with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares and (iii) with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares.

        The distribution fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fees to participating broker-dealers and servicing broker-dealers as described below. Because the distribution fees with respect to the shares are calculated based on the aggregate NAV for all of the outstanding shares of each such class, it reduces the NAV with respect to all shares of each such class, including shares issued under our distribution reinvestment plan.

        Eligibility to receive the distribution fee with respect to any Class T, Class S or Class D share is conditioned on a broker-dealer acting as the broker-dealer of record or acting as a servicing broker-dealer with respect to such share. If the applicable broker-dealer is not eligible to receive the distribution fee, the Dealer Manager will rebate to us the distribution fee that such broker-dealer would have otherwise been eligible to receive; provided, however, that the Dealer Manager shall retain the distribution fees to the extent that it has not recouped the total amount of distribution fees advanced by the Dealer Manager or to the extent that it serves as the broker-dealer of record in connection with any of the shares sold in this offering. The distribution fees are ongoing fees that are not paid at the time of purchase.

        We will cease paying the distribution fees with respect to individual Class T, Class S and Class D shares when they are no longer outstanding, including as a result of conversion to Class I shares. Each Class T, Class S or Class D share held within a stockholder's account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate (as defined below) on the earliest of (a) a listing of any shares of our common stock on a national securities exchange, (b) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets and (c) the end of the month in which the Dealer Manager in conjunction with our transfer agent determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through a distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan).

        In addition, after termination of a primary offering registered under the Securities Act, we will cease paying the distribution fees with respect to each Class T, Class S or Class D share sold in that primary offering, each Class T, Class S or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T, Class S or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, on the date when, we, with the assistance of the Dealer Manager, determine that all underwriting compensation paid or incurred with respect to the offerings covered by that registered statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for the account of the Company through that primary offering. Further, each such share shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the Applicable Conversion Rate at the end of the month in which such determination is made.

        As used above, the "Applicable Conversion Rate" means (a) with respect to Class T shares, a ratio whereby the numerator is the most recently disclosed monthly Class T NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, (b) with respect to Class S shares, a ratio whereby the numerator is the most recently disclosed monthly Class S NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share, and (c) with respect to Class D shares, a ratio whereby the numerator is the most recently disclosed monthly Class D NAV per share and the denominator is the most recently disclosed monthly Class I NAV per share. For each class of shares, the NAV per share shall be calculated as described in the most recent valuation procedures approved by our board of directors. Because we currently expect to allocate ongoing distribution fee expenses to our Class T, Class S and Class D shares through their distributions, and not through their NAV per share, we currently expect the Applicable Conversion Rate to remain 1:1 for our Class T, Class S and Class D shares.

Supplemental Fees and Commissions

        In addition to the fees and commissions described above, the Dealer Manager may elect to pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to shares sold in the primary offering. If such supplemental fees or commissions are paid with respect to an investment, the investor will be notified through disclosure on the subscription agreement. Such supplemental fees or commissions may be paid at the time of sale or over time. Any such supplemental fees and commissions will be considered underwriting compensation subject to the 10% underwriting compensation limit described below and will not be reimbursed by us, but may be reimbursed by the Advisor. Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect such supplemental fees and commissions to exceed $2.5 million.

Other Compensation

        We also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses (meaning organization and offering expenses other than underwriting compensation) as and when incurred. These expenses may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices, and similar diligence expenses of investment advisers. We may also pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain underwriting compensation expenses, including legal fees of the Dealer Manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, reimbursement of broker-dealers for technology costs and expenses associated with the offering and costs and expenses associated with the facilitation of the marketing of our shares and ownership of our shares by their participating customers, and promotional items.

        In addition, the Advisor may pay the Dealer Manager, without reimbursement by us, additional amounts in order to fund certain of the Dealer Manager's costs and expenses related to the distribution of the offering, including compensation of certain registered employees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses and other actual costs of registered persons associated with the Dealer Manager incurred in the performance of wholesaling activities, as well as supplemental fees and commissions paid by the Dealer Manager with respect to sales of shares described above. Such payments will be considered underwriting compensation subject to the 10% underwriting compensation limit described below. Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect such payments to exceed $34.8 million (including payments to reimburse the Dealer Manager for payments of any supplemental fees or commissions in connection with the sale of shares that are not reimbursable by us, as described above in "—Supplemental Fees and Commissions").

Limitations on Underwriting Compensation

        The Dealer Manager will monitor the aggregate amount of underwriting compensation that we and the Advisor pay in connection with this offering in order to ensure we comply with the underwriting compensation limits of applicable FINRA rules. FINRA rules also limit our total organization and offering expenses (including upfront selling commissions, bona fide due diligence expenses and other underwriting compensation) to 15% of our gross offering proceeds from this offering. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including selling commissions, the dealer manager fee, the distribution fee and any additional underwriting compensation) that we incur exceed 15% of our gross proceeds from the applicable offering.

        The following table assumes that (1) we sell the maximum primary offering amount, (2) 1/6 of primary offering gross proceeds come from sales of Class T shares, 1/6 of primary offering gross proceeds come from sales of Class S shares, 1/3 of primary offering gross proceeds come from sales of Class D shares and 1/3 of primary offering gross proceeds come from sales of Class I shares, (3) no shares are reallocated between the primary offering and the distribution reinvestment plan, and (4) all Class T and Class S shares are sold with the highest possible upfront selling commissions and dealer manager fees. The table does not give effect to any shares issued pursuant to our distribution reinvestment plan. The following table also assumes that we will cease paying distribution fees with respect to any Class T, Class S and Class D shares after the time the total upfront selling commissions, dealer manager fees and distribution fees with respect to such Class T, Class Sand Class D share reach 8.75% of the gross proceeds from the primary offering of such Class T, Class S or Class D share.

Maximum Estimated Underwriting Fees and Expenses
At Maximum Primary Offering of $2,500,000,000

Upfront selling commissions and dealer manager fees	$28,180,000	1.1%
Supplemental fees and commissions	$2,500,000	0.1%
Distribution fees(1)	$117,653,000	4.7%
Wholesaling compensation allocations(2)	$29,500,000	1.2%
Reimbursements related to retail activities(3)	$2,245,000	0.1%
Reimbursements for wholesaling activities(4)	$2,773,000	0.1%
Legal fees allocable to the Dealer Manager	$100,000	—%
Promotional items	$274,000	—%

Total	$183,225,000	7.3%

(1)
We will pay the Dealer Manager a distribution fee with respect to our outstanding Class T, Class S and Class D shares as described above under "—Distribution Fees—Class T, Class S and Class D shares." The numbers presented reflect that distribution fees are paid over a number of years, and as a result, will cumulatively increase above the per annum percentage amounts over time. The Dealer Manager will reallow (pay) or advance all or a portion of the distribution fee to participating broker-dealers and servicing broker-dealers with respect to such shares, and will rebate distribution fees to us to the extent a broker-dealer is not eligible to receive it, provided, however, that the Dealer Manager shall retain the distribution fees to the extent that it has not recouped the total amount of distribution fees advanced by the Dealer Manager or to the extent that it acts as the broker-dealer of record in connection with any of the shares sold in this offering. The distribution fees are ongoing fees that are not paid at the time of purchase.

(2)
Represents the estimated amount of non-transaction based and transaction-based compensation of the Dealer Manager's employees engaged in the distribution of this offering that will be allocated to this offering under applicable FINRA rules. The Advisor will reimburse the Dealer Manager for these expenses, without reimbursement from us, to the extent permissible under applicable FINRA rules.

(3)
Consists primarily of (a) fees paid to participating broker-dealers to attend retail seminars sponsored by such participating broker-dealers and (b) amounts used to reimburse participating broker-dealers for the actual costs incurred by registered representatives for travel, lodging and meals in connection with attending bona fide training and education meetings sponsored by us or the Dealer Manager. We will reimburse the Dealer Manager for these expenses to the extent permissible under applicable FINRA rules.

(4)
Consists primarily of expense reimbursements for actual costs incurred by employees of the Dealer Manager in the performance of wholesaling activities, including reasonable entertainment expenses and actual costs incurred by such employees for travel, lodging and meals in connection with attending retail seminars sponsored by participating broker-dealers and bona fide training and education meetings sponsored by us or the Dealer Manager. The Advisor will reimburse the Dealer Manager for these expenses, without reimbursement from us, to the extent permissible under applicable FINRA rules.

Term of the Dealer Manager Agreement

        Either party may terminate the dealer manager agreement upon 60 days' written notice to the other party or immediately upon notice to the other party in the event such other party failed to comply with a material provision of the dealer manager agreement.

Selected Dealer Agreement with Morgan Stanley

        On October 13, 2017, we, the Dealer Manager and the Advisor entered into a selected dealer agreement with Morgan Stanley, pursuant to which Morgan Stanley was appointed as a participating broker dealer to sell our shares in our public offerings. Subject to certain limitations set forth in the selected dealer agreement, we, the Dealer Manager and the Advisor, jointly and severally, agreed to indemnify Morgan Stanley, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents against certain losses, claims, damages or liabilities arising directly out of or relating to certain untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact in the prospectus, registration statement and sales materials used in connection with this offering and applications to qualify the shares for sale under the securities laws of certain jurisdictions, certain other written information approved or supplied by us, the Dealer Manager or the Advisor in connection with this offering, a material breach by us, the Dealer Manager or the Advisor of any of the representations, warranties or agreements in the selected dealer agreement, a material breach by us or the Dealer Manager of any of the representations, warranties or agreements in the dealer manager agreement, or any willful misconduct, fraud or gross negligence by us, the Dealer Manager or the Advisor in the performance of or failure to perform its obligations under the selected dealer agreement.

Indemnification

        Subject to certain limitations in our agreements, we have agreed to indemnify the Dealer Manager and participating broker-dealers, and the Dealer Manager and participating broker-dealers have agreed to severally indemnify us, our officers and directors against certain liabilities in connection with this offering, including liabilities arising under the Securities Act. However, the Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

 SUPPLEMENTAL SALES MATERIAL

        In addition to this prospectus, we may utilize certain sales material in connection with the offering of shares of our common stock, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, the past performance of the Advisor and its affiliates, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

        The offering of shares of our common stock is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares of our common stock.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        We are exposed to the impact of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows, and optimize overall borrowing costs. To achieve these objectives, we plan to borrow on a fixed interest rate basis for longer-term debt and utilize interest rate swap agreements on certain variable interest rate debt in order to limit the effects of changes in interest rates on our results of operations. As of June 30, 2019, our debt instruments consisted of borrowings under our line of credit, term loans, and mortgage notes.

        Fixed Interest Rate Debt.    As of June 30, 2019, our fixed interest rate debt consisted of $140.2 million under our mortgage notes, which included a $51.6 million variable-rate mortgage note that we effectively fixed through the use of an interest rate swap until the designated cash flow hedge expires in July 2021; and $350.0 million of borrowings under our term loans that were effectively fixed through the use of interest rate swaps. In total, our fixed interest rate debt represented 58.2% of our total consolidated debt as of June 30, 2019. Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed interest rate debt unless such instruments mature or are otherwise terminated. However, interest rate changes could affect the fair value of our fixed interest rate debt. As of June 30, 2019, the fair value and the carrying value of our fixed interest rate debt was $488.7 million and $490.2 million, respectively. The fair value estimate of our fixed interest rate debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated on June 30, 2019. Given we generally expect to hold our fixed interest rate debt instruments to maturity or when they otherwise open up for prepayment at par, and the amounts due under such debt instruments should be limited to the outstanding principal balance and any accrued and unpaid interest at such time, we do not expect that the resulting change in fair value of our fixed interest rate debt instruments due to market fluctuations in interest rates, would have a significant impact on our operating cash flows.

        Variable Interest Rate Debt.    As of June 30, 2019, our consolidated variable interest rate debt consisted of $50.0 million of borrowings under our line of credit, $175.0 million of borrowings under our term loans and $127.0 million under our mortgage notes, which represented 41.8% of our total consolidated debt. Interest rate changes on our variable-rate debt could impact our future earnings and cash flows, but would not necessarily affect the fair value of such debt. As of June 30, 2019, we were exposed to market risks related to fluctuations in interest rates on $352.0 million of consolidated borrowings. A hypothetical 10% change in the average interest rate on the outstanding balance of our variable interest rate debt as of June 30, 2019, would change our annual interest expense by approximately $0.8 million.

        Derivative Instruments.    As of June 30, 2019, we had 17 outstanding derivative instruments with a total notional amount of $858.8 million. These derivative instruments were comprised of interest rate swaps and interest rate caps that were designed to mitigate the risk of future interest rate increases by either providing a fixed interest rate or capping the variable interest rate for a limited, pre-determined period of time. We are exposed to credit risk of the counterparty to our interest rate cap and swap agreements in the event of non-performance under the terms of the agreements. If we were not able to replace these caps or swaps in the event of non-performance by the counterparty, we would be subject to variability of the interest rate on the amount outstanding under our debt that is fixed or capped through the use of the swaps or caps, respectively.

LEGAL MATTERS

        The legality of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper LLP (US). The statements relating to certain federal income tax matters under the caption "Material U.S. Federal Income Tax Considerations" have been reviewed by and our qualification as a REIT for federal income tax purposes and the partnership status of the Operating Partnership for federal income tax purposes has been passed upon by DLA Piper LLP (US).

EXPERTS

        The consolidated financial statements and related financial statement schedule of Black Creek Diversified Property Fund Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The statements included in this prospectus under the caption "Net Asset Value Calculation and Valuation Procedures" relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions provided under the caption "Net Asset Value Calculation and Valuation Procedures—Our Current and Historical NAV Calculations," have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this prospectus given the authority of such firm as experts in property valuations.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        In this prospectus, we "incorporate by reference" certain information we filed with the Commission, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2018, filed March 6, 2019;

  •
  our Preliminary Proxy Statement on Schedule 14A filed March 15, 2019;

  •
  our Definitive Proxy Statement on Schedule 14A filed on April 12, 2019;

  •
  our Current Report on Form 8-K, filed on January 7, 2019;

  •
  our Current Report on Form 8-K, filed on January 15, 2019;

  •
  our Current Report on Form 8-K, filed on January 16, 2019;

  •
  our Current Report on Form 8-K, filed on February 14, 2019;

  •
  our Current Report on Form 8-K, filed on February 15, 2019;

  •
  our Current Report on Form 8-K, filed on March 4, 2019;

  •
  our Current Report on Form 8-K, filed on March 14, 2019; and

  •
  our Current Report on Form 8-K, filed on April 15, 2019.

        The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        You can obtain any of the documents incorporated by reference in this document from us, or from the Commission through the Commission's website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.blackcreekdiversified.com:

Black Creek Diversified Property Fund Inc.
Investor Relations
518 17th Street, Suite 1700
Denver, Colorado 80202
Telephone: (303) 228-2200

 ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement under the Securities Act on Form S-11 regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the Commission, reference to which is hereby made.

        We are subject to the informational reporting requirements of the Exchange Act and, under that Act, we will file reports, proxy statements and other information with the Commission. You may read and copy any document that we have filed with the Commission at the public reference facilities of the Commission at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. These documents also may be accessed through the Commission's electronic data gathering analysis and retrieval system, or EDGAR, via electronic means, included on the Commission's internet website, www.sec.gov.

        You may also request a copy of these filings at no cost, by writing or telephoning us at:

Black Creek Diversified Property Fund Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Tel.: (303) 228-2200
Attn: Investor Relations

        Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

        We also maintain an internet site at www.blackcreekdiversified.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

Appendix A
FORM OF SUBSCRIPTION AGREEMENT

Investor Name

Subscription Agreement

BLACK CREEK GROUP
Black Creek Diversified Property Fund

1. Investment — See payment instructions on next page

Please check the appropriate box:

☐ **Initial Investment** — Please see account minimum in section 2.

☐ **Additional Investment** — This is an additional investment: $500 minimum.

Total $ Invested

Account #

State of Sale

2. Account Type

Please consult with your financial advisor regarding the account type and commissions structure of your investment and check one of the following options. The prospectus of Black Creek Diversified Property Fund Inc. as amended and supplemented as of the date hereof (the "Prospectus") contains additional information regarding the different share classes.

☐ **Share Class T** (minimum investment $2,500)

☐ **Share Class S** (minimum investment $2,500)

☐ **Share Class D** (minimum investment $2,500)
- Available for eligible investors as described in the Prospectus

☐ **Share Class I** (minimum investment $1,000,000 unless waived by dealer manager)
- Available for eligible investors as described in the Prospectus

3. Type of Ownership (All authorized owners must sign in section 10)

Non-Custodial Ownership

Brokerage Account Number

☐ **Individual Ownership**

☐ **Joint Tenants with Rights of Survivorship**

☐ **Transfer on Death**
Fill out Transfer on Death Form to effect designation.
(Available through your financial advisor)

☐ **Tenants in Common**

☐ **Community Property**

☐ **Uniform Gift to Minors Act**

☐ **Plan**
Additional documentation required in section 4C.

☐ **Trust**
Additional documentation required in section 4C.

☐ **Corporation / Partnership**
Additional documentation required in section 4C.

☐ **Other** (Specify)

Custodial Ownership

Custodian Account Number

☐ **Traditional IRA**

☐ **Roth IRA**

☐ **Decedent IRA**

Name of Deceased

☐ **Simplified Employee Pension / Trust (SEP)**

☐ **Other** (Specify)

(Required for custodial ownership accounts.)

Custodian Information
To be completed by Custodian listed above.

Name of Custodian

Custodian Tax ID #

Custodian Telephone #

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Investor Name

Subscription Agreement

Effective as of September 2018

BLACK CREEK GROUP

Black Creek Diversified Property Fund

4. Subscriber Information

A. Investor Information

(Investor / Trustee / Executor / Authorized Signatory information)

First Name | Last Name

Social Security / Taxpayer ID # | Date of Birth (MM/DD/YYYY)

Telephone # | E-mail Address

Residential Address (no P.O. Box)

Street Address | City | State | Zip

Mailing Address (if different from above)

Street Address | City | State | Zip

Please Indicate Citizenship Status

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

B. Co-Investor Information

(Co-Investor / Co-Trustee / Co-Authorized Signatory Information, if applicable)

First Name | Last Name

Social Security / Taxpayer ID # | Date of Birth (MM/DD/YYYY)

Telephone #

Residential Address (no P.O. Box)

Street Address | City | State | Zip

Mailing Address (if different from above)

Street Address | City | State | Zip

Please Indicate Citizenship Status

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

C. Entity Information — Retirement Plan / Trust / Corporation / Partnership / Other

(Trustee(s) and / or Authorized Signatory(s) information MUST be provided in sections 4A and 4B)

Entity Name | Entity Tax ID # | Date of Trust

Entity Type (Select one — required)

- ☐ Retirement Plan (Plan documentation required)
- ☐ Taxable Trust (First and last pages of the trust document required)
- ☐ Tax-exempt Trust (First and last pages of the trust document required)
- ☐ S-Corp (Corporate Resolution required)
- ☐ C-Corp (Corporate Resolution required)
- ☐ LLC (Plan documentation required)
- ☐ Partnership (Plan documentation required)
- ☐ Estate (Letter of Testamentary required)
- ☐ Other (Specify) ____________________

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Investor Name

Subscription Agreement

BLACK CREEK GROUP
Black Creek Diversified Property Fund

5. E-consent

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, tax documents, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Black Creek Diversified Property Fund. If you would like to consent to electronic delivery, including pursuant to e-mail, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account specific information, you authorize us to either (i) e-mail stockholder communications to you directly or (ii) make them available on our website and notify you by e-mail when and where such documents are available.

Your consent to electronic delivery will be on an unlimited duration and you will not receive paper copies of these electronic materials unless (i) specifically requested, (ii) you inform us in writing that you revoke your consent, (iii) the delivery of electronic materials is prohibited or (iv) we, in sole discretion, elect to send paper copies of materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

☐ I consent to electronic delivery

E-mail Address

If blank, the e-mail address provided in section 4 will be used.

6. Investment Method

☐ **By Mail** — Attach a check made payable to Black Creek Diversified Property Fund.

☐ **By Wire** — **Account Name:** UMB Bank, N.A., Kansas City, MO 64106
ABA Routing Number: 101000695
Account Number: 9871976114
Beneficiary: Black Creek Diversified Property Fund

Please request when sending a wire that the wire reference the subscriber's name in order to assure that the wire is credited to the proper account.

☐ **Asset Transfer** —
☐ Asset transfer form sent to transferring institution. ☐ Asset transfer form included with subscription.

7. Distributions

If you wish to enroll in the Distribution Reinvestment Plan, check this box: ☐

If you do not wish to enroll in the Distribution Reinvestment Plan, please complete the information below. If you do not make an election, then your distributions will be paid in cash to your custodian OR address of record.

Non-Custodial Ownership

☐ I prefer that my distribution be deposited directly into the account listed in section 8.

☐ I prefer that my distribution be paid by check and sent to the address listed in section 4.

Custodial Ownership

☐ I prefer that my distribution be sent to my Custodian for deposit into my Custodial account cited in section 3.

For Custodial accounts, if you elect cash distributions, the funds must be sent to the Custodian.

8. Bank or Brokerage Account Information

Complete this section ONLY if you do NOT wish to enroll in the Distribution Reinvestment Plan and you instead elect to receive cash distributions.

Name of Financial Institution

Street Address | City | State | ZIP

Name(s) on Account

ABA Numbers / Bank Account Number | Account Number

☐ Checking (Attach a voided check.) ☐ Savings (Attach a voided deposit slip.) ☐ Brokerage

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Investor Name

Subscription Agreement

BLACK CREEK GROUP
Black Creek Diversified Property Fund

9. Suitability and Other Representations (required)

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. Unless noted otherwise below, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. In order to induce Black Creek Diversified Property Fund to accept this subscription, I (we) hereby represent and warrant that:

	Investor	Co-Investor
a) I (we) have received a copy of the final Prospectus.	(a) Initials ______	Initials ______
b) I (we) acknowledge that my (our) subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I (we) acknowledge that I (we) am (are) not committed to purchase shares at the time my (our) subscription order is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (we) acknowledge that I (we) may withdraw my purchase request by notifying the transfer agent, through my (our) financial intermediary, or directly through Black Creek Diversified Property Fund's toll-free, automated telephone line, 888.310.9352.	(b) Initials ______	Initials ______
c) I (we) understand that the transaction price per share at which my (our) investment will be executed will be made available at www.blackcreekdiversified.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.	(c) Initials ______	Initials ______
d) I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND had during the last tax year, or estimate that I (we) will have during the current tax year, a minimum of $70,000 annual gross income; or (iii) that I (we) meet the higher suitability requirements imposed by my (our) state of primary residency as set forth in the Prospectus under "Suitability Standards." I (we) acknowledge that these suitability requirements can be met by myself or the fiduciary acting on my (our) behalf.	(d) Initials ______	Initials ______
e) I am (we are) purchasing Shares for my (our) own account and acknowledge that the investment is not liquid.	(e) Initials ______	Initials ______
f) If the investor is a partnership, limited liability company, or other corporate entity, each equity owner of such entity meets, on an individual basis, the suitability standards set forth in the Prospectus, including the state-specific requirements as applicable to such equity owner.	(f) Initials ______	Initials ______
g) If an affiliate of the Company or its advisor, Black Creek Diversified Property Advisors LLC, I (we) represent that the Shares are being purchased for investment purposes only and not for immediate resale.	(g) Initials ______	Initials ______
h) I (we) hereby authorize the Company, upon occurrence of a Liquidity Event (as defined in the Company's Prospectus), to share with the broker of record or custodial firm for my account the identification number that is assigned to my securities account at the transfer agent's custodian bank in order to facilitate potential transfer of my securities from the transfer agent to the broker of record.	(h) Initials ______	Initials ______
i) If I am (we are) an **ALABAMA** investor, I (we) have a liquid net worth of at least 10 times my investment in the Company and its affiliates.	(i) Initials ______	Initials ______
j) If I am (we are) an **IDAHO** investor, I (we) have (i) either (a) an annual gross income of at least $85,000 and liquid net worth of at least $85,000 or (b) a liquid net worth of at least $300,000. I am (we are) not investing more than 10% of my (our) liquid net worth.	(j) Initials ______	Initials ______
k) If I am (we are) an **IOWA** investor, I (we) have (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000 (net worth should be determined exclusive of home, auto and home furnishings); and (ii) my (our) aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts is no more than 10% of my (our) liquid net worth (liquid net worth should be determined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities).	(k) Initials ______	Initials ______
l) If I am (we are) a **KANSAS** investor, I (we) acknowledge that the Kansas Securities Commissioner recommends that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.	(l) Initials ______	Initials ______
m) If I am (we are) a **KANSAS** investor, I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND a minimum of $70,000 gross income in the last 12 months. I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf.	(m) Initials ______	Initials ______
n) If I am (we are) a **KENTUCKY** investor, I am (we are) not investing more than 10% of my liquid net worth (cash, cash equivalents and readily marketable securities) in the Company's shares or shares of affiliated non-publicly traded real estate investment trusts.	(n) Initials ______	Initials ______
o) If I am (we are) a **MAINE** investor, I (we) acknowledge that the Maine Office of Securities recommends that my (our) aggregate investment in this offering and similar direct participation investments not exceed 10% of my liquid net worth. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.	(o) Initials ______	Initials ______
p) If I am (we are) a **MASSACHUSETTS** investor, I am (we are) not investing more than 10% of my liquid net worth in the Company and other direct participation programs.	(p) Initials ______	Initials ______
q) If I am (we are) a **MISSOURI** investor, I am (we are) not investing more than 10% of my liquid net worth in the Company's shares.	(q) Initials ______	Initials ______
r) If I am (we are) a **NEBRASKA** investor and I am (we are) not an accredited investor within the meaning of the Federal Securities laws, my (our) aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my (our) net worth (exclusive of home, home furnishings and automobiles).	(r) Initials ______	Initials ______
s) If I am (we are) a **NEW JERSEY** investor, I (we) have either (i) a liquid net worth of $100,000 and a gross annual income of $70,000; or (ii) a liquid net worth of $350,000. Additionally, my (our) total investment in the Company and similar direct participation investments does not exceed 10% of my (our) liquid net worth.	(s) Initials ______	Initials ______
t) If I am (we are) a **NEW MEXICO** investor, I am (we are) not investing more that 10% of my (our) liquid net worth in the Company, affiliates and other non-traded real estate investment trusts.	(t) Initials ______	Initials ______
u) If I am (we are) a **NORTH DAKOTA** investor, I (we) have a net worth of at least 10 times my (our) investment in the Company.	(u) Initials ______	Initials ______
v) If I am (we are) an **OHIO** investor, I am (we are) not investing in excess of 10% of my (our) liquid net worth in the Company, affiliates and other non-traded real estate investment programs. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles, minus total liabilities) comprised of cash, cash equivalents, and readily marketable securities.	(v) Initials ______	Initials ______
w) If I am (we are) an **OREGON** investor, I (we) have a net worth of at least 10 times my (our) investment in this offering and other Black Creek real estate programs.	(w) Initials ______	Initials ______
x) If I am (we are) a **PENNSYLVANIA** investor, I am (we are) not investing more than 10% of my (our) net worth (exclusive of home, home furnishings and automobiles) in the Company.	(x) Initials ______	Initials ______
y) If I am (we are) a **TENNESSEE** investor, I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $500,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $100,000 AND had during the last tax year, or estimate that I (we) will have during the current tax year, a minimum of $100,000 annual gross income. I am (we are) not investing more than 10% of my (our) liquid net worth in the Company. I acknowledge that it is recommended that my (our) aggregate investment in direct participation program investments not exceed 10% of my (our) liquid net worth.	(y) Initials ______	Initials ______
z) If I am (we are) a **VERMONT** investor, my (our) investment in the Company does not exceed 10% of my (our) liquid net worth, which is defined as my (our) total assets (not including home, home furnishings and automobiles) minus total liabilities. If I am (we are) an "accredited investor" as defined in 17 C.F.R. § 230.501, I am (we are) not subject to the foregoing limitation. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities.	(z) Initials ______	Initials ______

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Investor Name

Subscription Agreement

Effective as of September 2018

BLACK CREEK GROUP

Black Creek Diversified Property Fund

10. Subscriber Signatures — All parties must sign.

I (we) declare that the information supplied is true and correct and may be relied upon by the Black Creek Diversified Property Fund. I (we) acknowledge and agree that the terms of this Subscription Agreement include only those terms on the Subscription Agreement and those specifically required to complete the Subscription Agreement. Any additional terms added to the Subscription Agreement by hand or otherwise are void and of no effect. The terms of the offering set forth in the Prospectus cannot be altered by this Subscription Agreement.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required)

The investor signing below, under penalties of perjury, certifies that 1) the number shown in the Investor Social Security / Taxpayer ID # field in section 4 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and 2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and 3) I am a U.S. person (including a resident alien). NOTE: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

I acknowledge that the Registered Representative (broker of record) indicated in the section below will have full access to my account information, including, but not limited to, the number of shares I own, tax information (including the Form 1099), redemption information, and my social security number and other personal identifying information. Investors may change the broker of record at any time by contacting the Company's transfer agent, DST Systems, Inc.

Signature of Investor or Trustee

Signature of Co-Investor or Trustee, if applicable

Date

Signature of Custodian

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Investor Name

Subscription Agreement

Effective as of September 2018

BLACK CREEK GROUP

Black Creek Diversified Property Fund

11. Broker / Dealer — To be completed by the Registered Representative (RR).

The Broker / Dealer (B / D) or authorized representative must sign below to complete the order. The undersigned confirms by its signature, on behalf of the Broker / Dealer, that he or she is duly licensed and may lawfully sell shares of common stock in the state designated as the investor's legal residence. The undersigned confirms by its signature, on behalf of the Broker / Dealer, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor's prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current Prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The Broker / Dealer agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned further represents and certifies, on behalf of the Broker / Dealer, that in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

The undersigned further confirms by its signature, on behalf of the Broker / Dealer that, to the extent the investor identified herein is a plan, plan fiduciary, plan participant or beneficiary, IRA, or IRA owner subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA) or Section 4975 of the Internal Revenue Code of 1986, as amended (Code): (i) there is no financial interest, ownership interest, or other relationship, agreement, or understanding that would limit its ability to carry out its fiduciary responsibility to such investor beyond the control, direction, or influence of other persons involved in such investor's purchase of shares; (ii) it is capable of evaluating investment risk independently, both in general and with regard to particular transactions and investment strategies; and (iii) it is a fiduciary under ERISA or the Code, or both, with respect to such investor's purchase of shares, and it is responsible for exercising independent judgment in evaluating such investor's purchase of shares.

The undersigned confirms that the investor(s) meet the suitability standards set forth in the Prospectus and that the suitability provisions in section 9 of this form have been discussed with the investor(s), if applicable, for their state of residence.

Name of RR | Broker / Dealer Name | Telephone Number

Mailing Address | Home Office Mailing Address

City | State | ZIP | City | State | ZIP

B / D Rep # | CRD# | RR Telephone Number | RR E-mail Address

Signature — RR | Signature — Broker / Dealer, if applicable

Please be aware that Black Creek Diversified Property (DPF), Black Creek Diversified Property Advisors LLC (the "Advisor"), Black Creek Diversified Property Advisors Group LLC, Black Creek Capital Markets, LLC (the "Dealer Manager") and their respective officers, directors, employees and affiliates are not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with DPF's public offering or the purchase of DPF's common stock and that the Advisor and the Dealer Manager have financial interests associated with the purchase of DPF's common stock, as described in DPF's prospectus, including fees, expense reimbursements and other payments they anticipate receiving from DPF in connection with the purchase of DPF's common stock. These materials are not intended as a recommendation to make an investment in DPF's common stock and investors should consult their financial advisors before making an investment decision.

No sale of shares may be completed until at least five business days after you receive the final Prospectus. You will receive a confirmation of your purchase. All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus in its entirety. For investors participating in the Distribution Reinvestment Plan or making additional purchases of shares, we request that such investors promptly notify Black Creek Diversified Property Fund and their Broker / Dealer in writing if they experience a material change to their financial condition, including failure to meet the minimum income and net worth standards applicable to such investor, and can no longer make the representations and warranties set forth in section 9.

Please mail completed Subscription Agreement (with all signatures) and check(s) payable to: Black Creek Diversified Property Fund

Direct Overnight Mail:	P.O. Box:
Black Creek Diversified Property Fund	Black Creek Group
c/o DST Systems, Inc.	c/o DST Systems, Inc.
430 West 7th Street, Suite 219079	P.O. Box 219079
Kansas City, MO 64105	Kansas City, MO 64121-9079

Black Creek Diversified Property Fund Contact Information:

Phone: 866.324.REIT (7348) Web Site: blackcreekdiversified.com E-mail: operations@blackcreekgroup.com

BCDPF-RET-TSDI-SA-SEP18

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Appendix B

FIFTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

        This FIFTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (the "Plan") is adopted by Black Creek Diversified Property Fund Inc., a Maryland corporation (the "Company") pursuant to its charter (the "Charter"). In this Plan, unclassified shares of the Company's common stock are considered one of the Company's "classes" of common stock. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

        1.    Distribution Reinvestment.    As agent for the stockholders (the "Stockholders") of the Company who elect to participate in the Plan or who are automatically enrolled pursuant to the terms of a subscription for Company shares, the Company will apply all dividends and other distributions declared and paid in respect of the shares of the Company's common stock (the "Shares") held by each participating Stockholder (the "Dividends"), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such participating Stockholder to which such Dividends are attributable.

        Additionally, as agent for the holders of partnership units (the "OP Units") of Black Creek Diversified Property Operating Partnership LP (the "Partnership") who acquire such OP Units as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the "Participants"), the Partnership will apply all distributions declared and paid in respect of the OP Units held by each Participant (the "Distributions"), including Distributions paid with respect to any full or fractional OP Units, to the purchase of Shares having the same class designation as the applicable class of OP Units for such Participant to which such Distributions are attributable.

        2.    Effective Date.    The effective date of this Plan is September 1, 2017.

        3.    Procedure for Participation.    Any Stockholder or holder of OP Units may elect to become a Participant by completing and executing the subscription agreement (which may provide for automatic enrollment unless such Stockholder or holder of OP Units opts out), an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant's subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company may elect to deny participation in the Plan with respect to a Stockholder or holder of OP Units that resides in a jurisdiction or foreign country where, in the Company's judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

        4.    Suitability.    Each Participant agrees that if such Participant fails to meet the then current suitability requirements for making an investment in the Company or cannot make the other representations or warranties as set forth in the Company's most recent applicable prospectus or subscription agreement, enrollment form or other authorization form, such Participant will promptly so notify the Company in writing.

        5.    Purchase of Shares.

        (a)   Participants will acquire Shares under this Plan (the "Plan Shares") from the Company at a price equal to the most recently disclosed transaction price (the "Transaction Price"), which will generally be the most recently disclosed monthly net asset value ("NAV") per Share applicable to the class of Shares purchased by the Participant. Although the Transaction Price for Shares of the Company's common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which a Participant's purchase is settled may be significantly different. The Company may offer Shares at a price that it believes reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed Transaction Price, in cases where the Company believes there has been a material change (positive or negative) to its NAV per Share relative to the most recently disclosed monthly NAV per Share. No selling commissions will be payable with respect to Shares purchased pursuant to this Plan. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

        (b)   Shares to be distributed by the Company in connection with the Plan will be supplied from: (a) Shares that are or will be registered with the Securities and Exchange Commission (the "Commission") for use in the Plan, or (b) Shares purchased by the Company for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the "Secondary Market").

        (c)   Shares purchased in any Secondary Market will be purchased by the Company at the then-prevailing market price for Shares of the class purchased, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or Shares that the Company registers for use in the Plan may be at prices lower or higher than the Share price that will be paid for the Plan Shares of that class pursuant to the Plan.

        (d)   If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available for Shares of the class acquired. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company's ability to acquire Shares in any Secondary Market or to register Shares to be used in the Plan in the future, the Company is in no way obligated to do either, but may do so in its sole discretion.

        6.    Distributions in Cash.    Notwithstanding anything herein to the contrary, the Company's board of directors, in its sole discretion, may elect to have any particular Dividend or Distribution paid in cash, without notice to Participants, without suspending this Plan and without affecting the future operation of the Plan with respect to Participants.

        7.    Taxes.    IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL PARTICIPANT INCOME TAX LIABILITY MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE COMMISSION.

        8.    Share Certificates.    The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

        9.    Reports.    Within 90 days after the end of the Company's fiscal year, the Company shall provide or cause to be provided to each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide or cause to be provided to each Participant an individualized quarterly report showing the number of Shares owned prior to and after the quarter, the amount of the Dividends and/or Distributions during the quarter and the per share purchase price for such Shares.

        10.    Termination by Participant.    A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Such notice must be received by the Company at least one business day prior to a distribution date in order for a Participant's termination to be effective for such distribution date (i.e., a termination notice will be effective the day after it is received and will not affect participation in the Plan for any prior date). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If the Company redeems a portion of a Participant's Shares, the Participant's participation in the Plan with respect to the Participant's Shares that were not redeemed will not be terminated unless the Participant requests such termination pursuant to this Section 10. If the Company intends to list the Shares on a national stock exchange the Plan may be terminated and any balance in a terminating Participant's account that does not reflect a whole number of Shares will be distributed to the terminating Participant in cash. From and after termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or holder of OP Units in cash.

        11.    Amendment or Termination of Plan by the Company.    The Board of Directors may by majority vote (including a majority of the Independent Directors) amend the Plan; provided that the Plan cannot be amended to eliminate a Participant's right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote (including a majority of the Independent Directors) suspend or terminate the Plan for any reason upon 10 days' notice to the Participants. The Company may provide notice under this Section 11 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the Participants.

        12.    Liability of the Company.    The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant's account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

        13.    Governing Law.    The terms and conditions of the Plan and its operation are governed by the laws of the State of Maryland.

        You should rely only on the information contained in this prospectus and incorporated herein by reference. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth above. You should not assume that the delivery of this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Black Creek Diversified Property Fund

Common Stock

Maximum Offering of $3,000,000,000

PROSPECTUS

September 5, 2019

PART II

Information Not Required in the Prospectus

Item 31.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses, other than selling commissions, the dealer manager fee and distribution fees to be incurred by Black Creek Diversified Property Fund Inc. (the "Company") in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission (the "Commission" or the "SEC") registration fee and the FINRA filing fee.

Commission registration fee	$281,000
FINRA filing fee	226,000
Printing costs	175,000
Legal fees and expenses	1,367,000
Accounting fees and expenses	60,000
Blue sky fees and expenses	400,000
Advertising and sales literature	3,678,000
Advisor personnel salaries and expenses	4,717,000
Due diligence expenses	608,000
Transfer agent fees and expenses	626,000
Miscellaneous expenses	632,000
Reimbursements related to retail activities—additional underwriting compensation	2,245,000
Legal fees allocable to the Dealer Manager—additional underwriting compensation	100,000
Promotional items—additional underwriting compensation	274,000

Total	$15,389,000

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        Pursuant to the Limited Partnership Agreement of Black Creek Diversified Property Operating Partnership LP, the Company's Operating Partnership, holders of partnership units in the Operating Partnership ("OP Units") may request the Operating Partnership to redeem their OP Units, and the Company, as the general partner of the Operating Partnership, may elect to redeem any OP Units for cash or for shares of its common stock. The number of shares issuable by the Company in redemption of OP Units is currently equal to the number of OP Units redeemed, less an amount of shares to cover a redemption fee.

Item 34.    Indemnification of Directors, Officers and Others.

        Pursuant to Maryland corporate law and the Company's charter, the Company is required to indemnify and hold harmless a present or former director, officer, Advisor, or Advisor's affiliate and may indemnify and hold harmless a present or former employee or agent of the Company (the "Indemnitees") against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company while a director, officer, Advisor, Advisor's affiliate, employee or agent and in such capacity, provided that the Indemnitee, if a director, the Advisor or an Advisor's affiliate, has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Company. In addition, the Company will not indemnify the Indemnitee for any loss or liability suffered by the Indemnitee or hold the Indemnitee harmless for any loss or liability suffered by the Company if: (i) the loss or liability was the result of negligence or misconduct if the Indemnitee is an interested director, the Advisor, or an Advisor's affiliate, (ii) the loss or liability was the result of gross negligence or willful misconduct if the Indemnitee is an independent director, (iii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active and deliberate dishonesty, (iv) the Indemnitee actually received an improper personal benefit in money, property, or services, (v) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (vi) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company. In addition, the Company will not provide indemnification to a director, the Advisor or an Advisor's affiliate for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving the alleged securities law violation as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violation of securities laws. Pursuant to its charter, the Company is required to pay or reimburse reasonable expenses incurred by a present or former director, officer, Advisor or Advisor's affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reason of his service as a director, officer, Advisor, Advisor's affiliate, employee or agent of the Company, (ii) the Indemnitee provides the Company with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the charter, (iii) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct, and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his capacity as such, a court of competent jurisdiction approves such advancement.

        Any indemnification may be paid only out of Net Assets of the Company (as defined in its charter), and no portion may be recoverable from the stockholders.

        The Company has entered into indemnification agreements with each of the Company's independent directors and executive officers. The indemnification agreements require, among other things, that, subject to certain limitations, the Company indemnify its independent directors and executive officers and advance to the independent directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Company must indemnify and advance all expenses incurred by its independent directors and executive officers seeking to enforce their rights under the indemnification agreements. The Company also covers officers and directors under the Company's directors' and officers' liability insurance.

Item 35.    Treatment of Proceeds from Shares Being Registered.

        Not applicable.

Item 36.    Financial Statements and Exhibits.

        (a)   Financial Statements.

        The following financial statements are incorporated into the prospectus by reference:

        The consolidated financial statements and financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 5, 2020.

        Any financial statement schedules omitted have been so omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

        (b)   Exhibits.

        See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37.    Undertakings.

        1.     The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act.

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (e)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (f)    To file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

          (g)   To file, after the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

        2.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions and otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Number	Description
1.1	Third Amended and Restated Dealer Manager Agreement, including Form of Selected Dealer Agreement. Incorporated by reference to Exhibit 1.1 of the Company's Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767), filed with the SEC on September 1, 2017.
3.1	Articles of Restatement. Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the SEC on March 21, 2012.
3.2	Articles of Amendment (name change). Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 12, 2012.
3.3	Articles Supplementary (Class A shares). Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on July 12, 2012.
3.4	Articles Supplementary (Class W shares). Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on July 12, 2012.
3.5	Articles Supplementary (Class I shares). Incorporated by reference to Exhibit 3.4 to the Current Report on Form 8-K filed with the SEC on July 12, 2012.
3.6	Certificate of Correction to Articles of Restatement. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on March 26, 2014.
3.7	Certificate of Correction to Articles of Restatement. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on August 30, 2016.
3.8
Articles of Amendment (revised terms of share classes). Incorporated by reference to Exhibit 3.8 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.
3.9
Articles of Amendment (name change). Incorporated by reference to Exhibit 3.9 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.
3.10	Eighth Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.10 to the Annual Report on Form 10-K filed with the SEC on March 5, 2020.
4.1	Form of Subscription Agreement (included in the Prospectus as Appendix A and incorporated herein by reference).
4.2	Fifth Amended and Restated Distribution Reinvestment Plan (included in the Prospectus as Appendix B and incorporated herein by reference).
4.3	Second Amended and Restated Share Redemption Program. Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on December 14, 2018.
4.4
Statement regarding transfer restrictions, preferences, limitations and rights of holders of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates). Incorporated by reference to Exhibit 4.5 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.
4.5	Valuation Procedures. Incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on December 26, 2019.

Exhibit Number	Description
4.6	Multiple Class Plan. Incorporated by reference to Exhibit 4.7 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.
5.1
Opinion of DLA Piper LLP (US) as to legality of securities. Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to Registration Statement on Form S-11 (File No. 333-222630) filed with the SEC on August 17, 2018.
8.1
Opinion of DLA Piper LLP (US) as to tax matters. Incorporated by reference to Exhibit 8.1 to Amendment No. 1 to Registration Statement on Form S-11 (File No. 333-222630) filed with the SEC on August 17, 2018.
8.2	Private Letter Ruling. Incorporated by reference to Exhibit 8.2 to Amendment No. 4 to Registration Statement on Form S-11 (File No. 333-175989) filed with the SEC on June 22, 2012.
10.1	Amended and Restated Advisory Agreement (2019), effective as of May 1, 2019. Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on August 12, 2019.
10.2
Form of Indemnification Agreement for officers and directors. Incorporated by reference to Exhibit 10.4 to Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-125338) filed with the SEC on January 13, 2006.
10.3	Second Amended and Restated Equity Incentive Plan. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 24, 2015.
10.4	Amended and Restated Secondary Equity Incentive Plan. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on June 24, 2015.
10.5	Second Amended and Restated Credit and Term Loan Agreement. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 16, 2019.
10.6	Credit Agreement. Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed with the SEC on January 16, 2019.
10.7	Form of Independent Director Restricted Stock Unit Agreement. Incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K filed with the SEC on March 10, 2014.
10.8
Facilitation Fee Agreement between Black Creek Exchange LLC and Black Creek Diversified Property Advisors LLC. Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K, filed August 17, 2018.
10.9
Side Letter between BC Exchange Manager LLC and BC Exchange Advisor LLC. Incorporated by reference to Exhibit 10.30 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.
10.10	Amendment to Agreement between BC Exchange Manager LLC and BC Exchange Advisor LLC. Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on August 17, 2018.
10.11
Second Amendment to Agreement between BC Exchange Manager LLC and BC Exchange Advisor LLC. Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on August 17, 2018.

Exhibit Number	Description
10.12	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of January 10, 2017. Incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K filed with the SEC on March 3, 2017.
10.13	Promissory Note, dated as of January 10, 2017. Incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K filed with the SEC on March 3, 2017.
10.14
Trademark Agreement. Incorporated by reference to Exhibit 10.28 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.
10.15
Letter Agreement. Incorporated by reference to Exhibit 10.29 to the Post-Effective Amendment No. 10 to Registration Statement on Form S-11 (File No. 333-197767) filed with the SEC on September 1, 2017.
10.16	Selected Dealer Agreement with Morgan Stanley Smith Barney LLC. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 13, 2017.
10.17	Amended Schedule 1 to Third Amended and Restated Dealer Manager Agreement. Incorporated by reference to Exhibit 10.37 of the Company's Annual Report on Form 10-K filed with the SEC on March 6, 2019.
10.18
Third Amendment to Agreement between BC Exchange Manager LLC and BC Exchange Advisor LLC. Incorporated by reference to Exhibit 10.38 of the Company's Annual Report on Form 10-K filed with the SEC on March 6, 2019.
10.19
Purchase and Sale Contract between DPF 655 Montgomery LP and BCAL 655 Montgomery Property LLC, dated February 8, 2019. Incorporated by reference to Exhibit 10.36 to the Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (File No. 333-222630), filed with the SEC on April 16, 2019.
10.20	Form of Trust Agreement. Incorporated by reference to Exhibit 10.21 to the Annual Report on form 10-K filed with the SEC on March 5, 2020.
10.21	Form of Master Lease. Incorporated by reference to Exhibit 10.22 to the Annual Report on form 10-K filed with the SEC on March 5, 2020.
10.22	Form of Guaranty. Incorporated by reference to Exhibit 10.23 to the Annual Report on form 10-K filed with the SEC on March 5, 2020.
10.23
First Amendment to Facilitation Fee Agreement between Black Creek Exchange LLC and Black Creek Diversified Property Advisors LLC. Incorporated by reference to Exhibit 10.24 to the Annual Report on form 10-K filed with the SEC on March 5, 2020.
10.24
Ninth Amended and Restated Limited Partnership Agreement of Black Creek Diversified Property Operating Partnership LP dated as of December 20, 2019. Incorporated by reference to Exhibit 10.25 to the Annual Report on form 10-K filed with the SEC on March 5, 2020.
10.25
Second Amended and Restated Dealer Manager Agreement between Black Creek Exchange LLC and Black Creek Capital Markets, LLC. Incorporated by reference to Exhibit 10.26 to the Annual Report on form 10-K filed with the SEC on March 5, 2020.
10.26
First Amendment to Credit Agreement by and among Black Creek Diversified Property Operating Partnership LP and Bank of America, N.A. Incorporated by reference to Exhibit 10.27 to the Annual Report on form 10-K filed with the SEC on March 5, 2020.

Exhibit Number		Description
10.27		First Amendment to Credit Agreement by and among Black Creek Diversified Property Operating Partnership LP and Wells Fargo Bank, National Association. Incorporated by reference to Exhibit 10.28 to the Annual Report on form 10-K filed with the SEC on March 5, 2020.
21.1	*	Subsidiaries of the registrant.
23.1	*	Consent of KPMG LLP regarding report dated March 5, 2020.
23.3		Consent of DLA Piper LLP (US). Included in Exhibit 5.1 and Exhibit 8.1.
24.1		Power of Attorney. Incorporated by reference to the signature page to Amendment No. 1 to Registration Statement on Form S-11 (File No. 333-222630) filed with the SEC on August 17, 2018.
99.1	*	Consent of Altus Group U.S., Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 21 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 19, 2020.

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
By:	/s/ JEFFREY W. TAYLOR Jeffrey W. Taylor Managing Director, Co-President (Principal Executive Officer)

POWER OF ATTORNEY

        I, Jeffrey W. Taylor, the undersigned Managing Director, Co-President of Black Creek Diversified Property Fund Inc. (the "Company"), do hereby constitute and appoint Lainie P. Minnick and Joshua J. Widoff, or either of them, my true and lawful attorneys-in-fact and agents, each with full power of substitution, to do any and all acts and things in my name and on my behalf in my capacity indicated below and to execute any and all instruments for me and in my names in the capacity indicated below, which said attorneys-in-fact or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-11, including specifically but without limitation, power and authority to sign for me in my name in the capacity indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and I do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on March 19, 2020.

Signature	Title

* Richard D. Kincaid	Chairman of the Board and Director
* James R. Mulvihill	Director
* Charles B. Duke	Director
* Daniel J. Sullivan	Director

Signature		Title

* John P. Woodberry		Director
/s/ JEFFREY W. TAYLOR Jeffrey W. Taylor		Managing Director, Co-President (Principal Executive Officer)
/s/ LAINIE P. MINNICK Lainie P. Minnick		Managing Director, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
*By:	/s/ LAINIE P. MINNICK Lainie P. Minnick	Attorney-in-Fact